United States

Securities And Exchange Commission

Washington, D.C. 20549

FORM 1-SA

SEMIANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal period ended

June 30, 2024

ARRIVED HOMES, LLC

(Exact name of issuer as specified in its Certificate of Formation)

Delaware	85-2046587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Westlake Avenue North, Suite 200

Seattle, WA 98109

(Full mailing address of principal executive offices)

814-277-4833

(Issuer’s telephone number)

Arrived Homes Series Lierly; Arrived Homes Series Soapstone; Arrived Homes Series Pecan; Arrived Homes Series Patrick; Arrived Homes Series Plumtree; Arrived Homes Series Chaparral; Arrived Homes Series Splash; Arrived Homes Series Tuscan; Arrived Homes Series Salem; Arrived Homes Series Malbec; Arrived Homes Series Pinot; Arrived Homes Series Luna; Arrived Homes Series Kingsley; Arrived Homes Series Shoreline; Arrived Homes Series Holloway; Arrived Homes Series Badminton; Arrived Homes Series Eastfair; Arrived Homes Series Centennial; Arrived Homes Series Mojave; Arrived Homes Series Wentworth; Arrived Homes Series Cupcake; Arrived Homes Series Basil; Arrived Homes Series Lallie; Arrived Homes Series Dewberry; Arrived Homes Series Spencer; Arrived Homes Series Summerset; Arrived Homes Series Roseberry; Arrived Homes Series Windsor; Arrived Homes Series Forest; Arrived Homes Series Meadow; Arrived Homes Series Collinston; Arrived Homes Series Saddlebred; Arrived Homes Series Odessa; Arrived Homes Series Lily; Arrived Homes Series Saturn; Arrived Homes Series Sugar; Arrived Homes Series Coatbridge; Arrived Homes Series Lennox; Arrived Homes Series Olive; Arrived Homes Series Dawson; Arrived Homes Series Ridge; Arrived Homes Series Bayside; Arrived Homes Series Elm; Arrived Homes Series River; Arrived Homes Series Amber; Arrived Homes Series Westchester; Arrived Homes Series Limestone; Arrived Homes Series Jupiter; Arrived Homes Series Weldon; Arrived Homes Series Holland; Arrived Homes Series Elevation; Arrived Homes Series Oly; Arrived Homes Series McLovin; Arrived Homes Series Matchingham; Arrived Homes Series Rooney; Arrived Homes Series Diablo; Arrived Homes Series KerriAnn; Arrived Homes Series Sigma; Arrived Homes Series Grant; Arrived Homes Series Bandelier; Arrived Homes Series Ensenada; Arrived Homes Series Davidson; Arrived Homes Series Vernon; Arrived Homes Series Murphy; Arrived Homes Series Dolittle; Arrived Homes Series Butter; Arrived Homes Series Ribbonwalk; Arrived Homes Series Scepter; Arrived Homes Series Delta; Arrived Homes Series Saint; Arrived Homes Series Lovejoy; Arrived Homes Series Emporia; Arrived Homes Series Wave; Arrived Homes Series Tuxford; Arrived Homes Series Greenhill; Arrived Homes Series Kawana; Arrived Homes Series Chelsea; Arrived Homes Series Terracotta; Arrived Homes Series Otoro; Arrived Homes Series Hollandaise; Arrived Homes Series Hadden; Arrived Homes Series Avebury; Arrived Homes Series Tulip; Arrived Homes Series Jack; Arrived Homes Series Bedford; Arrived Homes Series Louise; Arrived Homes Series Gardens; Arrived Homes Series Peanut; Arrived Homes Series 100; Arrived Homes Series Grove; Arrived Homes Series Lanier; Arrived Homes Series Mammoth; Arrived Homes Series McGregor; Arrived Homes Series Point; Arrived Homes Series Roxy; Arrived Homes Series Wisteria; Arrived Homes Series Heron; Arrived Homes Series Stonebriar; Arrived Homes Series Heritage; Arrived Homes Series Magnolia; Arrived Homes Series Kirkwood; Arrived Homes Series Rosewood; Arrived Homes Series Apollo; Arrived Homes Series Baron; Arrived Homes Series Swift; Arrived Homes Series Wescott; Arrived Homes Series Wildwood; Arrived Homes Series Madison; Arrived Homes Series Abbington; Arrived Homes Series Burlington; Arrived Homes Series Lannister; Arrived Homes Series Nugget; Arrived Homes Series Pearl; Arrived Homes Series Hines; Arrived Homes Series Ritter; Arrived Homes Series 101; Arrived Homes Series Jake; Arrived Homes Series Holcomb; Arrived Homes Series Latte; Arrived Homes Series Dunbar; Arrived Homes Series Lookout; Arrived Homes Series Reynolds; Arrived Homes Series Kennesaw; Arrived Homes Series Pioneer; Arrived Homes Series Bazzel; Arrived Homes Series June; Arrived Homes Series Johnny; Arrived Homes Series Osprey; Arrived Homes Series Riverwalk; Arrived Homes Series Collier; Arrived Homes Series Folly; Arrived Homes Series Dorchester; Arrived Homes Series Dogwood; Arrived Homes Series Walton; Arrived Homes Series Clover; Arrived Homes Series Dolly; Arrived Homes Series Kenny; Arrived Homes Series Creekside; Arrived Homes Series Willow; Arrived Homes Series Wilson; Arrived Homes Series Daisy; Arrived Homes Series Henry; Arrived Homes Series Sodalis; Arrived Homes Series Loretta; Arrived Homes Series Conway; Arrived Homes Series Belle; Arrived Homes Series Chitwood; Arrived Homes Series Spring; Arrived Homes Series Highland; Arrived Homes Series Wellington; Arrived Homes Series Braxton; Arrived Homes Series Reginald; Arrived Homes Series Camino; Arrived Homes Series Winston; Arrived Homes Series Inglewood; Arrived Homes Series Richardson; Arrived Homes Series Cumberland; Arrived Homes Series Bonneau; Arrived Homes Series Blossom; Arrived Homes Series Marcelo; Arrived Homes Series Taylor; Arrived Homes Series Aster; Arrived Homes Series Quincy; Arrived Homes Series Jill; Arrived Homes Series Marietta; Arrived Homes Series Mae; Arrived Homes Series Chester; Arrived Homes Series Shallowford; Arrived Homes Series Cypress; Arrived Homes Series Harrison; Arrived Homes Series Piedmont; Arrived Homes Series Kessler; Arrived Homes Series Creekwood; Arrived Homes Series Hansel; Arrived Homes Series Falcon; Arrived Homes Series Eagle; Arrived Homes Series Goose; Arrived Homes Series Gretal; Arrived Homes Series Mimosa; Arrived Homes Series Redondo; Arrived Homes Series Sundance; Arrived Homes Series Chickamauga; Arrived Homes Series Sequoyah; Arrived Homes Series Litton; Arrived Homes Series Brainerd; Arrived Homes Series Brooklyn; Arrived Homes Series Lurleen; Arrived Homes Series Regency; Arrived Homes Series Sunnyside; Arrived Homes Series Korin; Arrived Homes Series Dops; Arrived Homes Series Brennan; Arrived Homes Series Sajni; Arrived Homes Series Tuscarora; Arrived Homes Series Salinas; Arrived Homes Series Hansard; Arrived Homes Series Jefferson; Arrived Homes Series Marie; Arrived Homes Series Ella; Arrived Homes Series Douglas; Arrived Homes Series Cove; Arrived Homes Series Belvedere; Arrived Homes Series Avondale; Arrived Homes Series Martell; Arrived Homes Series Mycroft; Arrived Homes Series Longwoods; Arrived Homes Series Louis; Arrived Homes Series Fenwick; Arrived Homes Series Sims; Arrived Homes Series Osceola; Arrived Homes Series Augusta; Arrived Homes Series Cawley; Arrived Homes Series Bella; Arrived Homes Series Foster; Arrived Homes Series Franklin; Arrived Homes Series General; Arrived Homes Series Marion; Arrived Homes Series Marple; Arrived Homes Series Mary; Arrived Homes Series Onyx; Arrived Homes Series Palmer; Arrived Homes Series Porthos; Arrived Homes Series Simon; Arrived Homes Series Theodore; Arrived Homes Series Chinook; Arrived Homes Series Bergenia; Arrived Homes Series Felix; Arrived Homes Series Oscar; Arrived Homes Series Ellen; Arrived Homes Series Alvin; Arrived Homes Series Ballinger; Arrived Homes Series Briarwood; Arrived Homes Series Eastwood; Arrived Homes Series Abernant; Arrived Homes Series Calvin; Arrived Homes Series Fletcher; Arrived Homes Series Hargrave; Arrived Homes Series Hobbes; Arrived Homes Series Irene; Arrived Homes Series Peterson; Arrived Homes Series Richmond; Arrived Homes Series Winchester

(Title of each class of securities issued pursuant to Regulation A)

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Semiannual Report on Form 1-SA (this “Form 1-SA”) includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, the manager, each series of our company and the Arrived Homes platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-SA are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither our company nor the manager can guarantee future performance, or that future developments affecting our company, the manager or the Arrived platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are detailed under the headings “Summary – Summary Risk Factors” and “Risk Factors” in our Offering Statement on Form 1-A filed by the company with the Securities and Exchange Commission (the “Commission”), as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ii

ITEM 1. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

Arrived Homes, LLC, a Delaware series limited liability company, was formed in July 2020 to permit public investment in individual residential properties. We believe people should have access to the wealth creation that real estate investment can provide. We believe in passive income, conservative debt, diversification, and aligned incentives.

Arrived is a marketplace for investing in real estate. We buy residential properties, divide them into multiple interests, and offer them as investments on a per interest basis through our web-based platform. Investors can manage their risk by spreading their investments across a portfolio of homes and they can invest in real estate without needing to apply for mortgages or take on personal debt.

Arrived does all of the work of sourcing, analyzing, maintaining, and managing all of the residential properties that we acquire. We analyze every property investment across several financial, market, and demographic characteristics to support our acquisition decision-making. Every investment we make is an investment in the communities in which Arrived operates, alongside other like-minded individuals. As our community network grows, so does our access to investment and housing opportunities.

Arrived arranges for a property manager to operate the properties as single-family rentals for tenants who can also invest through the same process as any other member of the Arrived Platform, becoming part owners of the homes they’re staying in at that time. By investing together, we align incentives towards creating value for everyone.

Since its formation in July 2020, our company has been engaged primarily in acquiring properties for its series offerings, developing the financial, offering and other materials to facilitate fundraising, and taking the steps necessary to effectuate the series offerings and the management of the associated series properties. As of June 30, 2024, our company has acquired 241 properties.

Emerging Growth Company

We may elect to become a public reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We would expect to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Distributions

In order to qualify as a REIT, a series must distribute annually to investors at least 90% of its REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains it must distribute 100% of such income and gains annually. Our manager may authorize distributions in excess of those required for us to maintain our REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our manager deems relevant.

Our company expects the manager to make distributions of any free cash flow on a monthly or other periodic basis as determined by the manager. However, the manager may change the timing of distributions in its sole discretion. Investors will be required to update their personal information on a regular basis to make sure they receive all allocated distributions. We will utilize a “mobile wallet” feature for payment of distributions (the “Arrived Homes Wallet”). The Arrived Homes Wallet will be used to allow investors to pay for subscriptions, receive distributions and reinvest distributions.

Critical Accounting Policies

Our accounting policies will conform with GAAP. The preparation of financial statements in conformity with GAAP will require us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We intend to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate our estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from our estimates and assumptions.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2, Summary of Significant Accounting Policies, included in the financial statements, for a more thorough discussion of our accounting policies and procedures.

Operating Results

Revenues

Revenues are generated at the series level and are derived from leases on the series property. All revenues generated during the six months ended June 30, 2024 and 2023 are listed in the table below:

RENTAL REVENUE

Applicable Series	June 30, 2024	June 30, 2023
100	$17,600	$21,695
101	18,714	-
Abbington	15,720	17,107
Abernant	7,144	-
Alvin	13,920	-
Amber	10,200	11,370
Apollo	8,465	9,630
Aster	9,420	4,715
Augusta	11,970	-
Avebury	8,450	10,915
Avondale	11,025	-
Badminton	12,890	11,970
Ballinger	9,848	-
Bandelier	12,328	13,170
Baron	14,475	17,370
Basil	9,420	7,475
Bayside	12,815	12,570
Bazzel	10,791	9,075
Bedford	7,727	12,852
Bella	11,670	-
Belle	15,894	13,611
Belvedere	13,770	612
Bergenia	9,720	-
Blossom	8,897	8,575
Bonneau	13,770	13,400
Brainerd	12,870	10,271
Braxton	10,920	10,048
Brennan	8,266	3,625
Briarwood	7,365	-
Brooklyn	7,224	3,244
Burlington	20,446	20,483
Butter	11,618	18,379
Calvin	10,770	-
Camino	9,605	8,775
Campbell	-	-
Cawley	13,170	-
Centennial	12,420	11,370
Chaparral	8,483	10,425
Chelsea	11,620	11,465
Chester	13,320	13,272
Chickamauga	13,920	11,051
Chinook	11,970	-
Chitwood	14,070	14,825
Clover	12,253	12,470
Coatbridge	12,220	6,115
Collier	13,320	11,150
Collinston	6,712	12,421
Conway	14,572	16,686
Cove	1,030	3,245
Creekside	11,520	11,720
Creekwood	10,770	10,960
Cumberland	10,170	10,170
Cupcake	8,830	9,970

Applicable Series	June 30, 2024	June 30, 2023
Cypress	14,790	13,927
Daisy	10,170	10,170
Davidson	9,570	8,626
Dawson	10,470	10,073
Delta	4,481	-
Dewberry	9,811	6,625
Diablo	11,520	730
Dogwood	9,020	9,838
Dolittle	14,472	12,800
Dolly	14,223	9,059
Dops	8,275	4,950
Dorchester	13,170	11,707
Dunbar	13,615	2,749
Eagle	10,175	12,120
Eastfair	11,684	10,770
Eastwood	-	-
Elevation	8,030	15
Ella	10,770	5,617
Ellen	14,619	-
Elm	8,535	7,311
Emporia	14,720	6,121
Ensenada	10,023	19,770
Falcon	12,145	14,159
Felix	9,570	-
Fenwick	16,760	698
Fletcher	8,340	-
Folly	13,470	12,569
Forest	12,982	10,841
Foster	14,094	-
Franklin	12,870	-
Gardens	9,040	9,100
General	17,380	-
Goose	11,940	11,850
Grant	14,781	14,392
Greenhill	18,065	14,970
Gretal	14,370	3,940
Grove	9,005	10,224
Hadden	10,300	9,920
Hansard	13,200	10,293
Hansel	8,380	8,312
Hargrave	6,008	-
Harrison	16,920	16,673
Henry	5,873	11,792
Heritage	11,985	11,835
Heron	11,370	12,654
Highland	11,370	10,738
Hines	9,720	9,745
Hobbes	4,200	-
Holcomb	12,570	10,770
Holland	8,525	8,385
Hollandaise	6,603	12,445
Holloway	15,570	14,580
Inglewood	16,238	15,210
Irene	8,370	-
Jack	13,966	15,320

Applicable Series	June 30, 2024	June 30, 2023
Jake	17,930	16,475
Jefferson	12,870	5,005
Jill	13,170	11,560
Johnny	16,775	18,924
June	19,920	19,945
Jupiter	6,641	9,020
Kawana	10,170	10,498
Kennesaw	15,741	14,970
Kenny	4,736	15,275
KerriAnn	6,585	14,528
Kessler	8,088	9,570
Kingsley	13,570	14,478
Kirkwood	9,570	9,570
Korin	11,970	10,104
Lallie	12,828	15,040
Lanier	12,134	13,622
Lannister	5,990	9,799
Latte	13,190	13,385
Lennox	10,675	10,170
Lierly	9,883	9,333
Lily	14,370	15,410
Limestone	7,019	11,529
Litton	12,954	11,078
Longwoods	11,970	-
Lookout	9,600	13,602
Loretta	19,595	17,658
Louis	11,370	-
Louise	12,515	9,876
Lovejoy	11,820	9,975
Luna	7,543	10,500
Lurleen	10,220	8,528
Madison	11,093	1,899
Mae	12,570	10,765
Magnolia	10,772	9,675
Malbec	13,770	8,930
Mammoth	3,501	16,985
Marcelo	10,320	8,040
Marie	14,970	9,395
Marietta	10,931	9,475
Marion	11,070	-
Marple	6,975	-
Martell	8,493	-
Mary	12,570	-
Matchingham	12,824	11,392
McGregor	10,188	11,370
McLovin	18,570	18,320
Meadow	10,880	9,200
Mimosa	8,620	9,893
Mojave	12,215	9,664

Applicable Series	June 30, 2024	June 30, 2023
Murphy	9,450	13,770
Mycroft	8,520	-
Nugget	16,970	17,120
Odessa	17,670	13,975
Olive	11,405	11,924
Oly	14,084	11,515
Onyx	14,040	-
Oscar	6,272	-
Osceola	10,170	-
Osprey	14,070	13,770
Otoro	4,497	-
Palmer	9,412	-
Patrick	7,980	9,600
Peanut	7,930	4,605
Pearl	16,320	6,780
Pecan	8,875	6,474
Peterson	9,570	-
Piedmont	13,770	13,770
Pinot	14,814	13,860
Pioneer	13,080	18,442
Plumtree	8,325	11,479
Point	3,910	15,192
Porthos	13,770	-
Quincy	17,230	12,014
Redondo	13,470	12,746
Regency	13,710	12,094
Reginald	16,874	16,216
Reynolds	14,970	14,970
Ribbonwalk	12,690	6,110
Richardson	10,620	8,400
Richmond	16,170	-
Ridge	10,565	10,769
Ritter	11,643	8,098
River	14,465	12,245
Riverwalk	10,870	11,975
Rooney	11,826	12,570
Roseberry	14,370	11,965
Rosewood	9,800	9,971
Roxy	11,970	11,970
Saddlebred	15,145	11,975
Saint	13,045	10,325
Sajni	15,120	8,454
Salem	14,528	11,130
Salinas	10,320	6,941
Saturn	8,720	7,820
Scepter	11,038	10,075
Sequoyah	2,608	5,848
Shallowford	9,480	13,501
Shoreline	13,490	16,965
Sigma	13,686	13,815
Simon	12,570	-
Sims	11,070	-
Soapstone	12,525	9,900

Applicable Series	June 30, 2024	June 30, 2023
Sodalis	10,650	8,368
Spencer	13,519	11,615
Splash	9,450	8,125
Spring	10,170	10,170
Stonebriar	8,370	6,975
Sugar	12,300	10,770
Summerset	11,615	10,880
Sundance	13,470	10,239
Sunnyside	8,348	12,303
Swift	13,532	13,770
Taylor	9,780	6,637
Terracotta	8,380	9,510
Theodore	10,100	-
Tulip	13,420	(73)
Tuscan	11,475	11,600
Tuscarora	14,520	7,260
Tuxford	7,868	11,370
Vernon	11,478	11,370
Walton	11,220	5,492
Wave	6,336	-
Weldon	8,625	8,670
Wellington	14,369	14,370
Wentworth	10,830	8,389
Wescott	9,720	10,770
Westchester	14,895	15,845
Wildwood	10,320	13,047
Willow	10,569	10,520
Wilson	13,320	13,345
Winchester	11,370	-
Windsor	13,970	23,750
Winston	10,770	7,911
Wisteria	11,808	11,000
	$2,762,017	$2,182,209

Operating Expenses

The Company incurred the following operating expenses during the six months ended June 30, 2024 and 2023. The operating expenses incurred prior to the closing of an offering related to any of the series are being paid by our manager and are reimbursed by such series out of the gross offering proceeds upon closing of the relevant series offering. Such operating expenses include real estate taxes, property insurance, home ownership association fees and repairs and maintenance costs. Upon closing, each series becomes responsible for its own operating expenses.

During the six months ended June 30, 2024 and 2023, at the close of the respective offerings, each individual series became responsible for its own operating expenses. The following table summarizes the total operating expenses by series as of June 30, 2024 and 2023:

OPERATIONAL EXPENSES

	June 30, 2024				June 30, 2023
Applicable Series	Operating expenses	Depreciation	Total expenses	Series Name	Operating expenses	Depreciation	Total expenses
100	$13,210	$8,445	$21,655	100	$13,968	$2,815	$16,783
101	12,604	8,719	21,323	101	9,068	8,719	17,787
Abbington	10,091	7,247	17,338	Abbington	10,336	6,578	16,913
Abernant	7,863	3,124	10,987	Amber	11,842	4,208	16,049
Alvin	8,165	4,368	12,532	Apollo	5,396	2,691	8,087
Amber	6,412	4,208	10,619	Aster	13,514	3,510	17,024
Apollo	4,538	2,691	7,230	Augusta	1,262	-	1,262
Aster	4,887	3,504	8,391	Avebury	8,093	3,995	12,088
Augusta	5,102	4,075	9,177	Avondale	3,975	-	3,975
Avebury	5,063	3,995	9,058	Badminton	9,307	3,505	12,812
Avondale	8,281	4,523	12,805	Bandelier	4,231	4,170	8,401
Badminton	8,223	4,230	12,453	Baron	9,378	8,229	17,606
Ballinger	10,158	4,108	14,265	Basil	4,280	2,784	7,065
Bandelier	5,326	4,134	9,459	Bayside	11,727	3,525	15,252
Baron	9,990	8,003	17,993	Bazzel	4,725	3,763	8,489
Basil	2,882	2,784	5,667	Bedford	4,911	3,847	8,758
Bayside	8,956	3,525	12,481	Bella	985	-	985
Bazzel	7,913	3,763	11,676	Belle	16,947	6,042	22,989
Bedford	11,276	3,847	15,124	Belvedere	8,641	-	8,641
Bella	9,013	4,206	13,219	Bergenia	159	-	159
Belle	10,492	6,042	16,534	Blossom	5,974	3,495	9,469
Belvedere	6,170	4,051	10,221	Bonneau	10,816	5,137	15,953
Bergenia	2,738	4,977	7,715	Brainerd	9,596	3,998	13,594
Blossom	8,490	3,495	11,985	Braxton	9,710	4,458	14,169
Bonneau	7,598	5,137	12,735	Brennan	6,370	3,115	9,484
Brainerd	5,437	3,998	9,435	Brooklyn	10,675	2,802	13,477
Braxton	9,643	4,452	14,094	Burlington	10,577	8,916	19,493
Brennan	17,008	3,115	20,123	Butter	10,635	5,190	15,824
Briarwood	5,397	2,866	8,264	Camino	4,463	3,644	8,107
Brooklyn	3,083	2,907	5,991	Campbell	8,442	1,422	9,863
Burlington	11,964	8,916	20,880	Cawley	3,881	-	3,881
Butter	15,746	5,190	20,936	Centennial	4,872	3,917	8,789
Calvin	6,409	3,245	9,655	Chaparral	2,496	2,700	5,195
Camino	4,982	3,644	8,626	Chelsea	3,322	4,234	7,555
Cawley	6,245	4,312	10,557	Chester	8,233	5,944	14,177
Centennial	4,780	3,917	8,697	Chickamauga	12,082	5,129	17,211
Chaparral	5,344	2,700	8,043	Chinook	1,102	-	1,102
Chelsea	4,669	4,234	8,903	Chitwood	7,876	5,255	13,131
Chester	7,602	5,095	12,697	Clover	7,419	4,397	11,816
Chickamauga	6,868	5,129	11,997	Coatbridge	11,478	3,730	15,208
Chinook	6,972	4,952	11,924	Collier	9,764	4,879	14,642
Chitwood	7,291	5,255	12,546	Collinston	13,883	2,906	16,788
Clover	14,204	4,397	18,601	Conway	11,928	9,454	21,382
Coatbridge	11,204	4,526	15,730	Cove	5,187	963	6,150
Collier	8,276	4,879	13,155	Creekside	6,707	4,260	10,967
Collinston	11,630	2,906	14,535	Creekwood	6,734	3,975	10,709
Conway	14,979	9,438	24,416	Cumberland	5,024	4,059	9,083
Cove	5,726	2,890	8,616	Cupcake	4,436	3,275	7,711
Creekside	4,929	4,269	9,199	Cypress	11,047	5,011	16,058
Creekwood	4,579	3,972	8,550	Daisy	6,681	4,138	10,819
Cumberland	5,722	4,059	9,781	Davidson	5,178	2,909	8,088
Cupcake	4,426	3,275	7,701	Dawson	7,807	3,617	11,425

	June 30, 2024				June 30, 2023
Applicable Series	Operating expenses	Depreciation	Total expenses	Series Name	Operating expenses	Depreciation	Total expenses
Cypress	11,260	5,013	16,272	Delta	18,059	4,749	22,808
Daisy	4,182	4,138	8,320	Dewberry	5,729	2,613	8,342
Davidson	3,976	2,909	6,885	Diablo	8,065	2,380	10,445
Dawson	11,402	3,617	15,019	Dogwood	6,808	3,320	10,128
Delta	18,214	4,966	23,181	Dolittle	10,111	4,221	14,333
Dewberry	7,658	2,613	10,271	Dolly	12,923	9,477	22,400
Diablo	7,094	3,571	10,665	Dops	7,951	2,341	10,292
Dogwood	5,411	3,311	8,723	Dorchester	13,435	4,727	18,162
Dolittle	9,478	4,222	13,700	Dunbar	11,546	4,430	15,976
Dolly	15,802	9,475	25,278	Eagle	4,801	3,707	8,508
Dops	4,828	2,809	7,636	Eastfair	4,919	2,956	7,875
Dorchester	8,076	4,727	12,803	Elevation	8,383	3,657	12,039
Dunbar	10,053	5,811	15,865	Ella	14,179	2,391	16,570
Eagle	3,788	3,946	7,734	Ellen	557	-	557
Eastfair	10,209	2,956	13,165	Elm	6,586	2,300	8,886
Eastwood	7,518	4,378	11,896	Emporia	8,444	4,918	13,363
Elevation	12,138	5,056	17,194	Ensenada	9,581	6,666	16,247
Ella	5,794	3,587	9,381	Falcon	5,497	3,723	9,220
Ellen	4,271	3,404	7,674	Felix	841	-	841
Elm	6,265	2,300	8,565	Fenwick	3,003	-	3,003
Emporia	7,584	4,833	12,417	Folly	19,375	5,126	24,502
Ensenada	14,081	6,666	20,747	Forest	8,735	4,823	13,558
Falcon	3,945	3,953	7,899	Foster	1,275	-	1,275
Felix	3,305	4,101	7,406	Franklin	1,371	-	1,371
Fenwick	6,388	4,120	10,508	Gardens	3,141	3,031	6,173
Fletcher	3,560	2,412	5,972	General	780	-	780
Folly	7,766	5,126	12,893	Goose	4,434	3,455	7,888
Forest	13,416	6,070	19,486	Grant	7,504	4,451	11,955
Foster	5,366	4,307	9,673	Greenhill	8,947	4,444	13,391
Franklin	9,802	4,623	14,425	Gretal	9,654	6,213	15,867
Gardens	5,395	3,586	8,981	Grove	3,498	4,401	7,899
General	9,002	4,342	13,345	Hadden	3,038	2,981	6,019
Goose	4,901	3,678	8,579	Hansard	11,646	3,475	15,121
Grant	7,168	4,451	11,619	Hansel	10,945	5,564	16,509
Greenhill	10,897	4,484	15,381	Harrison	8,034	6,278	14,313
Gretal	8,131	6,206	14,337	Henry	8,494	5,912	14,406
Grove	5,780	4,401	10,182	Heritage	5,913	4,506	10,419
Hadden	7,125	3,027	10,152	Heron	5,172	4,474	9,646
Hansard	6,162	4,170	10,331	Highland	6,280	3,942	10,222
Hansel	7,921	5,564	13,484	Hines	6,430	3,510	9,940
Hargrave	10,858	3,212	14,070	Holcomb	5,948	4,880	10,828
Harrison	8,563	6,296	14,859	Holland	5,958	2,909	8,867
Henry	24,161	5,912	30,073	Hollandaise	8,065	5,028	13,093
Heritage	7,519	4,506	12,025	Holloway	8,500	4,672	13,171
Heron	9,097	4,474	13,570	Inglewood	10,176	9,377	19,554
Highland	5,115	3,942	9,057	Jack	12,263	6,377	18,640
Hines	5,932	4,405	10,337	Jake	10,286	8,093	18,379
Hobbes	8,745	3,216	11,961	Jefferson	8,973	3,148	12,121
Holcomb	6,976	4,877	11,853	Jill	7,424	5,461	12,885
Holland	4,829	2,909	7,738	Johnny	9,344	8,049	17,393
Hollandaise	20,171	5,028	25,199	June	9,335	8,049	17,384
Holloway	9,638	4,672	14,310	Jupiter	6,562	2,906	9,468
Inglewood	13,731	9,361	23,091	Kawana	3,877	3,786	7,663

	June 30, 2024				June 30, 2023
Applicable Series	Operating expenses	Depreciation	Total expenses	Series Name	Operating expenses	Depreciation	Total expenses
Irene	2,545	2,412	4,957	Kennesaw	6,967	5,836	12,804
Jack	6,165	6,377	12,542	Kenny	11,693	9,477	21,170
Jake	11,162	8,093	19,255	KerriAnn	7,444	4,686	12,130
Jefferson	4,839	3,777	8,616	Kessler	6,300	4,111	10,411
Jill	6,396	5,492	11,888	Kingsley	9,812	4,290	14,103
Johnny	11,442	8,047	19,489	Kirkwood	5,161	3,592	8,753
June	11,776	8,047	19,823	Korin	10,059	3,823	13,882
Jupiter	5,442	2,906	8,348	Lallie	18,563	5,115	23,678
Kawana	5,213	3,786	8,999	Lanier	6,121	5,194	11,314
Kennesaw	11,674	5,836	17,510	Lannister	4,907	3,027	7,933
Kenny	13,638	9,475	23,114	Latte	6,937	5,011	11,948
KerriAnn	13,501	4,686	18,187	Lennox	7,514	2,978	10,491
Kessler	6,563	4,106	10,669	Lierly	2,804	2,932	5,736
Kingsley	12,112	4,290	16,402	Lily	7,247	7,493	14,739
Kirkwood	5,274	3,592	8,866	Limestone	7,164	4,023	11,187
Korin	5,019	3,823	8,842	Litton	8,945	4,413	13,358
Lallie	13,685	6,202	19,887	Longwoods	1,546	-	1,546
Lanier	11,783	5,706	17,489	Lookout	8,768	4,741	13,509
Lannister	3,922	3,027	6,948	Loretta	13,778	9,445	23,224
Latte	7,559	5,011	12,570	Louis	2,018	-	2,018
Lennox	6,950	2,978	9,928	Louise	4,334	3,789	8,123
Lierly	6,067	2,932	8,999	Lovejoy	7,624	4,096	11,720
Lily	7,946	7,493	15,439	Luna	5,790	2,956	8,746
Limestone	19,434	4,023	23,457	Lurleen	6,271	4,240	10,511
Litton	5,626	4,413	10,039	Madison	8,565	2,828	11,392
Longwoods	9,351	3,702	13,053	Mae	6,474	4,864	11,338
Lookout	7,499	4,741	12,241	Magnolia	3,676	4,154	7,830
Loretta	12,219	9,431	21,650	Malbec	7,496	4,388	11,884
Louis	4,254	3,701	7,954	Mammoth	7,873	4,686	12,559
Louise	11,965	3,789	15,754	Marcelo	8,382	3,911	12,293
Lovejoy	7,412	4,044	11,456	Marie	10,871	3,664	14,535
Luna	8,820	2,956	11,776	Marietta	4,787	4,131	8,918
Lurleen	5,475	2,141	7,616	Marion	1,749	-	1,749
Madison	5,668	2,828	8,496	Marple	3,957	-	3,957
Mae	6,102	4,864	10,966	Martell	9,195	-	9,195
Magnolia	5,882	4,154	10,036	Mary	4,619	-	4,619
Malbec	8,191	4,388	12,579	Matchingham	8,118	2,913	11,031
Mammoth	21,301	4,686	25,986	McGregor	6,536	4,132	10,668
Marcelo	4,575	3,911	8,486	McLovin	14,227	6,219	20,446
Marie	5,503	4,397	9,900	Meadow	7,810	4,410	12,220
Marietta	10,389	4,158	14,546	Mimosa	4,574	2,956	7,530
Marion	9,772	4,427	14,199	Mojave	4,377	3,525	7,902
Marple	3,471	2,412	5,883	Murphy	9,510	4,085	13,595
Martell	12,491	3,572	16,063	Mycroft	3,886	-	3,886
Mary	4,674	3,732	8,406	Nugget	3,715	7,694	11,409
Matchingham	9,763	2,913	12,676	Odessa	14,214	7,332	21,546
McGregor	7,841	4,132	11,973	Olive	11,243	3,689	14,932
McLovin	10,055	6,219	16,274	Oly	8,610	6,265	14,875
Meadow	5,214	4,410	9,624	Onyx	1,410	-	1,410
Mimosa	4,364	2,954	7,318	Oscar	725	-	725
Mojave	4,689	3,525	8,214	Osceola	7,603	-	7,603
Murphy	12,130	4,085	16,215	Osprey	9,766	5,490	15,256
Mycroft	2,964	2,466	5,430	Otoro	20,514	5,243	25,757

	June 30, 2024				June 30, 2023
Applicable Series	Operating expenses	Depreciation	Total expenses	Series Name	Operating expenses	Depreciation	Total expenses
Nugget	9,522	7,694	17,216	Palmer	1,327	-	1,327
Odessa	9,126	7,332	16,458	Patrick	1,041	3,096	4,138
Olive	9,503	3,689	13,192	Peanut	4,249	2,964	7,213
Oly	9,707	6,265	15,972	Pearl	10,487	7,498	17,985
Onyx	8,155	6,008	14,164	Pecan	1,238	2,863	4,100
Oscar	(341)	4,018	3,677	Piedmont	9,568	5,255	14,823
Osceola	7,732	3,850	11,582	Pinot	6,849	4,429	11,279
Osprey	8,268	5,490	13,758	Pioneer	7,544	7,845	15,389
Otoro	18,737	6,084	24,822	Plumtree	1,679	2,768	4,447
Palmer	8,899	4,586	13,485	Point	9,100	5,250	14,350
Patrick	5,837	3,518	9,355	Porthos	1,902	-	1,902
Peanut	3,355	2,964	6,319	Quincy	11,228	7,515	18,742
Pearl	11,767	7,498	19,265	Redondo	17,221	4,309	21,530
Pecan	4,218	2,863	7,081	Regency	7,561	3,161	10,722
Peterson	3,536	3,104	6,640	Reginald	6,915	6,826	13,741
Piedmont	8,804	5,272	14,076	Reynolds	4,846	5,905	10,751
Pinot	8,330	4,429	12,760	Ribbonwalk	6,511	4,395	10,906
Pioneer	10,413	8,117	18,530	Richardson	5,910	4,325	10,235
Plumtree	4,121	2,768	6,888	Ridge	8,181	2,992	11,173
Point	11,504	5,250	16,754	Ritter	18,988	6,932	25,920
Porthos	8,695	4,148	12,843	River	6,124	3,662	9,785
Quincy	10,442	7,515	17,957	Riverwalk	8,077	5,427	13,505
Redondo	6,165	4,308	10,473	Rooney	8,245	4,422	12,667
Regency	7,062	3,793	10,855	Roseberry	1,083	4,513	5,596
Reginald	11,205	6,815	18,020	Rosewood	5,678	3,719	9,397
Reynolds	8,584	5,905	14,489	Roxy	8,158	4,479	12,637
Ribbonwalk	8,300	4,395	12,695	Saddlebred	10,004	7,639	17,643
Richardson	4,278	4,321	8,599	Saint	5,622	3,771	9,393
Richmond	12,638	5,232	17,870	Sajni	17,868	3,457	21,324
Ridge	7,291	2,992	10,282	Salem	6,574	4,387	10,961
Ritter	16,210	6,932	23,143	Salinas	21,840	2,093	23,933
River	6,647	3,662	10,308	Saturn	6,465	2,984	9,449
Riverwalk	11,318	5,427	16,745	Scepter	10,816	3,238	14,053
Rooney	5,583	4,422	10,005	Sequoyah	13,386	3,401	16,786
Roseberry	7,546	4,513	12,059	Shallowford	12,991	4,970	17,961
Rosewood	5,070	3,719	8,789	Shoreline	8,916	4,260	13,176
Roxy	7,173	4,479	11,652	Sigma	8,899	5,327	14,226
Saddlebred	7,721	7,639	15,360	Simon	4,607	-	4,607
Saint	5,174	3,791	8,965	Sims	4,861	-	4,861
Sajni	9,722	5,539	15,261	Soapstone	1,699	3,000	4,699
Salem	9,001	4,387	13,389	Sodalis	6,428	3,980	10,408
Salinas	3,978	4,039	8,017	Spencer	7,557	4,157	11,714
Saturn	3,737	3,632	7,369	Splash	3,007	2,978	5,984
Scepter	5,453	3,238	8,690	Spring	5,200	3,401	8,602
Sequoyah	12,567	3,401	15,968	Stonebriar	7,723	2,787	10,510
Shallowford	8,337	4,958	13,296	Sugar	6,673	4,279	10,952
Shoreline	7,934	4,260	12,194	Summerset	5,155	3,505	8,660
Sigma	8,531	5,240	13,771	Sundance	11,552	5,104	16,657
Simon	4,677	3,976	8,653	Sunnyside	7,006	2,533	9,539
Sims	5,927	3,749	9,676	Swift	5,452	5,287	10,739

	June 30, 2024				June 30, 2023
Applicable Series	Operating expenses	Depreciation	Total expenses	Series Name	Operating expenses	Depreciation	Total expenses
Soapstone	4,673	3,000	7,673	Taylor	3,446	3,680	7,126
Sodalis	8,531	3,980	12,511	Terracotta	9,481	3,787	13,268
Spencer	7,741	4,157	11,898	Theodore	1,828	-	1,828
Splash	4,826	2,978	7,804	Tulip	6,118	4,363	10,481
Spring	11,221	3,401	14,622	Tuscan	2,365	4,439	6,804
Stonebriar	6,430	2,787	9,217	Tuscarora	13,078	3,826	16,904
Sugar	8,703	4,279	12,982	Tuxford	9,848	3,601	13,449
Summerset	6,440	5,058	11,497	Vernon	7,776	6,031	13,807
Sundance	7,233	5,102	12,336	Walton	16,348	4,123	20,471
Sunnyside	5,069	3,039	8,108	Wave	7,763	4,569	12,332
Swift	7,550	5,287	12,837	Weldon	5,502	2,906	8,407
Taylor	9,653	3,689	13,342	Wellington	8,811	6,139	14,950
Terracotta	6,502	3,787	10,289	Wentworth	4,787	3,417	8,204
Theodore	5,269	3,947	9,216	Wescott	7,658	3,765	11,423
Tulip	5,582	4,363	9,945	Westchester	12,854	4,687	17,541
Tuscan	7,303	4,439	11,742	Wildwood	5,480	3,031	8,512
Tuscarora	6,172	4,591	10,763	Willow	6,596	4,025	10,620
Tuxford	12,197	3,601	15,798	Wilson	7,999	5,861	13,860
Vernon	8,916	3,619	12,535	Windsor	3,859	4,809	8,668
Walton	3,601	4,123	7,724	Winston	6,034	4,519	10,553
Wave	24,413	4,596	29,009	Wisteria	3,630	4,076	7,706
Weldon	4,431	2,906	7,337		-	-	-
Wellington	8,591	6,241	14,832		$1,723,452	$901,791	$2,625,243
Wentworth	4,603	3,417	8,020
Wescott	13,972	3,765	17,737
Westchester	13,729	4,687	18,416
Wildwood	5,415	3,031	8,446
Willow	3,933	4,020	7,954
Wilson	7,512	5,861	13,373
Winchester	6,640	4,209	10,849
Windsor	8,808	4,809	13,617
Winston	5,090	4,519	9,609
Wisteria	7,494	4,867	12,361
	$1,955,178	$1,088,121	$3,043,299

Other Income (Expenses)

As of June 30, 2024 and 2023, each certain incurred interest expenses, including mortgage interest and amortization of loan fees. Other income includes lease break fees, other recording fees refunded by closing agent, and insurance proceed claims. The following table summarizes the total of such expenses incurred by each series for the six months ended June 30, 2024 and 2023.

OTHER EXPENSES		OTHER EXPENSES
Applicable Series	June 30, 2024	Applicable Series	June 30, 2023
100	$-	100	$-
101	-	101	-
Abbington	-	Abbington	-
Abernant	-	Amber	3,929
Alvin	-	Apollo	5,817
Amber	3,929	Aster	4,223
Apollo	3,897	Augusta	-
Aster	4,416	Avebury	3,971
Augusta	-	Avondale	-
Avebury	3,971	Badminton	4,070
Avondale	-	Bandelier	4,789
Badminton	4,070	Baron	(10)
Ballinger	-	Basil	2,228
Bandelier	4,789	Bayside	3,873
Baron	-	Bazzel	-
Basil	3,078	Bedford	3,835
Bayside	3,873	Bella	-
Bazzel	-	Belle	-
Bedford	3,785	Belvedere	-
Bella	-	Bergenia	-
Belle	-	Blossom	-
Belvedere	-	Bonneau	-
Bergenia	-	Brainerd	4,737
Blossom	-	Braxton	493
Bonneau	-	Brennan	4,495
Brainerd	5,396	Brooklyn	2,694
Braxton	-	Burlington	(43)
Brennan	4,495	Butter	5,130
Briarwood	-	Camino	-
Brooklyn	3,089	Campbell	31,381
Burlington	-	Cawley	-
Butter	5,129	Centennial	4,438
Calvin	-	Chaparral	2,154
Camino	-	Chelsea	4,215
Cawley	-	Chester	6,161
Centennial	4,438	Chickamauga	(8)
Chaparral	2,200	Chinook	-
Chelsea	4,215	Chitwood	-
Chester	6,422	Clover	-
Chickamauga	-	Coatbridge	4,778
Chinook	-	Collier	-
Chitwood	-	Collinston	2,674
Clover	-	Conway	493
Coatbridge	4,100	Cove	(2)
Collier	-	Creekside	-
Collinston	2,674	Creekwood	4,795
Conway	-	Cumberland	-
Cove	-	Cupcake	2,814
Creekside	-	Cypress	6,045

OTHER EXPENSES		OTHER EXPENSES
Applicable Series	June 30, 2024	Applicable Series	June 30, 2023
Creekwood	5,008	Daisy	-
Cumberland	-	Davidson	2,879
Cupcake	2,981	Dawson	3,419
Cypress	6,253	Delta	4,435
Daisy	-	Dewberry	2,836
Davidson	2,879	Diablo	4,067
Dawson	3,419	Dogwood	-
Delta	4,435	Dolittle	4,060
Dewberry	2,836	Dolly	-
Diablo	4,067	Dops	-
Dogwood	-	Dorchester	-
Dolittle	4,060	Dunbar	(15)
Dolly	-	Eagle	4,529
Dops	-	Eastfair	3,506
Dorchester	-	Elevation	4,240
Dunbar	-	Ella	4,024
Eagle	4,529	Ellen	-
Eastfair	3,505	Elm	1,887
Eastwood	-	Emporia	4,790
Elevation	4,017	Ensenada	7,656
Ella	-	Falcon	4,529
Ellen	-	Felix	-
Elm	2,506	Fenwick	-
Emporia	4,790	Folly	-
Ensenada	7,656	Forest	5,302
Falcon	4,529	Foster	-
Felix	-	Franklin	-
Fenwick	-	Gardens	3,271
Fletcher	-	General	-
Folly	-	Goose	4,220
Forest	5,302	Grant	5,063
Foster	-	Greenhill	4,454
Franklin	-	Gretal	(25)
Gardens	3,271	Grove	3,773
General	-	Hadden	2,811
Goose	4,220	Hansard	-
Grant	5,063	Hansel	6,771
Greenhill	4,454	Harrison	7,619
Gretal	-	Henry	-
Grove	3,773	Heritage	4,859
Hadden	2,811	Heron	7,195
Hansard	-	Highland	-
Hansel	6,771	Hines	(15)
Hargrave	-	Holcomb	-
Harrison	7,931	Holland	2,879
Henry	-	Hollandaise	4,303
Heritage	4,859	Holloway	5,160
Heron	4,809	Inglewood	458
Highland	-	Jack	6,384
Hines	-	Jake	-
Hobbes	-	Jefferson	-
Holcomb	-	Jill	6,644
Holland	2,879	Johnny	15,288
Hollandaise	4,995	June	15,288
Holloway	5,160	Jupiter	3,262
Inglewood	-	Kawana	3,766

OTHER EXPENSES		OTHER EXPENSES
Applicable Series	June 30, 2024	Applicable Series	June 30, 2023
Irene	-	Kennesaw	-
Jack	6,384	Kenny	-
Jake	-	KerriAnn	4,655
Jefferson	-	Kessler	6,385
Jill	6,947	Kingsley	5,020
Johnny	-	Kirkwood	4,358
June	-	Korin	-
Jupiter	3,262	Lallie	5,614
Kawana	3,766	Lanier	6,313
Kennesaw	-	Lannister	3,588
Kenny	-	Latte	-
KerriAnn	4,655	Lennox	3,267
Kessler	4,423	Lierly	2,645
Kingsley	5,020	Lily	6,087
Kirkwood	4,358	Limestone	4,533
Korin	-	Litton	5,145
Lallie	5,614	Longwoods	-
Lanier	6,313	Lookout	-
Lannister	3,588	Loretta	(15)
Latte	-	Louis	-
Lennox	3,267	Louise	4,017
Lierly	2,762	Lovejoy	2,854
Lily	6,087	Luna	3,506
Limestone	3,971	Lurleen	4,159
Litton	5,952	Madison	4,038
Longwoods	-	Mae	-
Lookout	-	Magnolia	4,993
Loretta	-	Malbec	4,891
Louis	-	Mammoth	5,695
Louise	4,017	Marcelo	-
Lovejoy	4,012	Marie	-
Luna	3,506	Marietta	5,039
Lurleen	4,761	Marion	-
Madison	3,122	Marple	-
Mae	-	Martell	-
Magnolia	4,993	Mary	-
Malbec	4,891	Matchingham	2,867
Mammoth	5,695	McGregor	-
Marcelo	-	McLovin	7,174
Marie	-	Meadow	4,203
Marietta	5,260	Mimosa	3,954
Marion	-	Mojave	3,731
Marple	-	Murphy	4,054
Martell	-	Mycroft	-
Mary	-	Nugget	(10)
Matchingham	2,867	Odessa	7,315
McGregor	-	Olive	2,950
McLovin	7,179	Oly	7,147
Meadow	4,203	Onyx	-
Mimosa	4,423	Oscar	-
Mojave	3,240	Osceola	-
Murphy	4,053	Osprey	-
Mycroft	-	Otoro	5,363
Nugget	-	Palmer	-

OTHER EXPENSES		OTHER EXPENSES
Applicable Series	June 30, 2024	Applicable Series	June 30, 2023
Odessa	7,315	Patrick	2,139
Olive	2,950	Peanut	4,911
Oly	7,191	Pearl	(10)
Onyx	-	Pecan	2,228
Oscar	-	Piedmont	6,377
Osceola	-	Pinot	4,945
Osprey	-	Pioneer	-
Otoro	5,363	Plumtree	2,243
Palmer	-	Point	6,405
Patrick	2,235	Porthos	-
Peanut	3,522	Quincy	4,225
Pearl	-	Redondo	5,742
Pecan	2,329	Regency	5,150
Peterson	-	Reginald	493
Piedmont	6,645	Reynolds	-
Pinot	4,941	Ribbonwalk	4,380
Pioneer	-	Richardson	-
Plumtree	2,342	Ridge	3,680
Point	6,405	Ritter	-
Porthos	-	River	4,017
Quincy	-	Riverwalk	-
Redondo	6,480	Rooney	5,591
Regency	5,951	Roseberry	4,924
Reginald	-	Rosewood	4,525
Reynolds	-	Roxy	5,252
Ribbonwalk	4,380	Saddlebred	6,496
Richardson	-	Saint	4,146
Richmond	-	Sajni	-
Ridge	3,283	Salem	4,983
Ritter	-	Salinas	-
River	4,017	Saturn	3,262
Riverwalk	-	Scepter	3,698
Rooney	5,063	Sequoyah	4,030
Roseberry	4,924	Shallowford	5,988
Rosewood	4,525	Shoreline	4,948
Roxy	5,277	Sigma	5,268
Saddlebred	6,496	Simon	-
Saint	4,146	Sims	-
Sajni	-	Soapstone	2,561
Salem	4,983	Sodalis	-
Salinas	-	Spencer	4,554
Saturn	3,262	Splash	2,366
Scepter	3,698	Spring	-
Sequoyah	4,613	Stonebriar	3,221
Shallowford	6,251	Sugar	5,354
Shoreline	4,877	Summerset	3,873
Sigma	5,268	Sundance	5,742
Simon	-	Sunnyside	-
Sims	-	Swift	-

OTHER EXPENSES		OTHER EXPENSES
Applicable Series	June 30, 2024	Applicable Series	June 30, 2023
Soapstone	2,704	Taylor	3,095
Sodalis	-	Terracotta	4,353
Spencer	4,554	Theodore	-
Splash	2,637	Tulip	5,310
Spring	-	Tuscan	3,503
Stonebriar	3,221	Tuscarora	-
Sugar	4,706	Tuxford	3,493
Summerset	3,873	Vernon	3,558
Sundance	6,480	Walton	10,173
Sunnyside	-	Wave	4,380
Swift	-	Weldon	2,674
Taylor	3,987	Wellington	-
Terracotta	4,353	Wentworth	3,129
Theodore	-	Wescott	4,125
Tulip	5,310	Westchester	5,055
Tuscan	3,839	Wildwood	3,044
Tuscarora	-	Willow	-
Tuxford	3,493	Wilson	-
Vernon	3,557	Windsor	5,311
Walton	-	Winston	-
Wave	4,380	Wisteria	4,966
Weldon	2,674		-
Wellington	-		$659,153
Wentworth	3,125
Wescott	4,145
Westchester	4,645
Wildwood	3,074
Willow	-
Wilson	-
Winchester	-
Windsor	5,311
Winston	-
Wisteria	4,966

	$578,090

Liquidity and Capital Resources

From inception, our manager has financed the business activities of each series. Upon the first closing of a particular series offering, the manager is reimbursed out of the proceeds of the relevant offering. Until such time as the series have the capacity to generate cash flows from operations, our manager may cover any deficits through capital contributions, which may be reimbursed upon closing of the relevant offering.

Cash and Cash Equivalent Balances

Cash is held at the series level. The following table summarizes the cash and cash equivalents by series as of June 30, 2024 and 2023:

Cash and Cash Equivalents

Applicable Series	June 30, 2024	June 30, 2023
100	$20,703	$26,693
101	20,723	12,708
Abbington	9,185	7,354
Abernant	16,001	-
Alvin	28,452	-
Amber	4,992	5,007
Apollo	908	808
Aster	6,584	1,708
Augusta	25,698	-
Avebury	2,123	2,628
Avondale	15,764	25,496
Badminton	4,793	10,875
Ballinger	15,295	-
Bandelier	19,035	13,904
Baron	19,609	20,361
Basil	6,417	7,951
Bayside	3,918	10,147
Bazzel	13,445	14,795
Bedford	9,531	17,309
Bella	5,134	-
Belle	12,741	2,530
Belvedere	-	24,045
Bergenia	19,700	-
Blossom	14,309	24,967
Bonneau	1,646	5,016
Brainerd	18,592	7,819
Braxton	9,058	13,396
Brennan	1,909	14,230
Briarwood	17,835	-
Brooklyn	4,537	5,411
Burlington	9,899	4,397
Butter	2,032	6,000
Calvin	22,838	-
Camino	17,055	17,466
Campbell	-	-
Cawley	22,655	-
Centennial	10,962	11,429
Chaparral	14,136	16,968
Chelsea	10,843	4,062
Chester	15,608	4,231
Chickamauga	19,762	20,668
Chinook	4,760	-
Chitwood	16,610	10,157
Clover	1,549	19,229
Coatbridge	4,263	5,521
Collier	448	9,444
Collinston	1,725	756
Conway	11,536	11,638
Cove	4,412	15,120
Creekside	15,939	18,709
Creekwood	13,633	1,100
Cumberland	19,099	19,960
Cupcake	14,523	10,862

Applicable Series	June 30, 2024	June 30, 2023
Cypress	4,268	1,386
Daisy	14,944	16,872
Davidson	5,581	5,026
Dawson	2,881	617
Delta	1,328	329
Dewberry	4,629	2,978
Diablo	6,556	756
Dogwood	13,283	15,041
Dolittle	508	6,330
Dolly	5,931	7,860
Dops	9,006	13,501
Dorchester	2,532	7,606
Dunbar	14,609	365
Duncan	-	-
Eagle	20,805	5,781
Eastfair	3,549	13,456
Eastwood	15,245	-
Elevation	2,061	1,974
Ella	6,994	12,355
Ellen	24,230	-
Elm	2,563	3,735
Emporia	4,297	1,479
Ensenada	10,697	20,290
Falcon	17,280	8,994
Felix	10,729	-
Fenwick	19,938	-
Fletcher	18,220	-
Folly	16,282	10,150
Forest	3,387	333
Foster	28,430	-
Franklin	13,068	-
Gardens	2,542	6,315
General	12,941	-
Goose	14,339	11,055
Grant	9,655	10,542
Greenhill	3,654	8,502
Gretal	18,240	19,662
Grove	3,720	1,394
Hadden	6,809	9,814
Hansard	20,615	17,297
Hansel	7,813	14,596
Hargrave	17,392	-
Harrison	19,360	4,033
Henry	455	10,141
Heritage	19,502	3,953
Heron	1,099	813
Highland	4,233	3,442
Hines	2,993	10,999
Hobbes	16,261	-
Holcomb	17,374	12,491
Holland	2,501	2,399
Hollandaise	2,926	3,850
Holloway	7,337	9,342
Inglewood	8,005	3,215

Applicable Series	June 30, 2024	June 30, 2023
Irene	19,965	-
Jack	4,202	5,552
Jake	10,949	19,700
Jefferson	18,399	13,357
Jill	11,613	4,399
Johnny	42,500	24,853
June	31,022	11,519
Jupiter	1,809	5,976
Kawana	12,409	775
Kennesaw	16,109	10,151
Kenny	8,376	13,986
KerriAnn	741	12,084
Kessler	3,532	2,932
Kingsley	5,351	9,380
Kirkwood	493	2,050
Korin	19,720	18,288
Lallie	4,604	2,013
Lanier	5,838	13,178
Lannister	2,817	839
Latte	15,000	17,506
Lennox	4,980	11,801
Lierly	17,807	18,985
Lily	10,076	37,478
Limestone	1,996	10,059
Litton	23,688	8,852
Longwoods	16,523	-
Lookout	8,233	5,073
Loretta	11,318	11,582
Louis	22,815	-
Louise	3,036	9,318
Lovejoy	3,866	3,100
Luna	4,022	11,216
Lurleen	4,445	7,369
Madison	5,143	5,709
Mae	10,695	25,752
Magnolia	21,450	301
Malbec	8,540	14,839
Mammoth	858	8,233
Marcelo	11,473	15,067
Marie	22,989	16,827
Marietta	4,533	5
Marion	1,584	-
Marple	15,930	17,312
Martell	1,704	22,498
Mary	18,349	-
Matchingham	6,183	13,673
McGregor	6,131	7,246
McLovin	2,381	8,118
Meadow	8,762	3,774
Mimosa	8,848	4,549
Mojave	3,204	7,116
Murphy	3,655	15,304
Mycroft	16,142	17,402

Applicable Series	June 30, 2024	June 30, 2023
Nugget	9,267	11,154
Odessa	5,678	3,699
Olive	3,723	3,937
Oly	7,885	14,856
Onyx	6,619	7
Oscar	7,263	-
Osceola	7,054	-
Osprey	12,737	14,934
Otoro	1,253	1,752
Palmer	11,280	-
Patrick	7,225	6,064
Peanut	7,204	3,865
Pearl	5,602	22,990
Pecan	17,193	16,212
Peterson	21,133	-
Piedmont	14,919	3,072
Pinot	11,005	16,081
Pioneer	6,382	16,858
Plumtree	18,527	23,069
Point	1,303	12,530
Porthos	19,433	-
Quincy	17,681	23,128
Redondo	7,915	3,004
Regency	19,727	10,552
Reginald	15,668	8,148
Reynolds	22,451	9,220
Ribbonwalk	11,672	5,220
Richardson	17,795	17,738
Richmond	28,039	-
Ridge	2,945	9,501
Ritter	6,811	7,308
River	5,682	14,261
Riverwalk	14,667	12,390
Rooney	9,748	3,228
Roseberry	2,519	5,894
Rosewood	764	237
Roxy	6,970	2,814
Saddlebred	13,484	18,105
Saint	14,086	21,570
Sajni	268	3,092
Salem	6,133	10,638
Salinas	8,913	8,523
Saturn	8,775	5,365
Scepter	2,173	3,460
Sequoyah	-	2,086
Shallowford	-	3,422
Shoreline	1,468	6,640
Sigma	371	10,998
Simon	2,600	-
Sims	937	13,243
Soapstone	1,152	16,354
Sodalis	1,846	4,595

Applicable Series	June 30, 2024	June 30, 2023
Spencer	1,436	7,580
Splash	1,467	12,509
Spring	2,089	11,512
Stonebriar	10,239	855
Sugar	2,090	11,694
Summerset	4,249	5,152
Sundance	6,006	7,151
Sunnyside	20,260	18,290
Swift	18,822	7,291
Taylor	2,997	2,444
Terracotta	5,197	8,687
Theodore	17,640	-
Tulip	5,858	1,104
Tuscan	22,889	10,405
Tuscarora	15,247	22,101
Tuxford	6,048	3,577
Vernon	4,413	3,630
Walton	12,810	1,763
Wave	312	1,504
Weldon	3,845	8,964
Wellington	13,910	13,430
Wentworth	13,265	8,775
Wescott	2,101	4,768
Westchester	6,964	12,663
Wildwood	8,846	6,319
Willow	14,430	4,530
Wilson	13,564	19,230
Winchester	10,088	-
Windsor	5,776	15,982
Winston	17,689	18,351
Wisteria	6,623	16,388
	$2,406,441	$2,029,499

Plan of Operations

We intend to hold and manage the series properties for five to seven years during which time we will operate the series properties as single-family rental income properties. During this period, we intend to distribute any Free Cash Flow to investors.

As each of our properties reaches what we believe to be its optimum value, we will consider disposing of the property. The determination of when a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, local regulatory changes, environmental and other factors that may reduce the desirability of single-family rentals in a particular market, and how operating history may impact the potential sales price. The manager may determine that it is in the best interests of members to sell a property earlier than five years or to hold a property for more than seven years.

We plan to launch a number of additional series and related offerings in the next twelve months.  As of the current date, we do not know how many series we will be offering. However, in any case, the aggregate dollar amount of all of the series interests that we will sell within the 12-month period will not exceed the maximum amount allowed under Regulation A. It is anticipated that the proceeds from any offerings closed during the next twelve months will be used to acquire additional properties.

Our Policies for Approving New Tenants

We intend to seek out tenants for our properties who are financially responsible and capable of paying their rent. We will conduct due diligence on prospective tenant applicants by (a) verifying their incomes, (b) running credit checks, (c) performing criminal background checks, and (d) requesting references from previous landlords. While we do not have specific standards for any of these items, we will use these screening methods to determine, prior to approving a lease, whether we believe a potential lessee is financially responsible.

Trend Information

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the series properties, our ability to acquire and manage single family rentals and the success of our current and future offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

-	Recent increases in interest rates may have a negative effect on the demand for our offerings due to the attractiveness of alternative investments.

-	The continuing increase in prices in the United States housing market may result in difficulties in sourcing properties and meeting demand for our offerings.

-	Continued increases in remote work arrangements may lead to greater rental activity in our target markets.

ITEM 2. OTHER INFORMATION

None.

ITEM 3. FINANCIAL STATEMENTS

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	100	101	Abbington	Abernant	Alvin	Amber
ASSETS
Current assets:
Cash	$20,703	$20,723	$9,185	$16,001	$28,452	$4,992
Other receivables	-	-	-	-	-	-
Prepaid expenses	-	-	233	212	254	1,838
Due from (to) third party property managers	1,503	3,042	-	1,781	-	1,210
Due from related parties	-	-	-	-	-	-
Total current assets	22,206	23,765	9,417	17,994	28,706	8,040
Property and equipment, net	$584,108	$604,504	$461,409	$224,400	$313,743	$284,541
Deposits	$-	$3,095	$2,845	$1,745	$2,545	$1,950
Total assets	$606,315	$631,364	$473,672	$244,139	$344,994	$294,531

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$8,492	$10,449	$5,352	$3,989	$5,294	$2,531
Due to third party property managers	-	-	2,111	-	977	-
Due to (from) related parties	16,287	47,586	12,153	2,036	2,924	10,158
Total Current liabilities	24,780	58,035	19,615	6,025	9,195	12,689
Tenant deposits	-	3,095	2,845	1,745	2,545	1,950
Mortgage payable, net	-	-	-	-	-	198,781
Total Liabilities	24,780	61,130	22,460	7,770	11,740	213,419
Members’ equity (deficit)
Members’ capital	584,173	640,751	476,936	248,180	337,151	114,101
Retained earnings (accumulated deficit)	(2,637)	(70,517)	(25,724)	(11,812)	(3,896)	(32,989)
Total members’ equity (deficit)	581,535	570,234	451,211	236,369	333,255	81,111
Total liabilities and members’ equity (deficit)	$606,315	$631,364	$473,672	$244,139	$344,994	$294,531

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Apollo	Aster	Augusta	Avebury	Avondale	Badminton
ASSETS
Current assets:
Cash	$908	$6,584	$25,698	$2,123	$15,764	$4,793
Other receivables	-	-	-	-	-	-
Prepaid expenses	2,223	1,435	509	1,848	-	1,261
Due from (to) third party property managers	2,558	951	1,895	1,903	204	2,794
Due from related parties	-	-	-	-	-	-
Total current assets	5,689	8,970	28,101	5,873	15,968	8,848
Property and equipment, net	$186,606	$243,980	$290,698	$275,000	$322,660	$241,781
Deposits	$-	$2,245	$1,995	$-	$-	$2,195
Total assets	$192,295	$255,195	$320,794	$280,873	$338,628	$252,825

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,477	$1,541	$4,748	$1,736	$3,126	$1,833
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	2,171	12,162	3,329	3,202	4,023	20,072
Total Current liabilities	3,648	13,703	8,076	4,938	7,149	21,905
Tenant deposits	-	2,245	1,995	-	-	2,195
Mortgage payable, net	133,262	124,393	-	200,904	-	171,964
Total Liabilities	136,910	140,340	10,071	205,842	7,149	196,064
Members’ equity (deficit)
Members’ capital	71,575	150,003	315,641	96,479	346,554	80,774
Retained earnings (accumulated deficit)	(16,191)	(35,149)	(4,918)	(21,448)	(15,074)	(24,013)
Total members’ equity (deficit)	55,385	114,855	310,722	75,030	331,479	56,761
Total liabilities and members’ equity (deficit)	$192,295	$255,195	$320,794	$280,873	$338,628	$252,825

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Ballinger	Bandelier	Baron	Basil	Bayside	Bazzel
ASSETS
Current assets:
Cash	$15,295	$19,035	$19,609	$6,417	$3,918	$13,445
Other receivables	-	-	-	-	-	-
Prepaid expenses	-	2,852	-	1,467	3,689	943
Due from (to) third party property managers	2,223	857	-	2,807	2,701	2,480
Due from related parties	-	-	-	-	-	-
Total current assets	17,518	22,743	19,609	10,691	10,308	16,868
Property and equipment, net	$297,113	$327,776	$550,708	$187,057	$237,051	$254,923
Deposits	$2,320	$-	$2,895	$1,595	$2,619	$1,845
Total assets	$316,951	$350,520	$573,213	$199,343	$249,978	$273,636

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,419	$1,406	$4,364	$1,642	$2,086	$4,247
Due to third party property managers	-	-	1,127	-	-	-
Due to (from) related parties	3,351	4,844	17,547	11,837	10,878	36,489
Total Current liabilities	7,770	6,250	23,038	13,479	12,964	40,736
Tenant deposits	2,320	-	2,895	1,595	2,619	1,845
Mortgage payable, net	-	242,573	-	129,771	163,583	-
Total Liabilities	10,090	248,823	25,933	144,845	179,166	42,581
Members’ equity (deficit)
Members’ capital	318,787	120,476	561,317	66,622	88,710	254,690
Retained earnings (accumulated deficit)	(11,926)	(18,779)	(14,037)	(12,125)	(17,899)	(23,635)
Total members’ equity (deficit)	306,861	101,697	547,280	54,498	70,811	231,055
Total liabilities and members’ equity (deficit)	$316,951	$350,520	$573,213	$199,343	$249,978	$273,636

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom
ASSETS
Current assets:
Cash	$9,531	$5,134	$12,741	$-	$19,700	$14,309
Other receivables	-	-	-	-	-	-
Prepaid expenses	2,026	492	799	-	-	208
Due from (to) third party property managers	-	1,607	2,815	3,938	1,526	247
Due from related parties	-	-	-	16,710	-	-
Total current assets	11,558	7,233	16,355	20,649	21,226	14,765
Property and equipment, net	$265,466	$300,728	$419,923	$289,002	$214,015	$243,491
Deposits	$-	$1,945	$2,649	$2,295	$1,845	$1,745
Total assets	$277,023	$309,906	$438,927	$311,946	$237,087	$260,001

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,433	$3,518	$4,635	$4,668	$3,683	$5,626
Due to third party property managers	80	-	-	-	-	-
Due to (from) related parties	2,910	4,271	33,134	-	2,812	3,597
Total Current liabilities	4,424	7,789	37,769	4,668	6,495	9,223
Tenant deposits	-	1,945	2,649	2,295	1,845	1,745
Mortgage payable, net	194,544	-	-	-	-	-
Total Liabilities	198,968	9,734	40,418	6,963	8,340	10,968
Members’ equity (deficit)
Members’ capital	90,592	324,905	439,904	305,984	231,027	259,961
Retained earnings (accumulated deficit)	(12,537)	(24,733)	(41,396)	(1,002)	(2,280)	(10,927)
Total members’ equity (deficit)	78,055	300,172	398,508	304,982	228,747	249,034
Total liabilities and members’ equity (deficit)	$277,023	$309,906	$438,927	$311,946	$237,087	$260,001

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Bonneau	Brainerd	Braxton	Brennan	Briarwood	Brooklyn
ASSETS
Current assets:
Cash	$1,646	$18,592	$9,058	$1,909	$17,835	$4,537
Other receivables	-	-	-	-	-	-
Prepaid expenses	267	325	487	2,444	237	227
Due from (to) third party property managers	2,410	2,070	1,875	3,608	1,232	3,144
Due from related parties	-	-	-	-	-	-
Total current assets	4,322	20,986	11,420	7,961	19,304	7,907
Property and equipment, net	$324,234	$280,410	$309,394	$215,440	$205,895	$164,306
Deposits	$2,295	$2,595	$2,045	$1,545	$1,995	$1,249
Total assets	$330,851	$303,991	$322,858	$224,947	$227,194	$173,462

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,753	$5,155	$4,076	$1,528	$4,011	$3,364
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	4,658	3,458	14,858	33,736	2,228	14,057
Total Current liabilities	11,412	8,612	18,934	35,264	6,239	17,420
Tenant deposits	2,295	2,595	2,045	1,545	1,995	1,249
Mortgage payable, net	-	142,523	-	153,882	-	81,582
Total Liabilities	13,707	153,730	20,979	190,691	8,234	100,252
Members’ equity (deficit)
Members’ capital	336,108	159,487	320,704	86,314	230,760	98,506
Retained earnings (accumulated deficit)	(18,964)	(9,226)	(18,825)	(52,058)	(11,800)	(25,296)
Total members’ equity (deficit)	317,144	150,261	301,879	34,256	218,960	73,211
Total liabilities and members’ equity (deficit)	$330,851	$303,991	$322,858	$224,947	$227,194	$173,462

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Burlington	Butter	Calvin	Camino	Cawley	Centennial
ASSETS
Current assets:
Cash	$9,899	$2,032	$22,838	$17,055	$22,655	$10,962
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,428	3,030	199	3	545	-
Due from (to) third party property managers	2,923	5,374	2,162	1,815	1,590	936
Due from related parties	-	-	-	-	-	-
Total current assets	14,249	10,436	25,199	18,872	24,789	11,898
Property and equipment, net	$618,168	$353,746	$232,591	$253,275	$308,298	$263,173
Deposits	$3,395	$2,795	$1,795	$1,994	$2,195	$2,495
Total assets	$635,812	$366,976	$259,585	$274,142	$335,282	$277,566

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,074	$2,463	$3,179	$6,119	$5,118	$2,032
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	19,394	19,423	3,186	3,724	3,748	4,539
Total Current liabilities	25,467	21,886	6,365	9,843	8,867	6,572
Tenant deposits	3,395	2,795	1,795	1,994	2,195	2,495
Mortgage payable, net	-	259,941	-	-	-	187,622
Total Liabilities	28,862	284,621	8,160	11,836	11,062	196,689
Members’ equity (deficit)
Members’ capital	620,508	118,817	256,058	261,073	326,162	96,228
Retained earnings (accumulated deficit)	(13,558)	(36,462)	(4,633)	1,232	(1,941)	(15,352)
Total members’ equity (deficit)	606,950	82,355	251,426	262,305	324,221	80,877
Total liabilities and members’ equity (deficit)	$635,812	$366,976	$259,585	$274,142	$335,282	$277,566

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood
ASSETS
Current assets:
Cash	$14,136	$10,843	$15,608	$19,762	$4,760	$16,610
Other receivables	-	-	-	-	-	-
Prepaid expenses	29	2,977	2,236	597	624	17
Due from (to) third party property managers	-	3,335	2,197	2,212	2,178	2,044
Due from related parties	-	-	-	-	-	-
Total current assets	14,166	17,155	20,040	22,571	7,561	18,672
Property and equipment, net	$178,813	$291,429	$354,534	$359,786	$305,502	$365,230
Deposits	$1,695	$1,895	$-	$3,693	$1,995	$2,795
Total assets	$194,674	$310,479	$374,574	$386,049	$315,058	$386,697

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,536	$3,277	$1,644	$5,112	$4,687	$9,102
Due to third party property managers	191	-	-	-	-	-
Due to (from) related parties	5,093	3,817	4,403	4,788	3,183	5,447
Total Current liabilities	11,821	7,094	6,046	9,900	7,870	14,549
Tenant deposits	1,695	1,895	-	3,693	1,995	2,795
Mortgage payable, net	103,270	213,309	181,791	-	-	-
Total Liabilities	116,787	222,298	187,837	13,592	9,865	17,344
Members’ equity (deficit)
Members’ capital	79,165	102,915	211,418	372,265	323,170	376,124
Retained earnings (accumulated deficit)	(1,278)	(14,734)	(24,681)	192	(17,977)	(6,771)
Total members’ equity (deficit)	77,887	88,181	186,737	372,457	305,193	369,353
Total liabilities and members’ equity (deficit)	$194,674	$310,479	$374,574	$386,049	$315,058	$386,697

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Clover	Coatbridge	Collier	Collinston	Conway	Cove
ASSETS
Current assets:
Cash	$1,549	$4,263	$448	$1,725	$11,536	$4,412
Other receivables	-	-	-	-	-	-
Prepaid expenses	214	2,076	27	1,095	630	219
Due from (to) third party property managers	4,962	707	2,288	6,426	3,060	4,137
Due from related parties	-	-	-	-	-	-
Total current assets	6,724	7,046	2,764	9,245	15,226	8,768
Property and equipment, net	$315,600	$257,522	$339,067	$196,326	$655,722	$205,190
Deposits	$1,995	$3,143	$2,445	$1,545	$3,645	$1,595
Total assets	$324,319	$267,711	$344,276	$207,116	$674,593	$215,553

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,678	$1,440	$4,728	$1,155	$7,291	$2,436
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	8,445	27,874	8,893	26,424	28,688	1,609
Total Current liabilities	12,123	29,314	13,621	27,578	35,979	4,045
Tenant deposits	1,995	3,143	2,445	1,545	3,645	1,595
Mortgage payable, net	-	173,246	-	134,889	-	-
Total Liabilities	14,118	205,702	16,066	164,012	39,624	5,640
Members’ equity (deficit)
Members’ capital	320,971	98,684	342,205	83,540	681,206	220,661
Retained earnings (accumulated deficit)	(10,770)	(36,675)	(13,995)	(40,436)	(46,238)	(10,749)
Total members’ equity (deficit)	310,201	62,009	328,210	43,104	634,968	209,912
Total liabilities and members’ equity (deficit)	$324,319	$267,711	$344,276	$207,116	$674,593	$215,553

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Creekside	Creekwood	Cumberland	Cupcake	Cypress	Daisy
ASSETS
Current assets:
Cash	$15,939	$13,633	$19,099	$14,523	$4,268	$14,944
Other receivables	-	-	-	-	-	-
Prepaid expenses	172	2,785	210	874	6,193	113
Due from (to) third party property managers	2,041	-	1,625	1	2,340	2,272
Due from related parties	-	-	-	-	-	-
Total current assets	18,152	16,418	20,933	15,398	12,801	17,329
Property and equipment, net	$296,921	$276,260	$282,779	$211,254	$349,399	$287,591
Deposits	$2,395	$2,695	$-	$1,595	$2,395	$1,695
Total assets	$317,469	$295,373	$303,712	$228,248	$364,595	$306,615

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$8,891	$1,617	$5,915	$1,833	$2,952	$8,830
Due to third party property managers	-	355	-	-	-	-
Due to (from) related parties	4,715	3,213	4,341	4,909	4,392	4,592
Total Current liabilities	13,607	5,185	10,256	6,742	7,344	13,423
Tenant deposits	2,395	2,695	-	1,595	2,395	1,695
Mortgage payable, net	-	141,318	-	150,107	179,144	-
Total Liabilities	16,002	149,198	10,256	158,444	188,882	15,118
Members’ equity (deficit)
Members’ capital	299,070	166,988	293,010	70,111	207,442	294,603
Retained earnings (accumulated deficit)	2,396	(20,812)	446	(308)	(31,730)	(3,106)
Total members’ equity (deficit)	301,467	146,175	293,456	69,804	175,712	291,497
Total liabilities and members’ equity (deficit)	$317,469	$295,373	$303,712	$228,248	$364,595	$306,615

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Davidson	Dawson	Delta	Dewberry	Diablo	Dogwood
ASSETS
Current assets:
Cash	$5,581	$2,881	$1,328	$4,629	$6,556	$13,283
Other receivables	-	-	-	-	-	-
Prepaid expenses	2,456	2,571	3,297	777	2,380	333
Due from (to) third party property managers	2,973	2,237	8,590	4,207	3,447	2,895
Due from related parties	-	-	-	-	-	-
Total current assets	11,010	7,689	13,215	9,614	12,384	16,510
Property and equipment, net	$196,992	$212,480	$329,905	$175,524	$281,340	$229,432
Deposits	$1,595	$1,745	$3,443	$2,393	$2,145	$2,243
Total assets	$209,597	$221,914	$346,562	$187,530	$295,869	$248,184

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,793	$1,509	$1,589	$1,639	$3,816	$3,241
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	15,198	25,321	89,344	13,897	31,063	6,144
Total Current liabilities	16,991	26,830	90,932	15,536	34,879	9,385
Tenant deposits	1,595	1,745	3,443	2,393	2,145	2,243
Mortgage payable, net	145,312	144,259	224,546	119,464	205,783	-
Total Liabilities	163,898	172,834	318,921	137,393	242,807	11,628
Members’ equity (deficit)
Members’ capital	71,881	83,381	118,838	69,513	100,421	236,823
Retained earnings (accumulated deficit)	(26,183)	(34,301)	(91,197)	(19,375)	(47,360)	(266)
Total members’ equity (deficit)	45,699	49,080	27,641	50,137	53,062	236,557
Total liabilities and members’ equity (deficit)	$209,597	$221,914	$346,562	$187,530	$295,869	$248,184

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Dolittle	Dolly	Dops	Dorchester	Dunbar	Eagle
ASSETS
Current assets:
Cash	$508	$5,931	$9,006	$2,532	$14,609	$20,805
Other receivables	-	-	-	-	-	-
Prepaid expenses	2,298	249	170	703	-	2,253
Due from (to) third party property managers	2,367	-	2,397	2,137	-	-
Due from related parties	-	-	-	-	-	-
Total current assets	5,173	6,180	11,573	5,372	14,609	23,057
Property and equipment, net	$286,465	$658,507	$197,772	$328,520	$318,879	$265,092
Deposits	$3,443	$3,995	$2,093	$2,195	$2,993	$1,995
Total assets	$295,081	$668,682	$211,437	$336,087	$336,480	$290,144

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,140	$7,333	$3,379	$5,249	$4,497	$3,257
Due to third party property managers	-	1,373	-	-	213	2,489
Due to (from) related parties	3,898	7,588	2,387	8,723	52,121	3,662
Total Current liabilities	7,038	16,294	5,766	13,971	56,831	9,408
Tenant deposits	3,443	3,995	2,093	2,195	2,993	1,995
Mortgage payable, net	205,469	-	-	-	-	131,761
Total Liabilities	215,950	20,289	7,859	16,166	59,823	143,164
Members’ equity (deficit)
Members’ capital	99,606	693,693	207,715	346,664	322,376	150,295
Retained earnings (accumulated deficit)	(20,475)	(45,300)	(4,137)	(26,743)	(45,720)	(3,315)
Total members’ equity (deficit)	79,131	648,393	203,579	319,921	276,657	146,980
Total liabilities and members’ equity (deficit)	$295,081	$668,682	$211,437	$336,087	$336,480	$290,144

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Eastfair	Eastwood	Elevation	Ella	Ellen	Elm
ASSETS
Current assets:
Cash	$3,549	$15,245	$2,061	$6,994	$24,230	$2,563
Other receivables	-	-	-	-	-	-
Prepaid expenses	3,001	245	1,935	193	350	2,557
Due from (to) third party property managers	2,447	-	1,738	1,815	1,792	3,547
Due from related parties	-	-	-	-	-	-
Total current assets	8,996	15,490	5,733	9,002	26,372	8,667
Property and equipment, net	$198,590	$314,512	$257,521	$253,465	$243,927	$153,393
Deposits	$1,949	$-	$1,895	$1,795	$2,693	$1,495
Total assets	$209,534	$330,001	$265,149	$264,262	$272,992	$163,555

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,816	$3,461	$2,194	$4,173	$5,550	$1,574
Due to third party property managers	-	1,036	-	-	-	-
Due to (from) related parties	18,312	1,199	40,344	3,605	2,738	13,855
Total Current liabilities	20,128	5,696	42,538	7,778	8,288	15,429
Tenant deposits	1,949	-	1,895	1,795	2,693	1,495
Mortgage payable, net	147,981	-	170,412	-	-	105,843
Total Liabilities	170,058	5,696	214,845	9,573	10,981	122,767
Members’ equity (deficit)
Members’ capital	60,968	345,172	101,624	266,881	267,078	61,498
Retained earnings (accumulated deficit)	(21,492)	(20,866)	(51,320)	(12,191)	(5,067)	(20,709)
Total members’ equity (deficit)	39,476	324,306	50,304	254,689	262,011	40,788
Total liabilities and members’ equity (deficit)	$209,534	$330,001	$265,149	$264,262	$272,992	$163,555

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Emporia	Ensenada	Falcon	Felix	Fenwick	Fletcher
ASSETS
Current assets:
Cash	$4,297	$10,697	$17,280	$10,729	$19,938	$18,220
Other receivables	-	-	-	2,641	-	-
Prepaid expenses	2,546	3,169	2,347	334	518	-
Due from (to) third party property managers	2,474	-	280	1,475	6,215	2,433
Due from related parties	-	-	-	-	-	-
Total current assets	9,316	13,866	19,907	15,179	26,671	20,653
Property and equipment, net	$331,861	$525,661	$265,772	$249,222	$293,900	$172,849
Deposits	$2,495	$-	$1,950	$2,393	$-	$1,395
Total assets	$343,672	$539,527	$287,629	$266,794	$320,571	$194,897

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,367	$(1,416)	$3,891	$4,031	$4,649	$2,958
Due to third party property managers	-	1,687	-	-	-	-
Due to (from) related parties	17,683	9,662	3,444	2,893	3,809	2,055
Total Current liabilities	20,050	9,933	7,335	6,924	8,458	5,013
Tenant deposits	2,495	-	1,950	2,393	-	1,395
Mortgage payable, net	242,621	388,638	131,751	-	-	-
Total Liabilities	265,166	398,571	141,036	9,317	8,458	6,408
Members’ equity (deficit)
Members’ capital	121,552	185,227	149,262	260,710	312,982	193,817
Retained earnings (accumulated deficit)	(43,046)	(44,271)	(2,668)	(3,233)	(869)	(5,328)
Total members’ equity (deficit)	78,506	140,956	146,593	257,477	312,113	188,489
Total liabilities and members’ equity (deficit)	$343,672	$539,527	$287,629	$266,794	$320,571	$194,897

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Folly	Forest	Foster	Franklin	Gardens	General
ASSETS
Current assets:
Cash	$16,282	$3,387	$28,430	$13,068	$2,542	$12,941
Other receivables	-	-	-	-	-	-
Prepaid expenses	556	3,654	-	523	2,198	467
Due from (to) third party property managers	2,179	14,381	2,314	2,094	2,991	2,017
Due from related parties	-	-	-	-	-	-
Total current assets	19,016	21,422	30,744	15,685	7,731	15,425
Property and equipment, net	$302,990	$335,052	$307,230	$297,697	$214,141	$310,459
Deposits	$2,695	$2,445	$2,349	$2,595	$1,595	$2,495
Total assets	$324,701	$358,919	$340,322	$315,977	$223,467	$328,378

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,652	$1,718	$4,829	$7,335	$1,284	$4,345
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	25,843	60,709	6,414	3,012	13,345	4,315
Total Current liabilities	30,496	62,427	11,243	10,347	14,629	8,660
Tenant deposits	2,695	2,445	2,349	2,595	1,595	2,495
Mortgage payable, net	-	225,289	-	-	134,859	-
Total Liabilities	33,191	290,162	13,592	12,942	151,083	11,155
Members’ equity (deficit)
Members’ capital	313,671	136,376	327,159	319,920	88,792	334,399
Retained earnings (accumulated deficit)	(22,160)	(67,618)	(429)	(16,884)	(16,408)	(17,176)
Total members’ equity (deficit)	291,511	68,758	326,731	303,035	72,384	317,223
Total liabilities and members’ equity (deficit)	$324,701	$358,919	$340,322	$315,977	$223,467	$328,378

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Goose	Grant	Greenhill	Gretal	Grove	Hadden
ASSETS
Current assets:
Cash	$14,339	$9,655	$3,654	$18,240	$3,720	$6,809
Other receivables	-	-	-	-	-	-
Prepaid expenses	2,365	3,079	2,815	197	1,822	2,191
Due from (to) third party property managers	240	5,433	3,342	2,459	2,457	3,445
Due from related parties	-	-	-	-	-	-
Total current assets	16,944	18,167	9,811	20,896	7,998	12,445
Property and equipment, net	$247,045	$350,578	$307,931	$433,120	$222,016	$207,823
Deposits	$1,950	$-	$3,119	$2,395	$1,869	$1,645
Total assets	$265,939	$368,744	$320,861	$456,411	$231,883	$221,913

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,252	$2,145	$2,149	$5,480	$1,256	$2,156
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	3,332	5,047	3,686	5,716	11,769	2,800
Total Current liabilities	5,584	7,192	5,834	11,196	13,025	4,955
Tenant deposits	1,950	-	3,119	2,395	1,869	1,645
Mortgage payable, net	122,685	256,547	225,524	-	155,713	141,821
Total Liabilities	130,219	263,739	234,477	13,591	170,608	148,421
Members’ equity (deficit)
Members’ capital	138,907	127,106	101,605	461,117	81,632	82,546
Retained earnings (accumulated deficit)	(3,187)	(22,100)	(15,221)	(18,297)	(20,357)	(9,055)
Total members’ equity (deficit)	135,720	105,006	86,384	442,820	61,275	73,491
Total liabilities and members’ equity (deficit)	$265,939	$368,744	$320,861	$456,411	$231,883	$221,913

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Hansard	Hansel	Hargrave	Harrison	Henry	Heritage
ASSETS
Current assets:
Cash	$20,615	$7,813	$17,392	$19,360	$455	$19,502
Other receivables	-	-	-	-	-	-
Prepaid expenses	100	3,619	199	2,663	63	3,350
Due from (to) third party property managers	2,155	-	1,472	2,426	-	2,775
Due from related parties	-	-	-	-	-	-
Total current assets	22,871	11,432	19,063	24,449	517	25,628
Property and equipment, net	$293,222	$388,522	$230,167	$438,181	$410,855	$279,722
Deposits	$2,450	$-	$3,190	$3,045	$2,395	$1,995
Total assets	$318,542	$399,954	$252,421	$465,675	$413,767	$307,344

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,686	$1,381	$2,826	$5,667	$7,096	$1,488
Due to third party property managers	-	124	-	-	2,427	-
Due to (from) related parties	3,828	18,810	3,151	5,766	44,613	32,682
Total Current liabilities	8,515	20,315	5,976	11,432	54,137	34,170
Tenant deposits	2,450	-	3,190	3,045	2,395	1,995
Mortgage payable, net	-	197,498	-	224,962	-	200,892
Total Liabilities	10,965	217,812	9,166	239,439	56,532	237,056
Members’ equity (deficit)
Members’ capital	306,483	227,015	257,242	251,143	420,402	100,507
Retained earnings (accumulated deficit)	1,095	(44,873)	(13,988)	(24,907)	(63,166)	(30,219)
Total members’ equity (deficit)	307,578	182,142	243,254	226,235	357,236	70,288
Total liabilities and members’ equity (deficit)	$318,542	$399,954	$252,421	$465,675	$413,767	$307,344

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Heron	Highland	Hines	Hobbes	Holcomb	Holland
ASSETS
Current assets:
Cash	$1,099	$4,233	$2,993	$16,261	$17,374	$2,501
Other receivables	-	-	-	-	-	-
Prepaid expenses	2,177	-	-	199	-	2,374
Due from (to) third party property managers	2,895	2,820	1,624	1,287	715	2,201
Due from related parties	-	-	-	-	-	-
Total current assets	6,172	7,052	4,617	17,747	18,089	7,075
Property and equipment, net	$275,939	$273,970	$250,520	$230,468	$338,142	$196,507
Deposits	$2,369	$2,843	$1,845	$2,393	$2,095	$2,168
Total assets	$284,480	$283,865	$256,982	$250,608	$358,326	$205,749

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,401	$4,573	$3,570	$4,070	$5,146	$1,155
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	3,331	3,569	6,611	3,002	9,228	3,345
Total Current liabilities	5,733	8,142	10,181	7,072	14,375	4,500
Tenant deposits	2,369	2,843	1,845	2,393	2,095	2,168
Mortgage payable, net	198,806	-	-	-	-	145,317
Total Liabilities	206,907	10,984	12,026	9,465	16,470	151,984
Members’ equity (deficit)
Members’ capital	99,250	277,269	253,716	257,651	353,342	83,291
Retained earnings (accumulated deficit)	(21,678)	(4,388)	(8,759)	(16,508)	(11,485)	(29,526)
Total members’ equity (deficit)	77,572	272,881	244,957	241,143	341,857	53,765
Total liabilities and members’ equity (deficit)	$284,480	$283,865	$256,982	$250,608	$358,326	$205,749

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Hollandaise	Holloway	Inglewood	Irene	Jack	Jake
ASSETS
Current assets:
Cash	$2,926	$7,337	$8,005	$19,965	$4,202	$10,949
Other receivables	-	-	-	-	-	-
Prepaid expenses	2,791	2,338	1,033	211	3,151	380
Due from (to) third party property managers	6,366	2,949	2,716	1,468	835	6,599
Due from related parties	-	-	-	-	-	-
Total current assets	12,083	12,624	11,753	21,644	8,187	17,928
Property and equipment, net	$346,109	$313,919	$650,259	$172,849	$397,933	$561,113
Deposits	$1,895	$3,719	$3,445	$1,395	$-	$2,895
Total assets	$360,087	$330,262	$665,457	$195,888	$406,121	$581,937

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,124	$1,937	$8,261	$3,457	$1,261	$7,373
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	13,553	13,608	8,274	2,001	5,082	31,523
Total Current liabilities	15,677	15,544	16,535	5,459	6,343	38,896
Tenant deposits	1,895	3,719	3,445	1,395	-	2,895
Mortgage payable, net	253,041	218,344	-	-	286,926	-
Total Liabilities	270,613	237,607	19,980	6,854	293,269	41,791
Members’ equity (deficit)
Members’ capital	136,603	120,379	685,274	194,189	145,082	581,032
Retained earnings (accumulated deficit)	(47,129)	(27,725)	(39,797)	(5,155)	(32,230)	(40,886)
Total members’ equity (deficit)	89,473	92,654	645,477	189,035	112,852	540,146
Total liabilities and members’ equity (deficit)	$360,087	$330,262	$665,457	$195,888	$406,121	$581,937

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Jefferson	Jill	Johnny	June	Jupiter	Kawana
ASSETS
Current assets:
Cash	$18,399	$11,613	$42,500	$31,022	$1,809	$12,409
Other receivables	-	-	-	-	-	-
Prepaid expenses	873	4,966	177	178	1,407	2,372
Due from (to) third party property managers	2,127	2,159	293	3,255	1,588	1,110
Due from related parties	-	-	-	-	-	-
Total current assets	21,399	18,739	42,970	34,455	4,804	15,891
Property and equipment, net	$265,493	$383,737	$559,241	$559,241	$196,322	$260,585
Deposits	$2,595	$2,195	$-	$3,545	$1,550	$2,543
Total assets	$289,487	$404,670	$602,211	$597,241	$202,676	$279,019

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,258	$1,730	$6,552	$9,491	$1,281	$1,753
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	3,486	4,461	67,780	48,073	3,195	3,665
Total Current liabilities	7,744	6,191	74,332	57,564	4,475	5,418
Tenant deposits	2,595	2,195	-	3,545	1,550	2,543
Mortgage payable, net	-	196,822	-	-	138,117	190,477
Total Liabilities	10,339	205,208	74,332	61,109	144,142	198,437
Members’ equity (deficit)
Members’ capital	278,828	224,819	576,016	577,965	82,858	93,987
Retained earnings (accumulated deficit)	320	(25,357)	(48,137)	(41,833)	(24,325)	(13,406)
Total members’ equity (deficit)	279,148	199,462	527,879	536,132	58,534	80,581
Total liabilities and members’ equity (deficit)	$289,487	$404,670	$602,211	$597,241	$202,676	$279,019

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood
ASSETS
Current assets:
Cash	$16,109	$8,376	$741	$3,532	$5,351	$493
Other receivables	-	-	-	-	-	-
Prepaid expenses	288	249	1,402	1,369	82	3,001
Due from (to) third party property managers	1,598	-	4,242	-	2,966	1,846
Due from related parties	-	-	-	-	-	-
Total current assets	17,996	8,625	6,385	4,901	8,398	5,339
Property and equipment, net	$405,634	$658,507	$317,722	$250,359	$291,084	$248,452
Deposits	$2,595	$-	$1,995	$-	$2,869	$2,393
Total assets	$426,225	$667,133	$326,102	$255,259	$302,350	$256,183

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,155	$8,029	$4,107	$1,262	$1,890	$2,427
Due to third party property managers	-	305	-	2,442	-	-
Due to (from) related parties	10,633	7,375	20,821	3,044	17,134	3,008
Total Current liabilities	16,788	15,709	24,927	6,748	19,024	5,435
Tenant deposits	2,595	-	1,995	-	2,869	2,393
Mortgage payable, net	-	-	235,597	125,383	212,398	180,038
Total Liabilities	19,383	15,709	262,519	132,131	234,291	187,866
Members’ equity (deficit)
Members’ capital	422,033	693,678	118,655	148,368	98,088	89,645
Retained earnings (accumulated deficit)	(15,190)	(42,255)	(55,073)	(25,239)	(30,029)	(21,328)
Total members’ equity (deficit)	406,843	651,423	63,582	123,129	68,059	68,317
Total liabilities and members’ equity (deficit)	$426,225	$667,133	$326,102	$255,259	$302,350	$256,183

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Korin	Lallie	Lanier	Lannister	Latte	Lennox
ASSETS
Current assets:
Cash	$19,720	$4,604	$5,838	$2,817	$15,000	$4,980
Other receivables	-	-	-	-	-	-
Prepaid expenses	-	883	3,604	3,692	289	1,133
Due from (to) third party property managers	1,869	3,387	-	1,013	3,397	2,671
Due from related parties	-	-	-	-	-	-
Total current assets	21,589	8,874	9,442	7,522	18,685	8,784
Property and equipment, net	$268,503	$351,771	$363,587	$170,512	$348,255	$200,162
Deposits	$1,995	$2,295	$2,395	$1,943	$3,293	$1,795
Total assets	$292,087	$362,940	$375,424	$179,977	$370,233	$210,741

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$7,488	$1,782	$1,616	$1,164	$4,916	$1,702
Due to third party property managers	-	-	1,491	-	-	-
Due to (from) related parties	3,614	56,618	9,466	13,089	8,954	9,048
Total Current liabilities	11,102	58,400	12,573	14,253	13,869	10,749
Tenant deposits	1,995	2,295	2,395	1,943	3,293	1,795
Mortgage payable, net	-	237,669	261,368	112,653	-	137,818
Total Liabilities	13,097	298,364	276,335	128,848	17,162	150,362
Members’ equity (deficit)
Members’ capital	278,098	121,958	130,156	76,971	355,153	75,992
Retained earnings (accumulated deficit)	893	(57,382)	(31,068)	(25,842)	(2,083)	(15,613)
Total members’ equity (deficit)	278,990	64,576	99,089	51,129	353,071	60,379
Total liabilities and members’ equity (deficit)	$292,087	$362,940	$375,424	$179,977	$370,233	$210,741

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Lierly	Lily	Limestone	Litton	Longwoods	Lookout
ASSETS
Current assets:
Cash	$17,807	$10,076	$1,996	$23,688	$16,523	$8,233
Other receivables	-	-	-	-	-	-
Prepaid expenses	35	5,547	1,453	223	-	104
Due from (to) third party property managers	-	2,874	889	1,528	727	622
Due from related parties	-	-	-	-	-	-
Total current assets	17,842	18,497	4,339	25,439	17,250	8,959
Property and equipment, net	$194,803	$497,050	$271,632	$309,476	$264,064	$328,741
Deposits	$1,750	$2,395	$2,095	$-	$1,995	$2,145
Total assets	$214,395	$517,942	$278,066	$334,916	$283,310	$339,845

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$7,270	$217	$1,892	$4,681	$4,602	$4,587
Due to third party property managers	233	-	-	-	-	-
Due to (from) related parties	5,440	69,641	17,892	3,894	3,308	7,924
Total Current liabilities	12,942	69,858	19,784	8,576	7,910	12,511
Tenant deposits	1,750	2,395	2,095	-	1,995	2,145
Mortgage payable, net	129,839	308,697	200,936	157,267	-	-
Total Liabilities	144,532	380,949	222,815	165,842	9,905	14,656
Members’ equity (deficit)
Members’ capital	68,875	209,864	107,168	177,787	284,369	333,382
Retained earnings (accumulated deficit)	989	(72,870)	(51,917)	(8,714)	(10,964)	(8,194)
Total members’ equity (deficit)	69,863	136,993	55,251	169,073	273,404	325,189
Total liabilities and members’ equity (deficit)	$214,395	$517,942	$278,066	$334,916	$283,310	$339,845

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Loretta	Louis	Louise	Lovejoy	Luna	Lurleen
ASSETS
Current assets:
Cash	$11,318	$22,815	$3,036	$3,866	$4,022	$4,445
Other receivables	-	-	-	-	-	-
Prepaid expenses	630	562	2,631	2,273	1,040	216
Due from (to) third party property managers	3,012	5,033	1,721	1,235	-	2,641
Due from related parties	-	-	-	-	-	-
Total current assets	14,960	28,409	7,388	7,374	5,062	7,302
Property and equipment, net	$655,350	$263,982	$261,437	$278,385	$198,590	$219,356
Deposits	$3,445	$1,895	$1,895	$1,995	$1,895	$1,695
Total assets	$673,755	$294,287	$270,720	$287,753	$205,547	$228,353

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$14,744	$4,409	$1,531	$2,538	$1,793	$4,455
Due to third party property managers	-	-	-	-	1,213	-
Due to (from) related parties	8,131	3,126	2,752	14,214	16,385	8,788
Total Current liabilities	22,875	7,534	4,283	16,752	19,391	13,243
Tenant deposits	3,445	1,895	1,895	1,995	1,895	1,695
Mortgage payable, net	-	-	180,044	202,996	147,981	108,075
Total Liabilities	26,320	9,429	186,221	221,743	169,267	123,013
Members’ equity (deficit)
Members’ capital	665,346	286,838	99,248	98,315	64,864	125,045
Retained earnings (accumulated deficit)	(17,911)	(1,981)	(14,749)	(32,306)	(28,584)	(19,704)
Total members’ equity (deficit)	647,435	284,857	84,499	66,010	36,279	105,340
Total liabilities and members’ equity (deficit)	$673,755	$294,287	$270,720	$287,753	$205,547	$228,353

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Madison	Mae	Magnolia	Malbec	Mammoth	Marcelo
ASSETS
Current assets:
Cash	$5,143	$10,695	$21,450	$8,540	$858	$11,473
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,358	397	1,665	919	3,098	-
Due from (to) third party property managers	3,543	3,345	1,160	-	895	1,705
Due from related parties	-	-	-	-	-	-
Total current assets	10,044	14,436	24,274	9,459	4,852	13,178
Property and equipment, net	$196,050	$338,043	$242,780	$294,046	$323,304	$272,481
Deposits	$2,174	$4,190	$-	$2,295	$2,095	$1,945
Total assets	$208,267	$356,669	$267,054	$305,800	$330,250	$287,603

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,179	$5,170	$2,194	$1,841	$1,440	$4,071
Due to third party property managers	-	-	-	6,810	-	-
Due to (from) related parties	18,527	4,587	30,485	5,781	39,571	4,120
Total Current liabilities	19,706	9,758	32,680	14,432	41,011	8,190
Tenant deposits	2,174	4,190	-	2,295	2,095	1,945
Mortgage payable, net	99,895	-	171,057	204,967	235,655	-
Total Liabilities	121,774	13,948	203,737	221,695	278,761	10,135
Members’ equity (deficit)
Members’ capital	116,937	348,026	88,929	100,695	119,073	287,421
Retained earnings (accumulated deficit)	(30,444)	(5,305)	(25,612)	(16,590)	(67,584)	(9,953)
Total members’ equity (deficit)	86,493	342,722	63,317	84,105	51,489	277,468
Total liabilities and members’ equity (deficit)	$208,267	$356,669	$267,054	$305,800	$330,250	$287,603

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Marie	Marietta	Marion	Marple	Martell	Mary
ASSETS
Current assets:
Cash	$22,989	$4,533	$1,584	$15,930	$1,704	$18,349
Other receivables	-	-	-	-	-	-
Prepaid expenses	105	2,502	1,169	-	-	481
Due from (to) third party property managers	2,421	848	1,755	-	1,705	2,042
Due from related parties	-	-	-	-	-	-
Total current assets	25,515	7,883	4,508	15,930	3,408	20,872
Property and equipment, net	$309,014	$289,547	$259,383	$172,045	$254,819	$266,239
Deposits	$2,745	$2,195	$2,295	$2,093	$1,945	$2,095
Total assets	$337,274	$299,624	$266,186	$190,068	$260,172	$289,205

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,952	$1,767	$4,281	$3,348	$4,365	$4,682
Due to third party property managers	-	-	-	1,121	-	-
Due to (from) related parties	4,258	13,150	2,816	2,794	3,197	3,323
Total Current liabilities	9,210	14,916	7,097	7,263	7,561	8,005
Tenant deposits	2,745	2,195	2,295	2,093	1,945	2,095
Mortgage payable, net	-	148,541	-	-	-	-
Total Liabilities	11,955	165,653	9,392	9,355	9,506	10,100
Members’ equity (deficit)
Members’ capital	321,240	170,613	274,571	188,243	277,843	281,932
Retained earnings (accumulated deficit)	4,079	(36,641)	(17,778)	(7,531)	(27,177)	(2,826)
Total members’ equity (deficit)	325,319	133,972	256,794	180,712	250,666	279,106
Total liabilities and members’ equity (deficit)	$337,274	$299,624	$266,186	$190,068	$260,172	$289,205

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Matchingham	McGregor	McLovin	Meadow	Mimosa	Mojave
ASSETS
Current assets:
Cash	$6,183	$6,131	$2,381	$8,762	$8,848	$3,204
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,104	-	3,636	1,869	81	778
Due from (to) third party property managers	2,560	1,864	2,874	2,746	3,636	2,169
Due from related parties	-	-	-	-	-	-
Total current assets	9,846	7,995	8,891	13,377	12,565	6,150
Property and equipment, net	$196,930	$285,788	$495,700	$298,294	$203,872	$224,989
Deposits	$2,095	$1,895	$3,495	$-	$1,495	$2,195
Total assets	$208,871	$295,678	$508,085	$311,670	$217,933	$233,334

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,285	$4,950	$(1,249)	$1,991	$4,140	$1,763
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	3,025	8,323	10,404	4,889	2,427	4,945
Total Current liabilities	5,310	13,274	9,155	6,880	6,567	6,707
Tenant deposits	2,095	1,895	3,495	-	1,495	2,195
Mortgage payable, net	144,680	-	364,286	212,755	105,753	160,176
Total Liabilities	152,086	15,169	376,936	219,635	113,815	169,079
Members’ equity (deficit)
Members’ capital	65,618	292,739	167,504	127,483	119,460	68,201
Retained earnings (accumulated deficit)	(8,832)	(12,229)	(36,355)	(35,447)	(15,343)	(3,946)
Total members’ equity (deficit)	56,785	280,510	131,149	92,035	104,118	64,256
Total liabilities and members’ equity (deficit)	$208,871	$295,678	$508,085	$311,670	$217,933	$233,334

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Murphy	Mycroft	Nugget	Odessa	Olive	Oly
ASSETS
Current assets:
Cash	$3,655	$16,142	$9,267	$5,678	$3,723	$7,885
Other receivables	-	-	-	-	-	-
Prepaid expenses	2,168	-	-	3,775	2,084	3,312
Due from (to) third party property managers	1,189	1,300	2,714	2,871	5,432	2,868
Due from related parties	-	-	-	-	-	-
Total current assets	7,012	17,441	11,981	12,324	11,239	14,065
Property and equipment, net	$277,204	$175,943	$533,414	$496,685	$217,174	$496,278
Deposits	$1,995	$1,645	$3,295	$3,395	$1,895	$2,995
Total assets	$286,211	$195,029	$548,691	$512,404	$230,308	$513,337

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,888	$3,559	$10,760	$(918)	$1,817	$(1,073)
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	3,373	2,749	17,377	40,085	21,032	9,335
Total Current liabilities	6,261	6,308	28,137	39,168	22,850	8,262
Tenant deposits	1,995	1,645	3,295	3,395	1,895	2,995
Mortgage payable, net	205,163	-	-	371,268	124,290	364,989
Total Liabilities	213,419	7,953	31,432	413,830	149,035	376,246
Members’ equity (deficit)
Members’ capital	96,277	190,376	535,516	182,119	110,735	168,662
Retained earnings (accumulated deficit)	(23,486)	(3,300)	(18,257)	(83,545)	(29,462)	(31,570)
Total members’ equity (deficit)	72,792	187,076	517,258	98,574	81,273	137,091
Total liabilities and members’ equity (deficit)	$286,211	$195,029	$548,691	$512,404	$230,308	$513,337

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer
ASSETS
Current assets:
Cash	$6,619	$7,263	$7,054	$12,737	$1,253	$11,280
Other receivables	-	458	-	-	-	-
Prepaid expenses	-	752	2,196	362	2,150	509
Due from (to) third party property managers	2,476	-	1,870	3,340	3,619	2,206
Due from related parties	-	-	-	-	-	-
Total current assets	9,095	8,472	11,119	16,438	7,022	13,995
Property and equipment, net	$331,389	$250,430	$274,658	$337,743	$378,228	$291,856
Deposits	$2,295	$3,390	$1,695	$2,295	$2,319	$1,895
Total assets	$342,779	$262,293	$287,472	$356,476	$387,570	$307,747

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,512	$4,145	$6,088	$4,190	$2,275	$4,265
Due to third party property managers	-	70	-	-	-	-
Due to (from) related parties	3,393	2,620	2,823	8,553	73,905	7,653
Total Current liabilities	6,905	6,834	8,911	12,743	76,181	11,917
Tenant deposits	2,295	3,390	1,695	2,295	2,319	1,895
Mortgage payable, net	-	-	-	-	271,803	-
Total Liabilities	9,200	10,224	10,606	15,038	350,302	13,812
Members’ equity (deficit)
Members’ capital	341,559	268,363	300,200	349,897	133,171	310,723
Retained earnings (accumulated deficit)	(7,981)	(16,295)	(23,335)	(8,459)	(95,903)	(16,789)
Total members’ equity (deficit)	333,578	252,068	276,866	341,438	37,268	293,934
Total liabilities and members’ equity (deficit)	$342,779	$262,293	$287,472	$356,476	$387,570	$307,747

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont
ASSETS
Current assets:
Cash	$7,225	$7,204	$5,602	$17,193	$21,133	$14,919
Other receivables	-	-	-	-	-	-
Prepaid expenses	55	1,262	233	31	239	2,936
Due from (to) third party property managers	-	861	1,004	-	1,613	2,176
Due from related parties	-	-	-	-	-	-
Total current assets	7,280	9,326	6,839	17,224	22,985	20,031
Property and equipment, net	$196,076	$204,539	$519,889	$189,647	$222,975	$366,766
Deposits	$1,595	$2,093	$2,945	$1,750	$1,595	$2,295
Total assets	$204,952	$215,958	$529,673	$208,621	$247,555	$389,092

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,743	$1,891	$7,015	$6,711	$3,538	$1,651
Due to third party property managers	1,006	-	-	620	-	-
Due to (from) related parties	5,578	2,545	13,723	5,804	2,257	4,570
Total Current liabilities	12,327	4,436	20,739	13,134	5,795	6,220
Tenant deposits	1,595	2,093	2,945	1,750	1,595	2,295
Mortgage payable, net	107,862	145,287	-	112,414	-	188,168
Total Liabilities	121,784	151,815	23,684	127,299	7,390	196,684
Members’ equity (deficit)
Members’ capital	91,778	74,768	538,041	80,369	246,718	223,008
Retained earnings (accumulated deficit)	(8,611)	(10,626)	(32,052)	953	(6,552)	(30,600)
Total members’ equity (deficit)	83,167	64,142	505,989	81,322	240,166	192,408
Total liabilities and members’ equity (deficit)	$204,952	$215,958	$529,673	$208,621	$247,555	$389,092

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Pinot	Pioneer	Plumtree	Point	Porthos	Quincy
ASSETS
Current assets:
Cash	$11,005	$6,382	$18,527	$1,303	$19,433	$17,681
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,650	47	32	4,322	-	-
Due from (to) third party property managers	-	-	1,495	585	2,201	1,639
Due from related parties	-	-	-	-	-	-
Total current assets	12,655	6,429	20,053	6,210	21,634	19,319
Property and equipment, net	$296,883	$559,375	$183,172	$363,122	$296,549	$522,265
Deposits	$2,395	$-	$1,550	$2,095	$2,295	$3,495
Total assets	$311,933	$565,804	$204,775	$371,427	$320,478	$545,079

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,831	$8,132	$6,636	$1,544	$4,976	$9,429
Due to third party property managers	2,836	134	-	-	-	-
Due to (from) related parties	6,109	16,021	5,951	8,932	3,820	37,001
Total Current liabilities	10,776	24,287	12,587	10,476	8,796	46,431
Tenant deposits	2,395	-	1,550	2,095	2,295	3,495
Mortgage payable, net	207,094	-	110,054	265,191	-	-
Total Liabilities	220,265	24,287	124,191	277,762	11,091	49,926
Members’ equity (deficit)
Members’ capital	101,720	571,678	77,189	131,165	315,059	542,040
Retained earnings (accumulated deficit)	(10,052)	(30,161)	3,395	(37,500)	(5,672)	(46,886)
Total members’ equity (deficit)	91,668	541,517	80,584	93,665	309,387	495,154
Total liabilities and members’ equity (deficit)	$311,933	$565,804	$204,775	$371,427	$320,478	$545,079

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Redondo	Regency	Reginald	Reynolds	Ribbonwalk	Richardson
ASSETS
Current assets:
Cash	$7,915	$19,727	$15,668	$22,451	$11,672	$17,795
Other receivables	-	-	-	-	-	-
Prepaid expenses	208	711	275	491	2,156	215
Due from (to) third party property managers	3,534	1,602	4,530	2,685	1,394	1,725
Due from related parties	-	-	-	-	-	-
Total current assets	11,657	22,040	20,472	25,627	15,222	19,735
Property and equipment, net	$302,049	$266,620	$421,846	$410,397	$298,298	$300,565
Deposits	$-	$3,793	$4,293	$2,495	$1,995	$1,995
Total assets	$313,706	$292,453	$446,611	$438,519	$315,516	$322,295

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,691	$7,429	$7,537	$6,097	$1,391	$8,035
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	4,081	3,093	31,062	10,713	16,552	4,338
Total Current liabilities	8,771	10,522	38,599	16,810	17,943	12,373
Tenant deposits	-	3,793	4,293	2,495	1,995	1,995
Mortgage payable, net	154,875	135,094	-	-	221,786	-
Total Liabilities	163,646	149,408	42,891	19,305	241,724	14,368
Members’ equity (deficit)
Members’ capital	176,602	150,315	437,990	423,806	112,476	316,062
Retained earnings (accumulated deficit)	(26,543)	(7,270)	(34,270)	(4,592)	(38,684)	(8,134)
Total members’ equity (deficit)	150,060	143,045	403,720	419,214	73,792	307,927
Total liabilities and members’ equity (deficit)	$313,706	$292,453	$446,611	$438,519	$315,516	$322,295

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Richmond	Ridge	Ritter	River	Riverwalk	Rooney
ASSETS
Current assets:
Cash	$28,039	$2,945	$6,811	$5,682	$14,667	$9,748
Other receivables	-	-	-	-	-	-
Prepaid expenses	347	1,520	103	1,593	-	3,365
Due from (to) third party property managers	2,410	2,745	1,961	2,817	1	2,433
Due from related parties	-	-	-	-	-	-
Total current assets	30,796	7,210	8,875	10,092	14,668	15,547
Property and equipment, net	$375,812	$201,085	$480,633	$246,279	$377,200	$348,383
Deposits	$2,695	$2,543	$2,495	$3,293	$3,993	$2,095
Total assets	$409,303	$210,838	$492,003	$259,664	$395,861	$366,025

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,328	$1,803	$6,667	$2,341	$4,918	$1,207
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	4,703	3,608	30,256	4,319	8,965	16,073
Total Current liabilities	11,031	5,411	36,923	6,660	13,883	17,280
Tenant deposits	2,695	2,543	2,495	3,293	3,993	2,095
Mortgage payable, net	-	138,461	-	170,412	-	256,547
Total Liabilities	13,726	146,415	39,418	180,364	17,876	275,922
Members’ equity (deficit)
Members’ capital	406,114	76,459	510,161	90,545	389,527	126,966
Retained earnings (accumulated deficit)	(10,536)	(12,036)	(57,576)	(11,246)	(11,542)	(36,864)
Total members’ equity (deficit)	395,577	64,424	452,585	79,299	377,985	90,102
Total liabilities and members’ equity (deficit)	$409,303	$210,838	$492,003	$259,664	$395,861	$366,025

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Roseberry	Rosewood	Roxy	Saddlebred	Saint	Sajni
ASSETS
Current assets:
Cash	$2,519	$764	$6,970	$13,484	$14,086	$268
Other receivables	-	-	-	1,377	-	-
Prepaid expenses	2,178	1,337	2,151	2,670	2,335	10
Due from (to) third party property managers	873	3,251	2,262	4,607	2,185	2,337
Due from related parties	-	-	-	-	-	-
Total current assets	5,570	5,352	11,383	22,139	18,606	2,615
Property and equipment, net	$303,881	$257,226	$309,806	$452,190	$303,092	$302,059
Deposits	$3,443	$2,768	$1,995	$4,168	$2,495	$2,745
Total assets	$312,894	$265,346	$323,184	$478,497	$324,193	$307,418

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,351	$1,621	$1,630	$(22)	$1,970	$3,607
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	5,380	2,993	18,361	32,413	4,160	5,577
Total Current liabilities	7,731	4,613	19,992	32,391	6,130	9,184
Tenant deposits	3,443	2,768	1,995	4,168	2,495	2,745
Mortgage payable, net	209,142	186,989	218,270	329,554	209,840	-
Total Liabilities	220,316	194,370	240,257	366,112	218,465	11,929
Members’ equity (deficit)
Members’ capital	107,352	95,429	114,854	170,077	110,300	303,759
Retained earnings (accumulated deficit)	(14,774)	(24,453)	(31,926)	(57,692)	(4,573)	(8,269)
Total members’ equity (deficit)	92,578	70,976	82,927	112,385	105,727	295,489
Total liabilities and members’ equity (deficit)	$312,894	$265,346	$323,184	$478,497	$324,193	$307,418

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Salem	Salinas	Saturn	Scepter	Sequoyah	Shallowford
ASSETS
Current assets:
Cash	$6,133	$8,913	$8,775	$2,173	$-	$-
Other receivables	-	-	-	-	-	-
Prepaid expenses	2,092	-	1,451	2,373	257	2,817
Due from (to) third party property managers	1,241	1,643	1,336	1,380	-	-
Due from related parties	-	-	-	-	-	647
Total current assets	9,467	10,556	11,562	5,927	257	3,463
Property and equipment, net	$294,012	$229,499	$203,429	$254,302	$243,878	$345,006
Deposits	$2,195	$1,945	$1,806	$1,795	$2,295	$-
Total assets	$305,674	$242,001	$216,797	$262,023	$246,430	$348,469

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,884	$3,489	$1,413	$1,787	$6,938	$1,633
Due to third party property managers	-	-	-	-	7,216	414
Due to (from) related parties	5,736	25,914	14,085	3,930	6,590	-
Total Current liabilities	7,619	29,402	15,499	5,717	20,744	2,047
Tenant deposits	2,195	1,945	1,806	1,795	2,295	-
Mortgage payable, net	208,862	-	138,122	187,025	121,882	176,885
Total Liabilities	218,677	31,347	155,426	194,537	144,921	178,932
Members’ equity (deficit)
Members’ capital	97,344	239,233	86,008	93,130	142,471	204,840
Retained earnings (accumulated deficit)	(10,347)	(28,580)	(24,637)	(25,644)	(40,962)	(35,303)
Total members’ equity (deficit)	86,997	210,654	61,371	67,486	101,509	169,537
Total liabilities and members’ equity (deficit)	$305,674	$242,001	$216,797	$262,023	$246,430	$348,469

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis
ASSETS
Current assets:
Cash	$1,468	$371	$2,600	$937	$1,152	$1,846
Other receivables	-	-	-	-	17,919	-
Prepaid expenses	1,569	2,328	470	478	-	52
Due from (to) third party property managers	3,057	690	2,003	1,671	2,294	2,971
Due from related parties	-	5,361	13,503	13,932	-	-
Total current assets	6,094	8,750	18,577	17,017	21,365	4,870
Property and equipment, net	$286,950	$359,953	$284,307	$267,430	$199,333	$276,587
Deposits	$2,295	$2,869	$2,095	$2,768	$2,350	$2,000
Total assets	$295,339	$371,572	$304,979	$287,215	$223,049	$283,457

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,835	$2,061	$4,887	$4,496	$6,743	$9,061
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	13,281	-	-	-	8,070	1,957
Total Current liabilities	15,116	2,061	4,887	4,496	14,812	11,018
Tenant deposits	2,295	2,869	2,095	2,768	2,350	2,000
Mortgage payable, net	209,965	266,960	-	-	126,994	-
Total Liabilities	227,376	271,889	6,982	7,264	144,156	13,018
Members’ equity (deficit)
Members’ capital	99,473	124,371	302,259	287,684	76,685	289,188
Retained earnings (accumulated deficit)	(31,510)	(24,688)	(4,262)	(7,733)	2,207	(18,749)
Total members’ equity (deficit)	67,963	99,683	297,997	279,952	78,892	270,438
Total liabilities and members’ equity (deficit)	$295,339	$371,572	$304,979	$287,215	$223,049	$283,457

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset
ASSETS
Current assets:
Cash	$1,436	$1,467	$2,089	$10,239	$2,090	$4,249
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,406	150	139	1,392	2,303	1,165
Due from (to) third party property managers	3,214	243	2,656	1,928	2,882	4,638
Due from related parties	-	2,127	-	-	-	-
Total current assets	6,056	3,985	4,883	13,559	7,276	10,052
Property and equipment, net	$277,745	$198,662	$236,397	$192,772	$287,772	$248,951
Deposits	$2,349	$1,550	$1,695	$1,395	$3,590	$2,843
Total assets	$286,150	$204,197	$242,975	$207,726	$298,638	$261,846

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,283	$5,885	$3,667	$1,364	$1,816	$1,454
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	6,031	-	3,411	20,773	4,597	27,818
Total Current liabilities	9,314	5,885	7,077	22,136	6,413	29,272
Tenant deposits	2,349	1,550	1,695	1,395	3,590	2,843
Mortgage payable, net	192,578	122,029	-	132,769	199,011	163,590
Total Liabilities	204,241	129,464	8,772	156,300	209,015	195,705
Members’ equity (deficit)
Members’ capital	100,295	79,954	244,618	75,194	121,921	92,341
Retained earnings (accumulated deficit)	(18,386)	(5,221)	(10,415)	(23,769)	(32,298)	(26,200)
Total members’ equity (deficit)	81,909	74,733	234,203	51,426	89,623	66,141
Total liabilities and members’ equity (deficit)	$286,150	$204,197	$242,975	$207,726	$298,638	$261,846

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Sundance	Sunnyside	Swift	Taylor	Terracotta	Theodore
ASSETS
Current assets:
Cash	$6,006	$20,260	$18,822	$2,997	$5,197	$17,640
Other receivables	-	-	-	-	-	-
Prepaid expenses	178	219	-	1,308	2,245	470
Due from (to) third party property managers	9,619	453	1,837	1,598	2,121	1,104
Due from related parties	-	-	-	-	-	-
Total current assets	15,804	20,931	20,660	5,903	9,563	19,214
Property and equipment, net	$309,006	$214,271	$330,079	$222,746	$303,989	$282,191
Deposits	$2,695	$-	$-	$1,645	$-	$2,245
Total assets	$327,505	$235,202	$350,738	$230,294	$313,552	$303,650

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$13,214	$3,582	$5,441	$1,747	$1,208	$4,830
Due to third party property managers	-	-	-	-	-	-
Due to (from) related parties	5,090	2,938	8,892	10,824	3,663	3,013
Total Current liabilities	18,304	6,520	14,333	12,570	4,871	7,843
Tenant deposits	2,695	-	-	1,645	-	2,245
Mortgage payable, net	154,875	-	-	112,128	220,369	-
Total Liabilities	175,874	6,520	14,333	126,343	225,239	10,088
Members’ equity (deficit)
Members’ capital	175,561	226,756	336,120	137,559	111,248	304,677
Retained earnings (accumulated deficit)	(23,930)	1,926	285	(33,608)	(22,935)	(11,115)
Total members’ equity (deficit)	151,631	228,682	336,405	103,951	88,313	293,562
Total liabilities and members’ equity (deficit)	$327,505	$235,202	$350,738	$230,294	$313,552	$303,650

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Tulip	Tuscan	Tuscarora	Tuxford	Vernon	Walton
ASSETS
Current assets:
Cash	$5,858	$22,889	$15,247	$6,048	$4,413	$12,810
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,609	454	110	2,360	1,781	81
Due from (to) third party property managers	3,639	-	8,722	-	2,918	1,927
Due from related parties	-	-	-	-	-	-
Total current assets	11,105	23,343	24,078	8,409	9,112	14,819
Property and equipment, net	$301,052	$296,569	$323,497	$247,899	$242,864	$286,561
Deposits	$2,195	$2,295	$3,145	$1,895	$2,843	$2,095
Total assets	$314,352	$322,207	$350,721	$258,203	$254,818	$303,475

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,018	$8,575	$5,017	$1,509	$1,623	$7,089
Due to third party property managers	-	5,419	-	3,290	-	-
Due to (from) related parties	27,290	7,187	4,199	23,003	10,178	39,869
Total Current liabilities	29,308	21,181	9,216	27,802	11,801	46,959
Tenant deposits	2,195	2,295	3,145	1,895	2,843	2,095
Mortgage payable, net	219,667	180,884	-	176,574	179,904	-
Total Liabilities	251,170	204,360	12,361	206,271	194,548	49,054
Members’ equity (deficit)
Members’ capital	107,232	124,565	340,747	92,739	87,580	298,890
Retained earnings (accumulated deficit)	(44,049)	(6,718)	(2,387)	(40,807)	(27,310)	(44,469)
Total members’ equity (deficit)	63,183	117,847	338,360	51,932	60,270	254,422
Total liabilities and members’ equity (deficit)	$314,352	$322,207	$350,721	$258,203	$254,818	$303,475

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Wave	Weldon	Wellington	Wentworth	Wescott	Westchester	Wildwood
ASSETS
Current assets:
Cash	$312	$3,845	$13,910	$13,265	$2,101	$6,964	$8,846
Other receivables	-	-	-	-	-	-	-
Prepaid expenses	2,011	1,365	-	1,124	800	1,980	1,436
Due from (to) third party property managers	2,954	2,032	2,921	-	1,779	3,392	2,221
Due from related parties	-	-	-	-	-	-	-
Total current assets	5,277	7,242	16,832	14,389	4,680	12,336	12,504
Property and equipment, net	$316,680	$196,326	$392,240	$217,711	$261,057	$315,450	$209,672
Deposits	$3,293	$2,168	$2,395	$1,595	$3,440	$3,119	$1,945
Total assets	$325,250	$205,735	$411,467	$233,695	$269,176	$330,905	$224,120

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,231	$1,451	$5,522	$1,861	$1,514	$2,026	$1,848
Due to third party property managers	-	-	-	2,721	-	-	-
Due to (from) related parties	69,128	3,372	6,210	4,926	23,982	19,109	3,449
Total Current liabilities	70,358	4,823	11,731	9,508	25,495	21,134	5,297
Tenant deposits	3,293	2,168	2,395	1,595	3,440	3,119	1,945
Mortgage payable, net	221,759	134,889	-	155,160	133,016	196,435	107,263
Total Liabilities	295,410	141,879	14,126	166,263	161,952	220,688	114,505
Members’ equity (deficit)
Members’ capital	112,377	82,507	409,808	72,257	148,341	143,234	120,608
Retained earnings (accumulated deficit)	(82,537)	(18,651)	(12,467)	(4,825)	(41,116)	(33,017)	(10,992)
Total members’ equity (deficit)	29,841	63,856	397,341	67,432	107,225	110,217	109,616
Total liabilities and members’ equity (deficit)	$325,250	$205,735	$411,467	$233,695	$269,176	$330,905	$224,120

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Willow	Wilson	Winchester	Windsor	Winston	Wisteria	Consolidated
ASSETS
Current assets:
Cash	$14,430	$13,564	$10,088	$5,776	$17,689	$6,623	$2,406,441
Other receivables	-	-	-	-	-	-	22,394
Prepaid expenses	222	61	426	3,011	213	1,579	286,870
Due from (to) third party property managers	2,277	2,528	1,426	150	4,604	2,705	520,780
Due from related parties	-	-	-	-	-	-	52,279
Total current assets	16,930	16,153	11,940	8,937	22,506	10,907	3,288,764
Property and equipment, net	$279,627	$369,732	$265,549	$323,947	$314,849	$288,112	73,508,289
Deposits	$-	$2,445	$1,895	$4,193	$1,795	$3,143	506,848
Total assets	$296,557	$388,331	$279,383	$337,077	$339,150	$302,161	$77,303,901

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$7,484	$8,900	$4,728	$3,063	$5,935	$1,705	$917,567
Due to third party property managers	-	-	-	-	-	-	51,530
Due to (from) related parties	4,457	5,823	2,527	5,928	4,383	11,352	2,872,933
Total Current liabilities	11,941	14,723	7,255	8,991	10,318	13,057	3,842,031
Tenant deposits	-	2,445	1,895	4,193	1,795	3,143	506,848
Mortgage payable, net	-	-	-	224,777	-	205,344	23,900,670
Total Liabilities	11,941	17,168	9,150	237,961	12,113	221,543	28,249,548
Members’ equity (deficit)
Members’ capital	285,572	377,759	284,074	114,006	329,385	99,926	54,231,994
Retained earnings (accumulated deficit)	(956)	(6,596)	(13,840)	(14,890)	(2,348)	(19,307)	(5,177,641)
Total members’ equity (deficit)	284,616	371,163	270,233	99,116	327,037	80,619	49,054,353
Total liabilities and members’ equity (deficit)	$296,557	$388,331	$279,383	$337,077	$339,150	$302,161	$77,303,901

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	100	101	Abbington	Abernant	Alvin	Amber
ASSETS
Current assets:
Cash	$29,547	$5,396	$10,509	$546	$4,872	$3,401
Other receivables	-	-	-	-	-	-
Prepaid expenses	587	605	700	212	254	1,428
Due from (to) third party property managers	11,007	8,280	3,088	(354)	(678)	2,534
Total current assets	41,142	14,281	14,297	404	4,447	7,363
Property and equipment, net	$592,553	$613,223	$468,656	$227,524	$318,111	$288,748
Deposits	$3,745	$3,095	$2,845	$-	$2,295	$2,843
Total assets	$637,440	$630,599	$485,799	$227,928	$324,853	$298,954

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$13,100	$6,583	$6,687	$2,827	$3,454	$3,254
Due to (from) related parties	25,882	38,875	18,115	230,664	324,058	7,225
Total Current liabilities	38,982	45,458	24,803	233,491	327,512	10,479
Tenant deposits	3,745	3,095	2,845	-	2,295	2,843
Mortgage payable, net	-	-	-	-	-	198,743
Total Liabilities	42,727	48,553	27,648	233,491	329,807	212,064
Members’ equity (deficit)
Members’ capital	593,296	649,953	482,257	2,405	330	115,531
Retained earnings (accumulated deficit)	1,418	(67,907)	(24,106)	(7,968)	(5,284)	(28,641)
Total members’ equity (deficit)	594,713	582,046	458,151	(5,563)	(4,954)	86,890
Total liabilities and members’ equity (deficit)	$637,440	$630,599	$485,799	$227,928	$324,853	$298,954

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Apollo	Aster	Augusta	Avebury	Avondale	Badminton
ASSETS
Current assets:
Cash	$518	$1,362	$20,996	$2,956	$16,728	$317
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,876	1,218	509	1,475	340	1,026
Due from (to) third party property managers	7,015	4,731	4,514	7,673	4,097	(3,569)
Total current assets	9,409	7,310	26,018	12,104	21,166	(2,227)
Property and equipment, net	$189,297	$247,484	$294,773	$278,995	$327,184	$246,012
Deposits	$1,744	$2,245	$1,995	$1,795	$2,195	$2,993
Total assets	$200,450	$257,039	$322,786	$292,894	$350,544	$246,778

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,057	$2,199	$5,874	$2,461	$5,440	$2,196
Due to (from) related parties	4,124	8,466	(507)	6,535	4,518	7,474
Total Current liabilities	6,182	10,664	5,367	8,997	9,959	9,671
Tenant deposits	1,744	2,245	1,995	1,795	2,195	2,993
Mortgage payable, net	133,204	124,200	-	200,866	-	171,923
Total Liabilities	141,129	137,109	7,362	211,658	12,154	184,586
Members’ equity (deficit)
Members’ capital	72,850	151,692	323,135	98,105	351,685	82,572
Retained earnings (accumulated deficit)	(13,529)	(31,762)	(7,711)	(16,869)	(13,295)	(20,380)
Total members’ equity (deficit)	59,321	119,930	315,424	81,236	338,391	62,192
Total liabilities and members’ equity (deficit)	$200,450	$257,039	$322,786	$292,894	$350,544	$246,778

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Ballinger	Bandelier	Baron	Basil	Bayside	Bazzel
ASSETS
Current assets:
Cash	$25,175	$14,176	$18,044	$1,067	$1,125	$16,160
Other receivables	-	-	-	-	-	-
Prepaid expenses	-	2,141	556	1,278	3,450	1,210
Due from (to) third party property managers	(2,757)	6,496	6,053	2,233	5,291	(8,312)
Total current assets	22,418	22,813	24,654	4,579	9,866	9,057
Property and equipment, net	$301,220	$331,910	$558,711	$189,841	$240,576	$258,687
Deposits	$-	$2,195	$2,895	$1,495	$2,619	$1,795
Total assets	$323,638	$356,919	$586,260	$195,915	$253,060	$269,539

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,894	$2,548	$9,593	$2,280	$3,305	$6,703
Due to (from) related parties	2,472	4,672	17,815	6,538	5,919	25,522
Total Current liabilities	4,366	7,219	27,407	8,818	9,224	32,225
Tenant deposits	-	2,195	2,895	1,495	2,619	1,795
Mortgage payable, net	-	242,530	-	129,737	163,543	-
Total Liabilities	4,366	251,944	30,302	140,050	175,386	34,020
Members’ equity (deficit)
Members’ capital	326,781	121,833	566,477	68,664	92,034	258,269
Retained earnings (accumulated deficit)	(7,509)	(16,859)	(10,519)	(12,800)	(14,360)	(22,750)
Total members’ equity (deficit)	319,272	104,974	555,958	55,865	77,674	235,519
Total liabilities and members’ equity (deficit)	$323,638	$356,919	$586,260	$195,915	$253,060	$269,539

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom
ASSETS
Current assets:
Cash	$12,611	$13,396	$5,101	$20,507	$16,933	$24,959
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,607	492	1,234	312	288	506
Due from (to) third party property managers	12,164	(2,290)	1,693	7,447	4,417	(598)
Total current assets	26,381	11,598	8,027	28,266	21,639	24,867
Property and equipment, net	$269,313	$304,934	$425,965	$293,054	$218,993	$246,986
Deposits	$4,590	$-	$2,495	$2,295	$1,595	$1,845
Total assets	$300,285	$316,532	$436,487	$323,614	$242,226	$273,699

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,424	$7,767	$3,832	$5,747	$5,639	$7,188
Due to (from) related parties	6,180	(283)	26,569	5,292	1,804	6,542
Total Current liabilities	9,604	7,484	30,400	11,038	7,443	13,730
Tenant deposits	4,590	-	2,495	2,295	1,595	1,845
Mortgage payable, net	194,557	-	-	-	-	-
Total Liabilities	208,751	7,484	32,895	13,333	9,038	15,575
Members’ equity (deficit)
Members’ capital	92,889	332,233	444,347	314,832	237,473	265,963
Retained earnings (accumulated deficit)	(1,355)	(23,184)	(40,756)	(4,550)	(4,285)	(7,839)
Total members’ equity (deficit)	91,534	309,049	403,592	310,281	233,188	258,124
Total liabilities and members’ equity (deficit)	$300,285	$316,532	$436,487	$323,614	$242,226	$273,699

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Bonneau	Brainerd	Braxton	Brennan	Briarwood	Brooklyn
ASSETS
Current assets:
Cash	$10,093	$3,743	$10,873	$1,356	$21,004	$171
Other receivables	-	-	-	-	-	-
Prepaid expenses	974	629	822	2,159	237	464
Due from (to) third party property managers	7,212	6,226	5,361	2,221	(121)	3,870
Total current assets	18,279	10,597	17,055	5,735	21,120	4,505
Property and equipment, net	$329,371	$284,408	$313,845	$218,555	$208,762	$167,213
Deposits	$2,295	$2,595	$2,045	$1,994	$-	$1,249
Total assets	$349,945	$297,601	$332,946	$226,284	$229,881	$172,967

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$12,655	$6,920	$5,882	$1,335	$2,688	$2,392
Due to (from) related parties	11,237	(10,799)	11,136	17,726	867	10,819
Total Current liabilities	23,892	(3,878)	17,018	19,061	3,556	13,210
Tenant deposits	2,295	2,595	2,045	1,994	-	1,249
Mortgage payable, net	-	142,160	-	153,817	-	81,375
Total Liabilities	26,187	140,877	19,063	174,872	3,556	95,834
Members’ equity (deficit)
Members’ capital	343,756	163,989	329,533	87,119	237,227	100,573
Retained earnings (accumulated deficit)	(19,999)	(7,265)	(15,651)	(35,706)	(10,901)	(23,440)
Total members’ equity (deficit)	323,758	156,724	313,883	51,413	226,325	77,133
Total liabilities and members’ equity (deficit)	$349,945	$297,601	$332,946	$226,284	$229,881	$172,967

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Burlington	Butter	Calvin	Camino	Campbell	Cawley
ASSETS
Current assets:
Cash	$12,564	$222	$22,562	$16,603	$-	$21,791
Other receivables	-	-	-	-	-	-
Prepaid expenses	2,266	2,883	199	337	-	545
Due from (to) third party property managers	9,874	14,204	2,550	5,709	-	6,487
Total current assets	24,704	17,310	25,311	22,649	-	28,823
Property and equipment, net	$627,084	$358,935	$235,837	$256,920	$-	$312,610
Deposits	$3,395	$2,795	$1,795	$1,994	$-	$2,195
Total assets	$655,183	$379,040	$262,942	$281,562	$-	$343,628

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$10,896	$3,326	$2,991	$4,438	$-	$6,195
Due to (from) related parties	27,374	13,906	1,081	5,221	69,756	4,991
Total Current liabilities	38,271	17,231	4,072	9,659	69,756	11,186
Tenant deposits	3,395	2,795	1,795	1,994	-	2,195
Mortgage payable, net	-	259,896	-	-	-	-
Total Liabilities	41,666	279,923	5,867	11,653	69,756	13,381
Members’ equity (deficit)
Members’ capital	626,642	121,132	262,824	269,656	3,161	334,802
Retained earnings (accumulated deficit)	(13,124)	(22,015)	(5,748)	254	(72,917)	(4,555)
Total members’ equity (deficit)	613,517	99,117	257,076	269,909	(69,756)	330,247
Total liabilities and members’ equity (deficit)	$655,183	$379,040	$262,942	$281,562	$-	$343,628

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Centennial	Chaparral	Chattahoochee	Chelsea	Chester	Chickamauga
ASSETS
Current assets:
Cash	$9,087	$18,793	$-	$2,782	$4,291	$28,234
Other receivables	-	-	-	-	-	-
Prepaid expenses	(99)	272	-	2,570	1,444	972
Due from (to) third party property managers	4,460	(1,437)	-	5,988	6,503	2,054
Total current assets	13,448	17,628	-	11,340	12,238	31,260
Property and equipment, net	$267,090	$181,513	$-	$295,663	$359,628	$364,915
Deposits	$1,895	$3,000	$-	$1,895	$2,445	$2,545
Total assets	$282,433	$202,141	$-	$308,898	$374,311	$398,720

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,636	$6,556	$-	$4,128	$2,825	$9,570
Due to (from) related parties	5,729	7,053	-	(3,745)	(7,908)	7,158
Total Current liabilities	8,366	13,609	-	383	(5,083)	16,729
Tenant deposits	1,895	3,000	-	1,895	2,445	2,545
Mortgage payable, net	187,578	103,192	-	213,270	181,530	-
Total Liabilities	197,839	119,801	-	215,548	178,892	19,274
Members’ equity (deficit)
Members’ capital	99,231	81,858	-	106,587	214,302	381,178
Retained earnings (accumulated deficit)	(14,637)	482	-	(13,237)	(18,883)	(1,731)
Total members’ equity (deficit)	84,594	82,340	-	93,350	195,419	379,446
Total liabilities and members’ equity (deficit)	$282,433	$202,141	$-	$308,898	$374,311	$398,720

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Chinook	Chitwood	Clover	Coatbridge	Collier	Collinston
ASSETS
Current assets:
Cash	$7,395	$12,399	$12,229	$223	$13,986	$650
Other receivables	-	-	-	-	-	-
Prepaid expenses	624	403	612	1,827	387	824
Due from (to) third party property managers	(869)	6,393	9,423	(3,907)	6,735	7,574
Total current assets	7,150	19,195	22,264	(1,858)	21,108	9,048
Property and equipment, net	$310,454	$370,485	$319,996	$262,048	$343,946	$199,231
Deposits	$2,095	$2,795	$1,895	$6,135	$2,445	$1,994
Total assets	$319,699	$392,475	$344,156	$266,325	$367,499	$210,273

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,069	$10,958	$5,123	$2,877	$4,991	$1,335
Due to (from) related parties	(1,082)	2,230	15,730	12,934	26,386	18,279
Total Current liabilities	4,987	13,188	20,852	15,810	31,377	19,614
Tenant deposits	2,095	2,795	1,895	6,135	2,445	1,994
Mortgage payable, net	-	-	-	173,204	-	134,859
Total Liabilities	7,082	15,983	22,747	195,149	33,822	156,468
Members’ equity (deficit)
Members’ capital	330,639	384,786	325,830	100,241	347,837	83,745
Retained earnings (accumulated deficit)	(18,023)	(8,295)	(4,422)	(29,065)	(14,160)	(29,939)
Total members’ equity (deficit)	312,617	376,491	321,408	71,177	333,677	53,806
Total liabilities and members’ equity (deficit)	$319,699	$392,475	$344,156	$266,325	$367,499	$210,273

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Conway	Cove	Creekside	Creekwood	Cumberland	Cupcake
ASSETS
Current assets:
Cash	$4,086	$14,802	$14,662	$901	$21,941	$12,632
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,280	502	526	2,404	513	682
Due from (to) third party property managers	8,675	5,204	5,355	3,534	4,650	1,626
Total current assets	14,041	20,509	20,542	6,838	27,104	14,941
Property and equipment, net	$665,159	$208,080	$301,191	$280,232	$286,838	$214,529
Deposits	$3,250	$1,595	$2,395	$1,795	$1,695	$1,595
Total assets	$682,450	$230,184	$324,128	$288,865	$315,637	$231,065

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$7,602	$4,506	$8,309	$2,500	$6,289	$3,378
Due to (from) related parties	21,523	4,614	5,480	(7,847)	6,330	302
Total Current liabilities	29,125	9,120	13,788	(5,347)	12,618	3,680
Tenant deposits	3,250	1,595	2,395	1,795	1,695	1,595
Mortgage payable, net	-	-	-	141,105	-	150,091
Total Liabilities	32,375	10,715	16,183	137,553	14,313	155,366
Members’ equity (deficit)
Members’ capital	686,468	222,632	307,870	169,337	301,266	74,155
Retained earnings (accumulated deficit)	(36,393)	(3,163)	75	(18,024)	58	1,544
Total members’ equity (deficit)	650,075	219,469	307,945	151,312	301,324	75,699
Total liabilities and members’ equity (deficit)	$682,450	$230,184	$324,128	$288,865	$315,637	$231,065

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Cypress	Daisy	Davidson	Dawson	Delta	Dewberry
ASSETS
Current assets:
Cash	$20,606	$18,365	$2,931	$-	$1,789	$-
Other receivables	-	-	-	-	-	-
Prepaid expenses	4,569	455	2,186	2,360	2,785	429
Due from (to) third party property managers	2,602	5,445	(2,972)	6,088	(9,839)	7,298
Total current assets	27,778	24,265	2,145	8,448	(5,265)	7,726
Property and equipment, net	$354,411	$291,729	$199,901	$216,097	$326,471	$178,136
Deposits	$2,395	$1,695	$1,806	$1,745	$-	$4,785
Total assets	$384,584	$317,689	$203,852	$226,290	$321,206	$190,648

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,197	$7,165	$2,232	$2,212	$1,695	$2,251
Due to (from) related parties	12,803	10,160	7,299	19,660	43,795	8,822
Total Current liabilities	17,000	17,325	9,531	21,872	45,490	11,073
Tenant deposits	2,395	1,695	1,806	1,745	-	4,785
Mortgage payable, net	178,936	-	145,281	144,222	224,506	119,432
Total Liabilities	198,331	19,020	156,619	167,839	269,996	135,290
Members’ equity (deficit)
Members’ capital	210,247	303,624	73,222	84,784	119,272	71,437
Retained earnings (accumulated deficit)	(23,994)	(4,956)	(25,988)	(26,333)	(68,063)	(16,079)
Total members’ equity (deficit)	186,253	298,668	47,233	58,451	51,210	55,358
Total liabilities and members’ equity (deficit)	$384,584	$317,689	$203,852	$226,290	$321,206	$190,648

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Diablo	Dogwood	Dolittle	Dolly	Dops	Dorchester
ASSETS
Current assets:
Cash	$1,951	$10,714	$941	$12,293	$9,336	$9,281
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,779	642	1,868	905	446	1,428
Due from (to) third party property managers	6,978	9,121	6,276	9,490	8,809	6,054
Total current assets	10,708	20,478	9,086	22,689	18,590	16,763
Property and equipment, net	$284,911	$232,743	$290,687	$667,983	$200,581	$333,247
Deposits	$2,145	$2,243	$3,443	$6,390	$-	$2,195
Total assets	$297,763	$255,463	$303,215	$697,061	$219,171	$352,205

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,482	$3,835	$3,932	$7,230	$4,223	$13,035
Due to (from) related parties	27,893	8,403	5,129	20,259	4,020	11,672
Total Current liabilities	32,375	12,238	9,061	27,489	8,243	24,707
Tenant deposits	2,145	2,243	3,443	6,390	2,093	2,195
Mortgage payable, net	205,745	-	205,431	-	-	-
Total Liabilities	240,265	14,481	217,935	33,879	10,335	26,902
Members’ equity (deficit)
Members’ capital	101,646	241,546	102,467	697,427	213,611	352,413
Retained earnings (accumulated deficit)	(44,148)	(563)	(17,187)	(34,245)	(4,775)	(27,110)
Total members’ equity (deficit)	57,498	240,982	85,280	663,182	208,836	325,303
Total liabilities and members’ equity (deficit)	$297,763	$255,463	$303,215	$697,061	$219,171	$352,205

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Dunbar	Duncan	Eagle	Eastfair	Eastwood	Elevation
ASSETS
Current assets:
Cash	$829	$-	$8,998	$3,306	$27,058	$554
Other receivables	-	-	-	-	-	-
Prepaid expenses	50	-	1,986	2,487	245	1,696
Due from (to) third party property managers	1,111	-	(494)	(5,315)	73	733
Total current assets	1,990	-	10,491	477	27,376	2,984
Property and equipment, net	$324,690	$-	$269,037	$201,546	$318,890	$262,577
Deposits	$2,996	$-	$1,995	$3,590	$2,295	$3,990
Total assets	$329,675	$-	$281,523	$205,613	$348,561	$269,551

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,720	$-	$3,945	$2,436	$3,485	$2,239
Due to (from) related parties	39,697	-	(11,024)	4,920	3,808	27,888
Total Current liabilities	44,417	-	(7,079)	7,357	7,292	30,127
Tenant deposits	2,996	-	1,995	3,590	2,295	3,990
Mortgage payable, net	-	-	131,703	147,944	-	170,378
Total Liabilities	47,412	-	126,620	158,891	9,587	204,495
Members’ equity (deficit)
Members’ capital	325,733	-	156,130	63,228	347,943	103,194
Retained earnings (accumulated deficit)	(43,470)	-	(1,226)	(16,505)	(8,970)	(38,138)
Total members’ equity (deficit)	282,263	-	154,904	46,722	338,973	65,056
Total liabilities and members’ equity (deficit)	$329,675	$-	$281,523	$205,613	$348,561	$269,551

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Ella	Ellen	Elm	Emporia	Ensenada	Falcon
ASSETS
Current assets:
Cash	$16,261	$18,340	$1,155	$333	$19,001	$13,791
Other receivables	-	-	-	-	-	-
Prepaid expenses	469	350	2,314	2,012	2,175	2,081
Due from (to) third party property managers	3,541	131	(532)	79	9,732	73
Total current assets	20,272	18,821	2,937	2,424	30,908	15,945
Property and equipment, net	$257,052	$247,331	$155,693	$336,694	$532,327	$269,725
Deposits	$1,795	$2,693	$1,495	$2,495	$3,295	$1,950
Total assets	$279,119	$268,845	$160,125	$341,613	$566,530	$287,620

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,885	$6,710	$1,992	$2,930	$4,006	$4,747
Due to (from) related parties	9,961	(1,925)	5,986	10,361	9,791	(2,818)
Total Current liabilities	16,846	4,786	7,978	13,291	13,797	1,929
Tenant deposits	1,795	2,693	1,495	2,495	3,295	1,950
Mortgage payable, net	-	-	105,817	242,578	388,577	131,694
Total Liabilities	18,641	7,478	115,289	258,364	405,669	135,573
Members’ equity (deficit)
Members’ capital	274,058	273,378	63,009	123,807	186,752	154,432
Retained earnings (accumulated deficit)	(13,580)	(12,011)	(18,173)	(40,559)	(25,891)	(2,385)
Total members’ equity (deficit)	260,478	261,367	44,836	83,249	160,861	152,047
Total liabilities and members’ equity (deficit)	$279,119	$268,845	$160,125	$341,613	$566,530	$287,620

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Felix	Fenwick	Fletcher	Folly	Forest	Foster
ASSETS
Current assets:
Cash	$16,615	$20,374	$19,609	$9,718	$972	$29,623
Other receivables	-	-	-	-	-	-
Prepaid expenses	334	518	127	1,217	3,723	327
Due from (to) third party property managers	6,432	5,591	3,674	6,804	(2,426)	6,960
Total current assets	23,382	26,482	23,410	17,739	2,269	36,909
Property and equipment, net	$253,322	$298,020	$175,261	$308,116	$341,123	$311,537
Deposits	$2,393	$2,095	$1,395	$2,695	$2,595	$2,349
Total assets	$279,097	$326,597	$200,066	$328,550	$345,987	$350,795

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$6,672	$6,085	$2,383	$10,776	$1,335	$11,021
Due to (from) related parties	8,089	4,499	4,564	19,397	35,596	4,964
Total Current liabilities	14,761	10,584	6,947	30,173	36,931	15,985
Tenant deposits	2,393	2,095	1,395	2,695	2,595	2,349
Mortgage payable, net	-	-	-	-	225,248	-
Total Liabilities	17,154	12,679	8,342	32,868	264,774	18,334
Members’ equity (deficit)
Members’ capital	267,339	321,039	199,420	318,420	137,025	337,311
Retained earnings (accumulated deficit)	(5,397)	(7,121)	(7,696)	(22,738)	(55,813)	(4,850)
Total members’ equity (deficit)	261,943	313,918	191,724	295,682	81,213	332,461
Total liabilities and members’ equity (deficit)	$279,097	$326,597	$200,066	$328,550	$345,987	$350,795

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Franklin	Gardens	General	Goose	Grant	Greenhill
ASSETS
Current assets:
Cash	$12,417	$2,979	$16,134	$12,548	$7,131	$1,823
Other receivables	-	(4,304)	-	-	-	-
Prepaid expenses	523	1,889	467	2,113	2,526	2,332
Due from (to) third party property managers	2,528	1,439	(2,403)	150	12,043	11,043
Total current assets	15,468	2,004	14,198	14,812	21,699	15,198
Property and equipment, net	$302,320	$217,726	$314,801	$250,723	$355,029	$312,415
Deposits	$2,095	$1,869	$2,495	$1,950	$-	$3,119
Total assets	$319,883	$221,599	$331,494	$267,484	$376,728	$330,732

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$8,266	$2,714	$7,757	$3,853	$2,954	$3,223
Due to (from) related parties	(1,349)	4,362	(485)	(2,556)	6,840	7,477
Total Current liabilities	6,917	7,076	7,272	1,297	9,793	10,700
Tenant deposits	2,095	1,869	2,495	1,950	-	3,119
Mortgage payable, net	-	134,830	-	122,630	256,502	225,483
Total Liabilities	9,012	143,774	9,767	125,877	266,295	239,302
Members’ equity (deficit)
Members’ capital	326,200	91,021	342,938	143,936	130,632	104,882
Retained earnings (accumulated deficit)	(15,329)	(13,196)	(21,211)	(2,328)	(20,199)	(13,451)
Total members’ equity (deficit)	310,871	77,825	321,727	141,607	110,433	91,431
Total liabilities and members’ equity (deficit)	$319,883	$221,599	$331,494	$267,484	$376,728	$330,732

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Gretal	Grove	Hadden	Hansard	Hansel	Hargrave
ASSETS
Current assets:
Cash	$21,406	$436	$6,140	$23,034	$12,324	$461
Other receivables	-	-	-	-	-	-
Prepaid expenses	640	1,507	1,860	419	2,753	199
Due from (to) third party property managers	7,145	5,478	9,978	6,369	6,238	(610)
Total current assets	29,190	7,421	17,977	29,821	21,315	51
Property and equipment, net	$439,325	$226,418	$210,849	$297,391	$394,085	$233,379
Deposits	$2,395	$1,869	$1,645	$2,450	$2,095	$-
Total assets	$470,910	$235,707	$230,471	$329,662	$417,495	$233,430

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$7,505	$2,050	$2,979	$8,895	$3,605	$2,986
Due to (from) related parties	9,435	8,770	4,708	4,845	18,196	234,527
Total Current liabilities	16,940	10,819	7,688	13,740	21,801	237,513
Tenant deposits	2,395	1,869	1,645	2,450	2,095	-
Mortgage payable, net	-	155,681	141,790	-	197,418	-
Total Liabilities	19,335	168,369	151,123	16,190	221,314	237,513
Members’ equity (deficit)
Members’ capital	469,906	82,745	85,741	315,246	229,179	1,843
Retained earnings (accumulated deficit)	(18,331)	(15,407)	(6,392)	(1,774)	(32,998)	(5,926)
Total members’ equity (deficit)	451,575	67,338	79,348	313,472	196,181	(4,083)
Total liabilities and members’ equity (deficit)	$470,910	$235,707	$230,471	$329,662	$417,495	$233,430

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Harrison	Henry	Heritage	Heron	Highland	Hines
ASSETS
Current assets:
Cash	$6,309	$2,683	$23,848	$330	$8,230	$6,818
Other receivables	-	-	-	-	-	-
Prepaid expenses	2,072	473	2,911	2,023	240	270
Due from (to) third party property managers	8,695	(1,147)	2,340	10,902	6,333	4,794
Total current assets	17,076	2,009	29,099	13,256	14,804	11,882
Property and equipment, net	$444,477	$416,767	$284,227	$280,413	$277,912	$254,925
Deposits	$3,145	$2,450	$1,995	$2,369	$2,843	$1,845
Total assets	$464,697	$421,226	$315,321	$296,038	$295,558	$268,652

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,735	$2,962	$2,335	$3,330	$7,928	$4,951
Due to (from) related parties	(5,783)	31,565	33,251	5,275	8,854	12,068
Total Current liabilities	(1,048)	34,527	35,586	8,605	16,783	17,018
Tenant deposits	3,145	2,450	1,995	2,369	2,843	1,845
Mortgage payable, net	224,650	-	200,854	198,769	-	-
Total Liabilities	226,747	36,977	238,435	209,742	19,625	18,863
Members’ equity (deficit)
Members’ capital	256,988	423,215	102,206	100,965	282,634	257,932
Retained earnings (accumulated deficit)	(19,038)	(38,966)	(25,320)	(14,669)	(6,701)	(8,143)
Total members’ equity (deficit)	237,950	384,249	76,886	86,296	275,933	249,789
Total liabilities and members’ equity (deficit)	$464,697	$421,226	$315,321	$296,038	$295,558	$268,652

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Hobbes	Holcomb	Holland	Hollandaise	Holloway	Inglewood
ASSETS
Current assets:
Cash	$22,214	$30,016	$350	$5,398	$38	$12,751
Other receivables	-	-	-	-	-	-
Prepaid expenses	199	(29)	2,103	2,023	2,015	1,676
Due from (to) third party property managers	(726)	222	5,536	16,343	8,715	10,180
Total current assets	21,688	30,209	7,990	23,763	10,767	24,607
Property and equipment, net	$233,684	$343,019	$199,416	$351,137	$318,591	$659,619
Deposits	$-	$2,095	$2,168	$2,295	$3,119	$3,645
Total assets	$255,372	$375,323	$209,573	$377,196	$332,477	$687,871

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,974	$5,234	$2,042	$2,815	$3,253	$10,065
Due to (from) related parties	(683)	20,805	3,119	4,163	7,568	13,152
Total Current liabilities	2,291	26,039	5,161	6,978	10,821	23,217
Tenant deposits	-	2,095	2,168	2,295	3,119	3,645
Mortgage payable, net	-	-	145,287	252,997	218,295	-
Total Liabilities	2,291	28,134	152,615	262,270	232,234	26,862
Members’ equity (deficit)
Members’ capital	261,828	359,391	84,392	138,465	124,068	693,953
Retained earnings (accumulated deficit)	(8,747)	(12,202)	(27,435)	(23,539)	(23,825)	(32,943)
Total members’ equity (deficit)	253,081	347,189	56,958	114,926	100,243	661,009
Total liabilities and members’ equity (deficit)	$255,372	$375,323	$209,573	$377,196	$332,477	$687,871

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Irene	Jack	Jake	Jefferson	Jill	Johnny
ASSETS
Current assets:
Cash	$22,155	$5,559	$6,324	$17,923	$4,740	$33,784
Other receivables	-	-	-	-	-	-
Prepaid expenses	211	2,280	1,145	1,165	4,102	739
Due from (to) third party property managers	(568)	7,692	4,674	6,265	6,709	10,266
Total current assets	21,798	15,532	12,143	25,352	15,551	44,790
Property and equipment, net	$175,261	$404,310	$569,206	$269,271	$389,228	$567,288
Deposits	$1,395	$2,995	$2,895	$2,595	$2,195	$3,795
Total assets	$198,454	$422,837	$584,244	$297,218	$406,974	$615,873

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,628	$2,619	$11,832	$8,177	$3,480	$8,545
Due to (from) related parties	2,929	10,845	20,643	3,576	(4,475)	65,634
Total Current liabilities	5,557	13,464	32,475	11,753	(995)	74,179
Tenant deposits	1,395	2,995	2,895	2,595	2,195	3,795
Mortgage payable, net	-	286,877	-	-	196,544	-
Total Liabilities	6,952	303,336	35,370	14,348	197,744	77,974
Members’ equity (deficit)
Members’ capital	200,070	146,770	588,435	286,804	228,922	583,323
Retained earnings (accumulated deficit)	(8,568)	(27,270)	(39,561)	(3,934)	(19,692)	(45,424)
Total members’ equity (deficit)	191,502	119,501	548,874	282,870	209,230	537,900
Total liabilities and members’ equity (deficit)	$198,454	$422,837	$584,244	$297,218	$406,974	$615,873

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	June	Jupiter	Kawana	Kennesaw	Kenny	KerriAnn
ASSETS
Current assets:
Cash	$13,071	$4,172	$2,520	$28,570	$15,768	$10,143
Other receivables	-	-	-	-	-	-
Prepaid expenses	740	1,130	2,004	709	905	961
Due from (to) third party property managers	9,784	7,006	7,036	3,106	9,234	4,919
Total current assets	23,595	12,308	11,560	32,385	25,907	16,024
Property and equipment, net	$567,288	$199,227	$264,371	$411,471	$667,983	$322,408
Deposits	$3,545	$1,869	$2,543	$2,495	$3,095	$2,369
Total assets	$594,428	$213,404	$278,473	$446,351	$696,985	$340,800

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$12,323	$2,070	$2,731	$4,250	$7,558	$2,421
Due to (from) related parties	37,312	7,141	(3,235)	24,700	12,894	17,389
Total Current liabilities	49,635	9,211	(503)	28,950	20,452	19,811
Tenant deposits	3,545	1,869	2,543	2,495	3,095	2,369
Mortgage payable, net	-	138,087	190,440	-	-	235,553
Total Liabilities	53,180	149,167	192,479	31,445	23,547	257,733
Members’ equity (deficit)
Members’ capital	583,178	83,593	96,804	428,327	697,315	121,882
Retained earnings (accumulated deficit)	(41,930)	(19,356)	(10,811)	(13,421)	(23,878)	(38,815)
Total members’ equity (deficit)	541,248	64,237	85,994	414,906	673,437	83,068
Total liabilities and members’ equity (deficit)	$594,428	$213,404	$278,473	$446,351	$696,985	$340,800

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Kessler	Kingsley	Kirkwood	Korin	Lallie	Lanier
ASSETS
Current assets:
Cash	$1,471	$-	$3,527	$21,973	$515	$10,134
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,109	411	2,462	316	514	3,036
Due from (to) third party property managers	4,796	7,326	4,669	5,790	(1,579)	(235)
Total current assets	7,377	7,737	10,658	28,079	(550)	12,935
Property and equipment, net	$254,464	$295,374	$252,044	$272,326	$357,973	$369,293
Deposits	$1,595	$2,869	$2,393	$1,995	$-	$2,295
Total assets	$263,436	$305,980	$265,094	$302,400	$357,423	$384,523

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,188	$3,092	$3,082	$8,491	$1,571	$2,820
Due to (from) related parties	3,043	9,071	6,035	8,175	39,623	5,481
Total Current liabilities	5,232	12,162	9,116	16,666	41,194	8,301
Tenant deposits	1,595	2,869	2,393	1,995	-	2,295
Mortgage payable, net	125,217	212,350	180,003	-	237,617	261,322
Total Liabilities	132,044	227,381	191,511	18,661	278,810	271,918
Members’ equity (deficit)
Members’ capital	149,628	100,776	91,257	285,974	123,321	132,004
Retained earnings (accumulated deficit)	(18,235)	(22,177)	(17,674)	(2,236)	(44,709)	(19,399)
Total members’ equity (deficit)	131,393	78,599	73,583	283,739	78,613	112,605
Total liabilities and members’ equity (deficit)	$263,436	$305,980	$265,094	$302,400	$357,423	$384,523

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Lannister	Latte	Lennox	Lierly	Lily	Limestone
ASSETS
Current assets:
Cash	$797	$9,117	$4,237	$21,077	$5,397	$1,897
Other receivables	-	-	-	-	-	-
Prepaid expenses	3,432	723	931	295	4,660	1,025
Due from (to) third party property managers	4,094	9,945	3,560	831	7,687	(5,182)
Total current assets	8,323	19,786	8,727	22,204	17,745	(2,261)
Property and equipment, net	$173,539	$353,266	$203,140	$197,735	$504,543	$275,655
Deposits	$1,943	$3,293	$1,695	$1,750	$2,395	$3,293
Total assets	$183,805	$376,344	$213,562	$221,688	$524,683	$276,686

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,997	$3,802	$2,924	$7,536	$2,068	$1,542
Due to (from) related parties	10,613	11,124	5,444	6,663	65,815	(5,721)
Total Current liabilities	12,610	14,927	8,368	14,199	67,883	(4,178)
Tenant deposits	1,943	3,293	1,695	1,750	2,395	3,293
Mortgage payable, net	112,602	-	137,782	129,743	308,645	200,898
Total Liabilities	127,154	18,219	147,844	145,692	378,923	200,012
Members’ equity (deficit)
Members’ capital	77,946	360,828	78,810	73,130	211,475	108,182
Retained earnings (accumulated deficit)	(21,295)	(2,703)	(13,092)	2,867	(65,715)	(31,508)
Total members’ equity (deficit)	56,650	358,125	65,718	75,997	145,760	76,674
Total liabilities and members’ equity (deficit)	$183,805	$376,344	$213,562	$221,688	$524,683	$276,686

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Litton	Longwoods	Lookout	Loretta	Louis	Louise
ASSETS
Current assets:
Cash	$9,012	$21,591	$9,326	$10,811	$23,129	$7,859
Other receivables	-	-	-	-	-	-
Prepaid expenses	554	532	452	1,280	562	2,283
Due from (to) third party property managers	6,564	3,958	5,827	8,996	6,847	6,765
Total current assets	16,130	26,081	15,605	21,087	30,538	16,908
Property and equipment, net	$313,889	$267,766	$333,483	$664,780	$267,683	$265,226
Deposits	$2,445	$1,995	$2,145	$3,445	$1,895	$2,369
Total assets	$332,464	$295,842	$351,232	$689,312	$300,116	$284,503

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,629	$9,648	$5,346	$7,579	$5,359	$3,055
Due to (from) related parties	(6,877)	2,868	10,232	15,350	4,387	5,039
Total Current liabilities	(2,248)	12,516	15,577	22,928	9,747	8,094
Tenant deposits	2,445	1,995	2,145	3,445	1,895	2,369
Mortgage payable, net	156,867	-	-	-	-	180,008
Total Liabilities	157,064	14,511	17,722	26,373	11,642	190,471
Members’ equity (deficit)
Members’ capital	181,077	291,212	339,063	678,794	293,870	101,524
Retained earnings (accumulated deficit)	(5,676)	(9,881)	(5,553)	(15,856)	(5,396)	(7,493)
Total members’ equity (deficit)	175,400	281,331	333,510	662,939	288,474	94,031
Total liabilities and members’ equity (deficit)	$332,464	$295,842	$351,232	$689,312	$300,116	$284,503

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Lovejoy	Luna	Lurleen	Madison	Mae	Magnolia
ASSETS
Current assets:
Cash	$977	$2,813	$109	$2,797	$13,420	$24,684
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,828	836	510	977	756	1,282
Due from (to) third party property managers	(346)	(3,791)	(3,154)	(2,159)	12,854	1,984
Total current assets	2,459	(142)	(2,535)	1,615	27,030	27,950
Property and equipment, net	$282,429	$201,546	$221,497	$198,877	$342,907	$246,933
Deposits	$1,995	$1,750	$1,695	$1,449	$4,190	$1,795
Total assets	$286,883	$203,153	$220,657	$201,941	$374,128	$276,679

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,805	$3,131	$3,269	$2,152	$12,627	$2,232
Due to (from) related parties	6,547	5,268	(3,153)	10,196	8,458	31,802
Total Current liabilities	9,352	8,400	116	12,348	21,085	34,034
Tenant deposits	1,995	1,750	1,695	1,449	4,190	1,795
Mortgage payable, net	202,958	147,944	107,800	99,848	-	170,986
Total Liabilities	214,305	158,094	109,611	113,644	25,275	206,815
Members’ equity (deficit)
Members’ capital	101,235	65,905	128,594	118,216	355,761	91,219
Retained earnings (accumulated deficit)	(28,658)	(20,845)	(17,548)	(29,919)	(6,908)	(21,355)
Total members’ equity (deficit)	72,578	45,060	111,046	88,297	348,853	69,864
Total liabilities and members’ equity (deficit)	$286,883	$203,153	$220,657	$201,941	$374,128	$276,679

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion
ASSETS
Current assets:
Cash	$13,690	$5,883	$15,306	$22,860	$1,099	$21,583
Other receivables	-	-	-	-	-	-
Prepaid expenses	458	2,445	295	439	1,889	1,169
Due from (to) third party property managers	(5,721)	(7,912)	4,994	7,341	(382)	2,989
Total current assets	8,427	416	20,595	30,640	2,606	25,741
Property and equipment, net	$298,434	$327,989	$276,392	$313,411	$293,705	$258,246
Deposits	$2,195	$2,095	$1,945	$2,745	$2,095	$1,795
Total assets	$309,056	$330,500	$298,932	$346,796	$298,405	$285,782

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,265	$1,335	$5,050	$9,647	$2,947	$7,641
Due to (from) related parties	7,235	11,422	8,874	4,123	584	10,553
Total Current liabilities	10,500	12,757	13,924	13,770	3,530	18,194
Tenant deposits	2,195	2,095	1,945	2,745	2,095	1,795
Mortgage payable, net	204,900	235,613	-	-	148,320	-
Total Liabilities	217,595	250,465	15,869	16,515	153,946	19,989
Members’ equity (deficit)
Members’ capital	104,352	119,439	294,851	331,273	172,225	280,442
Retained earnings (accumulated deficit)	(12,891)	(39,404)	(11,787)	(991)	(27,766)	(14,649)
Total members’ equity (deficit)	91,461	80,035	283,064	330,281	144,459	265,793
Total liabilities and members’ equity (deficit)	$309,056	$330,500	$298,932	$346,796	$298,405	$285,782

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Marple	Martell	Mary	Matchingham	McGregor	McLovin
ASSETS
Current assets:
Cash	$13,821	$14,172	$15,677	$8,340	$9,748	$4,318
Other receivables	-	-	-	-	-	-
Prepaid expenses	222	563	481	800	150	2,690
Due from (to) third party property managers	3,027	(1,276)	5,920	6,841	5,471	8,910
Total current assets	17,070	13,459	22,078	15,981	15,369	15,918
Property and equipment, net	$174,457	$258,391	$269,971	$199,842	$289,920	$501,918
Deposits	$2,093	$-	$2,095	$1,795	$1,895	$3,495
Total assets	$193,620	$271,849	$294,144	$217,618	$307,184	$521,332

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,260	$4,256	$7,434	$3,524	$7,519	$3,999
Due to (from) related parties	1,156	4,410	1,957	4,707	10,337	9,584
Total Current liabilities	6,416	8,667	9,392	8,230	17,856	13,583
Tenant deposits	2,093	-	2,095	1,795	1,895	3,495
Mortgage payable, net	-	-	-	144,649	-	364,228
Total Liabilities	8,508	8,667	11,487	154,675	19,751	381,305
Members’ equity (deficit)
Members’ capital	193,734	282,790	289,647	69,057	297,876	171,498
Retained earnings (accumulated deficit)	(8,623)	(19,607)	(6,990)	(6,114)	(10,443)	(31,472)
Total members’ equity (deficit)	185,111	263,183	282,657	62,943	287,433	140,027
Total liabilities and members’ equity (deficit)	$193,620	$271,849	$294,144	$217,618	$307,184	$521,332

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Meadow	Mimosa	Mojave	Murphy	Mycroft	Nugget
ASSETS
Current assets:
Cash	$1,014	$2,442	$10,626	$8,272	$15,368	$15,822
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,456	368	587	1,732	226	600
Due from (to) third party property managers	8,019	7,669	725	9,006	3,995	8,428
Total current assets	10,489	10,479	11,938	19,010	19,588	24,850
Property and equipment, net	$302,704	$206,826	$228,514	$281,290	$178,409	$541,108
Deposits	$-	$1,495	$1,096	$2,295	$1,395	$3,295
Total assets	$313,192	$218,800	$241,548	$302,594	$199,392	$569,253

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,547	$3,134	$2,892	$4,564	$5,363	$14,298
Due to (from) related parties	629	(2,133)	10,280	5,865	2,997	24,205
Total Current liabilities	3,176	1,000	13,172	10,429	8,360	38,503
Tenant deposits	-	1,495	1,596	2,295	1,395	3,295
Mortgage payable, net	212,715	105,484	160,110	205,125	-	-
Total Liabilities	215,892	107,980	174,877	217,849	9,755	41,798
Members’ equity (deficit)
Members’ capital	129,802	123,043	71,377	97,413	196,027	545,466
Retained earnings (accumulated deficit)	(32,501)	(12,222)	(4,707)	(12,668)	(6,390)	(18,012)
Total members’ equity (deficit)	97,301	110,821	66,670	84,745	189,637	527,454
Total liabilities and members’ equity (deficit)	$313,192	$218,800	$241,548	$302,594	$199,392	$569,253

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Odessa	Olive	Oly	Onyx	Oscar	Osceola
ASSETS
Current assets:
Cash	$647	$306	$12,870	$13,900	$44,726	$16,995
Other receivables	-	-	-	-	-	-
Prepaid expenses	2,825	1,778	2,367	-	752	2,196
Due from (to) third party property managers	(221)	1,622	7,787	2,183	(23,223)	35
Total current assets	3,250	3,706	23,025	16,084	22,255	19,226
Property and equipment, net	$504,017	$220,863	$502,542	$337,397	$254,448	$278,508
Deposits	$4,193	$1,895	$2,795	$2,295	$-	$1,696
Total assets	$511,460	$226,464	$528,362	$355,776	$276,703	$299,430

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,648	$2,775	$3,551	$7,699	$6,425	$7,840
Due to (from) related parties	26,228	8,934	8,577	5,740	14,625	5,420
Total Current liabilities	28,876	11,709	12,128	13,438	21,050	13,260
Tenant deposits	4,193	1,895	2,795	2,295	-	1,696
Mortgage payable, net	371,208	124,257	364,932	-	-	-
Total Liabilities	404,277	137,861	379,855	15,733	21,050	14,956
Members’ equity (deficit)
Members’ capital	184,625	113,328	170,998	347,900	274,542	306,396
Retained earnings (accumulated deficit)	(77,442)	(24,726)	(22,491)	(7,857)	(18,889)	(21,922)
Total members’ equity (deficit)	107,183	88,603	148,506	340,043	255,653	284,474
Total liabilities and members’ equity (deficit)	$511,460	$226,464	$528,362	$355,776	$276,703	$299,430

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Osprey	Otoro	Palmer	Patrick	Peanut	Pearl
ASSETS
Current assets:
Cash	$12,831	$1,822	$22,375	$8,850	$167	$24,130
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,094	1,556	509	310	991	759
Due from (to) third party property managers	11,792	5,391	(1,230)	(194)	8,249	(4,998)
Total current assets	25,718	8,768	21,654	8,965	9,407	19,891
Property and equipment, net	$343,233	$384,313	$296,442	$199,594	$207,503	$527,387
Deposits	$4,590	$-	$-	$1,575	$2,093	$2,795
Total assets	$373,540	$393,081	$318,096	$210,134	$219,002	$550,073

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$13,008	$1,335	$5,549	$5,958	$2,316	$9,185
Due to (from) related parties	10,284	55,573	8,014	6,129	954	20,250
Total Current liabilities	23,291	56,908	13,563	12,088	3,270	29,435
Tenant deposits	4,590	-	-	1,575	2,093	2,795
Mortgage payable, net	-	271,756	-	107,829	145,256	-
Total Liabilities	27,881	328,664	13,563	121,491	150,618	32,230
Members’ equity (deficit)
Members’ capital	354,430	134,632	317,249	93,644	77,098	546,949
Retained earnings (accumulated deficit)	(8,771)	(70,215)	(12,715)	(5,001)	(8,714)	(29,107)
Total members’ equity (deficit)	345,659	64,418	304,533	88,643	68,384	517,843
Total liabilities and members’ equity (deficit)	$373,540	$393,081	$318,096	$210,134	$219,002	$550,073

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Pecan	Peterson	Piedmont	Pinot	Pioneer	Plumtree
ASSETS
Current assets:
Cash	$18,851	$21,117	$3,086	$16,588	$7,950	$23,770
Other receivables	-	-	-	-	-	-
Prepaid expenses	285	239	1,834	1,229	791	280
Due from (to) third party property managers	940	(1,809)	7,337	(2,850)	9,232	1,694
Total current assets	20,076	19,547	12,257	14,967	17,974	25,744
Property and equipment, net	$192,509	$226,079	$372,038	$301,313	$567,492	$185,939
Deposits	$3,613	$1,595	$2,295	$2,195	$3,445	$3,000
Total assets	$216,199	$247,221	$386,589	$318,475	$588,911	$214,683

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$7,087	$2,811	$3,061	$3,418	$12,112	$7,378
Due to (from) related parties	6,964	(1,388)	(8,808)	7,905	21,271	7,914
Total Current liabilities	14,051	1,423	(5,747)	11,324	33,383	15,292
Tenant deposits	3,613	1,595	2,295	2,195	3,445	3,000
Mortgage payable, net	112,381	-	187,900	207,026	-	109,972
Total Liabilities	130,045	3,018	184,448	220,545	36,828	128,264
Members’ equity (deficit)
Members’ capital	84,667	253,685	225,791	105,095	576,794	82,118
Retained earnings (accumulated deficit)	1,488	(9,482)	(23,649)	(7,165)	(24,711)	4,301
Total members’ equity (deficit)	86,154	244,203	202,141	97,930	552,083	86,419
Total liabilities and members’ equity (deficit)	$216,199	$247,221	$386,589	$318,475	$588,911	$214,683

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Point	Porthos	Quincy	Redondo	Regency	Reginald
ASSETS
Current assets:
Cash	$8,937	$28,240	$6,547	$1,352	$8,982	$12,317
Other receivables	-	-	-	-	-	-
Prepaid expenses	3,523	948	538	535	1,005	706
Due from (to) third party property managers	9,586	4,125	7,283	8,413	6,577	4,750
Total current assets	22,046	33,314	14,368	10,300	16,564	17,774
Property and equipment, net	$368,372	$300,696	$529,780	$306,357	$270,413	$428,662
Deposits	$2,295	$2,295	$2,695	$2,695	$3,793	$4,293
Total assets	$392,713	$336,305	$546,842	$319,352	$290,769	$450,728

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,829	$11,717	$9,939	$5,276	$7,765	$4,031
Due to (from) related parties	8,269	5,079	30,900	504	(6,887)	29,727
Total Current liabilities	11,098	16,796	40,839	5,780	878	33,758
Tenant deposits	2,295	2,295	2,695	2,695	3,793	4,293
Mortgage payable, net	265,145	-	-	154,481	134,750	-
Total Liabilities	278,538	19,091	43,534	162,956	139,420	38,050
Members’ equity (deficit)
Members’ capital	132,426	323,813	549,468	179,456	155,523	445,802
Retained earnings (accumulated deficit)	(18,250)	(6,600)	(46,160)	(23,060)	(4,174)	(33,124)
Total members’ equity (deficit)	114,176	317,214	503,308	156,396	151,349	412,678
Total liabilities and members’ equity (deficit)	$392,713	$336,305	$546,842	$319,352	$290,769	$450,728

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Reynolds	Ribbonwalk	Richardson	Richmond	Ridge	Ritter
ASSETS
Current assets:
Cash	$34,185	$287	$19,245	$2,672	$1,258	$6,086
Other receivables	-	-	-	-	-	-
Prepaid expenses	916	1,743	571	347	1,189	766
Due from (to) third party property managers	2,325	12,780	5,040	(2,076)	10,377	2,143
Total current assets	37,425	14,810	24,856	942	12,824	8,995
Property and equipment, net	$416,302	$302,694	$304,886	$381,043	$204,077	$487,565
Deposits	$2,495	$1,995	$1,995	$2,695	$2,543	$3,500
Total assets	$456,222	$319,499	$331,737	$384,681	$219,443	$500,060

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$4,776	$2,444	$8,115	$3,798	$2,916	$4,015
Due to (from) related parties	22,444	13,541	7,713	384,342	5,338	23,691
Total Current liabilities	27,220	15,986	15,827	388,140	8,254	27,706
Tenant deposits	2,495	1,995	1,995	2,695	2,543	3,500
Mortgage payable, net	-	221,746	-	-	138,425	-
Total Liabilities	29,715	239,726	17,822	390,835	149,222	31,206
Members’ equity (deficit)
Members’ capital	431,579	114,072	324,069	2,682	79,257	514,931
Retained earnings (accumulated deficit)	(5,072)	(34,299)	(10,155)	(8,836)	(9,036)	(46,076)
Total members’ equity (deficit)	426,507	79,773	313,915	(6,154)	70,221	468,854
Total liabilities and members’ equity (deficit)	$456,222	$319,499	$331,737	$384,681	$219,443	$500,060

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	River	Riverwalk	Rooney	Roseberry	Rosewood	Roxy
ASSETS
Current assets:
Cash	$8,965	$11,665	$3,987	$2,190	$2,222	$4,069
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,348	382	2,878	1,479	983	1,220
Due from (to) third party property managers	3,469	9,621	6,628	8,910	7,098	6,210
Total current assets	13,782	21,667	13,493	12,578	10,302	11,499
Property and equipment, net	$249,940	$382,628	$352,805	$308,394	$260,945	$314,285
Deposits	$2,993	$4,790	$2,095	$3,443	$2,768	$1,995
Total assets	$266,715	$409,085	$368,393	$324,415	$274,015	$327,779

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,466	$2,933	$2,428	$3,243	$2,059	$2,194
Due to (from) related parties	6,833	14,489	12,321	10,305	6,187	15,726
Total Current liabilities	10,299	17,422	14,749	13,548	8,247	17,921
Tenant deposits	2,993	4,790	2,095	3,443	2,768	1,995
Mortgage payable, net	170,378	-	256,502	209,104	186,953	218,230
Total Liabilities	183,669	22,212	273,346	226,094	197,967	238,146
Members’ equity (deficit)
Members’ capital	94,431	392,540	128,669	110,481	96,986	116,601
Retained earnings (accumulated deficit)	(11,386)	(5,666)	(33,622)	(12,160)	(20,939)	(26,968)
Total members’ equity (deficit)	83,045	386,873	95,046	98,321	76,048	89,633
Total liabilities and members’ equity (deficit)	$266,715	$409,085	$368,393	$324,415	$274,015	$327,779

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Saddlebred	Saint	Sajni	Salem	Salinas	Saturn
ASSETS
Current assets:
Cash	$9,534	$21,695	$6,958	$10,972	$14,381	$4,379
Other receivables	1,377	-	-	-	-	-
Prepaid expenses	2,023	1,685	953	1,631	251	1,185
Due from (to) third party property managers	8,882	5,730	7,579	2,529	(10,745)	5,527
Total current assets	21,815	29,109	15,489	15,133	3,887	11,091
Property and equipment, net	$459,829	$306,883	$307,597	$298,399	$233,538	$207,061
Deposits	$4,168	$2,495	$2,745	$2,195	$1,945	$1,806
Total assets	$485,812	$338,487	$325,831	$315,728	$239,370	$219,958

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,522	$3,109	$5,752	$3,199	$4,818	$2,266
Due to (from) related parties	28,291	13,578	13,547	6,918	19,881	12,764
Total Current liabilities	30,813	16,687	19,298	10,117	24,699	15,030
Tenant deposits	4,168	2,495	2,745	2,195	1,945	1,806
Mortgage payable, net	329,500	209,801	-	208,794	-	138,092
Total Liabilities	364,480	228,983	22,043	221,106	26,644	154,928
Members’ equity (deficit)
Members’ capital	172,313	114,010	311,917	101,124	243,609	87,756
Retained earnings (accumulated deficit)	(50,981)	(4,506)	(8,128)	(6,503)	(30,883)	(22,726)
Total members’ equity (deficit)	121,332	109,504	303,788	94,622	212,726	65,030
Total liabilities and members’ equity (deficit)	$485,812	$338,487	$325,831	$315,728	$239,370	$219,958

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Scepter	Sequoyah	Shallowford	Shoreline	Sigma	Simon
ASSETS
Current assets:
Cash	$4,796	$2,000	$4,335	$-	$7,893	$18,491
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,836	551	2,046	1,285	1,830	470
Due from (to) third party property managers	4,967	5,267	6,043	4,747	6,385	5,614
Total current assets	11,598	7,818	12,424	6,033	16,108	24,576
Property and equipment, net	$257,539	$242,237	$349,964	$291,210	$365,193	$288,283
Deposits	$1,795	$1,795	$2,545	$2,295	$2,869	$2,095
Total assets	$270,932	$251,850	$364,933	$299,538	$384,169	$314,954

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,149	$5,650	$3,664	$2,857	$3,160	$8,259
Due to (from) related parties	9,228	2,493	520	10,715	3,442	2,543
Total Current liabilities	11,376	8,143	4,183	13,572	6,602	10,801
Tenant deposits	1,795	1,795	2,545	2,295	2,869	2,095
Mortgage payable, net	186,989	121,572	176,630	209,988	266,914	-
Total Liabilities	200,160	131,510	183,358	225,855	276,384	12,896
Members’ equity (deficit)
Members’ capital	95,066	143,329	206,811	101,612	127,120	310,236
Retained earnings (accumulated deficit)	(24,294)	(22,989)	(25,236)	(27,929)	(19,335)	(8,179)
Total members’ equity (deficit)	70,772	120,340	181,574	73,683	107,785	302,058
Total liabilities and members’ equity (deficit)	$270,932	$251,850	$364,933	$299,538	$384,169	$314,954

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Sims	Soapstone	Sodalis	Spencer	Splash	Spring
ASSETS
Current assets:
Cash	$17,985	$16,910	$5,917	$597	$13,815	$9,230
Other receivables	-	-	-	-	-	-
Prepaid expenses	478	266	355	1,554	409	404
Due from (to) third party property managers	4,951	2,669	6,337	8,147	18	8,685
Total current assets	23,414	19,845	12,608	10,298	14,241	18,320
Property and equipment, net	$271,179	$202,333	$280,566	$281,901	$201,639	$239,799
Deposits	$2,768	$(250)	$2,000	$2,349	$1,550	$1,695
Total assets	$297,361	$221,929	$295,174	$294,548	$217,431	$259,813

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$5,368	$6,596	$6,474	$4,117	$6,027	$9,426
Due to (from) related parties	3,917	6,490	7,811	7,078	8,258	4,994
Total Current liabilities	9,286	13,086	14,285	11,195	14,285	14,420
Tenant deposits	2,768	1,600	2,000	2,349	1,550	1,695
Mortgage payable, net	-	126,898	-	192,533	121,870	-
Total Liabilities	12,053	141,584	16,285	206,077	137,705	16,115
Members’ equity (deficit)
Members’ capital	294,434	80,286	295,778	103,923	83,957	249,661
Retained earnings (accumulated deficit)	(9,127)	59	(16,889)	(15,452)	(4,231)	(5,963)
Total members’ equity (deficit)	285,308	80,345	278,889	88,471	79,726	243,698
Total liabilities and members’ equity (deficit)	$297,361	$221,929	$295,174	$294,548	$217,431	$259,813

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Stonebriar	Sugar	Summerset	Sundance	Sunnyside	Swift
ASSETS
Current assets:
Cash	$14,993	$2,820	$2,097	$7,408	$21,022	$33,205
Other receivables	-	-	-	-	-	-
Prepaid expenses	930	1,997	1,205	505	515	(133)
Due from (to) third party property managers	1,665	7,668	(14,178)	14,931	4,148	2,287
Total current assets	17,588	12,484	(10,876)	22,844	25,684	35,358
Property and equipment, net	$195,559	$292,051	$254,009	$314,109	$217,310	$335,366
Deposits	$2,790	$3,590	$2,119	$2,695	$1,745	$2,295
Total assets	$215,937	$308,126	$245,252	$339,647	$244,739	$373,019

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,198	$2,510	$2,010	$13,434	$5,025	$5,073
Due to (from) related parties	21,741	5,891	6,849	8,891	3,362	24,334
Total Current liabilities	23,939	8,400	8,858	22,326	8,387	29,406
Tenant deposits	2,790	3,590	2,119	2,695	1,745	2,295
Mortgage payable, net	132,740	198,965	163,550	154,481	-	-
Total Liabilities	159,468	210,956	174,527	179,502	10,132	31,701
Members’ equity (deficit)
Members’ capital	76,169	124,080	93,169	178,730	232,921	341,728
Retained earnings (accumulated deficit)	(19,700)	(26,910)	(22,444)	(18,585)	1,687	(410)
Total members’ equity (deficit)	56,469	97,170	70,725	160,145	234,608	341,318
Total liabilities and members’ equity (deficit)	$215,937	$308,126	$245,252	$339,647	$244,739	$373,019

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Taylor	Terracotta	Theodore	Tulip	Tuscan	Tuscarora
ASSETS
Current assets:
Cash	$1,314	$6,476	$20,437	$664	$17,299	$18,305
Other receivables	-	-	-	-	-	-
Prepaid expenses	986	1,591	470	1,198	822	456
Due from (to) third party property managers	200	6,562	138	4,874	(2,204)	13,419
Total current assets	2,500	14,629	21,046	6,736	15,918	32,180
Property and equipment, net	$226,434	$307,776	$286,138	$305,415	$301,008	$328,088
Deposits	$1,495	$3,143	$1,995	$4,390	$2,295	$3,295
Total assets	$230,429	$325,548	$309,179	$316,541	$319,221	$363,563

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,291	$3,010	$7,881	$2,456	$7,536	$8,830
Due to (from) related parties	1,139	2,285	(666)	22,905	3,037	7,692
Total Current liabilities	3,430	5,296	7,215	25,361	10,573	16,521
Tenant deposits	1,495	3,143	1,995	4,390	2,295	3,295
Mortgage payable, net	111,950	220,328	-	219,627	180,714	-
Total Liabilities	116,875	228,766	9,210	249,378	193,582	19,816
Members’ equity (deficit)
Members’ capital	139,613	113,454	311,968	109,378	128,250	349,891
Retained earnings (accumulated deficit)	(26,059)	(16,673)	(11,999)	(42,214)	(2,612)	(6,144)
Total members’ equity (deficit)	113,555	96,781	299,969	67,164	125,639	343,747
Total liabilities and members’ equity (deficit)	$230,429	$325,548	$309,179	$316,541	$319,221	$363,563

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Tuxford	Vernon	Walton	Wave	Weldon	Wellington
ASSETS
Current assets:
Cash	$360	$1,136	$4,598	$1,332	$5,100	$21,206
Other receivables	-	-	-	-	-	-
Prepaid expenses	1,970	1,400	424	1,507	1,095	403
Due from (to) third party property managers	8,658	6,371	5,502	(6,698)	8,600	1,812
Total current assets	10,988	8,907	10,525	(3,860)	14,795	23,421
Property and equipment, net	$251,501	$246,482	$290,685	$321,276	$199,231	$398,481
Deposits	$1,895	$2,843	$2,095	$2,744	$2,168	$2,395
Total assets	$264,384	$258,232	$303,304	$320,160	$216,193	$424,297

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$2,299	$2,630	$11,750	$1,335	$2,049	$5,978
Due to (from) related parties	19,343	6,172	33,421	37,051	10,405	8,937
Total Current liabilities	21,642	8,802	45,171	38,386	12,455	14,915
Tenant deposits	1,895	2,843	2,095	2,744	2,168	2,395
Mortgage payable, net	176,539	179,870	-	221,719	134,859	-
Total Liabilities	200,076	191,514	47,266	262,849	149,482	17,310
Members’ equity (deficit)
Members’ capital	93,691	89,413	304,003	112,795	83,977	418,991
Retained earnings (accumulated deficit)	(29,384)	(22,696)	(47,965)	(55,484)	(17,265)	(12,004)
Total members’ equity (deficit)	64,308	66,717	256,038	57,312	66,712	406,987
Total liabilities and members’ equity (deficit)	$264,384	$258,232	$303,304	$320,160	$216,193	$424,297

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Wentworth	Wescott	Westchester	Wildwood	Willow	Wilson
ASSETS
Current assets:
Cash	$11,461	$5,493	$-	$8,715	$5,756	$16,705
Other receivables	-	-	-	-	-	-
Prepaid expenses	940	981	1,453	971	557	487
Due from (to) third party property managers	(2,744)	(1,074)	12,341	4,995	5,132	6,966
Total current assets	9,657	5,400	13,795	14,681	11,445	24,158
Property and equipment, net	$221,127	$264,822	$320,137	$212,703	$283,647	$375,593
Deposits	$3,190	$4,985	$3,119	$1,845	$2,195	$2,445
Total assets	$233,974	$275,207	$337,050	$229,229	$297,287	$402,196

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$3,431	$2,223	$3,963	$2,509	$7,684	$9,546
Due to (from) related parties	454	14,090	11,196	4,220	(2,207)	11,004
Total Current liabilities	3,886	16,313	15,159	6,729	5,477	20,549
Tenant deposits	3,190	4,985	3,119	1,845	2,195	2,445
Mortgage payable, net	155,104	132,958	196,389	107,214	-	-
Total Liabilities	162,179	154,256	214,667	115,787	7,672	22,994
Members’ equity (deficit)
Members’ capital	76,306	149,904	147,235	123,234	293,186	385,745
Retained earnings (accumulated deficit)	(4,511)	(28,954)	(24,852)	(9,792)	(3,571)	(6,543)
Total members’ equity (deficit)	71,795	120,950	122,383	113,442	289,615	379,202
Total liabilities and members’ equity (deficit)	$233,974	$275,207	$337,050	$229,229	$297,287	$402,196

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2023

	Winchester	Windsor	Winston	Wisteria	Consolidated
ASSETS
Current assets:
Cash	$22,928	$4,851	$12,303	$10,967	$2,531,500
Other receivables	-	-	-	-	(2,927)
Prepaid expenses	426	3,074	609	1,200	277,277
Due from (to) third party property managers	1,861	10,262	12,011	(5,459)	995,416
Total current assets	25,215	18,186	24,923	6,707	3,801,266
Property and equipment, net	$269,758	$328,756	$319,369	$292,979	74,577,406
Deposits	$1,895	$3,893	$1,795	$2,095	558,347
Total assets	$296,867	$350,835	$346,087	$301,781	$78,937,019

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$1,948	$4,219	$5,166	$2,101	$1,184,542
Due to (from) related parties	15,146	9,197	5,028	4,457	3,663,314
Total Current liabilities	17,094	13,416	10,193	6,558	4,847,855
Tenant deposits	1,895	3,893	1,795	2,095	562,789
Mortgage payable, net	-	224,727	-	205,305	23,890,137
Total Liabilities	18,989	242,035	11,988	213,958	29,300,781
Members’ equity (deficit)
Members’ capital	292,240	118,730	337,608	101,611	54,027,424
Retained earnings (accumulated deficit)	(14,362)	(9,931)	(3,509)	(13,788)	(4,391,186)
Total members’ equity (deficit)	277,879	108,799	334,099	87,823	49,636,238
Total liabilities and members’ equity (deficit)	$296,867	$350,835	$346,087	$301,781	$78,937,019

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	100	101	Abbington	Abernant	Alvin	Amber

Rental income	$17,600	$18,714	$15,720	$7,144	$13,920	$10,200

Operating expenses:
Depreciation	8,445	8,719	7,247	3,124	4,368	4,208
Insurance	1,142	1,118	927	718	1,116	522
Management fees, related party	4,513	4,697	3,589	852	1,590	732
Management Fees	430	433	435	408	460	812
Repairs & maintenance	1,439	125	-	742	-	1,432
Property taxes	3,384	3,492	2,640	244	675	426
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	2,302	2,740	2,501	4,900	4,323	2,489
Total operating expenses	21,655	21,323	17,338	10,987	12,532	10,619

Income (loss) from operations	(4,055)	(2,610)	(1,618)	(3,843)	1,388	(419)

Other expense
Interest expenses	-	-	-	-	-	3,929
Total other expenses	-	-	-	-	-	3,929

Net Income (Loss)	$(4,055)	$(2,610)	$(1,618)	$(3,843)	$1,388	$(4,348)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Apollo	Aster	Augusta	Avebury	Avondale	Badminton

Rental income	$8,465	$9,420	$11,970	$8,450	$11,025	$12,890

Operating expenses:
Depreciation	2,691	3,504	4,075	3,995	4,523	4,230
Insurance	573	540	593	797	930	1,223
Management fees, related party	537	1,099	1,398	751	1,625	551
Management Fees	672	420	454	306	315	709
Repairs & maintenance	496	666	-	452	2,107	-
Property taxes	1,128	1,363	1,459	1,574	1,818	4,725
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,132	799	1,198	1,182	1,487	1,015
Total operating expenses	7,230	8,391	9,177	9,058	12,805	12,453

Income (loss) from operations	1,235	1,029	2,793	(608)	(1,780)	437

Other expense
Interest expenses	3,897	4,416	-	3,971	-	4,070
Total other expenses	3,897	4,416	-	3,971	-	4,070

Net Income (Loss)	$(2,662)	$(3,387)	$2,793	$(4,579)	$(1,780)	$(3,633)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Ballinger	Bandelier	Baron	Basil	Bayside	Bazzel

Rental income	$9,848	$12,328	$14,475	$9,420	$12,815	$10,791

Operating expenses:
Depreciation	4,108	4,134	8,003	2,784	3,525	3,763
Insurance	635	711	1,767	531	955	350
Management fees, related party	1,198	1,339	4,073	478	615	1,456
Management Fees	474	394	350	386	754	628
Repairs & maintenance	3,358	80	-	-	500	1,207
Property taxes	1,355	1,881	3,138	1,553	5,184	1,368
Credit loss expense (recovery)	-	-	-	(960)	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	3,139	922	662	894	948	2,903
Total operating expenses	14,265	9,459	17,993	5,667	12,481	11,676

Income (loss) from operations	(4,417)	2,868	(3,518)	3,753	334	(886)

Other expense
Interest expenses	-	4,789	-	3,078	3,873	-
Total other expenses	-	4,789	-	3,078	3,873	-

Net Income (Loss)	$(4,417)	$(1,921)	$(3,518)	$675	$(3,539)	$(886)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom

Rental income	$7,727	$11,670	$15,894	$13,770	$9,720	$8,897

Operating expenses:
Depreciation	3,847	4,206	6,042	4,051	4,977	3,495
Insurance	1,357	718	1,227	1,195	506	432
Management fees, related party	616	1,420	1,585	1,527	1,009	977
Management Fees	802	429	1,113	478	420	500
Repairs & maintenance	1,112	859	3,149	281	-	3,050
Property taxes	5,922	3,076	2,418	1,620	(48)	612
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,467	2,513	1,001	1,068	851	2,919
Total operating expenses	15,124	13,219	16,534	10,221	7,715	11,985

Income (loss) from operations	(7,397)	(1,549)	(640)	3,549	2,005	(3,088)

Other expense
Interest expenses	3,785	-	-	-	-	-
Total other expenses	3,785	-	-	-	-	-

Net Income (Loss)	$(11,182)	$(1,549)	$(640)	$3,549	$2,005	$(3,088)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Bonneau	Brainerd	Braxton	Brennan	Briarwood	Brooklyn

Rental income	$13,770	$12,870	$10,920	$8,266	$7,365	$7,224

Operating expenses:
Depreciation	5,137	3,998	4,452	3,115	2,866	2,907
Insurance	2,101	608	563	746	726	503
Management fees, related party	1,642	1,480	1,424	675	869	498
Management Fees	468	420	420	57	350	230
Repairs & maintenance	-	-	4,716	11,028	-	-
Property taxes	1,847	654	1,782	1,514	459	912
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,541	2,275	737	2,988	2,993	941
Total operating expenses	12,735	9,435	14,094	20,123	8,264	5,991

Income (loss) from operations	1,035	3,435	(3,174)	(11,857)	(899)	1,233

Other expense
Interest expenses	-	5,396	-	4,495	-	3,089
Total other expenses	-	5,396	-	4,495	-	3,089

Net Income (Loss)	$1,035	$(1,961)	$(3,174)	$(16,352)	$(899)	$(1,855)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Burlington	Butter	Calvin	Camino	Cawley	Centennial

Rental income	$20,446	$11,618	$10,770	$9,605	$13,170	$12,420

Operating expenses:
Depreciation	8,916	5,190	3,245	3,644	4,312	3,917
Insurance	1,546	2,856	493	581	809	505
Management fees, related party	4,929	805	1,147	795	1,522	591
Management Fees	427	907	420	768	460	994
Repairs & maintenance	591	4,549	2,024	500	405	-
Property taxes	3,594	5,025	1,103	1,458	1,728	1,806
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	877	1,604	1,223	880	1,322	884
Total operating expenses	20,880	20,936	9,655	8,626	10,557	8,697

Income (loss) from operations	(434)	(9,318)	1,115	979	2,613	3,723

Other expense
Interest expenses	-	5,129	-	-	-	4,438
Total other expenses	-	5,129	-	-	-	4,438

Net Income (Loss)	$(434)	$(14,446)	$1,115	$979	$2,613	$(715)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood

Rental income	$8,483	$11,620	$13,320	$13,920	$11,970	$14,070

Operating expenses:
Depreciation	2,700	4,234	5,095	5,129	4,952	5,255
Insurance	646	574	823	920	959	846
Management fees, related party	783	817	1,711	1,737	1,371	1,753
Management Fees	543	729	459	489	501	528
Repairs & maintenance	865	-	-	44	681	535
Property taxes	1,608	1,790	2,417	914	1,680	2,118
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	900	760	2,193	2,764	1,780	1,512
Total operating expenses	8,043	8,903	12,697	11,997	11,924	12,546

Income (loss) from operations	440	2,717	623	1,923	46	1,524

Other expense
Interest expenses	2,200	4,215	6,422	-	-	-
Total other expenses	2,200	4,215	6,422	-	-	-

Net Income (Loss)	$(1,760)	$(1,497)	$(5,799)	$1,923	$46	$1,524

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Clover	Coatbridge	Collier	Collinston	Conway	Cove

Rental income	$12,253	$12,220	$13,320	$6,712	$14,572	$1,030

Operating expenses:
Depreciation	4,397	4,526	4,879	2,906	9,438	2,890
Insurance	1,099	741	861	481	1,153	870
Management fees, related party	1,910	897	2,653	515	2,921	630
Management Fees	948	942	461	338	300	(228)
Repairs & maintenance	4,766	250	228	5,097	2,720	-
Property taxes	1,818	5,741	1,950	1,822	3,768	1,158
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	3,664	2,633	2,124	3,377	4,118	3,296
Total operating expenses	18,601	15,730	13,155	14,535	24,416	8,616

Income (loss) from operations	(6,348)	(3,510)	165	(7,823)	(9,845)	(7,586)

Other expense
Interest expenses	-	4,100	-	2,674	-	-
Total other expenses	-	4,100	-	2,674	-	-

Net Income (Loss)	$(6,348)	$(7,610)	$165	$(10,498)	$(9,845)	$(7,586)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Creekside	Creekwood	Cumberland	Cupcake	Cypress	Daisy

Rental income	$11,520	$10,770	$10,170	$8,830	$14,790	$10,170

Operating expenses:
Depreciation	4,269	3,972	4,059	3,275	5,013	4,138
Insurance	511	613	587	573	673	603
Management fees, related party	1,394	869	1,279	681	1,342	1,300
Management Fees	463	905	420	592	1,034	420
Repairs & maintenance	325	-	128	-	2,620	-
Property taxes	1,415	1,753	1,620	1,579	4,019	1,090
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	822	439	1,688	1,000	1,572	769
Total operating expenses	9,199	8,550	9,781	7,701	16,272	8,320

Income (loss) from operations	2,321	2,220	389	1,129	(1,482)	1,850

Other expense
Interest expenses	-	5,008	-	2,981	6,253	-
Total other expenses	-	5,008	-	2,981	6,253	-

Net Income (Loss)	$2,321	$(2,788)	$389	$(1,851)	$(7,735)	$1,850

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Davidson	Dawson	Delta	Dewberry	Diablo	Dogwood

Rental income	$9,570	$10,470	$4,481	$9,811	$11,520	$9,020

Operating expenses:
Depreciation	2,909	3,617	4,966	2,613	3,571	3,311
Insurance	481	859	768	630	965	638
Management fees, related party	463	550	727	462	1,132	1,403
Management Fees	618	838	338	777	560	718
Repairs & maintenance	250	3,251	5,340	-	1,366	445
Property taxes	1,548	4,489	3,779	4,487	1,779	1,320
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	616	1,416	7,261	1,302	1,294	887
Total operating expenses	6,885	15,019	23,181	10,271	10,665	8,723

Income (loss) from operations	2,685	(4,549)	(18,700)	(461)	855	297

Other expense
Interest expenses	2,879	3,419	4,435	2,836	4,067	-
Total other expenses	2,879	3,419	4,435	2,836	4,067	-

Net Income (Loss)	$(194)	$(7,968)	$(23,135)	$(3,297)	$(3,211)	$297

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Dolittle	Dolly	Dops	Dorchester	Dunbar	Eagle

Rental income	$14,472	$14,223	$8,275	$13,170	$13,615	$10,175

Operating expenses:
Depreciation	4,222	9,475	2,809	4,727	5,811	3,946
Insurance	802	1,181	1,420	2,226	664	697
Management fees, related party	669	2,893	615	2,715	2,707	926
Management Fees	754	368	575	420	462	838
Repairs & maintenance	-	4,090	-	-	1,294	-
Property taxes	5,903	3,798	1,128	1,896	1,770	28
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,350	3,472	1,090	819	3,157	1,300
Total operating expenses	13,700	25,278	7,636	12,803	15,865	7,734

Income (loss) from operations	772	(11,055)	639	367	(2,250)	2,441

Other expense
Interest expenses	4,060	-	-	-	-	4,529
Total other expenses	4,060	-	-	-	-	4,529

Net Income (Loss)	$(3,288)	$(11,055)	$639	$367	$(2,250)	$(2,088)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Eastfair	Eastwood	Elevation	Ella	Ellen	Elm

Rental income	$11,684	$-	$8,030	$10,770	$14,619	$8,535

Operating expenses:
Depreciation	2,956	4,378	5,056	3,587	3,404	2,300
Insurance	842	1,076	991	587	727	677
Management fees, related party	430	955	629	1,144	1,498	411
Management Fees	856	480	735	476	420	283
Repairs & maintenance	89	195	524	-	-	460
Property taxes	4,848	589	2,403	1,428	1,633	3,072
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	3,144	4,223	6,855	2,159	(7)	1,363
Total operating expenses	13,165	11,896	17,194	9,381	7,674	8,565

Income (loss) from operations	(1,481)	(11,896)	(9,164)	1,389	6,944	(30)

Other expense
Interest expenses	3,505	-	4,017	-	-	2,506
Total other expenses	3,505	-	4,017	-	-	2,506

Net Income (Loss)	$(4,986)	$(11,896)	$(13,181)	$1,389	$6,944	$(2,536)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Emporia	Ensenada	Falcon	Felix	Fenwick	Fletcher

Rental income	$14,720	$10,023	$12,145	$9,570	$16,760	$8,340

Operating expenses:
Depreciation	4,833	6,666	3,953	4,101	4,120	2,412
Insurance	1,085	1,391	698	463	663	673
Management fees, related party	907	1,701	963	1,090	1,715	883
Management Fees	1,048	379	819	420	526	431
Repairs & maintenance	499	3,046	138	-	723	108
Property taxes	3,528	6,362	28	80	1,650	180
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	517	1,201	1,300	1,253	1,111	1,286
Total operating expenses	12,417	20,747	7,899	7,406	10,508	5,972

Income (loss) from operations	2,303	(10,723)	4,246	2,164	6,252	2,368

Other expense
Interest expenses	4,790	7,656	4,529	-	-	-
Total other expenses	4,790	7,656	4,529	-	-	-

Net Income (Loss)	$(2,487)	$(18,380)	$(283)	$2,164	$6,252	$2,368

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Folly	Forest	Foster	Franklin	Gardens	General

Rental income	$13,470	$12,982	$14,094	$12,870	$9,040	$17,380

Operating expenses:
Depreciation	5,126	6,070	4,307	4,623	3,586	4,342
Insurance	1,439	3,416	730	788	629	665
Management fees, related party	2,411	816	1,629	1,458	582	2,003
Management Fees	467	797	438	472	309	514
Repairs & maintenance	-	1,195	184	1,754	60	1,109
Property taxes	1,715	2,976	1,713	4,805	794	3,332
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,735	4,215	672	526	3,020	1,380
Total operating expenses	12,893	19,486	9,673	14,425	8,981	13,345

Income (loss) from operations	577	(6,504)	4,421	(1,555)	59	4,035

Other expense
Interest expenses	-	5,302	-	-	3,271	-
Total other expenses	-	5,302	-	-	3,271	-

Net Income (Loss)	$577	$(11,806)	$4,421	$(1,555)	$(3,212)	$4,035

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Goose	Grant	Greenhill	Gretal	Grove	Hadden

Rental income	$11,940	$14,781	$18,065	$14,370	$9,005	$10,300

Operating expenses:
Depreciation	3,678	4,451	4,484	6,206	4,401	3,027
Insurance	654	1,129	1,087	913	967	457
Management fees, related party	891	816	703	2,026	525	555
Management Fees	819	900	1,239	460	720	702
Repairs & maintenance	192	-	-	109	-	1,104
Property taxes	1,046	2,728	6,420	2,478	2,439	3,382
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,300	1,595	1,449	2,146	1,128	926
Total operating expenses	8,579	11,619	15,381	14,337	10,182	10,152

Income (loss) from operations	3,361	3,162	2,684	33	(1,177)	148

Other expense
Interest expenses	4,220	5,063	4,454	-	3,773	2,811
Total other expenses	4,220	5,063	4,454	-	3,773	2,811

Net Income (Loss)	$(859)	$(1,901)	$(1,770)	$33	$(4,950)	$(2,663)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Hansard	Hansel	Hargrave	Harrison	Henry	Heritage

Rental income	$13,200	$8,380	$6,008	$16,920	$5,873	$11,985

Operating expenses:
Depreciation	4,170	5,564	3,212	6,296	5,912	4,506
Insurance	1,323	797	493	1,035	1,363	836
Management fees, related party	1,503	1,615	893	2,293	1,590	956
Management Fees	450	260	297	443	261	839
Repairs & maintenance	-	1,303	3,357	175	15,773	742
Property taxes	853	748	1,204	1,780	2,268	3,195
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	2,033	3,197	4,614	2,838	2,906	951
Total operating expenses	10,331	13,484	14,070	14,859	30,073	12,025

Income (loss) from operations	2,869	(5,104)	(8,062)	2,061	(24,200)	(40)

Other expense
Interest expenses	-	6,771	-	7,931	-	4,859
Total other expenses	-	6,771	-	7,931	-	4,859

Net Income (Loss)	$2,869	$(11,875)	$(8,062)	$(5,869)	$(24,200)	$(4,899)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Heron	Highland	Hines	Hobbes	Holcomb	Holland

Rental income	$11,370	$11,370	$9,720	$4,200	$12,570	$8,525

Operating expenses:
Depreciation	4,474	3,942	4,405	3,216	4,877	2,909
Insurance	1,603	821	481	493	643	481
Management fees, related party	774	819	1,781	813	2,258	517
Management Fees	910	910	482	238	879	667
Repairs & maintenance	295	-	625	2,549	127	450
Property taxes	4,214	1,499	1,404	2,203	2,132	1,592
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,302	1,067	1,159	2,450	937	1,123
Total operating expenses	13,570	9,057	10,337	11,961	11,853	7,738

Income (loss) from operations	(2,200)	2,313	(617)	(7,761)	717	787

Other expense
Interest expenses	4,809	-	-	-	-	2,879
Total other expenses	4,809	-	-	-	-	2,879

Net Income (Loss)	$(7,009)	$2,313	$(617)	$(7,761)	$717	$(2,092)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Hollandaise	Holloway	Inglewood	Irene	Jack	Jake

Rental income	$6,603	$15,570	$16,238	$8,370	$13,966	$17,930

Operating expenses:
Depreciation	5,028	4,672	9,361	2,412	6,377	8,093
Insurance	873	1,482	1,233	535	872	1,440
Management fees, related party	1,230	739	2,980	778	1,802	4,352
Management Fees	156	1,246	383	420	397	464
Repairs & maintenance	11,729	-	1,747	-	60	-
Property taxes	1,756	5,220	3,732	165	763	3,264
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	4,427	951	3,656	647	2,272	1,642
Total operating expenses	25,199	14,310	23,091	4,957	12,542	19,255

Income (loss) from operations	(18,596)	1,260	(6,854)	3,413	1,424	(1,325)

Other expense
Interest expenses	4,995	5,160	-	-	6,384	-
Total other expenses	4,995	5,160	-	-	6,384	-

Net Income (Loss)	$(23,590)	$(3,900)	$(6,854)	$3,413	$(4,960)	$(1,325)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Jefferson	Jill	Johnny	June	Jupiter	Kawana

Rental income	$12,870	$13,170	$16,775	$19,920	$6,641	$10,170

Operating expenses:
Depreciation	3,777	5,492	8,047	8,047	2,906	3,786
Insurance	831	800	1,095	1,095	473	1,157
Management fees, related party	1,389	1,788	4,327	4,513	527	749
Management Fees	450	460	420	420	330	814
Repairs & maintenance	-	83	-	-	767	-
Property taxes	166	722	3,216	3,216	1,071	1,327
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	2,003	2,543	2,383	2,531	2,275	1,167
Total operating expenses	8,616	11,888	19,489	19,823	8,348	8,999

Income (loss) from operations	4,254	1,282	(2,714)	97	(1,707)	1,171

Other expense
Interest expenses	-	6,947	-	-	3,262	3,766
Total other expenses	-	6,947	-	-	3,262	3,766

Net Income (Loss)	$4,254	$(5,665)	$(2,714)	$97	$(4,968)	$(2,595)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood

Rental income	$15,741	$4,736	$6,585	$8,088	$13,570	$9,570

Operating expenses:
Depreciation	5,836	9,475	4,686	4,106	4,290	3,592
Insurance	1,189	1,221	942	400	1,357	496
Management fees, related party	2,823	2,379	732	1,048	634	1,036
Management Fees	978	82	495	625	894	420
Repairs & maintenance	2,023	3,058	5,596	2,554	-	-
Property taxes	2,340	3,798	1,891	692	8,299	1,545
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	2,321	3,101	3,845	1,242	928	1,778
Total operating expenses	17,510	23,114	18,187	10,669	16,402	8,866

Income (loss) from operations	(1,769)	(18,377)	(11,602)	(2,581)	(2,832)	704

Other expense
Interest expenses	-	-	4,655	4,423	5,020	4,358
Total other expenses	-	-	4,655	4,423	5,020	4,358

Net Income (Loss)	$(1,769)	$(18,377)	$(16,258)	$(7,004)	$(7,852)	$(3,654)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Korin	Lallie	Lanier	Lannister	Latte	Lennox

Rental income	$11,970	$12,828	$12,134	$5,990	$13,190	$10,675

Operating expenses:
Depreciation	3,823	6,202	5,706	3,027	5,011	2,978
Insurance	618	2,132	881	521	1,398	593
Management fees, related party	1,342	849	840	517	2,087	530
Management Fees	452	817	1,130	575	975	629
Repairs & maintenance	-	405	2,922	250	-	-
Property taxes	1,563	6,099	3,053	852	2,010	4,331
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,044	3,384	2,958	1,208	1,089	869
Total operating expenses	8,842	19,887	17,489	6,948	12,570	9,928

Income (loss) from operations	3,128	(7,059)	(5,356)	(958)	620	747

Other expense
Interest expenses	-	5,614	6,313	3,588	-	3,267
Total other expenses	-	5,614	6,313	3,588	-	3,267

Net Income (Loss)	$3,128	$(12,673)	$(11,669)	$(4,547)	$620	$(2,521)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Lierly	Lily	Limestone	Litton	Longwoods	Lookout

Rental income	$9,883	$14,370	$7,019	$12,954	$11,970	$9,600

Operating expenses:
Depreciation	2,932	7,493	4,023	4,413	3,702	4,741
Insurance	807	2,432	1,072	862	3,204	696
Management fees, related party	644	1,891	692	1,646	1,317	2,414
Management Fees	786	464	492	363	446	350
Repairs & maintenance	1,585	85	5,700	120	105	-
Property taxes	1,344	1,990	6,294	1,758	1,488	1,896
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	900	1,085	5,183	877	2,792	2,143
Total operating expenses	8,999	15,439	23,457	10,039	13,053	12,241

Income (loss) from operations	884	(1,069)	(16,438)	2,915	(1,083)	(2,641)

Other expense
Interest expenses	2,762	6,087	3,971	5,952	-	-
Total other expenses	2,762	6,087	3,971	5,952	-	-

Net Income (Loss)	$(1,878)	$(7,156)	$(20,409)	$(3,037)	$(1,083)	$(2,641)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Loretta	Louis	Louise	Lovejoy	Luna	Lurleen

Rental income	$19,595	$11,370	$12,515	$11,820	$7,543	$10,220

Operating expenses:
Depreciation	9,431	3,701	3,789	4,044	2,956	2,141
Insurance	1,187	434	737	740	781	1,335
Management fees, related party	3,170	1,301	662	763	454	660
Management Fees	492	420	782	807	620	814
Repairs & maintenance	1,120	-	4,925	1,000	867	644
Property taxes	3,768	1,475	1,604	2,682	3,952	1,212
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	2,482	624	3,255	1,420	2,146	810
Total operating expenses	21,650	7,954	15,754	11,456	11,776	7,616

Income (loss) from operations	(2,055)	3,416	(3,240)	364	(4,233)	2,604

Other expense
Interest expenses	-	-	4,017	4,012	3,506	4,761
Total other expenses	-	-	4,017	4,012	3,506	4,761

Net Income (Loss)	$(2,055)	$3,416	$(7,256)	$(3,648)	$(7,739)	$(2,157)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Madison	Mae	Magnolia	Malbec	Mammoth	Marcelo

Rental income	$11,093	$12,570	$10,772	$13,770	$3,501	$10,320

Operating expenses:
Depreciation	2,828	4,864	4,154	4,388	4,686	3,911
Insurance	562	1,219	693	751	1,023	575
Management fees, related party	734	1,061	836	827	744	1,261
Management Fees	693	1,006	781	1,063	(320)	420
Repairs & maintenance	700	(306)	204	429	9,307	-
Property taxes	1,228	1,942	2,415	2,223	4,581	1,566
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,752	1,181	954	2,899	5,965	753
Total operating expenses	8,496	10,966	10,036	12,579	25,986	8,486

Income (loss) from operations	2,597	1,604	736	1,191	(22,485)	1,834

Other expense
Interest expenses	3,122	-	4,993	4,891	5,695	-
Total other expenses	3,122	-	4,993	4,891	5,695	-

Net Income (Loss)	$(525)	$1,604	$(4,257)	$(3,699)	$(28,180)	$1,834

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Marie	Marietta	Marion	Marple	Martell	Mary

Rental income	$14,970	$10,931	$11,070	$6,975	$8,493	$12,570

Operating expenses:
Depreciation	4,397	4,158	4,427	2,412	3,572	3,732
Insurance	1,122	925	1,748	491	2,020	622
Management fees, related party	2,177	913	1,136	818	1,102	1,384
Management Fees	446	972	1,287	420	402	431
Repairs & maintenance	55	1,263	2,959	-	5,040	-
Property taxes	(511)	4,973	1,404	(126)	1,428	494
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	2,213	1,342	1,236	1,868	2,499	1,743
Total operating expenses	9,900	14,546	14,199	5,883	16,063	8,406

Income (loss) from operations	5,070	(3,616)	(3,129)	1,092	(7,570)	4,164

Other expense
Interest expenses	-	5,260	-	-	-	-
Total other expenses	-	5,260	-	-	-	-

Net Income (Loss)	$5,070	$(8,876)	$(3,129)	$1,092	$(7,570)	$4,164

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Matchingham	McGregor	McLovin	Meadow	Mimosa	Mojave

Rental income	$12,824	$10,188	$18,570	$10,880	$8,620	$12,215

Operating expenses:
Depreciation	2,913	4,132	6,219	4,410	2,954	3,525
Insurance	655	674	1,422	671	599	576
Management fees, related party	476	2,982	2,111	795	645	842
Management Fees	934	443	475	595	308	715
Repairs & maintenance	903	683	(125)	-	750	-
Property taxes	5,877	1,650	4,415	1,893	1,182	1,556
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	918	1,409	1,758	1,259	880	1,000
Total operating expenses	12,676	11,973	16,274	9,624	7,318	8,214

Income (loss) from operations	148	(1,786)	2,296	1,257	1,302	4,001

Other expense
Interest expenses	2,867	-	7,179	4,203	4,423	3,240
Total other expenses	2,867	-	7,179	4,203	4,423	3,240

Net Income (Loss)	$(2,719)	$(1,786)	$(4,883)	$(2,946)	$(3,120)	$761

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Murphy	Mycroft	Nugget	Odessa	Olive	Oly

Rental income	$9,450	$8,520	$16,970	$17,670	$11,405	$14,084

Operating expenses:
Depreciation	4,085	2,466	7,694	7,332	3,689	6,265
Insurance	815	575	1,191	985	1,019	1,126
Management fees, related party	653	802	4,133	2,006	687	1,911
Management Fees	718	420	420	510	735	384
Repairs & maintenance	677	-	-	-	-	1,125
Property taxes	5,703	(92)	3,090	3,452	5,347	3,374
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	3,564	1,259	688	2,173	1,715	1,789
Total operating expenses	16,215	5,430	17,216	16,458	13,192	15,972

Income (loss) from operations	(6,765)	3,090	(246)	1,212	(1,787)	(1,888)

Other expense
Interest expenses	4,053	-	-	7,315	2,950	7,191
Total other expenses	4,053	-	-	7,315	2,950	7,191

Net Income (Loss)	$(10,818)	$3,090	$(246)	$(6,103)	$(4,736)	$(9,079)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer

Rental income	$14,040	$6,272	$10,170	$14,070	$4,497	$9,412

Operating expenses:
Depreciation	6,008	4,018	3,850	5,490	6,084	4,586
Insurance	831	(6)	2,379	2,039	1,340	756
Management fees, related party	1,209	931	1,010	2,023	1,021	1,254
Management Fees	983	403	712	1,102	104	431
Repairs & maintenance	1,709	(3,950)	955	-	5,232	1,537
Property taxes	1,788	74	1,542	1,925	4,345	1,614
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,636	2,208	1,135	1,180	6,696	3,307
Total operating expenses	14,164	3,677	11,582	13,758	24,822	13,485

Income (loss) from operations	(124)	2,594	(1,412)	312	(20,325)	(4,073)

Other expense
Interest expenses	-	-	-	-	5,363	-
Total other expenses	-	-	-	-	5,363	-

Net Income (Loss)	$(124)	$2,594	$(1,412)	$312	$(25,688)	$(4,073)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont

Rental income	$7,980	$7,930	$16,320	$8,875	$9,570	$13,770

Operating expenses:
Depreciation	3,518	2,964	7,498	2,863	3,104	5,272
Insurance	661	558	879	712	729	946
Management fees, related party	759	567	3,928	632	1,023	1,785
Management Fees	557	274	506	735	420	457
Repairs & maintenance	1,682	-	1,234	95	-	-
Property taxes	1,065	843	3,006	1,145	252	4,399
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,114	1,114	2,214	900	1,112	1,217
Total operating expenses	9,355	6,319	19,265	7,081	6,640	14,076

Income (loss) from operations	(1,375)	1,611	(2,945)	1,794	2,930	(306)

Other expense
Interest expenses	2,235	3,522	-	2,329	-	6,645
Total other expenses	2,235	3,522	-	2,329	-	6,645

Net Income (Loss)	$(3,610)	$(1,912)	$(2,945)	$(535)	$2,930	$(6,951)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Pinot	Pioneer	Plumtree	Point	Porthos	Quincy

Rental income	$14,814	$13,080	$8,325	$3,910	$13,770	$17,230

Operating expenses:
Depreciation	4,429	8,117	2,768	5,250	4,148	7,515
Insurance	758	1,133	624	1,049	3,832	839
Management fees, related party	1,020	4,060	649	1,021	1,553	2,546
Management Fees	961	312	674	301	455	490
Repairs & maintenance	542	135	150	2,402	347	845
Property taxes	2,217	3,162	1,123	2,323	1,662	3,024
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	2,833	1,611	900	4,410	847	2,698
Total operating expenses	12,760	18,530	6,888	16,754	12,843	17,957

Income (loss) from operations	2,054	(5,450)	1,437	(12,844)	927	(726)

Other expense
Interest expenses	4,941	-	2,342	6,405	-	-
Total other expenses	4,941	-	2,342	6,405	-	-

Net Income (Loss)	$(2,887)	$(5,450)	$(906)	$(19,249)	$927	$(726)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Redondo	Regency	Reginald	Reynolds	Ribbonwalk	Richardson

Rental income	$13,470	$13,710	$16,874	$14,970	$12,690	$10,620

Operating expenses:
Depreciation	4,308	3,793	6,815	5,905	4,395	4,321
Insurance	738	1,016	1,855	1,242	975	528
Management fees, related party	1,545	1,382	2,356	2,713	695	1,348
Management Fees	488	537	573	1,048	808	440
Repairs & maintenance	307	1,019	1,111	-	-	-
Property taxes	1,734	1,512	2,394	2,364	1,581	889
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,352	1,595	2,916	1,217	4,241	1,074
Total operating expenses	10,473	10,855	18,020	14,489	12,695	8,599

Income (loss) from operations	2,997	2,855	(1,146)	481	(5)	2,021

Other expense
Interest expenses	6,480	5,951	-	-	4,380	-
Total other expenses	6,480	5,951	-	-	4,380	-

Net Income (Loss)	$(3,482)	$(3,096)	$(1,146)	$481	$(4,385)	$2,021

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Richmond	Ridge	Ritter	River	Riverwalk	Rooney

Rental income	$16,170	$10,565	$11,643	$14,465	$10,870	$11,826

Operating expenses:
Depreciation	5,232	2,992	6,932	3,662	5,427	4,422
Insurance	1,057	639	1,498	898	823	9
Management fees, related party	1,989	527	3,345	638	2,843	1,211
Management Fees	444	230	867	1,315	313	534
Repairs & maintenance	377	-	5,001	-	1,105	-
Property taxes	4,815	4,968	2,796	3,351	2,172	1,638
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	3,956	927	2,704	445	4,062	2,191
Total operating expenses	17,870	10,282	23,143	10,308	16,745	10,005

Income (loss) from operations	(1,700)	283	(11,499)	4,157	(5,875)	1,821

Other expense
Interest expenses	-	3,283	-	4,017	-	5,063
Total other expenses	-	3,283	-	4,017	-	5,063

Net Income (Loss)	$(1,700)	$(3,000)	$(11,499)	$140	$(5,875)	$(3,242)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Roseberry	Rosewood	Roxy	Saddlebred	Saint	Sajni

Rental income	$14,370	$9,800	$11,970	$15,145	$13,045	$15,120

Operating expenses:
Depreciation	4,513	3,719	4,479	7,639	3,791	5,539
Insurance	2,057	728	805	2,385	702	4,598
Management fees, related party	732	727	1,256	1,761	1,333	1,650
Management Fees	1,148	628	420	443	451	460
Repairs & maintenance	-	-	-	230	(125)	-
Property taxes	2,558	1,276	2,838	2,237	1,538	1,650
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,052	1,712	1,854	665	1,276	1,365
Total operating expenses	12,059	8,789	11,652	15,360	8,965	15,261

Income (loss) from operations	2,311	1,011	318	(215)	4,080	(141)

Other expense
Interest expenses	4,924	4,525	5,277	6,496	4,146	-
Total other expenses	4,924	4,525	5,277	6,496	4,146	-

Net Income (Loss)	$(2,613)	$(3,514)	$(4,959)	$(6,711)	$(67)	$(141)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Salem	Salinas	Saturn	Scepter	Sequoyah	Shallowford

Rental income	$14,528	$10,320	$8,720	$11,038	$2,608	$9,480

Operating expenses:
Depreciation	4,387	4,039	3,632	3,238	3,401	4,958
Insurance	751	507	473	588	566	887
Management fees, related party	984	1,096	527	963	865	1,549
Management Fees	1,111	420	605	509	327	306
Repairs & maintenance	688	-	-	246	5,255	1,163
Property taxes	2,232	1,266	1,302	1,670	1,371	2,806
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	3,235	689	831	1,477	4,183	1,627
Total operating expenses	13,389	8,017	7,369	8,690	15,968	13,296

Income (loss) from operations	1,139	2,303	1,350	2,348	(13,360)	(3,816)

Other expense
Interest expenses	4,983	-	3,262	3,698	4,613	6,251
Total other expenses	4,983	-	3,262	3,698	4,613	6,251

Net Income (Loss)	$(3,845)	$2,303	$(1,911)	$(1,350)	$(17,973)	$(10,066)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis

Rental income	$13,490	$13,686	$12,570	$11,070	$12,525	$10,650

Operating expenses:
Depreciation	4,260	5,240	3,976	3,749	3,000	3,980
Insurance	1,079	983	696	617	870	861
Management fees, related party	624	820	1,397	1,153	725	1,199
Management Fees	757	978	460	551	777	569
Repairs & maintenance	599	2,051	-	712	-	1,269
Property taxes	4,175	2,350	761	1,500	1,401	4,075
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	699	1,350	1,363	1,394	900	557
Total operating expenses	12,194	13,771	8,653	9,676	7,673	12,511

Income (loss) from operations	1,296	(85)	3,917	1,394	4,852	(1,861)

Other expense
Interest expenses	4,877	5,268	-	-	2,704	-
Total other expenses	4,877	5,268	-	-	2,704	-

Net Income (Loss)	$(3,581)	$(5,352)	$3,917	$1,394	$2,148	$(1,861)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset

Rental income	$13,519	$9,450	$10,170	$8,370	$12,300	$11,615

Operating expenses:
Depreciation	4,157	2,978	3,401	2,787	4,279	5,058
Insurance	1,920	589	563	465	1,997	1,308
Management fees, related party	694	665	744	763	735	594
Management Fees	582	651	814	588	984	879
Repairs & maintenance	500	376	6,636	2,032	-	2,714
Property taxes	2,813	1,525	1,362	1,631	3,848	(356)
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	1,232	1,020	1,103	951	1,139	1,301
Total operating expenses	11,898	7,804	14,622	9,217	12,982	11,497

Income (loss) from operations	1,621	1,646	(4,452)	(847)	(682)	118

Other expense
Interest expenses	4,554	2,637	-	3,221	4,706	3,873
Total other expenses	4,554	2,637	-	3,221	4,706	3,873

Net Income (Loss)	$(2,934)	$(990)	$(4,452)	$(4,068)	$(5,388)	$(3,755)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Sundance	Sunnyside	Swift	Taylor	Terracotta	Theodore

Rental income	$13,470	$8,348	$13,532	$9,780	$8,380	$10,100

Operating expenses:
Depreciation	5,102	3,039	5,287	3,689	3,787	3,947
Insurance	1,107	540	509	588	645	698
Management fees, related party	1,603	901	2,239	690	1,155	1,262
Management Fees	433	511	950	590	434	390
Repairs & maintenance	130	55	971	5,603	90	-
Property taxes	1,734	1,242	1,902	1,080	1,808	746
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	2,226	1,820	979	1,102	2,371	2,174
Total operating expenses	12,336	8,108	12,837	13,342	10,289	9,216

Income (loss) from operations	1,134	239	695	(3,562)	(1,909)	884

Other expense
Interest expenses	6,480	-	-	3,987	4,353	-
Total other expenses	6,480	-	-	3,987	4,353	-

Net Income (Loss)	$(5,345)	$239	$695	$(7,549)	$(6,262)	$884

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Tulip	Tuscan	Tuscarora	Tuxford	Vernon	Walton

Rental income	$13,420	$11,475	$14,520	$7,868	$11,478	$11,220

Operating expenses:
Depreciation	4,363	4,439	4,591	3,601	3,619	4,123
Insurance	1,088	751	907	760	780	537
Management fees, related party	832	942	1,644	688	581	2,133
Management Fees	928	1,063	500	783	914	576
Repairs & maintenance	-	-	-	2,171	265	-
Property taxes	1,801	1,816	1,848	5,038	5,107	(1,984)
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	933	2,731	1,274	2,757	1,269	2,339
Total operating expenses	9,945	11,742	10,763	15,798	12,535	7,724

Income (loss) from operations	3,475	(267)	3,757	(7,930)	(1,056)	3,496

Other expense
Interest expenses	5,310	3,839	-	3,493	3,557	-
Total other expenses	5,310	3,839	-	3,493	3,557	-

Net Income (Loss)	$(1,835)	$(4,107)	$3,757	$(11,423)	$(4,614)	$3,496

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Wave	Weldon	Wellington	Wentworth	Wescott	Westchester

Rental income	$6,336	$8,625	$14,369	$10,830	$9,720	$14,895

Operating expenses:
Depreciation	4,596	2,906	6,241	3,417	3,765	4,687
Insurance	793	481	1,194	559	773	1,122
Management fees, related party	717	515	1,447	807	1,306	911
Management Fees	483	599	1,014	744	548	800
Repairs & maintenance	12,361	-	1,510	137	8,125	759
Property taxes	4,224	1,705	2,226	1,355	856	9,155
Credit loss expense (recovery)	-	-	-	-	-	-
Loss on sale of property	-	-	-	-	-	-
Other operating expenses	5,835	1,131	1,201	1,000	2,363	981
Total operating expenses	29,009	7,337	14,832	8,020	17,737	18,416

Income (loss) from operations	(22,672)	1,288	(463)	2,810	(8,017)	(3,521)

Other expense
Interest expenses	4,380	2,674	-	3,125	4,145	4,645
Total other expenses	4,380	2,674	-	3,125	4,145	4,645

Net Income (Loss)	$(27,053)	$(1,386)	$(463)	$(314)	$(12,163)	$(8,166)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Wildwood	Willow	Wilson	Winchester	Windsor	Winston	Wisteria	Consolidated

Rental income	$10,320	$10,569	$13,320	$11,370	$13,970	$10,770	$11,808	$2,762,017

Operating expenses:
Depreciation	3,031	4,020	5,861	4,209	4,809	4,519	4,867	1,088,121
Insurance	534	420	716	924	2,282	595	1,196	229,411
Management fees, related party	1,158	1,247	1,693	1,189	786	987	653	322,836
Management Fees	420	477	596	503	947	862	580	141,599
Repairs & maintenance	-	571	1,757	588	-	-	169	268,495
Property taxes	1,846	416	1,916	1,458	3,796	1,812	1,401	543,264
Credit loss expense (recovery)	-	-	-	-	-	-	-	(960)
Loss on sale of property	-	-	-	-	-	-	-	-
Other operating expenses	1,458	802	835	1,978	997	834	3,495	450,532
Total operating expenses	8,446	7,954	13,373	10,849	13,617	9,609	12,361	3,043,299

Income (loss) from operations	1,874	2,615	(53)	521	353	1,161	(553)	(281,282)

Other expense
Interest expenses	3,074	-	-	-	5,311	-	4,966	578,090
Total other expenses	3,074	-	-	-	5,311	-	4,966	578,090

Net Income (Loss)	$(1,201)	$2,615	$(53)	$521	$(4,959)	$1,161	$(5,519)	$(859,372)

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	100	101	Abbington	Amber	Apollo	Aster

Rental income	$21,695	$-	$17,107	$11,370	$9,630	$4,715
Total revenue	21,695	-	17,107	11,370	9,630	4,715

Operating expenses
Depreciation	2,815	8,719	6,578	4,208	2,691	3,510
Insurance	1,230	1,098	852	3,636	1,216	1,279
Management fees	5,335	3,632	3,948	1,642	1,206	1,142
Repair and maintenance	4,424	-	947	175	-	6,802
Property taxes	806	933	1,334	5,579	1,982	1,286
Other operating expenses	2,174	3,404	3,255	810	990	3,005
Total operating expenses	16,783	17,787	16,913	16,049	8,087	17,024

Income (loss) from operations	4,912	(17,787)	194	(4,679)	1,543	(12,310)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	-	-	-	(3,929)	(5,817)	(4,223)
Total other income (expenses)	-	-	-	(3,929)	(5,817)	(4,223)
Net income (loss)	4,912	(17,787)	194	(8,608)	(4,274)	(16,533)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Augusta	Avebury	Avondale	Badminton	Bandelier	Baron

Rental income	$-	$10,915	$-	$11,970	$13,170	$17,370
Total revenue	-	10,915	-	11,970	13,170	17,370

Operating expenses
Depreciation	-	3,995	-	3,505	4,170	8,229
Insurance	-	1,747	203	1,238	870	1,091
Management fees	-	1,624	165	1,509	1,862	4,725
Repair and maintenance	133	2,313	-	1,480	-	678
Property taxes	273	1,254	303	4,203	(202)	1,765
Other operating expenses	856	1,156	3,305	877	1,702	1,119
Total operating expenses	1,262	12,088	3,975	12,812	8,401	17,606

Income (loss) from operations	(1,262)	(1,173)	(3,975)	(842)	4,769	(236)

Other income (expenses)
Other income	-	-	-	-	-	10
Other expenses	-	-	-	-	-	-
Interest expense	-	(3,971)	-	(4,070)	(4,789)	-
Total other income (expenses)	-	(3,971)	-	(4,070)	(4,789)	10
Net income (loss)	(1,262)	(5,144)	(3,975)	(4,912)	(20)	(226)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Basil	Bayside	Bazzel	Bedford	Bella	Belle

Rental income	$7,475	$12,570	$9,075	$12,852	$-	$13,611
Total revenue	7,475	12,570	9,075	12,852	-	13,611

Operating expenses
Depreciation	2,784	3,525	3,763	3,847	-	6,042
Insurance	666	866	577	820	98	812
Management fees	1,076	1,621	2,182	1,717	-	2,435
Repair and maintenance	-	1,848	-	250	-	11,501
Property taxes	1,622	6,906	905	1,313	224	(654)
Other operating expenses	916	486	1,062	810	663	2,852
Total operating expenses	7,065	15,252	8,489	8,758	985	22,989

Income (loss) from operations	410	(2,682)	587	4,094	(985)	(9,378)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(2,228)	(3,873)	-	(3,835)	-	-
Total other income (expenses)	(2,228)	(3,873)	-	(3,835)	-	-
Net income (loss)	(1,818)	(6,555)	587	260	(985)	(9,378)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton

Rental income	$612	$-	$8,575	$13,400	$10,271	$10,048
Total revenue	612	-	8,575	13,400	10,271	10,048

Operating expenses
Depreciation	-	-	3,495	5,137	3,998	4,458
Insurance	209	159	550	906	534	598
Management fees	218	-	1,521	2,080	1,762	1,844
Repair and maintenance	3,320	-	1,386	903	3,056	1,375
Property taxes	270	-	1,403	3,360	1,626	4,503
Other operating expenses	4,625	-	1,114	3,566	2,617	1,389
Total operating expenses	8,641	159	9,469	15,953	13,594	14,169

Income (loss) from operations	(8,029)	(159)	(894)	(2,554)	(3,322)	(4,121)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	-	-	-	-	(4,737)	(493)
Total other income (expenses)	-	-	-	-	(4,737)	(493)
Net income (loss)	(8,029)	(159)	(894)	(2,554)	(8,060)	(4,614)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Brennan	Brooklyn	Burlington	Butter	Camino	Campbell

Rental income	$3,625	$3,244	$20,483	$18,379	$8,775	$-
Total revenue	3,625	3,244	20,483	18,379	8,775	-

Operating expenses
Depreciation	3,115	2,802	8,916	5,190	3,644	1,422
Insurance	776	382	1,243	2,099	518	220
Management fees	628	758	5,420	2,147	1,497	-
Repair and maintenance	4,426	6,785	505	-	-	166
Property taxes	227	855	2,013	5,415	1,458	4,770
Other operating expenses	313	1,895	1,396	973	990	3,286
Total operating expenses	9,484	13,477	19,493	15,824	8,107	9,863

Income (loss) from operations	(5,860)	(10,233)	990	2,555	668	(9,863)

Other income (expenses)
Other income	-	18	43	-	-	-
Other expenses	-	-	-	-	-	(31,381)
Interest expense	(4,495)	(2,712)	-	(5,130)	-	-
Total other income (expenses)	(4,495)	(2,694)	43	(5,130)	-	(31,381)
Net income (loss)	(10,354)	(12,926)	1,033	(2,575)	668	(41,245)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Cawley	Centennial	Chaparral	Chelsea	Chester	Chickamauga

Rental income	$-	$11,370	$10,425	$11,465	$13,272	$11,051
Total revenue	-	11,370	10,425	11,465	13,272	11,051

Operating expenses
Depreciation	-	3,917	2,700	4,234	5,944	5,129
Insurance	109	175	443	1,226	1,403	689
Management fees	-	1,501	1,317	1,734	2,248	2,001
Repair and maintenance	2,393	-	742	350	494	3,567
Property taxes	-	1,317	(749)	(1,586)	1,632	1,718
Other operating expenses	1,380	1,879	742	1,597	2,457	4,107
Total operating expenses	3,881	8,789	5,195	7,555	14,177	17,211

Income (loss) from operations	(3,881)	2,581	5,230	3,910	(906)	(6,160)

Other income (expenses)
Other income	-	-	-	-	-	8
Other expenses	-	-	-	-	-	-
Interest expense	-	(4,438)	(2,154)	(4,215)	(6,161)	-
Total other income (expenses)	-	(4,438)	(2,154)	(4,215)	(6,161)	8
Net income (loss)	(3,881)	(1,857)	3,076	(305)	(7,067)	(6,152)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Chinook	Chitwood	Clover	Coatbridge	Collier	Collinston

Rental income	$-	$14,825	$12,470	$6,115	$11,150	$12,421
Total revenue	-	14,825	12,470	6,115	11,150	12,421

Operating expenses
Depreciation	-	5,255	4,397	3,730	4,879	2,906
Insurance	125	703	663	859	691	614
Management fees	-	2,941	2,819	1,454	3,016	1,432
Repair and maintenance	-	908	950	-	2,725	7,752
Property taxes	-	849	1,856	7,984	221	2,645
Other operating expenses	977	2,474	1,130	1,181	3,111	1,439
Total operating expenses	1,102	13,131	11,816	15,208	14,642	16,788

Income (loss) from operations	(1,102)	1,694	655	(9,093)	(3,492)	(4,367)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	-	-	-	(4,778)	-	(2,674)
Total other income (expenses)	-	-	-	(4,778)	-	(2,674)
Net income (loss)	(1,102)	1,694	655	(13,870)	(3,492)	(7,041)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Conway	Cove	Creekside	Creekwood	Cumberland	Cupcake

Rental income	$16,686	$3,245	$11,720	$10,960	$10,170	$9,970
Total revenue	16,686	3,245	11,720	10,960	10,170	9,970

Operating expenses
Depreciation	9,454	963	4,260	3,975	4,059	3,275
Insurance	1,177	173	621	567	662	525
Management fees	3,390	365	2,565	1,745	1,769	1,343
Repair and maintenance	1,789	99	452	1,984	357	309
Property taxes	1,836	578	1,679	1,233	606	1,115
Other operating expenses	3,736	3,972	1,390	1,205	1,631	1,144
Total operating expenses	21,382	6,150	10,967	10,709	9,083	7,711

Income (loss) from operations	(4,696)	(2,905)	753	250	1,087	2,259

Other income (expenses)
Other income	-	2	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(493)	-	-	(4,795)	-	(2,814)
Total other income (expenses)	(493)	2	-	(4,795)	-	(2,814)
Net income (loss)	(5,189)	(2,903)	753	(4,545)	1,087	(555)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Cypress	Daisy	Davidson	Dawson	Delta	Dewberry

Rental income	$13,927	$10,170	$8,626	$10,073	$-	$6,625
Total revenue	13,927	10,170	8,626	10,073	-	6,625

Operating expenses
Depreciation	5,011	4,138	2,909	3,617	4,749	2,613
Insurance	891	597	572	858	1,061	788
Management fees	2,265	1,790	1,053	1,356	727	1,058
Repair and maintenance	4,159	1,497	-	150	-	-
Property taxes	1,573	1,024	2,728	3,539	2,171	2,964
Other operating expenses	2,159	1,774	825	1,905	14,099	919
Total operating expenses	16,058	10,819	8,088	11,425	22,808	8,342

Income (loss) from operations	(2,131)	(649)	539	(1,352)	(22,808)	(1,717)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(6,045)	-	(2,879)	(3,419)	(4,435)	(2,836)
Total other income (expenses)	(6,045)	-	(2,879)	(3,419)	(4,435)	(2,836)
Net income (loss)	(8,176)	(649)	(2,340)	(4,771)	(27,243)	(4,553)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Diablo	Dogwood	Dolittle	Dolly	Dops	Dorchester

Rental income	$730	$9,838	$12,800	$9,059	$4,950	$11,707
Total revenue	730	9,838	12,800	9,059	4,950	11,707

Operating expenses
Depreciation	2,380	3,320	4,221	9,477	2,341	4,727
Insurance	1,186	491	2,136	1,256	1,326	897
Management fees	863	2,121	1,693	4,175	806	3,018
Repair and maintenance	-	1,567	185	1,273	1,950	3,906
Property taxes	1,541	1,320	4,592	1,298	1,128	3,442
Other operating expenses	4,475	1,309	1,505	4,920	2,742	2,172
Total operating expenses	10,445	10,128	14,333	22,400	10,292	18,162

Income (loss) from operations	(9,715)	(290)	(1,533)	(13,341)	(5,342)	(6,455)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(4,067)	-	(4,060)	-	-	-
Total other income (expenses)	(4,067)	-	(4,060)	-	-	-
Net income (loss)	(13,782)	(290)	(5,593)	(13,341)	(5,342)	(6,455)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Dunbar	Eagle	Eastfair	Elevation	Ella	Ellen

Rental income	$2,749	$12,120	$10,770	$15	$5,617	$-
Total revenue	2,749	12,120	10,770	15	5,617	-

Operating expenses
Depreciation	4,430	3,707	2,956	3,657	2,391	-
Insurance	637	852	746	1,193	151	-
Management fees	2,217	1,780	1,292	629	969	-
Repair and maintenance	2,285	-	-	-	4,541	-
Property taxes	535	1,061	1,601	3,668	2,572	-
Other operating expenses	5,872	1,108	1,280	2,892	5,946	557
Total operating expenses	15,976	8,508	7,875	12,039	16,570	557

Income (loss) from operations	(13,228)	3,612	2,895	(12,024)	(10,953)	(557)

Other income (expenses)
Other income	15	-	-	-	25	-
Other expenses	-	-	-	-	-	-
Interest expense	-	(4,529)	(3,506)	(4,240)	(4,049)	-
Total other income (expenses)	15	(4,529)	(3,506)	(4,240)	(4,024)	-
Net income (loss)	(13,213)	(917)	(611)	(16,264)	(14,977)	(557)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick

Rental income	$7,311	$6,121	$19,770	$14,159	$-	$698
Total revenue	7,311	6,121	19,770	14,159	-	698

Operating expenses
Depreciation	2,300	4,918	6,666	3,723	-	-
Insurance	1,274	1,511	2,739	950	67	-
Management fees	996	1,397	2,812	1,943	-	70
Repair and maintenance	525	59	75	109	-	421
Property taxes	2,598	3,550	2,130	1,388	-	275
Other operating expenses	1,193	1,927	1,825	1,108	774	2,237
Total operating expenses	8,886	13,363	16,247	9,220	841	3,003

Income (loss) from operations	(1,575)	(7,242)	3,523	4,938	(841)	(2,304)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(1,887)	(4,790)	(7,656)	(4,529)	-	-
Total other income (expenses)	(1,887)	(4,790)	(7,656)	(4,529)	-	-
Net income (loss)	(3,462)	(12,032)	(4,133)	409	(841)	(2,304)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Folly	Forest	Foster	Franklin	Gardens	General

Rental income	$12,569	$10,841	$-	$-	$9,100	$-
Total revenue	12,569	10,841	-	-	9,100	-

Operating expenses
Depreciation	5,126	4,823	-	-	3,031	-
Insurance	774	1,906	184	105	427	93
Management fees	2,890	1,728	-	-	1,310	-
Repair and maintenance	9,960	150	-	-	-	-
Property taxes	2,606	3,351	287	-	414	-
Other operating expenses	3,144	1,599	803	1,266	990	687
Total operating expenses	24,502	13,558	1,275	1,371	6,173	780

Income (loss) from operations	(11,933)	(2,717)	(1,275)	(1,371)	2,927	(780)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	-	(5,302)	-	-	(3,271)	-
Total other income (expenses)	-	(5,302)	-	-	(3,271)	-
Net income (loss)	(11,933)	(8,018)	(1,275)	(1,371)	(344)	(780)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Goose	Grant	Greenhill	Gretal	Grove	Hadden

Rental income	$11,850	$14,392	$14,970	$3,940	$10,224	$9,920
Total revenue	11,850	14,392	14,970	3,940	10,224	9,920

Operating expenses
Depreciation	3,455	4,451	4,444	6,213	4,401	2,981
Insurance	530	724	1,192	808	554	432
Management fees	1,703	1,967	1,900	1,665	1,243	1,348
Repair and maintenance	147	1,125	-	751	-	-
Property taxes	1,046	1,998	4,584	1,175	710	311
Other operating expenses	1,008	1,690	1,271	5,255	990	947
Total operating expenses	7,888	11,955	13,391	15,867	7,899	6,019

Income (loss) from operations	3,962	2,437	1,579	(11,927)	2,325	3,901

Other income (expenses)
Other income	-	-	-	25	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(4,220)	(5,063)	(4,454)	-	(3,773)	(2,811)
Total other income (expenses)	(4,220)	(5,063)	(4,454)	25	(3,773)	(2,811)
Net income (loss)	(258)	(2,626)	(2,876)	(11,902)	(1,448)	1,090

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Hansard	Hansel	Harrison	Henry	Heritage	Heron

Rental income	$10,293	$8,312	$16,673	$11,792	$11,835	$12,654
Total revenue	10,293	8,312	16,673	11,792	11,835	12,654

Operating expenses
Depreciation	3,475	5,564	6,278	5,912	4,506	4,474
Insurance	700	1,247	812	850	589	1,073
Management fees	1,429	1,877	2,784	3,003	1,702	1,684
Repair and maintenance	3,983	494	758	1,704	662	350
Property taxes	1,666	1,892	1,061	(564)	1,727	1,180
Other operating expenses	3,868	5,436	2,620	3,500	1,232	885
Total operating expenses	15,121	16,509	14,313	14,406	10,419	9,646

Income (loss) from operations	(4,828)	(8,197)	2,360	(2,614)	1,416	3,008

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	-	(6,771)	(7,619)	-	(4,859)	(7,195)
Total other income (expenses)	-	(6,771)	(7,619)	-	(4,859)	(7,195)
Net income (loss)	(4,828)	(14,967)	(5,258)	(2,614)	(3,443)	(4,187)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Highland	Hines	Holcomb	Holland	Hollandaise	Holloway

Rental income	$10,738	$9,745	$10,770	$8,385	$12,445	$14,580
Total revenue	10,738	9,745	10,770	8,385	12,445	14,580

Operating expenses
Depreciation	3,942	3,510	4,880	2,909	5,028	4,672
Insurance	556	480	675	432	1,108	704
Management fees	1,678	2,332	2,909	1,188	1,889	1,906
Repair and maintenance	-	400	1,770	220	-	300
Property taxes	2,860	482	(757)	2,783	2,609	4,390
Other operating expenses	1,185	2,736	1,351	1,335	2,459	1,200
Total operating expenses	10,222	9,940	10,828	8,867	13,093	13,171

Income (loss) from operations	517	(195)	(58)	(482)	(648)	1,409

Other income (expenses)
Other income	-	15	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	-	-	-	(2,879)	(4,303)	(5,160)
Total other income (expenses)	-	15	-	(2,879)	(4,303)	(5,160)
Net income (loss)	517	(180)	(58)	(3,361)	(4,951)	(3,751)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Inglewood	Jack	Jake	Jefferson	Jill	Johnny

Rental income	$15,210	$15,320	$16,475	$5,005	$11,560	$18,924
Total revenue	15,210	15,320	16,475	5,005	11,560	18,924

Operating expenses
Depreciation	9,377	6,377	8,093	3,148	5,461	8,049
Insurance	1,167	1,689	1,125	543	702	1,069
Management fees	3,254	2,384	4,770	948	2,203	4,923
Repair and maintenance	323	1,250	1,324	3,001	494	400
Property taxes	971	3,191	594	1,575	1,569	640
Other operating expenses	4,461	3,750	2,474	2,906	2,456	2,312
Total operating expenses	19,554	18,640	18,379	12,121	12,885	17,393

Income (loss) from operations	(4,343)	(3,320)	(1,904)	(7,116)	(1,324)	1,531

Other income (expenses)
Other income	35	-	-	-	25	-
Other expenses	-	-	-	-	-	-
Interest expense	(493)	(6,384)	-	-	(6,669)	(15,288)
Total other income (expenses)	(458)	(6,384)	-	-	(6,644)	(15,288)
Net income (loss)	(4,801)	(9,704)	(1,904)	(7,116)	(7,968)	(13,757)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	June	Jupiter	Kawana	Kennesaw	Kenny	KerriAnn

Rental income	$19,945	$9,020	$10,498	$14,970	$15,275	$14,528
Total revenue	19,945	9,020	10,498	14,970	15,275	14,528

Operating expenses
Depreciation	8,049	2,906	3,786	5,836	9,477	4,686
Insurance	1,050	1,050	600	789	1,068	660
Management fees	5,005	1,248	1,562	3,639	4,672	1,793
Repair and maintenance	-	75	-	497	784	328
Property taxes	1,041	2,863	611	(346)	1,462	3,118
Other operating expenses	2,239	1,325	1,105	2,389	3,707	1,545
Total operating expenses	17,384	9,468	7,663	12,804	21,170	12,130

Income (loss) from operations	2,561	(448)	2,835	2,166	(5,895)	2,398

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(15,288)	(3,262)	(3,766)	-	-	(4,655)
Total other income (expenses)	(15,288)	(3,262)	(3,766)	-	-	(4,655)
Net income (loss)	(12,727)	(3,709)	(931)	2,166	(5,895)	(2,257)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Kessler	Kingsley	Kirkwood	Korin	Lallie	Lanier

Rental income	$9,570	$14,478	$9,570	$10,104	$15,040	$13,622
Total revenue	9,570	14,478	9,570	10,104	15,040	13,622

Operating expenses
Depreciation	4,111	4,290	3,592	3,823	5,115	5,194
Insurance	486	561	511	544	954	735
Management fees	1,607	1,792	1,526	1,366	2,052	1,942
Repair and maintenance	1,792	-	-	3,396	-	-
Property taxes	504	6,267	839	1,733	14,351	2,438
Other operating expenses	1,912	1,193	2,285	3,020	1,206	1,005
Total operating expenses	10,411	14,103	8,753	13,882	23,678	11,314

Income (loss) from operations	(841)	375	817	(3,779)	(8,638)	2,308

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(6,385)	(5,020)	(4,358)	-	(5,614)	(6,313)
Total other income (expenses)	(6,385)	(5,020)	(4,358)	-	(5,614)	(6,313)
Net income (loss)	(7,226)	(4,645)	(3,541)	(3,779)	(14,252)	(4,005)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lannister	Latte	Lennox	Lierly	Lily	Limestone

Rental income	$9,799	$13,385	$10,170	$9,333	$15,410	$11,529
Total revenue	9,799	13,385	10,170	9,333	15,410	11,529

Operating expenses
Depreciation	3,027	5,011	2,978	2,932	7,493	4,023
Insurance	388	736	358	521	1,134	635
Management fees	1,301	3,158	1,343	1,219	2,452	1,615
Repair and maintenance	1,550	-	225	570	667	-
Property taxes	678	2,007	4,299	(1,031)	1,199	3,752
Other operating expenses	990	1,035	1,288	1,525	1,795	1,163
Total operating expenses	7,933	11,948	10,491	5,736	14,739	11,187

Income (loss) from operations	1,866	1,437	(321)	3,597	671	342

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(3,588)	-	(3,267)	(2,645)	(6,087)	(4,533)
Total other income (expenses)	(3,588)	-	(3,267)	(2,645)	(6,087)	(4,533)
Net income (loss)	(1,723)	1,437	(3,589)	952	(5,416)	(4,191)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Litton	Longwoods	Lookout	Loretta	Louis	Louise

Rental income	$11,078	$-	$13,602	$17,658	$-	$9,876
Total revenue	11,078	-	13,602	17,658	-	9,876

Operating expenses
Depreciation	4,413	-	4,741	9,445	-	3,789
Insurance	613	266	596	1,180	-	563
Management fees	1,916	-	3,154	3,468	-	1,579
Repair and maintenance	1,682	-	1,282	2,263	500	-
Property taxes	848	248	447	2,428	248	1,202
Other operating expenses	3,885	1,033	3,288	4,440	1,270	990
Total operating expenses	13,358	1,546	13,509	23,224	2,018	8,123

Income (loss) from operations	(2,280)	(1,546)	93	(5,566)	(2,018)	1,753

Other income (expenses)
Other income	81	-	-	15	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(5,226)	-	-	-	-	(4,017)
Total other income (expenses)	(5,145)	-	-	15	-	(4,017)
Net income (loss)	(7,425)	(1,546)	93	(5,551)	(2,018)	(2,264)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lovejoy	Luna	Lurleen	Madison	Mae	Magnolia

Rental income	$9,975	$10,500	$8,528	$1,899	$10,765	$9,675
Total revenue	9,975	10,500	8,528	1,899	10,765	9,675

Operating expenses
Depreciation	4,096	2,956	4,240	2,828	4,864	4,154
Insurance	574	444	523	440	728	742
Management fees	1,561	1,294	1,232	885	1,922	1,451
Repair and maintenance	1,150	-	575	4,405	-	-
Property taxes	3,270	2,988	1,210	1,199	3,006	2,302
Other operating expenses	1,070	1,064	2,730	1,635	818	(819)
Total operating expenses	11,720	8,746	10,511	11,392	11,338	7,830

Income (loss) from operations	(1,745)	1,754	(1,984)	(9,493)	(574)	1,845

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(2,854)	(3,506)	(4,159)	(4,038)	-	(4,993)
Total other income (expenses)	(2,854)	(3,506)	(4,159)	(4,038)	-	(4,993)
Net income (loss)	(4,599)	(1,752)	(6,142)	(13,531)	(574)	(3,148)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion

Rental income	$8,930	$16,985	$8,040	$9,395	$9,475	$-
Total revenue	8,930	16,985	8,040	9,395	9,475	-

Operating expenses
Depreciation	4,388	4,686	3,911	3,664	4,131	-
Insurance	1,040	687	733	632	589	-
Management fees	1,458	2,103	1,568	911	1,671	-
Repair and maintenance	-	1,125	1,633	3,137	750	-
Property taxes	3,353	2,953	1,564	1,752	244	234
Other operating expenses	1,645	1,005	2,884	4,439	1,533	1,515
Total operating expenses	11,884	12,559	12,293	14,535	8,918	1,749

Income (loss) from operations	(2,954)	4,426	(4,254)	(5,140)	557	(1,749)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(4,891)	(5,695)	-	-	(5,039)	-
Total other income (expenses)	(4,891)	(5,695)	-	-	(5,039)	-
Net income (loss)	(7,844)	(1,268)	(4,254)	(5,140)	(4,482)	(1,749)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Marple	Martell	Mary	Matchingham	McGregor	McLovin

Rental income	$-	$-	$-	$11,392	$11,370	$18,320
Total revenue	-	-	-	11,392	11,370	18,320

Operating expenses
Depreciation	-	-	-	2,913	4,132	6,219
Insurance	125	365	-	437	609	2,214
Management fees	88	130	-	1,388	2,748	2,636
Repair and maintenance	-	3,883	2,412	-	700	968
Property taxes	161	238	249	5,133	458	7,052
Other operating expenses	3,583	4,578	1,959	1,161	2,021	1,357
Total operating expenses	3,957	9,195	4,619	11,031	10,668	20,446

Income (loss) from operations	(3,957)	(9,195)	(4,619)	362	702	(2,126)

Other income (expenses)
Other income	-	-	-	-	-	5
Other expenses	-	-	-	-	-	-
Interest expense	-	-	-	(2,867)	-	(7,179)
Total other income (expenses)	-	-	-	(2,867)	-	(7,174)
Net income (loss)	(3,957)	(9,195)	(4,619)	(2,505)	702	(9,300)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Meadow	Mimosa	Mojave	Murphy	Mycroft	Nugget

Rental income	$9,200	$9,893	$9,664	$13,770	$-	$17,120
Total revenue	9,200	9,893	9,664	13,770	-	17,120

Operating expenses
Depreciation	4,410	2,956	3,525	4,085	-	7,694
Insurance	2,600	527	408	1,804	133	1,060
Management fees	1,512	1,436	1,353	1,755	90	4,635
Repair and maintenance	-	250	185	-	-	-
Property taxes	2,225	1,182	1,436	4,762	165	(4,830)
Other operating expenses	1,473	1,178	995	1,190	3,498	2,850
Total operating expenses	12,220	7,530	7,902	13,595	3,886	11,409

Income (loss) from operations	(3,020)	2,363	1,762	175	(3,886)	5,711

Other income (expenses)
Other income	-	10	-	-	-	10
Other expenses	-	-	-	-	-	-
Interest expense	(4,203)	(3,964)	(3,731)	(4,054)	-	-
Total other income (expenses)	(4,203)	(3,954)	(3,731)	(4,054)	-	10
Net income (loss)	(7,224)	(1,591)	(1,969)	(3,879)	(3,886)	5,721

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Odessa	Olive	Oly	Onyx	Oscar	Osceola

Rental income	$13,975	$11,924	$11,515	$-	$-	$-
Total revenue	13,975	11,924	11,515	-	-	-

Operating expenses
Depreciation	7,332	3,689	6,265	-	-	-
Insurance	2,554	2,206	1,412	-	63	-
Management fees	2,220	1,641	2,087	-	-	-
Repair and maintenance	4,842	2,100	-	-	-	6,462
Property taxes	1,016	4,259	3,841	298	-	257
Other operating expenses	3,581	1,037	1,270	1,112	663	885
Total operating expenses	21,546	14,932	14,875	1,410	725	7,603

Income (loss) from operations	(7,571)	(3,008)	(3,360)	(1,410)	(725)	(7,603)

Other income (expenses)
Other income	-	-	45	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(7,315)	(2,950)	(7,192)	-	-	-
Total other income (expenses)	(7,315)	(2,950)	(7,147)	-	-	-
Net income (loss)	(14,886)	(5,958)	(10,507)	(1,410)	(725)	(7,603)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Osprey	Otoro	Palmer	Patrick	Peanut	Pearl

Rental income	$13,770	$-	$-	$9,600	$4,605	$6,780
Total revenue	13,770	-	-	9,600	4,605	6,780

Operating expenses
Depreciation	5,490	5,243	-	3,096	2,964	7,498
Insurance	886	2,415	102	461	1,217	946
Management fees	3,125	1,021	-	1,333	1,014	3,741
Repair and maintenance	-	2,079	170	-	500	-
Property taxes	4,643	4,335	-	(1,649)	478	1,120
Other operating expenses	1,113	10,663	1,055	895	1,040	4,679
Total operating expenses	15,256	25,757	1,327	4,138	7,213	17,985

Income (loss) from operations	(1,486)	(25,757)	(1,327)	5,462	(2,608)	(11,205)

Other income (expenses)
Other income	-	-	-	-	-	10
Other expenses	-	-	-	-	-	-
Interest expense	-	(5,363)	-	(2,139)	(4,911)	-
Total other income (expenses)	-	(5,363)	-	(2,139)	(4,911)	10
Net income (loss)	(1,486)	(31,120)	(1,327)	3,323	(7,519)	(11,195)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Pecan	Piedmont	Pinot	Pioneer	Plumtree	Point

Rental income	$6,474	$13,770	$13,860	$18,442	$11,479	$15,192
Total revenue	6,474	13,770	13,860	18,442	11,479	15,192

Operating expenses
Depreciation	2,863	5,255	4,429	7,845	2,768	5,250
Insurance	473	1,836	1,207	1,086	468	1,553
Management fees	1,167	2,327	1,805	4,425	1,398	2,136
Repair and maintenance	-	-	147	246	650	460
Property taxes	(1,593)	2,948	2,041	(1,175)	(1,733)	1,536
Other operating expenses	1,191	2,457	1,649	2,963	895	3,416
Total operating expenses	4,100	14,823	11,279	15,389	4,447	14,350

Income (loss) from operations	2,373	(1,053)	2,581	3,054	7,032	842

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(2,228)	(6,377)	(4,945)	-	(2,243)	(6,405)
Total other income (expenses)	(2,228)	(6,377)	(4,945)	-	(2,243)	(6,405)
Net income (loss)	145	(7,429)	(2,363)	3,054	4,789	(5,563)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Porthos	Quincy	Redondo	Regency	Reginald	Reynolds

Rental income	$-	$12,014	$12,746	$12,094	$16,216	$14,970
Total revenue	-	12,014	12,746	12,094	16,216	14,970

Operating expenses
Depreciation	-	7,515	4,309	3,161	6,826	5,905
Insurance	860	1,098	679	634	858	799
Management fees	-	2,611	1,965	1,518	2,672	3,661
Repair and maintenance	235	4,622	9,099	915	749	-
Property taxes	-	(885)	1,934	1,512	(1,119)	(540)
Other operating expenses	807	3,783	3,545	2,982	3,754	926
Total operating expenses	1,902	18,742	21,530	10,722	13,741	10,751

Income (loss) from operations	(1,902)	(6,728)	(8,784)	1,372	2,474	4,219

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	-	(4,225)	(5,742)	(5,150)	(493)	-
Total other income (expenses)	-	(4,225)	(5,742)	(5,150)	(493)	-
Net income (loss)	(1,902)	(10,953)	(14,526)	(3,778)	1,981	4,219

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Ribbonwalk	Richardson	Ridge	Ritter	River	Riverwalk

Rental income	$6,110	$8,400	$10,769	$8,098	$12,245	$11,975
Total revenue	6,110	8,400	10,769	8,098	12,245	11,975

Operating expenses
Depreciation	4,395	4,325	2,992	6,932	3,662	5,427
Insurance	671	580	942	1,169	883	973
Management fees	1,334	1,687	1,388	3,552	1,618	3,314
Repair and maintenance	375	919	-	10,399	-	736
Property taxes	2,099	1,133	4,260	(725)	2,452	703
Other operating expenses	2,032	1,591	1,591	4,594	1,170	2,352
Total operating expenses	10,906	10,235	11,173	25,920	9,785	13,505

Income (loss) from operations	(4,796)	(1,835)	(404)	(17,823)	2,460	(1,530)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(4,380)	-	(3,680)	-	(4,017)	-
Total other income (expenses)	(4,380)	-	(3,680)	-	(4,017)	-
Net income (loss)	(9,177)	(1,835)	(4,084)	(17,823)	(1,558)	(1,530)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Rooney	Roseberry	Rosewood	Roxy	Saddlebred	Saint

Rental income	$12,570	$11,965	$9,971	$11,970	$11,975	$10,325
Total revenue	12,570	11,965	9,971	11,970	11,975	10,325

Operating expenses
Depreciation	4,422	4,513	3,719	4,479	7,639	3,771
Insurance	1,300	1,093	2,306	2,639	3,635	1,331
Management fees	1,858	1,850	1,525	1,746	2,020	1,636
Repair and maintenance	-	-	-	465	1,148	-
Property taxes	2,381	(3,037)	737	1,018	1,940	1,623
Other operating expenses	2,706	1,177	1,110	2,290	1,261	1,032
Total operating expenses	12,667	5,596	9,397	12,637	17,643	9,393

Income (loss) from operations	(97)	6,369	574	(667)	(5,668)	932

Other income (expenses)
Other income	-	-	-	25	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(5,591)	(4,924)	(4,525)	(5,277)	(6,496)	(4,146)
Total other income (expenses)	(5,591)	(4,924)	(4,525)	(5,252)	(6,496)	(4,146)
Net income (loss)	(5,688)	1,445	(3,951)	(5,919)	(12,164)	(3,214)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah

Rental income	$8,454	$11,130	$6,941	$7,820	$10,075	$5,848
Total revenue	8,454	11,130	6,941	7,820	10,075	5,848

Operating expenses
Depreciation	3,457	4,387	2,093	2,984	3,238	3,401
Insurance	1,200	1,362	529	1,292	1,303	502
Management fees	1,276	1,602	1,015	1,152	1,395	1,212
Repair and maintenance	6,123	160	10,745	-	2,309	6,647
Property taxes	1,650	1,794	1,265	2,685	1,911	1,437
Other operating expenses	7,618	1,656	8,285	1,335	3,897	3,587
Total operating expenses	21,324	10,961	23,933	9,449	14,053	16,786

Income (loss) from operations	(12,870)	169	(16,992)	(1,629)	(3,978)	(10,938)

Other income (expenses)
Other income	-	-	-	-	-	20
Other expenses	-	-	-	-	-	-
Interest expense	-	(4,983)	-	(3,262)	(3,698)	(4,050)
Total other income (expenses)	-	(4,983)	-	(3,262)	(3,698)	(4,030)
Net income (loss)	(12,870)	(4,814)	(16,992)	(4,891)	(7,676)	(14,968)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Shallowford	Shoreline	Sigma	Simon	Sims	Soapstone

Rental income	$13,501	$16,965	$13,815	$-	$-	$9,900
Total revenue	13,501	16,965	13,815	-	-	9,900

Operating expenses
Depreciation	4,970	4,260	5,327	-	-	3,000
Insurance	1,377	1,382	1,189	94	-	545
Management fees	2,236	1,982	1,925	-	136	1,292
Repair and maintenance	1,075	-	-	2,527	235	189
Property taxes	5,925	4,266	4,210	-	250	(1,273)
Other operating expenses	2,378	1,286	1,575	1,986	4,239	945
Total operating expenses	17,961	13,176	14,226	4,607	4,861	4,699

Income (loss) from operations	(4,460)	3,789	(411)	(4,607)	(4,861)	5,201

Other income (expenses)
Other income	8	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(5,996)	(4,948)	(5,268)	-	-	(2,561)
Total other income (expenses)	(5,988)	(4,948)	(5,268)	-	-	(2,561)
Net income (loss)	(10,448)	(1,159)	(5,679)	(4,607)	(4,861)	2,640

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Sodalis	Spencer	Splash	Spring	Stonebriar	Sugar

Rental income	$8,368	$11,615	$8,125	$10,170	$6,975	$10,770
Total revenue	8,368	11,615	8,125	10,170	6,975	10,770

Operating expenses
Depreciation	3,980	4,157	2,978	3,401	2,787	4,279
Insurance	596	1,550	437	505	898	1,532
Management fees	2,119	1,623	1,210	1,558	1,103	1,597
Repair and maintenance	1,340	282	462	-	2,823	-
Property taxes	(715)	3,068	(276)	2,084	1,520	2,347
Other operating expenses	3,088	1,034	1,174	1,053	1,379	1,197
Total operating expenses	10,408	11,714	5,984	8,602	10,510	10,952

Income (loss) from operations	(2,040)	(99)	2,141	1,568	(3,535)	(182)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	-	(4,554)	(2,366)	-	(3,221)	(5,354)
Total other income (expenses)	-	(4,554)	(2,366)	-	(3,221)	(5,354)
Net income (loss)	(2,040)	(4,653)	(225)	1,568	(6,756)	(5,536)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Summerset	Sundance	Sunnyside	Swift	Taylor	Terracotta

Rental income	$10,880	$10,239	$12,303	$13,770	$6,637	$9,510
Total revenue	10,880	10,239	12,303	13,770	6,637	9,510

Operating expenses
Depreciation	3,505	5,104	2,533	5,287	3,680	3,787
Insurance	2,117	624	613	697	647	1,451
Management fees	1,543	1,834	1,436	3,080	1,179	1,530
Repair and maintenance	-	4,545	1,001	239	-	635
Property taxes	428	1,207	1,242	-	544	1,653
Other operating expenses	1,067	3,342	2,715	1,437	1,076	4,213
Total operating expenses	8,660	16,657	9,539	10,739	7,126	13,268

Income (loss) from operations	2,220	(6,418)	2,764	3,031	(489)	(3,758)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	(3,873)	(5,742)	-	-	(3,095)	(4,353)
Total other income (expenses)	(3,873)	(5,742)	-	-	(3,095)	(4,353)
Net income (loss)	(1,653)	(12,160)	2,764	3,031	(3,584)	(8,112)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Theodore	Tulip	Tuscan	Tuscarora	Tuxford	Vernon

Rental income	$-	$(73)	$11,600	$7,260	$11,370	$11,370
Total revenue	-	(73)	11,600	7,260	11,370	11,370

Operating expenses
Depreciation	-	4,363	4,439	3,826	3,601	6,031
Insurance	94	1,830	607	726	694	1,117
Management fees	-	832	1,792	1,253	1,597	1,491
Repair and maintenance	-	-	-	3,790	850	-
Property taxes	-	1,320	(1,682)	1,848	5,626	4,062
Other operating expenses	1,734	2,136	1,649	5,461	1,081	1,106
Total operating expenses	1,828	10,481	6,804	16,904	13,449	13,807

Income (loss) from operations	(1,828)	(10,553)	4,796	(9,644)	(2,079)	(2,437)

Other income (expenses)
Other income	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-
Interest expense	-	(5,310)	(3,503)	-	(3,493)	(3,558)
Total other income (expenses)	-	(5,310)	(3,503)	-	(3,493)	(3,558)
Net income (loss)	(1,828)	(15,864)	1,294	(9,644)	(5,573)	(5,996)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Walton	Wave	Weldon	Wellington	Wentworth	Wescott

Rental income	$5,492	$-	$8,670	$14,370	$8,389	$10,770
Total revenue	5,492	-	8,670	14,370	8,389	10,770

Operating expenses
Depreciation	4,123	4,569	2,906	6,139	3,417	3,765
Insurance	600	1,680	1,133	1,157	413	1,556
Management fees	2,175	717	1,209	2,365	2,021	1,940
Repair and maintenance	4,184	-	450	2,774	-	-
Property taxes	2,250	2,860	1,374	(419)	1,357	2,146
Other operating expenses	7,139	2,506	1,335	2,934	995	2,016
Total operating expenses	20,471	12,332	8,407	14,950	8,204	11,423

Income (loss) from operations	(14,979)	(12,332)	263	(580)	186	(653)

Other income (expenses)
Other income	-	-	-	-	-	20
Other expenses	-	-	-	-	-	-
Interest expense	(10,173)	(4,380)	(2,674)	-	(3,129)	(4,145)
Total other income (expenses)	(10,173)	(4,380)	(2,674)	-	(3,129)	(4,125)
Net income (loss)	(25,152)	(16,712)	(2,411)	(580)	(2,944)	(4,778)

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Westchester	Wildwood	Willow	Wilson	Windsor

Rental income	$15,845	$13,047	$10,520	$13,345	$23,750
Total revenue	15,845	13,047	10,520	13,345	23,750

Operating expenses
Depreciation	4,687	3,031	4,025	5,861	4,809
Insurance	1,610	1,821	585	764	1,179
Management fees	2,178	1,866	1,791	2,293	2,686
Repair and maintenance	220	-	1,130	1,204	-
Property taxes	7,572	(90)	1,611	2,106	(1,614)
Other operating expenses	1,274	1,885	1,479	1,631	1,608
Total operating expenses	17,541	8,512	10,620	13,860	8,668

Income (loss) from operations	(1,696)	4,535	(100)	(515)	15,082

Other income (expenses)
Other income	-	30	-	-	-
Other expenses	-	-	-	-	-
Interest expense	(5,055)	(3,074)	-	-	(5,311)
Total other income (expenses)	(5,055)	(3,044)	-	-	(5,311)
Net income (loss)	(6,751)	1,491	(100)	(515)	9,771

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Winston	Wisteria	Consolidated

Rental income	$7,911	$11,000	2,182,209
Total revenue	7,911	11,000	2,182,209

Operating expenses
Depreciation	4,519	4,076	901,791
Insurance	625	1,565	200,296
Management fees	1,620	1,533	393,997
Repair and maintenance	360	175	270,188
Property taxes	1,809	(1,229)	367,457
Other operating expenses	1,619	1,587	491,513
Total operating expenses	10,553	7,706	2,625,243

Income (loss) from operations	(2,641)	3,294	(443,034)

Other income (expenses)
Other income	-	-	500
Other expenses	-	-	(31,381)
Interest expense	-	(4,966)	(628,272)
Total other income (expenses)	-	(4,966)	(659,153)
Net income (loss)	(2,641)	(1,672)	(1,102,187)

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	100	101	Abbington	Abernant	Alvin	Amber

Balance at January 1, 2024	594,713	582,046	458,151	(5,563)	(4,954)	86,890
Issuance of membership units, net of offering costs	(1,300)	(3,600)	-	252,032	345,786	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(7,823)	(5,602)	(5,322)	(6,257)	(8,966)	(1,430)
Net income (loss)	(4,055)	(2,610)	(1,618)	(3,843)	1,388	(4,348)
Balance at June 30, 2024	$581,535	$570,234	$451,211	$236,369	$333,255	$81,111

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Apollo	Aster	Augusta	Avebury	Avondale	Badminton

Balance at January 1, 2024	59,321	119,930	315,424	81,236	338,391	62,192
Issuance of membership units, net of offering costs	(300)	(100)	-	(500)	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(975)	(1,589)	(7,495)	(1,126)	(5,132)	(1,798)
Net income (loss)	(2,662)	(3,387)	2,793	(4,579)	(1,780)	(3,633)
Balance at June 30, 2024	$55,385	$114,855	$310,722	$75,030	$331,479	$56,761

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Ballinger	Bandelier	Baron	Basil	Bayside	Bazzel

Balance at January 1, 2024	319,272	104,974	555,958	55,865	77,674	235,519
Issuance of membership units, net of offering costs	-	-	(540)	-	(100)	(500)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(7,993)	(1,357)	(4,620)	(2,042)	(3,224)	(3,078)
Net income (loss)	(4,417)	(1,921)	(3,518)	675	(3,539)	(886)
Balance at June 30, 2024	$306,861	$101,697	$547,280	$54,498	$70,811	$231,055

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom

Balance at January 1, 2024	91,534	309,049	403,592	310,281	233,188	258,124
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(2,297)	(7,327)	(4,443)	(8,848)	(6,446)	(6,002)
Net income (loss)	(11,182)	(1,549)	(640)	3,549	2,005	(3,088)
Balance at June 30, 2024	$78,055	$300,172	$398,508	$304,982	$228,747	$249,034

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Bonneau	Brainerd	Braxton	Brennan	Briarwood	Brooklyn

Balance at January 1, 2024	323,758	156,724	313,883	51,413	226,325	77,133
Issuance of membership units, net of offering costs	(2,100)	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(5,548)	(4,501)	(8,829)	(805)	(6,467)	(2,067)
Net income (loss)	1,035	(1,961)	(3,174)	(16,352)	(899)	(1,855)
Balance at June 30, 2024	$317,144	$150,261	$301,879	$34,256	$218,960	$73,211

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Burlington	Butter	Calvin	Camino	Cawley	Centennial

Balance at January 1, 2024	613,517	99,117	257,076	269,909	330,247	84,594
Issuance of membership units, net of offering costs	(1,000)	(100)	-	(2,200)	-	(200)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(5,134)	(2,215)	(6,766)	(6,383)	(8,640)	(2,803)
Net income (loss)	(434)	(14,446)	1,115	979	2,613	(715)
Balance at June 30, 2024	$606,950	$82,355	$251,426	$262,305	$324,221	$80,877

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood

Balance at January 1, 2024	82,340	93,350	195,419	379,446	312,617	376,491
Issuance of membership units, net of offering costs	-	(500)	(400)	-	-	(500)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(2,693)	(3,172)	(2,484)	(8,913)	(7,469)	(8,162)
Net income (loss)	(1,760)	(1,497)	(5,799)	1,923	46	1,524
Balance at June 30, 2024	$77,887	$88,181	$186,737	$372,457	$305,193	$369,353

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Clover	Coatbridge	Collier	Collinston	Conway	Cove

Balance at January 1, 2024	321,408	71,177	333,677	53,806	650,075	219,469
Issuance of membership units, net of offering costs	(200)	-	(300)	-	(600)	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(4,659)	(1,558)	(5,332)	(204)	(4,662)	(1,971)
Net income (loss)	(6,348)	(7,610)	165	(10,498)	(9,845)	(7,586)
Balance at June 30, 2024	$310,201	$62,009	$328,210	$43,104	$634,968	$209,912

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Creekside	Creekwood	Cumberland	Cupcake	Cypress	Daisy

Balance at January 1, 2024	307,945	151,312	301,324	75,699	186,253	298,668
Issuance of membership units, net of offering costs	(1,500)	-	(2,100)	-	-	(2,600)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(7,300)	(2,349)	(6,157)	(4,044)	(2,805)	(6,421)
Net income (loss)	2,321	(2,788)	389	(1,851)	(7,735)	1,850
Balance at June 30, 2024	$301,467	$146,175	$293,456	$69,804	$175,712	$291,497

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Davidson	Dawson	Delta	Dewberry	Diablo	Dogwood

Balance at January 1, 2024	47,233	58,451	51,210	55,358	57,498	240,982
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(1,340)	(1,403)	(434)	(1,924)	(1,225)	(4,723)
Net income (loss)	(194)	(7,968)	(23,135)	(3,297)	(3,211)	297
Balance at June 30, 2024	$45,699	$49,080	$27,641	$50,137	$53,062	$236,557

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Dolittle	Dolly	Dops	Dorchester	Dunbar	Eagle

Balance at January 1, 2024	85,280	663,182	208,836	325,303	282,263	154,904
Issuance of membership units, net of offering costs	-	(350)	-	(500)	(200)	(1,000)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(2,861)	(3,384)	(5,896)	(5,249)	(3,157)	(4,835)
Net income (loss)	(3,288)	(11,055)	639	367	(2,250)	(2,088)
Balance at June 30, 2024	$79,131	$648,393	$203,579	$319,921	$276,657	$146,980

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Eastfair	Eastwood	Elevation	Ella	Ellen	Elm

Balance at January 1, 2024	46,722	338,973	65,056	260,478	261,367	44,836
Issuance of membership units, net of offering costs	(100)	-	(100)	(100)	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(2,160)	(2,772)	(1,470)	(7,078)	(6,300)	(1,511)
Net income (loss)	(4,986)	(11,896)	(13,181)	1,389	6,944	(2,536)
Balance at June 30, 2024	$39,476	$324,306	$50,304	$254,689	$262,011	$40,788

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Emporia	Ensenada	Falcon	Felix	Fenwick	Fletcher

Balance at January 1, 2024	83,249	160,861	152,047	261,943	313,918	191,724
Issuance of membership units, net of offering costs	-	-	(600)	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(2,256)	(1,525)	(4,571)	(6,630)	(8,057)	(5,602)
Net income (loss)	(2,487)	(18,380)	(283)	2,164	6,252	2,368
Balance at June 30, 2024	$78,506	$140,956	$146,593	$257,477	$312,113	$188,489

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Folly	Forest	Foster	Franklin	Gardens	General

Balance at January 1, 2024	295,682	81,213	332,461	310,871	77,825	321,727
Issuance of membership units, net of offering costs	(400)	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(4,349)	(649)	(10,152)	(6,281)	(2,229)	(8,539)
Net income (loss)	577	(11,806)	4,421	(1,555)	(3,212)	4,035
Balance at June 30, 2024	$291,511	$68,758	$326,731	$303,035	$72,384	$317,223

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Goose	Grant	Greenhill	Gretal	Grove	Hadden

Balance at January 1, 2024	141,607	110,433	91,431	451,575	67,338	79,348
Issuance of membership units, net of offering costs	(250)	-	-	-	-	(500)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(4,778)	(3,526)	(3,276)	(8,789)	(1,113)	(2,695)
Net income (loss)	(859)	(1,901)	(1,770)	33	(4,950)	(2,663)
Balance at June 30, 2024	$135,720	$105,006	$86,384	$442,820	$61,275	$73,491

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Hansard	Hansel	Hargrave	Harrison	Henry	Heritage

Balance at January 1, 2024	313,472	196,181	(4,083)	237,950	384,249	76,886
Issuance of membership units, net of offering costs	(100)	-	259,629	(1,950)	(1,400)	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(8,663)	(2,164)	(4,230)	(3,895)	(1,413)	(1,699)
Net income (loss)	2,869	(11,875)	(8,062)	(5,869)	(24,200)	(4,899)
Balance at June 30, 2024	$307,578	$182,142	$243,254	$226,235	$357,236	$70,288

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Heron	Highland	Hines	Hobbes	Holcomb	Holland

Balance at January 1, 2024	86,296	275,933	249,789	253,081	347,189	56,958
Issuance of membership units, net of offering costs	-	(500)	(500)	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(1,714)	(4,865)	(3,716)	(4,177)	(6,049)	(1,101)
Net income (loss)	(7,009)	2,313	(617)	(7,761)	717	(2,092)
Balance at June 30, 2024	$77,572	$272,881	$244,957	$241,143	$341,857	$53,765

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Hollandaise	Holloway	Inglewood	Irene	Jack	Jake

Balance at January 1, 2024	114,926	100,243	661,009	191,502	119,501	548,874
Issuance of membership units, net of offering costs	(400)	-	(1,050)	-	-	(1,000)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(1,462)	(3,689)	(7,629)	(5,880)	(1,688)	(6,403)
Net income (loss)	(23,590)	(3,900)	(6,854)	3,413	(4,960)	(1,325)
Balance at June 30, 2024	$89,473	$92,654	$645,477	$189,035	$112,852	$540,146

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Jefferson	Jill	Johnny	June	Jupiter	Kawana

Balance at January 1, 2024	282,870	209,230	537,900	541,248	64,237	85,994
Issuance of membership units, net of offering costs	-	-	(2,000)	(500)	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(7,976)	(4,103)	(5,307)	(4,713)	(735)	(2,818)
Net income (loss)	4,254	(5,665)	(2,714)	97	(4,968)	(2,595)
Balance at June 30, 2024	$279,148	$199,462	$527,879	$536,132	$58,534	$80,581

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood

Balance at January 1, 2024	414,906	673,437	83,068	131,393	78,599	73,583
Issuance of membership units, net of offering costs	(1,100)	(2,850)	(2,500)	(100)	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(5,194)	(787)	(728)	(1,161)	(2,688)	(1,612)
Net income (loss)	(1,769)	(18,377)	(16,258)	(7,004)	(7,852)	(3,654)
Balance at June 30, 2024	$406,843	$651,423	$63,582	$123,129	$68,059	$68,317

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Korin	Lallie	Lanier	Lannister	Latte	Lennox

Balance at January 1, 2024	283,739	78,613	112,605	56,650	358,125	65,718
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(7,877)	(1,363)	(1,848)	(975)	(5,674)	(2,818)
Net income (loss)	3,128	(12,673)	(11,669)	(4,547)	620	(2,521)
Balance at June 30, 2024	$278,990	$64,576	$99,089	$51,129	$353,071	$60,379

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Lierly	Lily	Limestone	Litton	Longwoods	Lookout

Balance at January 1, 2024	75,997	145,760	76,674	175,400	281,331	333,510
Issuance of membership units, net of offering costs	-	-	-	(100)	-	(200)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(4,255)	(1,611)	(1,014)	(3,190)	(6,844)	(5,481)
Net income (loss)	(1,878)	(7,156)	(20,409)	(3,037)	(1,083)	(2,641)
Balance at June 30, 2024	$69,863	$136,993	$55,251	$169,073	$273,404	$325,189

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Loretta	Louis	Louise	Lovejoy	Luna	Lurleen

Balance at January 1, 2024	662,939	288,474	94,031	72,578	45,060	111,046
Issuance of membership units, net of offering costs	(7,700)	-	-	(500)	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(5,749)	(7,032)	(2,276)	(2,420)	(1,041)	(3,549)
Net income (loss)	(2,055)	3,416	(7,256)	(3,648)	(7,739)	(2,157)
Balance at June 30, 2024	$647,435	$284,857	$84,499	$66,010	$36,279	$105,340

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Madison	Mae	Magnolia	Malbec	Mammoth	Marcelo

Balance at January 1, 2024	88,297	348,853	69,864	91,461	80,035	283,064
Issuance of membership units, net of offering costs	-	(400)	(1,000)	(100)	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(1,279)	(7,335)	(1,290)	(3,556)	(366)	(7,429)
Net income (loss)	(525)	1,604	(4,257)	(3,699)	(28,180)	1,834
Balance at June 30, 2024	$86,493	$342,722	$63,317	$84,105	$51,489	$277,468

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Marie	Marietta	Marion	Marple	Martell	Mary

Balance at January 1, 2024	330,281	144,459	265,793	185,111	263,183	282,657
Issuance of membership units, net of offering costs	-	-	-	-	(300)	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(10,032)	(1,612)	(5,871)	(5,491)	(4,647)	(7,715)
Net income (loss)	5,070	(8,876)	(3,129)	1,092	(7,570)	4,164
Balance at June 30, 2024	$325,319	$133,972	$256,794	$180,712	$250,666	$279,106

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Matchingham	McGregor	McLovin	Meadow	Mimosa	Mojave

Balance at January 1, 2024	62,943	287,433	140,027	97,301	110,821	66,670
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(3,439)	(5,137)	(3,995)	(2,319)	(3,583)	(3,176)
Net income (loss)	(2,719)	(1,786)	(4,883)	(2,946)	(3,120)	761
Balance at June 30, 2024	$56,785	$280,510	$131,149	$92,035	$104,118	$64,256

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Murphy	Mycroft	Nugget	Odessa	Olive	Oly

Balance at January 1, 2024	84,745	189,637	527,454	107,183	88,603	148,506
Issuance of membership units, net of offering costs	-	(200)	(2,500)	(100)	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(1,135)	(5,451)	(7,451)	(2,406)	(2,594)	(2,336)
Net income (loss)	(10,818)	3,090	(246)	(6,103)	(4,736)	(9,079)
Balance at June 30, 2024	$72,792	$187,076	$517,258	$98,574	$81,273	$137,091

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer

Balance at January 1, 2024	340,043	255,653	284,474	345,659	64,418	304,533
Issuance of membership units, net of offering costs	-	-	-	(100)	(680)	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(6,341)	(6,179)	(6,196)	(4,433)	(782)	(6,526)
Net income (loss)	(124)	2,594	(1,412)	312	(25,688)	(4,073)
Balance at June 30, 2024	$333,578	$252,068	$276,866	$341,438	$37,268	$293,934

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont

Balance at January 1, 2024	88,643	68,384	517,843	86,154	244,203	202,141
Issuance of membership units, net of offering costs	-	(300)	(1,000)	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(1,866)	(2,030)	(7,909)	(4,298)	(6,967)	(2,783)
Net income (loss)	(3,610)	(1,912)	(2,945)	(535)	2,930	(6,951)
Balance at June 30, 2024	$83,167	$64,142	$505,989	$81,322	$240,166	$192,408

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Pinot	Pioneer	Plumtree	Point	Porthos	Quincy

Balance at January 1, 2024	97,930	552,083	86,419	114,176	317,214	503,308
Issuance of membership units, net of offering costs	-	(100)	-	-	-	(3,750)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(3,375)	(5,016)	(4,929)	(1,261)	(8,754)	(3,678)
Net income (loss)	(2,887)	(5,450)	(906)	(19,249)	927	(726)
Balance at June 30, 2024	$91,668	$541,517	$80,584	$93,665	$309,387	$495,154

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Redondo	Regency	Reginald	Reynolds	Ribbonwalk	Richardson

Balance at January 1, 2024	156,396	151,349	412,678	426,507	79,773	313,915
Issuance of membership units, net of offering costs	-	-	(2,450)	(500)	-	(1,200)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(2,854)	(5,208)	(5,362)	(7,273)	(1,596)	(6,808)
Net income (loss)	(3,482)	(3,096)	(1,146)	481	(4,385)	2,021
Balance at June 30, 2024	$150,060	$143,045	$403,720	$419,214	$73,792	$307,927

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Richmond	Ridge	Ritter	River	Riverwalk	Rooney

Balance at January 1, 2024	(6,154)	70,221	468,854	83,045	386,873	95,046
Issuance of membership units, net of offering costs	414,717	-	(1,000)	(100)	(200)	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(11,285)	(2,798)	(3,770)	(3,785)	(2,813)	(1,702)
Net income (loss)	(1,700)	(3,000)	(11,499)	140	(5,875)	(3,242)
Balance at June 30, 2024	$395,577	$64,424	$452,585	$79,299	$377,985	$90,102

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Roseberry	Rosewood	Roxy	Saddlebred	Saint	Sajni

Balance at January 1, 2024	98,321	76,048	89,633	121,332	109,504	303,788
Issuance of membership units, net of offering costs	-	-	-	(100)	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(3,129)	(1,557)	(1,747)	(2,136)	(3,710)	(8,158)
Net income (loss)	(2,613)	(3,514)	(4,959)	(6,711)	(67)	(141)
Balance at June 30, 2024	$92,578	$70,976	$82,927	$112,385	$105,727	$295,489

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Salem	Salinas	Saturn	Scepter	Sequoyah	Shallowford

Balance at January 1, 2024	94,622	212,726	65,030	70,772	120,340	181,574
Issuance of membership units, net of offering costs	(200)	-	-	(100)	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(3,580)	(4,376)	(1,748)	(1,836)	(858)	(1,971)
Net income (loss)	(3,845)	2,303	(1,911)	(1,350)	(17,973)	(10,066)
Balance at June 30, 2024	$86,997	$210,654	$61,371	$67,486	$101,509	$169,537

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis

Balance at January 1, 2024	73,683	107,785	302,058	285,308	80,345	278,889
Issuance of membership units, net of offering costs	-	-	-	-	-	(2,100)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(2,139)	(2,749)	(7,978)	(6,750)	(3,601)	(4,490)
Net income (loss)	(3,581)	(5,352)	3,917	1,394	2,148	(1,861)
Balance at June 30, 2024	$67,963	$99,683	$297,997	$279,952	$78,892	$270,438

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset

Balance at January 1, 2024	88,471	79,726	243,698	56,469	97,170	70,725
Issuance of membership units, net of offering costs	(200)	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(3,428)	(4,003)	(5,043)	(975)	(2,159)	(828)
Net income (loss)	(2,934)	(990)	(4,452)	(4,068)	(5,388)	(3,755)
Balance at June 30, 2024	$81,909	$74,733	$234,203	$51,426	$89,623	$66,141

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Sundance	Sunnyside	Swift	Taylor	Terracotta	Theodore

Balance at January 1, 2024	160,145	234,608	341,318	113,555	96,781	299,969
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(3,169)	(6,165)	(5,608)	(2,055)	(2,206)	(7,291)
Net income (loss)	(5,345)	239	695	(7,549)	(6,262)	884
Balance at June 30, 2024	$151,631	$228,682	$336,405	$103,951	$88,313	$293,562

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Tulip	Tuscan	Tuscarora	Tuxford	Vernon	Walton

Balance at January 1, 2024	67,164	125,639	343,747	64,308	66,717	256,038
Issuance of membership units, net of offering costs	(300)	-	-	-	-	(1,500)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(1,846)	(3,685)	(9,144)	(952)	(1,833)	(3,613)
Net income (loss)	(1,835)	(4,107)	3,757	(11,423)	(4,614)	3,496
Balance at June 30, 2024	$63,183	$117,847	$338,360	$51,932	$60,270	$254,422

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Wave	Weldon	Wellington	Wentworth	Wescott	Westchester

Balance at January 1, 2024	57,312	66,712	406,987	71,795	120,950	122,383
Issuance of membership units, net of offering costs	-	-	(700)	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(418)	(1,470)	(8,483)	(4,049)	(1,563)	(4,001)
Net income (loss)	(27,053)	(1,386)	(463)	(314)	(12,163)	(8,166)
Balance at June 30, 2024	$29,841	$63,856	$397,341	$67,432	$107,225	$110,217

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Wildwood	Willow	Wilson	Winchester	Windsor	Winston	Wisteria	Consolidated

Balance at January 1, 2024	113,442	289,615	379,202	277,879	108,799	334,099	87,823	49,705,994
Issuance of membership units, net of offering costs	-	(1,600)	(100)	-	-	(1,100)	-	1,198,394
Deemed contribution from Manager	-	-	-	-	-	-	-	-
Distributions	(2,626)	(6,015)	(7,886)	(8,167)	(4,725)	(7,122)	(1,685)	(990,663)
Net income (loss)	(1,201)	2,615	(53)	521	(4,959)	1,161	(5,519)	(859,372)
Balance at June 30, 2024	$109,616	$284,616	$371,163	$270,233	$99,116	$327,037	$80,619	$49,054,353

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	100	101	Abbington	Amber	Apollo	Aster

Balance at January 1, 2023	$620,899	$632,909	$472,424	$103,869	$68,607	$140,762
Issuance of membership units, net of offering costs	(1,000)	-	-	-	-	-
Deemed contribution from Manager	-	8,827	-	-	-	1,695
Distributions	(15,286)	(8,695)	(9,339)	(2,145)	(1,444)	(1,732)
Net income (loss)	4,912	(17,787)	194	(8,608)	(4,274)	(16,533)
Balance at June 30, 2023	$609,526	$615,254	$463,279	$93,115	$62,889	$124,192

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Augusta	Avebury	Avondale	Badminton	Bandelier	Baron

Balance at January 1, 2023	$-	$92,573	$-	$84,054	$110,135	$574,107
Issuance of membership units, net of offering costs	-	-	359,466	-	-	-
Deemed contribution from Manager	30	-	-	-	-	-
Distributions	-	(2,503)	-	(3,444)	(2,360)	(10,411)
Net income (loss)	(1,262)	(5,144)	(3,975)	(4,912)	(20)	(226)
Balance at June 30, 2023	$(1,232)	$84,926	$355,490	$75,697	$107,755	$563,470

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Basil	Bayside	Bazzel	Bedford	Bella	Belle

Balance at January 1, 2023	$70,288	$99,814	$256,450	$98,872	$-	$446,293
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(2,836)	(3,815)	(4,360)	(3,421)	-	(6,528)
Net income (loss)	(1,818)	(6,555)	587	260	(985)	(9,378)
Balance at June 30, 2023	$65,634	$89,445	$252,677	$95,711	$(985)	$430,387

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton

Balance at January 1, 2023	$-	$-	$275,525	$340,414	$172,962	$334,693
Issuance of membership units, net of offering costs	322,875	-	-	-	-	(100)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	-	-	(7,326)	(6,263)	(3,671)	(9,880)
Net income (loss)	(8,029)	(159)	(894)	(2,554)	(8,060)	(4,614)
Balance at June 30, 2023	$314,845	$(159)	$267,306	$331,598	$161,232	$320,099

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Brennan	Brooklyn	Burlington	Butter	Camino	Campbell

Balance at January 1, 2023	$(10,323)	$102,768	$640,125	$116,216	$280,251	$(19,436)
Issuance of membership units, net of offering costs	90,822	99	-	(2,500)	-	-
Deemed contribution from Manager	(2,443)	-	-	-	-	-
Distributions	(849)	(2,466)	(11,597)	(3,989)	(7,137)	-
Net income (loss)	(10,354)	(12,926)	1,033	(2,575)	668	(41,245)
Balance at June 30, 2023	$66,853	$87,475	$629,561	$107,152	$273,782	$(60,680)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Cawley	Centennial	Chaparral	Chelsea	Chester	Chickamauga

Balance at January 1, 2023	$-	$95,037	$89,185	$102,632	$210,665	$3,049
Issuance of membership units, net of offering costs	-	-	-	-	-	398,181
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	-	(2,839)	(4,192)	(3,299)	(2,732)	(9,478)
Net income (loss)	(3,881)	(1,857)	3,076	(305)	(7,067)	(6,152)
Balance at June 30, 2023	$(3,881)	$90,341	$88,070	$99,028	$200,866	$385,600

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Chinook	Chitwood	Clover	Coatbridge	Collier	Collinston

Balance at January 1, 2023	$-	$391,243	$340,644	$104,608	$356,996	$65,580
Issuance of membership units, net of offering costs	-	-	-	-	(100)	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	-	(8,389)	(8,714)	(3,403)	(6,529)	(1,430)
Net income (loss)	(1,102)	1,694	655	(13,870)	(3,492)	(7,041)
Balance at June 30, 2023	$(1,102)	$384,549	$332,585	$87,335	$346,875	$57,109

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Conway	Cove	Creekside	Creekwood	Cumberland	Cupcake

Balance at January 1, 2023	$681,755	$-	$324,614	$168,173	$313,735	$82,851
Issuance of membership units, net of offering costs	-	227,408	(1,200)	-	-	-
Deemed contribution from Manager	-	890	-	-	-	-
Distributions	(11,733)	-	(8,288)	(2,135)	(7,251)	(4,302)
Net income (loss)	(5,189)	(2,903)	753	(4,545)	1,087	(555)
Balance at June 30, 2023	$664,833	$225,394	$315,878	$161,493	$307,571	$77,994

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Cypress	Daisy	Davidson	Dawson	Delta	Dewberry

Balance at January 1, 2023	$204,742	$315,110	$60,995	$73,939	$100,118	$69,213
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(2,953)	(6,989)	(1,387)	(2,302)	(2,321)	(2,382)
Net income (loss)	(8,176)	(649)	(2,340)	(4,771)	(27,243)	(4,553)
Balance at June 30, 2023	$193,613	$307,472	$57,268	$66,866	$70,553	$62,278

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Diablo	Dogwood	Dolittle	Dolly	Dops	Dorchester

Balance at January 1, 2023	$76,957	$250,991	$103,056	$697,006	$(900)	$350,394
Issuance of membership units, net of offering costs	-	(100)	-	(2,500)	221,871	-
Deemed contribution from Manager	-	-	-	-	(262)	-
Distributions	(1,806)	(5,577)	(3,075)	(11,092)	(2,647)	(6,012)
Net income (loss)	(13,782)	(290)	(5,593)	(13,341)	(5,342)	(6,455)
Balance at June 30, 2023	$61,369	$245,024	$94,388	$670,072	$212,719	$337,927

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Dunbar	Eagle	Eastfair	Elevation	Ella	Ellen

Balance at January 1, 2023	$318,473	$157,055	$69,956	$99,050	$-	$-
Issuance of membership units, net of offering costs	(100)	-	-	-	283,479	-
Deemed contribution from Manager	-	-	-	-	896	-
Distributions	(4,449)	(3,894)	(2,881)	(2,011)	(3,374)	-
Net income (loss)	(13,213)	(917)	(611)	(16,264)	(14,977)	(557)
Balance at June 30, 2023	$300,712	$152,243	$66,464	$80,775	$266,024	$(557)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick

Balance at January 1, 2023	$61,659	$113,623	$177,988	$154,723	$-	$-
Issuance of membership units, net of offering costs	-	(100)	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	388
Distributions	(2,053)	(2,288)	(5,087)	(3,688)	-	-
Net income (loss)	(3,462)	(12,032)	(4,133)	409	(841)	(2,304)
Balance at June 30, 2023	$56,145	$99,203	$168,767	$151,444	$(841)	$(1,916)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Folly	Forest	Foster	Franklin	Gardens	General

Balance at January 1, 2023	$322,669	$112,792	$-	$-	$90,486	$-
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	82	-	-	-
Distributions	(5,799)	(3,733)	-	-	(2,645)	-
Net income (loss)	(11,933)	(8,018)	(1,275)	(1,371)	(344)	(780)
Balance at June 30, 2023	$304,937	$101,040	$(1,193)	$(1,371)	$87,498	$(780)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Goose	Grant	Greenhill	Gretal	Grove	Hadden

Balance at January 1, 2023	$145,301	$119,168	$113,152	$478,067	$75,984	$84,506
Issuance of membership units, net of offering costs	(250)	-	(4,000)	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(4,327)	(3,723)	(3,601)	(9,416)	(1,634)	(3,179)
Net income (loss)	(258)	(2,626)	(2,876)	(11,902)	(1,448)	1,090
Balance at June 30, 2023	$140,466	$112,819	$102,675	$456,749	$72,902	$82,417

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Hansard	Hansel	Harrison	Henry	Heritage	Heron

Balance at January 1, 2023	$(900)	$222,297	$254,440	$417,931	$88,728	$98,180
Issuance of membership units, net of offering costs	325,432	-	(100)	-	-	-
Deemed contribution from Manager	1,926	-	-	-	-	-
Distributions	(3,879)	(4,274)	(4,281)	(7,130)	(1,999)	(2,285)
Net income (loss)	(4,828)	(14,967)	(5,258)	(2,614)	(3,443)	(4,187)
Balance at June 30, 2023	$317,751	$203,056	$244,801	$408,186	$83,285	$91,708

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Highland	Hines	Holcomb	Holland	Hollandaise	Holloway

Balance at January 1, 2023	$282,783	$259,919	$359,072	$68,008	$125,632	$121,577
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(5,177)	(5,320)	(6,546)	(1,516)	(3,288)	(4,574)
Net income (loss)	517	(180)	(58)	(3,361)	(4,951)	(3,751)
Balance at June 30, 2023	$278,122	$254,418	$352,468	$63,131	$117,393	$113,252

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Inglewood	Jack	Jake	Jefferson	Jill	Johnny

Balance at January 1, 2023	$684,630	$143,237	$597,448	$(900)	$229,017	$568,318
Issuance of membership units, net of offering costs	(100)	-	(1,000)	294,864	-	-
Deemed contribution from Manager	-	-	-	2,893	-	-
Distributions	(10,932)	(3,119)	(10,781)	(3,515)	(4,290)	(9,981)
Net income (loss)	(4,801)	(9,704)	(1,904)	(7,116)	(7,968)	(13,757)
Balance at June 30, 2023	$668,797	$130,413	$583,763	$286,227	$216,759	$544,580

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	June	Jupiter	Kawana	Kennesaw	Kenny	KerriAnn

Balance at January 1, 2023	$570,463	$71,731	$93,538	$426,903	$700,843	$95,660
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(10,641)	(1,680)	(3,046)	(7,286)	(11,108)	(2,045)
Net income (loss)	(12,727)	(3,709)	(931)	2,166	(5,895)	(2,257)
Balance at June 30, 2023	$547,094	$66,342	$89,560	$421,783	$683,840	$91,359

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Kessler	Kingsley	Kirkwood	Korin	Lallie	Lanier

Balance at January 1, 2023	$146,499	$101,900	$82,431	$(1,308)	$123,846	$131,558
Issuance of membership units, net of offering costs	-	-	-	298,785	-	(100)
Deemed contribution from Manager	-	-	-	(939)	-	-
Distributions	(1,732)	(3,912)	(1,702)	(3,893)	(3,171)	(2,970)
Net income (loss)	(7,226)	(4,645)	(3,541)	(3,779)	(14,252)	(4,005)
Balance at June 30, 2023	$137,541	$93,343	$77,188	$288,866	$106,423	$124,482

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lannister	Latte	Lennox	Lierly	Lily	Limestone

Balance at January 1, 2023	$65,502	$375,130	$85,080	$81,700	$162,022	$106,459
Issuance of membership units, net of offering costs	(100)	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(1,520)	(6,661)	(3,390)	(4,066)	(3,607)	(4,524)
Net income (loss)	(1,723)	1,437	(3,589)	952	(5,416)	(4,191)
Balance at June 30, 2023	$62,159	$369,906	$78,102	$78,586	$153,000	$97,744

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Litton	Longwoods	Lookout	Loretta	Louis	Louise

Balance at January 1, 2023	$191,920	$-	$343,336	$696,340	$-	$104,866
Issuance of membership units, net of offering costs	(100)	-	-	(100)	-	-
Deemed contribution from Manager	-	370	-	-	106	-
Distributions	(4,497)	-	(5,805)	(11,670)	-	(3,705)
Net income (loss)	(7,425)	(1,546)	93	(5,551)	(2,018)	(2,264)
Balance at June 30, 2023	$179,899	$(1,176)	$337,625	$679,019	$(1,912)	$98,897

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lovejoy	Luna	Lurleen	Madison	Mae	Magnolia

Balance at January 1, 2023	$93,689	$68,442	$(1,596)	$105,115	$374,107	$79,416
Issuance of membership units, net of offering costs	-	-	136,159	-	(100)	-
Deemed contribution from Manager	-	-	-	3,887	-	-
Distributions	(2,950)	(3,052)	(3,995)	(1,905)	(8,263)	(1,795)
Net income (loss)	(4,599)	(1,752)	(6,142)	(13,531)	(574)	(3,148)
Balance at June 30, 2023	$86,141	$63,638	$124,426	$93,565	$365,171	$74,473

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion

Balance at January 1, 2023	$113,333	$111,366	$299,825	$(900)	$170,915	$-
Issuance of membership units, net of offering costs	-	-	(100)	341,882	-	-
Deemed contribution from Manager	-	-	-	3,438	-	333
Distributions	(4,963)	(2,342)	(7,430)	(4,447)	(3,663)	-
Net income (loss)	(7,844)	(1,268)	(4,254)	(5,140)	(4,482)	(1,749)
Balance at June 30, 2023	$100,525	$107,756	$288,041	$334,832	$162,770	$(1,416)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Marple	Martell	Mary	Matchingham	McGregor	McLovin

Balance at January 1, 2023	$-	$-	$-	$76,536	$298,839	$161,841
Issuance of membership units, net of offering costs	196,682	286,198	-	-	-	-
Deemed contribution from Manager	376	-	675	-	-	-
Distributions	-	-	-	(3,110)	(6,600)	(4,618)
Net income (loss)	(3,957)	(9,195)	(4,619)	(2,505)	702	(9,300)
Balance at June 30, 2023	$193,101	$277,003	$(3,944)	$70,921	$292,941	$147,923

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Meadow	Mimosa	Mojave	Murphy	Mycroft	Nugget

Balance at January 1, 2023	$111,898	$125,096	$76,249	$101,077	$-	$555,985
Issuance of membership units, net of offering costs	-	(3,510)	-	-	200,772	-
Deemed contribution from Manager	-	-	-	-	252	-
Distributions	(2,303)	(3,448)	(3,425)	(3,917)	-	(10,051)
Net income (loss)	(7,224)	(1,591)	(1,969)	(3,879)	(3,886)	5,721
Balance at June 30, 2023	$102,371	$116,548	$70,855	$93,280	$197,138	$551,655

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Odessa	Olive	Oly	Onyx	Oscar	Osceola

Balance at January 1, 2023	$150,309	$111,685	$168,914	$-	$-	$-
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	283	-	7
Distributions	(3,282)	(3,686)	(4,587)	-	-	-
Net income (loss)	(14,886)	(5,958)	(10,507)	(1,410)	(725)	(7,603)
Balance at June 30, 2023	$132,141	$102,041	$153,820	$(1,127)	$(725)	$(7,596)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Osprey	Otoro	Palmer	Patrick	Peanut	Pearl

Balance at January 1, 2023	$359,692	$122,842	$-	$91,661	$80,736	$555,868
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	7,527
Distributions	(6,448)	(2,557)	-	(3,053)	(2,065)	(11,075)
Net income (loss)	(1,486)	(31,120)	(1,327)	3,323	(7,519)	(11,195)
Balance at June 30, 2023	$351,757	$89,165	$(1,327)	$91,931	$71,152	$541,125

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Pecan	Piedmont	Pinot	Pioneer	Plumtree	Point

Balance at January 1, 2023	$92,297	$219,551	$111,561	$574,168	$91,278	$130,572
Issuance of membership units, net of offering costs	-	-	-	-	-	(400)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(4,169)	(2,835)	(5,000)	(8,482)	(5,005)	(3,343)
Net income (loss)	145	(7,429)	(2,363)	3,054	4,789	(5,563)
Balance at June 30, 2023	$88,272	$209,286	$104,198	$568,740	$91,062	$121,267

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Porthos	Quincy	Redondo	Regency	Reginald	Reynolds

Balance at January 1, 2023	$-	$553,575	$180,868	$(1,167)	$426,237	$436,550
Issuance of membership units, net of offering costs	-	(200)	(100)	165,047	(200)	-
Deemed contribution from Manager	237	-	-	-	-	-
Distributions	-	(8,816)	(3,383)	(4,114)	(7,530)	(7,865)
Net income (loss)	(1,902)	(10,953)	(14,526)	(3,778)	1,981	4,219
Balance at June 30, 2023	$(1,665)	$533,606	$162,859	$155,989	$420,488	$432,905

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Ribbonwalk	Richardson	Ridge	Ritter	River	Riverwalk

Balance at January 1, 2023	$90,883	$328,483	$83,550	$506,679	$100,942	$402,648
Issuance of membership units, net of offering costs	-	(200)	-	-	-	(100)
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(2,083)	(6,636)	(3,120)	(8,127)	(4,066)	(8,166)
Net income (loss)	(9,177)	(1,835)	(4,084)	(17,823)	(1,558)	(1,530)
Balance at June 30, 2023	$79,624	$319,811	$76,345	$480,730	$95,319	$392,853

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Rooney	Roseberry	Rosewood	Roxy	Saddlebred	Saint

Balance at January 1, 2023	$107,342	$109,042	$83,715	$101,734	$143,605	$120,330
Issuance of membership units, net of offering costs	-	-	-	(400)	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(2,499)	(3,656)	(1,811)	(2,008)	(2,967)	(3,695)
Net income (loss)	(5,688)	1,445	(3,951)	(5,919)	(12,164)	(3,214)
Balance at June 30, 2023	$99,155	$106,832	$77,953	$93,407	$128,473	$113,421

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah

Balance at January 1, 2023	$-	$109,633	$-	$76,128	$83,236	$146,901
Issuance of membership units, net of offering costs	323,300	-	251,086	-	-	-
Deemed contribution from Manager	1,424	-	948	-	-	-
Distributions	(4,204)	(4,526)	(2,990)	(1,448)	(1,743)	(3,365)
Net income (loss)	(12,870)	(4,814)	(16,992)	(4,891)	(7,676)	(14,968)
Balance at June 30, 2023	$307,650	$100,293	$232,052	$69,789	$73,816	$128,567

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Shallowford	Shoreline	Sigma	Simon	Sims	Soapstone

Balance at January 1, 2023	$200,450	$97,216	$122,373	$-	$-	$84,806
Issuance of membership units, net of offering costs	-	-	-	-	289,893	-
Deemed contribution from Manager	-	-	-	-	1,053	-
Distributions	(3,898)	(3,544)	(3,396)	-	-	(3,601)
Net income (loss)	(10,448)	(1,159)	(5,679)	(4,607)	(4,861)	2,640
Balance at June 30, 2023	$186,104	$92,513	$113,299	$(4,607)	$286,085	$83,845

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Sodalis	Spencer	Splash	Spring	Stonebriar	Sugar

Balance at January 1, 2023	$291,596	$106,749	$91,827	$253,852	$66,437	$115,048
Issuance of membership units, net of offering costs	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(5,042)	(4,425)	(4,249)	(5,463)	(1,514)	(2,497)
Net income (loss)	(2,040)	(4,653)	(225)	1,568	(6,756)	(5,536)
Balance at June 30, 2023	$284,514	$97,671	$87,353	$249,958	$58,166	$107,016

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Summerset	Sundance	Sunnyside	Swift	Taylor	Terracotta

Balance at January 1, 2023	$84,713	$184,096	$(900)	$350,095	$138,711	$113,091
Issuance of membership units, net of offering costs	-	-	243,594	-	-	-
Deemed contribution from Manager	-	-	(556)	-	-	-
Distributions	(1,867)	(3,592)	(3,162)	(7,504)	(2,071)	(3,630)
Net income (loss)	(1,653)	(12,160)	2,764	3,031	(3,584)	(8,112)
Balance at June 30, 2023	$81,194	$168,344	$241,739	$345,622	$133,057	$101,350

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Theodore	Tulip	Tuscan	Tuscarora	Tuxford	Vernon

Balance at January 1, 2023	$-	$97,441	$131,864	$(900)	$78,935	$82,726
Issuance of membership units, net of offering costs	-	-	-	360,177	-	-
Deemed contribution from Manager	-	-	-	1,971	-	-
Distributions	-	(2,242)	(5,923)	(3,511)	(2,290)	(2,438)
Net income (loss)	(1,828)	(15,864)	1,294	(9,644)	(5,573)	(5,996)
Balance at June 30, 2023	$(1,828)	$79,334	$127,235	$348,093	$71,072	$74,292

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Walton	Wave	Weldon	Wellington	Wentworth	Wescott

Balance at January 1, 2023	$290,069	$99,105	$72,614	$425,944	$83,990	$138,760
Issuance of membership units, net of offering costs	-	(2,500)	-	(200)	-	-
Deemed contribution from Manager	-	-	-	-	-	-
Distributions	(4,850)	(2,118)	(1,531)	(8,021)	(4,303)	(2,664)
Net income (loss)	(25,152)	(16,712)	(2,411)	(580)	(2,944)	(4,778)
Balance at June 30, 2023	$260,068	$77,775	$68,671	$417,144	$76,744	$131,318

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Westchester	Wildwood	Willow	Wilson	Windsor	Winston	Wisteria	Consolidated

Balance at January 1, 2023	$151,038	$120,130	$304,187	$400,541	$124,688	$351,670	$102,274	$39,036,651
Issuance of membership units, net of offering costs	-	-	(1,200)	(100)	-	(100)	(100)	5,595,011
Deemed contribution from Manager	-	-	-	-	-	-	-	36,312
Distributions	(5,069)	(2,494)	(6,116)	(8,485)	(4,957)	(7,243)	(2,554)	(910,997)
Net income (loss)	(6,751)	1,491	(100)	(515)	9,771	(2,641)	(1,672)	(1,102,187)
Balance at June 30, 2023	$139,218	$119,128	$296,771	$391,441	$129,502	$341,685	$97,948	$42,654,789

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	100	101	Abbington	Abernant	Alvin	Amber

Cash Flows from Operating Activities:
Net income (loss)	$(4,055)	$(2,610)	$(1,618)	$(3,843)	$1,388	$(4,348)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,445	8,719	7,247	3,124	4,368	4,208
Amortization	-	-	-	-	-	38
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	-	(3,095)	(2,845)	(1,745)	(2,545)	(1,950)
Prepaid expenses	-	-	(233)	(212)	(254)	(1,838)
Due from (to) third party property managers	(1,503)	(3,042)	-	(1,781)	-	(1,210)
Increase (decrease) in liabilities
Accrued expenses	8,492	10,449	5,352	3,989	5,294	2,531
Tenant deposits	-	3,095	2,845	1,745	2,545	1,950
Due to (from) related parties	(11,100)	11,014	(6,751)	38,349	60,686	3,641
Net cash provided by (used in) operating activities	279	24,530	3,997	39,626	71,481	3,022
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	(269,946)	(384,721)	-
Net proceeds from the issuance of membership units	(1,300)	(3,600)	-	252,032	345,786	-
Distributions	(7,823)	(5,602)	(5,322)	(6,257)	(8,966)	(1,430)
Net cash provided by (used in) financing activities	(9,123)	(9,202)	(5,322)	(24,171)	(47,900)	(1,430)
Net change in cash	(8,844)	15,327	(1,325)	15,455	23,581	1,591
Cash at beginning of the period	29,547	5,396	10,509	546	4,872	3,401
Cash at end of of the period	$20,703	$20,723	$9,185	$16,001	$28,452	$4,992

Cash paid for income taxes	$1,467	$1,533	$1,157	$-	$100	$-
Cash paid for interest expenses	$-	$-	$-	$-	$-	$3,929

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$-	$-	$-	$-	$198,781
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Apollo	Aster	Augusta	Avebury	Avondale	Badminton

Cash Flows from Operating Activities:
Net income (loss)	$(2,662)	$(3,387)	$2,793	$(4,579)	$(1,780)	$(3,633)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,691	3,504	4,075	3,995	4,523	4,230
Amortization	58	193	-	38	-	42
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	-	(2,245)	(1,995)	-	-	(2,195)
Prepaid expenses	(2,223)	(1,435)	(509)	(1,848)	-	(1,261)
Due from (to) third party property managers	(2,558)	(951)	(1,895)	(1,903)	(204)	(2,794)
Increase (decrease) in liabilities
Accrued expenses	1,477	1,541	4,748	1,736	3,126	1,833
Tenant deposits	-	2,245	1,995	-	-	2,195
Due to (from) related parties	4,880	7,446	2,984	3,353	(1,498)	7,858
Net cash provided by (used in) operating activities	1,665	6,911	12,197	793	4,168	6,274
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(300)	(100)	-	(500)	-	-
Distributions	(975)	(1,589)	(7,495)	(1,126)	(5,132)	(1,798)
Net cash provided by (used in) financing activities	(1,275)	(1,689)	(7,495)	(1,626)	(5,132)	(1,798)
Net change in cash	390	5,222	4,702	(833)	(964)	4,476
Cash at beginning of the period	518	1,362	20,996	2,956	16,728	317
Cash at end of of the period	$908	$6,584	$25,698	$2,123	$15,764	$4,793

Cash paid for income taxes	$-	$-	$-	$-	$-	$98
Cash paid for interest expenses	$3,897	$4,416	$-	$3,971	$-	$4,070

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$133,262	$124,393	$-	$200,904	$-	$171,964
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Ballinger	Bandelier	Baron	Basil	Bayside	Bazzel

Cash Flows from Operating Activities:
Net income (loss)	$(4,417)	$(1,921)	$(3,518)	$675	$(3,539)	$(886)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,108	4,134	8,003	2,784	3,525	3,763
Amortization	-	43	-	34	40	-
Credit loss expense (recovery)	-	-	-	(960)	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,320)	-	(2,895)	(1,595)	(2,619)	(1,845)
Prepaid expenses	-	(2,852)	-	(1,467)	(3,689)	(943)
Due from (to) third party property managers	(2,223)	(857)	-	(2,807)	(2,701)	(2,480)
Increase (decrease) in liabilities
Accrued expenses	4,419	1,406	4,364	1,642	2,086	4,247
Tenant deposits	2,320	-	2,895	1,595	2,619	1,845
Due to (from) related parties	(3,772)	6,261	(2,124)	7,490	10,395	(2,838)
Net cash provided by (used in) operating activities	(1,887)	6,215	6,725	7,392	6,117	864
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	(540)	-	(100)	(500)
Distributions	(7,993)	(1,357)	(4,620)	(2,042)	(3,224)	(3,078)
Net cash provided by (used in) financing activities	(7,993)	(1,357)	(5,160)	(2,042)	(3,324)	(3,578)
Net change in cash	(9,880)	4,859	1,565	5,350	2,793	(2,714)
Cash at beginning of the period	25,175	14,176	18,044	1,067	1,125	16,160
Cash at end of of the period	$15,295	$19,035	$19,609	$6,417	$3,918	$13,445

Cash paid for income taxes	$347	$-	$-	$84	$107	$273
Cash paid for interest expenses	$-	$4,789	$-	$3,078	$3,873	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$242,573	$-	$129,771	$163,583	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom

Cash Flows from Operating Activities:
Net income (loss)	$(11,182)	$(1,549)	$(640)	$3,549	$2,005	$(3,088)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,847	4,206	6,042	4,051	4,977	3,495
Amortization	(13)	-	-	-	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	-	(1,945)	(2,649)	(2,295)	(1,845)	(1,745)
Prepaid expenses	(2,026)	(492)	(799)	-	-	(208)
Due from (to) third party property managers	-	(1,607)	(2,815)	(3,938)	(1,526)	(247)
Increase (decrease) in liabilities
Accrued expenses	1,433	3,518	4,635	4,668	3,683	5,626
Tenant deposits	-	1,945	2,649	2,295	1,845	1,745
Due to (from) related parties	7,158	(5,010)	5,660	(19,990)	74	(10,225)
Net cash provided by (used in) operating activities	(783)	(935)	12,083	(11,659)	9,213	(4,648)
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(2,297)	(7,327)	(4,443)	(8,848)	(6,446)	(6,002)
Net cash provided by (used in) financing activities	(2,297)	(7,327)	(4,443)	(8,848)	(6,446)	(6,002)
Net change in cash	(3,079)	(8,262)	7,639	(20,507)	2,767	(10,650)
Cash at beginning of the period	12,611	13,396	5,101	20,507	16,933	24,959
Cash at end of of the period	$9,531	$5,134	$12,741	$-	$19,700	$14,309

Cash paid for income taxes	$83	$-	$-	$-	$-	$-
Cash paid for interest expenses	$3,785	$-	$-	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$194,544	$-	$-	$-	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Bonneau	Brainerd	Braxton	Brennan	Briarwood	Brooklyn

Cash Flows from Operating Activities:
Net income (loss)	$1,035	$(1,961)	$(3,174)	$(16,352)	$(899)	$(1,855)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,137	3,998	4,452	3,115	2,866	2,907
Amortization	-	363	-	65	-	207
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,295)	(2,595)	(2,045)	(1,545)	(1,995)	(1,249)
Prepaid expenses	(267)	(325)	(487)	(2,444)	(237)	(227)
Due from (to) third party property managers	(2,410)	(2,070)	(1,875)	(3,608)	(1,232)	(3,144)
Increase (decrease) in liabilities
Accrued expenses	6,753	5,155	4,076	1,528	4,011	3,364
Tenant deposits	2,295	2,595	2,045	1,545	1,995	1,249
Due to (from) related parties	(11,048)	14,191	4,022	19,054	(1,212)	5,180
Net cash provided by (used in) operating activities	(799)	19,350	7,014	1,358	3,298	6,433
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(2,100)	-	-	-	-	-
Distributions	(5,548)	(4,501)	(8,829)	(805)	(6,467)	(2,067)
Net cash provided by (used in) financing activities	(7,648)	(4,501)	(8,829)	(805)	(6,467)	(2,067)
Net change in cash	(8,447)	14,849	(1,815)	553	(3,169)	4,366
Cash at beginning of the period	10,093	3,743	10,873	1,356	21,004	171
Cash at end of of the period	$1,646	$18,592	$9,058	$1,909	$17,835	$4,537

Cash paid for income taxes	$334	$711	$-	$-	$-	$-
Cash paid for interest expenses	$-	$5,396	$-	$4,495	$-	$3,089

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$142,523	$-	$153,882	$-	$81,582
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Burlington	Butter	Calvin	Camino	Cawley	Centennial

Cash Flows from Operating Activities:
Net income (loss)	$(434)	$(14,446)	$1,115	$979	$2,613	$(715)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	8,916	5,190	3,245	3,644	4,312	3,917
Amortization	-	44	-	-	-	44
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(3,395)	(2,795)	(1,795)	(1,994)	(2,195)	(2,495)
Prepaid expenses	(1,428)	(3,030)	(199)	(3)	(545)	-
Due from (to) third party property managers	(2,923)	(5,374)	(2,162)	(1,815)	(1,590)	(936)
Increase (decrease) in liabilities
Accrued expenses	6,074	2,463	3,179	6,119	5,118	2,032
Tenant deposits	3,395	2,795	1,795	1,994	2,195	2,495
Due to (from) related parties	(6,737)	19,279	1,864	110	(406)	535
Net cash provided by (used in) operating activities	3,468	4,125	7,042	9,035	9,503	4,877
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(1,000)	(100)	-	(2,200)	-	(200)
Distributions	(5,134)	(2,215)	(6,766)	(6,383)	(8,640)	(2,803)
Net cash provided by (used in) financing activities	(6,134)	(2,315)	(6,766)	(8,583)	(8,640)	(3,003)
Net change in cash	(2,665)	1,810	276	452	863	1,875
Cash at beginning of the period	12,564	222	22,562	16,603	21,791	9,087
Cash at end of of the period	$9,899	$2,032	$22,838	$17,055	$22,655	$10,962

Cash paid for income taxes	$-	$111	$-	$-	$-	$-
Cash paid for interest expenses	$-	$5,129	$-	$-	$-	$4,438

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$259,941	$-	$-	$-	$187,622
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Chaparral	Chelsea	Chester	Chickamauga	Chinook	Chitwood

Cash Flows from Operating Activities:
Net income (loss)	$(1,760)	$(1,497)	$(5,799)	$1,923	$46	$1,524
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,700	4,234	5,095	5,129	4,952	5,255
Amortization	79	39	261	-	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,695)	(1,895)	-	(3,693)	(1,995)	(2,795)
Prepaid expenses	(29)	(2,977)	(2,236)	(597)	(624)	(17)
Due from (to) third party property managers	-	(3,335)	(2,197)	(2,212)	(2,178)	(2,044)
Increase (decrease) in liabilities
Accrued expenses	6,536	3,277	1,644	5,112	4,687	9,102
Tenant deposits	1,695	1,895	-	3,693	1,995	2,795
Due to (from) related parties	(9,489)	11,991	17,432	(8,915)	(2,049)	(946)
Net cash provided by (used in) operating activities	(1,964)	11,732	14,200	440	4,834	12,873
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(500)	(400)	-	-	(500)
Distributions	(2,693)	(3,172)	(2,484)	(8,913)	(7,469)	(8,162)
Net cash provided by (used in) financing activities	(2,693)	(3,672)	(2,884)	(8,913)	(7,469)	(8,662)
Net change in cash	(4,657)	8,060	11,317	(8,473)	(2,636)	4,211
Cash at beginning of the period	18,793	2,782	4,291	28,234	7,395	12,399
Cash at end of of the period	$14,136	$10,843	$15,608	$19,762	$4,760	$16,610

Cash paid for income taxes	$-	$-	$897	$912	$-	$-
Cash paid for interest expenses	$2,200	$4,215	$6,422	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$103,270	$213,309	$181,791	$-	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Clover	Coatbridge	Collier	Collinston	Conway	Cove

Cash Flows from Operating Activities:
Net income (loss)	$(6,348)	$(7,610)	$165	$(10,498)	$(9,845)	$(7,586)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,397	4,526	4,879	2,906	9,438	2,890
Amortization	-	42	-	30	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,995)	(3,143)	(2,445)	(1,545)	(3,645)	(1,595)
Prepaid expenses	(214)	(2,076)	(27)	(1,095)	(630)	(219)
Due from (to) third party property managers	(4,962)	(707)	(2,288)	(6,426)	(3,060)	(4,137)
Increase (decrease) in liabilities
Accrued expenses	3,678	1,440	4,728	1,155	7,291	2,436
Tenant deposits	1,995	3,143	2,445	1,545	3,645	1,595
Due to (from) related parties	(2,372)	9,983	(15,362)	15,207	9,518	(1,804)
Net cash provided by (used in) operating activities	(5,822)	5,598	(7,906)	1,279	12,712	(8,420)
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(200)	-	(300)	-	(600)	-
Distributions	(4,659)	(1,558)	(5,332)	(204)	(4,662)	(1,971)
Net cash provided by (used in) financing activities	(4,859)	(1,558)	(5,632)	(204)	(5,262)	(1,971)
Net change in cash	(10,680)	4,041	(13,538)	1,075	7,450	(10,391)
Cash at beginning of the period	12,229	223	13,986	650	4,086	14,802
Cash at end of of the period	$1,549	$4,263	$448	$1,725	$11,536	$4,412

Cash paid for income taxes	$-	$90	$860	$-	$1,663	$-
Cash paid for interest expenses	$-	$4,100	$-	$2,674	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$173,246	$-	$134,889	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Creekside	Creekwood	Cumberland	Cupcake	Cypress	Daisy

Cash Flows from Operating Activities:
Net income (loss)	$2,321	$(2,788)	$389	$(1,851)	$(7,735)	$1,850
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,269	3,972	4,059	3,275	5,013	4,138
Amortization	-	213	-	17	208	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,395)	(2,695)	-	(1,595)	(2,395)	(1,695)
Prepaid expenses	(172)	(2,785)	(210)	(874)	(6,193)	(113)
Due from (to) third party property managers	(2,041)	-	(1,625)	(1)	(2,340)	(2,272)
Increase (decrease) in liabilities
Accrued expenses	8,891	1,617	5,915	1,833	2,952	8,830
Tenant deposits	2,395	2,695	-	1,595	2,395	1,695
Due to (from) related parties	(3,192)	14,852	(3,113)	3,537	(5,437)	(6,832)
Net cash provided by (used in) operating activities	10,077	15,080	5,415	5,935	(13,533)	5,601
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(1,500)	-	(2,100)	-	-	(2,600)
Distributions	(7,300)	(2,349)	(6,157)	(4,044)	(2,805)	(6,421)
Net cash provided by (used in) financing activities	(8,800)	(2,349)	(8,257)	(4,044)	(2,805)	(9,021)
Net change in cash	1,277	12,732	(2,842)	1,891	(16,338)	(3,420)
Cash at beginning of the period	14,662	901	21,941	12,632	20,606	18,365
Cash at end of of the period	$15,939	$13,633	$19,099	$14,523	$4,268	$14,944

Cash paid for income taxes	$-	$-	$717	$-	$-	$-
Cash paid for interest expenses	$-	$5,008	$-	$2,981	$6,253	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$141,318	$-	$150,107	$179,144	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Davidson	Dawson	Delta	Dewberry	Diablo	Dogwood

Cash Flows from Operating Activities:
Net income (loss)	$(194)	$(7,968)	$(23,135)	$(3,297)	$(3,211)	$297
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,909	3,617	4,966	2,613	3,571	3,311
Amortization	31	37	41	33	38	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,595)	(1,745)	(3,443)	(2,393)	(2,145)	(2,243)
Prepaid expenses	(2,456)	(2,571)	(3,297)	(777)	(2,380)	(333)
Due from (to) third party property managers	(2,973)	(2,237)	(8,590)	(4,207)	(3,447)	(2,895)
Increase (decrease) in liabilities
Accrued expenses	1,793	1,509	1,589	1,639	3,816	3,241
Tenant deposits	1,595	1,745	3,443	2,393	2,145	2,243
Due to (from) related parties	4,881	11,897	28,399	10,551	7,444	3,669
Net cash provided by (used in) operating activities	3,990	4,284	(27)	6,553	5,830	7,292
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(1,340)	(1,403)	(434)	(1,924)	(1,225)	(4,723)
Net cash provided by (used in) financing activities	(1,340)	(1,403)	(434)	(1,924)	(1,225)	(4,723)
Net change in cash	2,649	2,881	(461)	4,629	4,606	2,569
Cash at beginning of the period	2,931	-	1,789	-	1,951	10,714
Cash at end of of the period	$5,581	$2,881	$1,328	$4,629	$6,556	$13,283

Cash paid for income taxes	$-	$75	$-	$61	$50	$-
Cash paid for interest expenses	$2,879	$3,419	$4,435	$2,836	$4,067	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$225,000	$-	$190,000	$-	$-
Acquisition of property	$-	$225,000	$-	$190,000	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$145,312	$144,259	$224,546	$119,464	$205,783	$-
Offering expenses	$-	$2,200	$-	$1,849	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Dolittle	Dolly	Dops	Dorchester	Dunbar	Eagle

Cash Flows from Operating Activities:
Net income (loss)	$(3,288)	$(11,055)	$639	$367	$(2,250)	$(2,088)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,222	9,475	2,809	4,727	5,811	3,946
Amortization	38	-	-	-	-	57
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(3,443)	(3,995)	(2,093)	(2,195)	(2,993)	(1,995)
Prepaid expenses	(2,298)	(249)	(170)	(703)	-	(2,253)
Due from (to) third party property managers	(2,367)	-	(2,397)	(2,137)	-	-
Increase (decrease) in liabilities
Accrued expenses	3,140	7,333	3,379	5,249	4,497	3,257
Tenant deposits	3,443	3,995	2,093	2,195	2,993	1,995
Due to (from) related parties	2,981	(8,133)	1,307	(8,502)	9,078	14,722
Net cash provided by (used in) operating activities	2,428	(2,628)	5,566	(999)	17,136	17,641
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(350)	-	(500)	(200)	(1,000)
Distributions	(2,861)	(3,384)	(5,896)	(5,249)	(3,157)	(4,835)
Net cash provided by (used in) financing activities	(2,861)	(3,734)	(5,896)	(5,749)	(3,357)	(5,835)
Net change in cash	(433)	(6,362)	(330)	(6,748)	13,780	11,806
Cash at beginning of the period	941	12,293	9,336	9,281	829	8,998
Cash at end of of the period	$508	$5,931	$9,006	$2,532	$14,609	$20,805

Cash paid for income taxes	$92	$1,670	$-	$342	$779	$-
Cash paid for interest expenses	$4,060	$-	$-	$-	$-	$4,529

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$205,469	$-	$-	$-	$-	$131,761
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Eastfair	Eastwood	Elevation	Ella	Ellen	Elm

Cash Flows from Operating Activities:
Net income (loss)	$(4,986)	$(11,896)	$(13,181)	$1,389	$6,944	$(2,536)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,956	4,378	5,056	3,587	3,404	2,300
Amortization	38	-	34	-	-	26
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,949)	-	(1,895)	(1,795)	(2,693)	(1,495)
Prepaid expenses	(3,001)	(245)	(1,935)	(193)	(350)	(2,557)
Due from (to) third party property managers	(2,447)	-	(1,738)	(1,815)	(1,792)	(3,547)
Increase (decrease) in liabilities
Accrued expenses	1,816	3,461	2,194	4,173	5,550	1,574
Tenant deposits	1,949	-	1,895	1,795	2,693	1,495
Due to (from) related parties	8,127	(4,740)	12,646	(9,230)	(1,566)	7,660
Net cash provided by (used in) operating activities	2,503	(9,042)	3,077	(2,090)	12,190	2,920
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(100)	-	(100)	(100)	-	-
Distributions	(2,160)	(2,772)	(1,470)	(7,078)	(6,300)	(1,511)
Net cash provided by (used in) financing activities	(2,260)	(2,772)	(1,570)	(7,178)	(6,300)	(1,511)
Net change in cash	243	(11,814)	1,507	(9,267)	5,889	1,409
Cash at beginning of the period	3,306	27,058	554	16,261	18,340	1,155
Cash at end of of the period	$3,549	$15,245	$2,061	$6,994	$24,230	$2,563

Cash paid for income taxes	$53	$367	$118	$637	$-	$78
Cash paid for interest expenses	$3,505	$-	$4,017	$-	$-	$2,506

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$147,981	$-	$170,412	$-	$-	$105,843
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Emporia	Ensenada	Falcon	Felix	Fenwick	Fletcher

Cash Flows from Operating Activities:
Net income (loss)	$(2,487)	$(18,380)	$(283)	$2,164	$6,252	$2,368
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,833	6,666	3,953	4,101	4,120	2,412
Amortization	43	62	57	-	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	(2,641)	-	-
Deposits	(2,495)	-	(1,950)	(2,393)	-	(1,395)
Prepaid expenses	(2,546)	(3,169)	(2,347)	(334)	(518)	-
Due from (to) third party property managers	(2,474)	-	(280)	(1,475)	(6,215)	(2,433)
Increase (decrease) in liabilities
Accrued expenses	2,367	(1,416)	3,891	4,031	4,649	2,958
Tenant deposits	2,495	-	1,950	2,393	-	1,395
Due to (from) related parties	6,483	9,458	3,668	(5,101)	(667)	(1,091)
Net cash provided by (used in) operating activities	6,219	(6,778)	8,660	744	7,621	4,214
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	(600)	-	-	-
Distributions	(2,256)	(1,525)	(4,571)	(6,630)	(8,057)	(5,602)
Net cash provided by (used in) financing activities	(2,256)	(1,525)	(5,171)	(6,630)	(8,057)	(5,602)
Net change in cash	3,964	(8,303)	3,489	(5,885)	(436)	(1,389)
Cash at beginning of the period	333	19,001	13,791	16,615	20,374	19,609
Cash at end of of the period	$4,297	$10,697	$17,280	$10,729	$19,938	$18,220

Cash paid for income taxes	$-	$-	$-	$-	$-	$-
Cash paid for interest expenses	$4,790	$7,656	$4,529	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$242,621	$388,638	$131,751	$-	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Folly	Forest	Foster	Franklin	Gardens	General

Cash Flows from Operating Activities:
Net income (loss)	$577	$(11,806)	$4,421	$(1,555)	$(3,212)	$4,035
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,126	6,070	4,307	4,623	3,586	4,342
Amortization	-	41	-	-	30	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,695)	(2,445)	(2,349)	(2,595)	(1,595)	(2,495)
Prepaid expenses	(556)	(3,654)	-	(523)	(2,198)	(467)
Due from (to) third party property managers	(2,179)	(14,381)	(2,314)	(2,094)	(2,991)	(2,017)
Increase (decrease) in liabilities
Accrued expenses	4,652	1,718	4,829	7,335	1,284	4,345
Tenant deposits	2,695	2,445	2,349	2,595	1,595	2,495
Due to (from) related parties	3,691	25,075	(2,284)	(854)	5,293	(4,892)
Net cash provided by (used in) operating activities	11,312	3,063	8,959	6,932	1,792	5,346
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(400)	-	-	-	-	-
Distributions	(4,349)	(649)	(10,152)	(6,281)	(2,229)	(8,539)
Net cash provided by (used in) financing activities	(4,749)	(649)	(10,152)	(6,281)	(2,229)	(8,539)
Net change in cash	6,563	2,414	(1,192)	651	(437)	(3,193)
Cash at beginning of the period	9,718	972	29,623	12,417	2,979	16,134
Cash at end of of the period	$16,282	$3,387	$28,430	$13,068	$2,542	$12,941

Cash paid for income taxes	$308	$127	$-	$-	$-	$-
Cash paid for interest expenses	$-	$5,302	$-	$-	$3,271	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$225,289	$-	$-	$134,859	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Goose	Grant	Greenhill	Gretal	Grove	Hadden

Cash Flows from Operating Activities:
Net income (loss)	$(859)	$(1,901)	$(1,770)	$33	$(4,950)	$(2,663)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,678	4,451	4,484	6,206	4,401	3,027
Amortization	54	45	41	-	32	30
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,950)	-	(3,119)	(2,395)	(1,869)	(1,645)
Prepaid expenses	(2,365)	(3,079)	(2,815)	(197)	(1,822)	(2,191)
Due from (to) third party property managers	(240)	(5,433)	(3,342)	(2,459)	(2,457)	(3,445)
Increase (decrease) in liabilities
Accrued expenses	2,252	2,145	2,149	5,480	1,256	2,156
Tenant deposits	1,950	-	3,119	2,395	1,869	1,645
Due to (from) related parties	4,299	9,822	6,360	(3,440)	7,935	6,949
Net cash provided by (used in) operating activities	6,819	6,050	5,107	5,623	4,397	3,864
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(250)	-	-	-	-	(500)
Distributions	(4,778)	(3,526)	(3,276)	(8,789)	(1,113)	(2,695)
Net cash provided by (used in) financing activities	(5,028)	(3,526)	(3,276)	(8,789)	(1,113)	(3,195)
Net change in cash	1,791	2,524	1,830	(3,166)	3,284	669
Cash at beginning of the period	12,548	7,131	1,823	21,406	436	6,140
Cash at end of of the period	$14,339	$9,655	$3,654	$18,240	$3,720	$6,809

Cash paid for income taxes	$-	$-	$99	$1,098	$-	$76
Cash paid for interest expenses	$4,220	$5,063	$4,454	$-	$3,773	$2,811

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$122,685	$256,547	$225,524	$-	$155,713	$141,821
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Hansard	Hansel	Hargrave	Harrison	Henry	Heritage

Cash Flows from Operating Activities:
Net income (loss)	$2,869	$(11,875)	$(8,062)	$(5,869)	$(24,200)	$(4,899)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,170	5,564	3,212	6,296	5,912	4,506
Amortization	-	80	-	312	-	38
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,450)	-	(3,190)	(3,045)	(2,395)	(1,995)
Prepaid expenses	(100)	(3,619)	(199)	(2,663)	(63)	(3,350)
Due from (to) third party property managers	(2,155)	-	(1,472)	(2,426)	-	(2,775)
Increase (decrease) in liabilities
Accrued expenses	4,686	1,381	2,826	5,667	7,096	1,488
Tenant deposits	2,450	-	3,190	3,045	2,395	1,995
Due to (from) related parties	(3,125)	6,124	38,152	17,581	11,839	2,347
Net cash provided by (used in) operating activities	6,345	(2,346)	34,456	18,897	584	(2,647)
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	(272,924)	-	-	-
Net proceeds from the issuance of membership units	(100)	-	259,629	(1,950)	(1,400)	-
Distributions	(8,663)	(2,164)	(4,230)	(3,895)	(1,413)	(1,699)
Net cash provided by (used in) financing activities	(8,763)	(2,164)	(17,525)	(5,845)	(2,813)	(1,699)
Net change in cash	(2,418)	(4,510)	16,931	13,051	(2,229)	(4,346)
Cash at beginning of the period	23,034	12,324	461	6,309	2,683	23,848
Cash at end of of the period	$20,615	$7,813	$17,392	$19,360	$455	$19,502

Cash paid for income taxes	$742	$985	$-	$1,111	$-	$-
Cash paid for interest expenses	$-	$6,771	$-	$7,931	$-	$4,859

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$197,498	$-	$224,962	$-	$200,892
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Heron	Highland	Hines	Hobbes	Holcomb	Holland

Cash Flows from Operating Activities:
Net income (loss)	$(7,009)	$2,313	$(617)	$(7,761)	$717	$(2,092)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,474	3,942	4,405	3,216	4,877	2,909
Amortization	37	-	-	-	-	31
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,369)	(2,843)	(1,845)	(2,393)	(2,095)	(2,168)
Prepaid expenses	(2,177)	-	-	(199)	-	(2,374)
Due from (to) third party property managers	(2,895)	(2,820)	(1,624)	(1,287)	(715)	(2,201)
Increase (decrease) in liabilities
Accrued expenses	2,401	4,573	3,570	4,070	5,146	1,155
Tenant deposits	2,369	2,843	1,845	2,393	2,095	2,168
Due to (from) related parties	7,652	(6,640)	(5,343)	185	(16,618)	5,823
Net cash provided by (used in) operating activities	2,483	1,368	390	(1,777)	(6,593)	3,252
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(500)	(500)	-	-	-
Distributions	(1,714)	(4,865)	(3,716)	(4,177)	(6,049)	(1,101)
Net cash provided by (used in) financing activities	(1,714)	(5,365)	(4,216)	(4,177)	(6,049)	(1,101)
Net change in cash	769	(3,997)	(3,825)	(5,953)	(12,642)	2,151
Cash at beginning of the period	330	8,230	6,818	22,214	30,016	350
Cash at end of of the period	$1,099	$4,233	$2,993	$16,261	$17,374	$2,501

Cash paid for income taxes	$91	$273	$-	$-	$-	$-
Cash paid for interest expenses	$4,809	$-	$-	$-	$-	$2,879

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$198,806	$-	$-	$-	$-	$145,317
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Hollandaise	Holloway	Inglewood	Irene	Jack	Jake

Cash Flows from Operating Activities:
Net income (loss)	$(23,590)	$(3,900)	$(6,854)	$3,413	$(4,960)	$(1,325)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,028	4,672	9,361	2,412	6,377	8,093
Amortization	44	49	-	-	49	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,895)	(3,719)	(3,445)	(1,395)	-	(2,895)
Prepaid expenses	(2,791)	(2,338)	(1,033)	(211)	(3,151)	(380)
Due from (to) third party property managers	(6,366)	(2,949)	(2,716)	(1,468)	(835)	(6,599)
Increase (decrease) in liabilities
Accrued expenses	2,124	1,937	8,261	3,457	1,261	7,373
Tenant deposits	1,895	3,719	3,445	1,395	-	2,895
Due to (from) related parties	24,940	13,516	(3,087)	(3,913)	1,590	4,867
Net cash provided by (used in) operating activities	(610)	10,988	3,932	3,690	331	12,028
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(400)	-	(1,050)	-	-	(1,000)
Distributions	(1,462)	(3,689)	(7,629)	(5,880)	(1,688)	(6,403)
Net cash provided by (used in) financing activities	(1,862)	(3,689)	(8,679)	(5,880)	(1,688)	(7,403)
Net change in cash	(2,472)	7,299	(4,747)	(2,191)	(1,358)	4,625
Cash at beginning of the period	5,398	38	12,751	22,155	5,559	6,324
Cash at end of of the period	$2,926	$7,337	$8,005	$19,965	$4,202	$10,949

Cash paid for income taxes	$878	$114	$1,649	$-	$1,011	$-
Cash paid for interest expenses	$4,995	$5,160	$-	$-	$6,384	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$253,041	$218,344	$-	$-	$286,926	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Jefferson	Jill	Johnny	June	Jupiter	Kawana

Cash Flows from Operating Activities:
Net income (loss)	$4,254	$(5,665)	$(2,714)	$97	$(4,968)	$(2,595)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,777	5,492	8,047	8,047	2,906	3,786
Amortization	-	279	-	-	30	37
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,595)	(2,195)	-	(3,545)	(1,550)	(2,543)
Prepaid expenses	(873)	(4,966)	(177)	(178)	(1,407)	(2,372)
Due from (to) third party property managers	(2,127)	(2,159)	(293)	(3,255)	(1,588)	(1,110)
Increase (decrease) in liabilities
Accrued expenses	4,258	1,730	6,552	9,491	1,281	1,753
Tenant deposits	2,595	2,195	-	3,545	1,550	2,543
Due to (from) related parties	(838)	16,267	4,607	8,961	2,119	13,209
Net cash provided by (used in) operating activities	8,452	10,976	16,023	23,164	(1,628)	12,707
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	(2,000)	(500)	-	-
Distributions	(7,976)	(4,103)	(5,307)	(4,713)	(735)	(2,818)
Net cash provided by (used in) financing activities	(7,976)	(4,103)	(7,307)	(5,213)	(735)	(2,818)
Net change in cash	476	6,873	8,716	17,951	(2,363)	9,889
Cash at beginning of the period	17,923	4,740	33,784	13,071	4,172	2,520
Cash at end of of the period	$18,399	$11,613	$42,500	$31,022	$1,809	$12,409

Cash paid for income taxes	$672	$973	$1,418	$1,418	$-	$-
Cash paid for interest expenses	$-	$6,947	$-	$-	$3,262	$3,766

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$196,822	$-	$-	$138,117	$190,477
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood

Cash Flows from Operating Activities:
Net income (loss)	$(1,769)	$(18,377)	$(16,258)	$(7,004)	$(7,852)	$(3,654)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,836	9,475	4,686	4,106	4,290	3,592
Amortization	-	-	44	166	48	35
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,595)	-	(1,995)	-	(2,869)	(2,393)
Prepaid expenses	(288)	(249)	(1,402)	(1,369)	(82)	(3,001)
Due from (to) third party property managers	(1,598)	-	(4,242)	-	(2,966)	(1,846)
Increase (decrease) in liabilities
Accrued expenses	6,155	8,029	4,107	1,262	1,890	2,427
Tenant deposits	2,595	-	1,995	-	2,869	2,393
Due to (from) related parties	(14,502)	(2,633)	6,890	6,159	12,709	1,023
Net cash provided by (used in) operating activities	(6,166)	(3,754)	(6,175)	3,321	8,039	(1,423)
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(1,100)	(2,850)	(2,500)	(100)	-	-
Distributions	(5,194)	(787)	(728)	(1,161)	(2,688)	(1,612)
Net cash provided by (used in) financing activities	(6,294)	(3,637)	(3,228)	(1,261)	(2,688)	(1,612)
Net change in cash	(12,461)	(7,391)	(9,402)	2,060	5,351	(3,034)
Cash at beginning of the period	28,570	15,768	10,143	1,471	-	3,527
Cash at end of of the period	$16,109	$8,376	$741	$3,532	$5,351	$493

Cash paid for income taxes	$-	$1,670	$-	$-	$91	$630
Cash paid for interest expenses	$-	$-	$4,655	$4,423	$5,020	$4,358

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$315,000	$-
Acquisition of property	$-	$-	$-	$-	$315,000	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$-	$235,597	$125,383	$212,398	$180,038
Offering expenses	$-	$-	$-	$-	$2,537	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Korin	Lallie	Lanier	Lannister	Latte	Lennox

Cash Flows from Operating Activities:
Net income (loss)	$3,128	$(12,673)	$(11,669)	$(4,547)	$620	$(2,521)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,823	6,202	5,706	3,027	5,011	2,978
Amortization	-	53	45	51	-	36
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,995)	(2,295)	(2,395)	(1,943)	(3,293)	(1,795)
Prepaid expenses	-	(883)	(3,604)	(3,692)	(289)	(1,133)
Due from (to) third party property managers	(1,869)	(3,387)	-	(1,013)	(3,397)	(2,671)
Increase (decrease) in liabilities
Accrued expenses	7,488	1,782	1,616	1,164	4,916	1,702
Tenant deposits	1,995	2,295	2,395	1,943	3,293	1,795
Due to (from) related parties	(6,946)	14,360	5,457	8,004	4,696	5,171
Net cash provided by (used in) operating activities	5,624	5,453	(2,448)	2,995	11,557	3,561
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(7,877)	(1,363)	(1,848)	(975)	(5,674)	(2,818)
Net cash provided by (used in) financing activities	(7,877)	(1,363)	(1,848)	(975)	(5,674)	(2,818)
Net change in cash	(2,253)	4,089	(4,296)	2,020	5,883	744
Cash at beginning of the period	21,973	515	10,134	797	9,117	4,237
Cash at end of of the period	$19,720	$4,604	$5,838	$2,817	$15,000	$4,980

Cash paid for income taxes	$-	$113	$-	$-	$-	$69
Cash paid for interest expenses	$-	$5,614	$6,313	$3,588	$-	$3,267

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$237,669	$261,368	$112,653	$-	$137,818
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Lierly	Lily	Limestone	Litton	Longwoods	Lookout

Cash Flows from Operating Activities:
Net income (loss)	$(1,878)	$(7,156)	$(20,409)	$(3,037)	$(1,083)	$(2,641)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,932	7,493	4,023	4,413	3,702	4,741
Amortization	96	51	38	400	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,750)	(2,395)	(2,095)	-	(1,995)	(2,145)
Prepaid expenses	(35)	(5,547)	(1,453)	(223)	-	(104)
Due from (to) third party property managers	-	(2,874)	(889)	(1,528)	(727)	(622)
Increase (decrease) in liabilities
Accrued expenses	7,270	217	1,892	4,681	4,602	4,587
Tenant deposits	1,750	2,395	2,095	-	1,995	2,145
Due to (from) related parties	(7,399)	14,106	17,913	13,260	(4,718)	(1,374)
Net cash provided by (used in) operating activities	986	6,290	1,114	17,966	1,776	4,588
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	(100)	-	(200)
Distributions	(4,255)	(1,611)	(1,014)	(3,190)	(6,844)	(5,481)
Net cash provided by (used in) financing activities	(4,255)	(1,611)	(1,014)	(3,290)	(6,844)	(5,681)
Net change in cash	(3,270)	4,679	100	14,677	(5,068)	(1,093)
Cash at beginning of the period	21,077	5,397	1,897	9,012	21,591	9,326
Cash at end of of the period	$17,807	$10,076	$1,996	$23,688	$16,523	$8,233

Cash paid for income taxes	$-	$-	$98	$785	$-	$834
Cash paid for interest expenses	$2,762	$6,087	$3,971	$5,952	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$129,839	$308,697	$200,936	$157,267	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Loretta	Louis	Louise	Lovejoy	Luna	Lurleen

Cash Flows from Operating Activities:
Net income (loss)	$(2,055)	$3,416	$(7,256)	$(3,648)	$(7,739)	$(2,157)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	9,431	3,701	3,789	4,044	2,956	2,141
Amortization	-	-	35	38	38	275
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(3,445)	(1,895)	(1,895)	(1,995)	(1,895)	(1,695)
Prepaid expenses	(630)	(562)	(2,631)	(2,273)	(1,040)	(216)
Due from (to) third party property managers	(3,012)	(5,033)	(1,721)	(1,235)	-	(2,641)
Increase (decrease) in liabilities
Accrued expenses	14,744	4,409	1,531	2,538	1,793	4,455
Tenant deposits	3,445	1,895	1,895	1,995	1,895	1,695
Due to (from) related parties	(4,522)	788	3,706	6,344	6,243	6,028
Net cash provided by (used in) operating activities	13,956	6,719	(2,547)	5,809	2,251	7,885
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(7,700)	-	-	(500)	-	-
Distributions	(5,749)	(7,032)	(2,276)	(2,420)	(1,041)	(3,549)
Net cash provided by (used in) financing activities	(13,449)	(7,032)	(2,276)	(2,920)	(1,041)	(3,549)
Net change in cash	507	(314)	(4,824)	2,889	1,210	4,336
Cash at beginning of the period	10,811	23,129	7,859	977	2,813	109
Cash at end of of the period	$11,318	$22,815	$3,036	$3,866	$4,022	$4,445

Cash paid for income taxes	$1,662	$-	$7	$-	$56	$-
Cash paid for interest expenses	$-	$-	$4,017	$4,012	$3,506	$4,761

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$-	$180,044	$202,996	$147,981	$108,075
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Madison	Mae	Magnolia	Malbec	Mammoth	Marcelo

Cash Flows from Operating Activities:
Net income (loss)	$(525)	$1,604	$(4,257)	$(3,699)	$(28,180)	$1,834
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,828	4,864	4,154	4,388	4,686	3,911
Amortization	47	-	71	67	42	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,174)	(4,190)	-	(2,295)	(2,095)	(1,945)
Prepaid expenses	(1,358)	(397)	(1,665)	(919)	(3,098)	-
Due from (to) third party property managers	(3,543)	(3,345)	(1,160)	-	(895)	(1,705)
Increase (decrease) in liabilities
Accrued expenses	1,179	5,170	2,194	1,841	1,440	4,071
Tenant deposits	2,174	4,190	-	2,295	2,095	1,945
Due to (from) related parties	4,997	(2,887)	(282)	(3,172)	21,347	(4,515)
Net cash provided by (used in) operating activities	3,625	5,009	(944)	(1,494)	(4,659)	3,597
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(400)	(1,000)	(100)	-	-
Distributions	(1,279)	(7,335)	(1,290)	(3,556)	(366)	(7,429)
Net cash provided by (used in) financing activities	(1,279)	(7,735)	(2,290)	(3,656)	(366)	(7,429)
Net change in cash	2,346	(2,726)	(3,234)	(5,151)	(5,025)	(3,833)
Cash at beginning of the period	2,797	13,420	24,684	13,690	5,883	15,306
Cash at end of of the period	$5,143	$10,695	$21,450	$8,540	$858	$11,473

Cash paid for income taxes	$-	$346	$-	$-	$-	$-
Cash paid for interest expenses	$3,122	$-	$4,993	$4,891	$5,695	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$99,895	$-	$171,057	$204,967	$235,655	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Marie	Marietta	Marion	Marple	Martell	Mary

Cash Flows from Operating Activities:
Net income (loss)	$5,070	$(8,876)	$(3,129)	$1,092	$(7,570)	$4,164
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,397	4,158	4,427	2,412	3,572	3,732
Amortization	-	221	-	-	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,745)	(2,195)	(2,295)	(2,093)	(1,945)	(2,095)
Prepaid expenses	(105)	(2,502)	(1,169)	-	-	(481)
Due from (to) third party property managers	(2,421)	(848)	(1,755)	-	(1,705)	(2,042)
Increase (decrease) in liabilities
Accrued expenses	4,952	1,767	4,281	3,348	4,365	4,682
Tenant deposits	2,745	2,195	2,295	2,093	1,945	2,095
Due to (from) related parties	(1,732)	11,126	(16,784)	748	(6,184)	332
Net cash provided by (used in) operating activities	10,161	5,046	(14,129)	7,600	(7,522)	10,387
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	(300)	-
Distributions	(10,032)	(1,612)	(5,871)	(5,491)	(4,647)	(7,715)
Net cash provided by (used in) financing activities	(10,032)	(1,612)	(5,871)	(5,491)	(4,947)	(7,715)
Net change in cash	129	3,434	(19,999)	2,109	(12,469)	2,672
Cash at beginning of the period	22,860	1,099	21,583	13,821	14,172	15,677
Cash at end of of the period	$22,989	$4,533	$1,584	$15,930	$1,704	$18,349

Cash paid for income taxes	$782	$-	$-	$-	$-	$582
Cash paid for interest expenses	$-	$5,260	$-	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$148,541	$-	$-	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Matchingham	McGregor	McLovin	Meadow	Mimosa	Mojave

Cash Flows from Operating Activities:
Net income (loss)	$(2,719)	$(1,786)	$(4,883)	$(2,946)	$(3,120)	$761
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	2,913	4,132	6,219	4,410	2,954	3,525
Amortization	31	-	58	39	269	66
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,095)	(1,895)	(3,495)	-	(1,495)	(2,195)
Prepaid expenses	(1,104)	-	(3,636)	(1,869)	(81)	(778)
Due from (to) third party property managers	(2,560)	(1,864)	(2,874)	(2,746)	(3,636)	(2,169)
Increase (decrease) in liabilities
Accrued expenses	2,285	4,950	(1,249)	1,991	4,140	1,763
Tenant deposits	2,095	1,895	3,495	-	1,495	2,195
Due to (from) related parties	2,436	(3,912)	8,421	11,188	9,464	(7,415)
Net cash provided by (used in) operating activities	1,282	1,521	2,057	10,067	9,989	(4,246)
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(3,439)	(5,137)	(3,995)	(2,319)	(3,583)	(3,176)
Net cash provided by (used in) financing activities	(3,439)	(5,137)	(3,995)	(2,319)	(3,583)	(3,176)
Net change in cash	(2,157)	(3,617)	(1,937)	7,748	6,407	(7,422)
Cash at beginning of the period	8,340	9,748	4,318	1,014	2,442	10,626
Cash at end of of the period	$6,183	$6,131	$2,381	$8,762	$8,848	$3,204

Cash paid for income taxes	$59	$727	$-	$-	$-	$-
Cash paid for interest expenses	$2,867	$-	$7,179	$4,203	$4,423	$3,240

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$144,680	$-	$364,286	$212,755	$105,753	$160,176
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Murphy	Mycroft	Nugget	Odessa	Olive	Oly

Cash Flows from Operating Activities:
Net income (loss)	$(10,818)	$3,090	$(246)	$(6,103)	$(4,736)	$(9,079)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,085	2,466	7,694	7,332	3,689	6,265
Amortization	37	-	-	59	34	57
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,995)	(1,645)	(3,295)	(3,395)	(1,895)	(2,995)
Prepaid expenses	(2,168)	-	-	(3,775)	(2,084)	(3,312)
Due from (to) third party property managers	(1,189)	(1,300)	(2,714)	(2,871)	(5,432)	(2,868)
Increase (decrease) in liabilities
Accrued expenses	2,888	3,559	10,760	(918)	1,817	(1,073)
Tenant deposits	1,995	1,645	3,295	3,395	1,895	2,995
Due to (from) related parties	3,682	(1,391)	(12,098)	13,813	12,723	7,361
Net cash provided by (used in) operating activities	(3,481)	6,425	3,395	7,537	6,010	(2,649)
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(200)	(2,500)	(100)	-	-
Distributions	(1,135)	(5,451)	(7,451)	(2,406)	(2,594)	(2,336)
Net cash provided by (used in) financing activities	(1,135)	(5,651)	(9,951)	(2,506)	(2,594)	(2,336)
Net change in cash	(4,617)	774	(6,555)	5,031	3,416	(4,985)
Cash at beginning of the period	8,272	15,368	15,822	647	306	12,870
Cash at end of of the period	$3,655	$16,142	$9,267	$5,678	$3,723	$7,885

Cash paid for income taxes	$87	$-	$-	$-	$103	$-
Cash paid for interest expenses	$4,053	$-	$-	$7,315	$2,950	$7,191

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$205,163	$-	$-	$371,268	$124,290	$364,989
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Onyx	Oscar	Osceola	Osprey	Otoro	Palmer

Cash Flows from Operating Activities:
Net income (loss)	$(124)	$2,594	$(1,412)	$312	$(25,688)	$(4,073)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,008	4,018	3,850	5,490	6,084	4,586
Amortization	-	-	-	-	47	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	(458)	-	-	-	-
Deposits	(2,295)	(3,390)	(1,695)	(2,295)	(2,319)	(1,895)
Prepaid expenses	-	(752)	(2,196)	(362)	(2,150)	(509)
Due from (to) third party property managers	(2,476)	-	(1,870)	(3,340)	(3,619)	(2,206)
Increase (decrease) in liabilities
Accrued expenses	3,512	4,145	6,088	4,190	2,275	4,265
Tenant deposits	2,295	3,390	1,695	2,295	2,319	1,895
Due to (from) related parties	(7,861)	(40,831)	(8,206)	(1,852)	23,944	(6,631)
Net cash provided by (used in) operating activities	(941)	(31,284)	(3,746)	4,438	893	(4,569)
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	(100)	(680)	-
Distributions	(6,341)	(6,179)	(6,196)	(4,433)	(782)	(6,526)
Net cash provided by (used in) financing activities	(6,341)	(6,179)	(6,196)	(4,533)	(1,462)	(6,526)
Net change in cash	(7,282)	(37,463)	(9,942)	(94)	(569)	(11,095)
Cash at beginning of the period	13,900	44,726	16,995	12,831	1,822	22,375
Cash at end of of the period	$6,619	$7,263	$7,054	$12,737	$1,253	$11,280

Cash paid for income taxes	$518	$-	$-	$344	$-	$-
Cash paid for interest expenses	$-	$-	$-	$-	$5,363	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$-	$-	$-	$271,803	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Patrick	Peanut	Pearl	Pecan	Peterson	Piedmont

Cash Flows from Operating Activities:
Net income (loss)	$(3,610)	$(1,912)	$(2,945)	$(535)	$2,930	$(6,951)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,518	2,964	7,498	2,863	3,104	5,272
Amortization	33	31	-	34	-	268
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(1,595)	(2,093)	(2,945)	(1,750)	(1,595)	(2,295)
Prepaid expenses	(55)	(1,262)	(233)	(31)	(239)	(2,936)
Due from (to) third party property managers	-	(861)	(1,004)	-	(1,613)	(2,176)
Increase (decrease) in liabilities
Accrued expenses	5,743	1,891	7,015	6,711	3,538	1,651
Tenant deposits	1,595	2,093	2,945	1,750	1,595	2,295
Due to (from) related parties	(5,389)	8,514	(19,951)	(6,402)	(736)	19,487
Net cash provided by (used in) operating activities	241	9,367	(9,620)	2,639	6,984	14,616
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(300)	(1,000)	-	-	-
Distributions	(1,866)	(2,030)	(7,909)	(4,298)	(6,967)	(2,783)
Net cash provided by (used in) financing activities	(1,866)	(2,330)	(8,909)	(4,298)	(6,967)	(2,783)
Net change in cash	(1,625)	7,037	(18,528)	(1,659)	17	11,833
Cash at beginning of the period	8,850	167	24,130	18,851	21,117	3,086
Cash at end of of the period	$7,225	$7,204	$5,602	$17,193	$21,133	$14,919

Cash paid for income taxes	$-	$-	$1,319	$-	$-	$-
Cash paid for interest expenses	$2,235	$3,522	$-	$2,329	$-	$6,645

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$107,862	$145,287	$-	$112,414	$-	$188,168
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Pinot	Pioneer	Plumtree	Point	Porthos	Quincy

Cash Flows from Operating Activities:
Net income (loss)	$(2,887)	$(5,450)	$(906)	$(19,249)	$927	$(726)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,429	8,117	2,768	5,250	4,148	7,515
Amortization	68	-	82	46	-	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,395)	-	(1,550)	(2,095)	(2,295)	(3,495)
Prepaid expenses	(1,650)	(47)	(32)	(4,322)	-	-
Due from (to) third party property managers	-	-	(1,495)	(585)	(2,201)	(1,639)
Increase (decrease) in liabilities
Accrued expenses	1,831	8,132	6,636	1,544	4,976	9,429
Tenant deposits	2,395	-	1,550	2,095	2,295	3,495
Due to (from) related parties	(3,999)	(7,204)	(7,368)	10,943	(7,902)	3,983
Net cash provided by (used in) operating activities	(2,208)	3,547	(314)	(6,373)	(53)	18,562
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(100)	-	-	-	(3,750)
Distributions	(3,375)	(5,016)	(4,929)	(1,261)	(8,754)	(3,678)
Net cash provided by (used in) financing activities	(3,375)	(5,116)	(4,929)	(1,261)	(8,754)	(7,428)
Net change in cash	(5,583)	(1,569)	(5,244)	(7,634)	(8,807)	11,133
Cash at beginning of the period	16,588	7,950	23,770	8,937	28,240	6,547
Cash at end of of the period	$11,005	$6,382	$18,527	$1,303	$19,433	$17,681

Cash paid for income taxes	$-	$-	$-	$921	$-	$-
Cash paid for interest expenses	$4,941	$-	$2,342	$6,405	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$207,094	$-	$110,054	$265,191	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Redondo	Regency	Reginald	Reynolds	Ribbonwalk	Richardson

Cash Flows from Operating Activities:
Net income (loss)	$(3,482)	$(3,096)	$(1,146)	$481	$(4,385)	$2,021
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,308	3,793	6,815	5,905	4,395	4,321
Amortization	394	344	-	-	41	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	-	(3,793)	(4,293)	(2,495)	(1,995)	(1,995)
Prepaid expenses	(208)	(711)	(275)	(491)	(2,156)	(215)
Due from (to) third party property managers	(3,534)	(1,602)	(4,530)	(2,685)	(1,394)	(1,725)
Increase (decrease) in liabilities
Accrued expenses	4,691	7,429	7,537	6,097	1,391	8,035
Tenant deposits	-	3,793	4,293	2,495	1,995	1,995
Due to (from) related parties	7,249	9,797	2,760	(13,267)	15,090	(5,879)
Net cash provided by (used in) operating activities	9,417	15,953	11,162	(3,960)	12,981	6,558
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	(2,450)	(500)	-	(1,200)
Distributions	(2,854)	(5,208)	(5,362)	(7,273)	(1,596)	(6,808)
Net cash provided by (used in) financing activities	(2,854)	(5,208)	(7,812)	(7,773)	(1,596)	(8,008)
Net change in cash	6,563	10,745	3,350	(11,733)	11,385	(1,450)
Cash at beginning of the period	1,352	8,982	12,317	34,185	287	19,245
Cash at end of of the period	$7,915	$19,727	$15,668	$22,451	$11,672	$17,795

Cash paid for income taxes	$50	$-	$250	$250	$-	$-
Cash paid for interest expenses	$6,480	$5,951	$-	$-	$4,380	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$154,875	$135,094	$-	$-	$221,786	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Richmond	Ridge	Ritter	River	Riverwalk	Rooney

Cash Flows from Operating Activities:
Net income (loss)	$(1,700)	$(3,000)	$(11,499)	$140	$(5,875)	$(3,242)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,232	2,992	6,932	3,662	5,427	4,422
Amortization	-	36	-	34	-	45
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,695)	(2,543)	(2,495)	(3,293)	(3,993)	(2,095)
Prepaid expenses	(347)	(1,520)	(103)	(1,593)	-	(3,365)
Due from (to) third party property managers	(2,410)	(2,745)	(1,961)	(2,817)	(1)	(2,433)
Increase (decrease) in liabilities
Accrued expenses	6,328	1,803	6,667	2,341	4,918	1,207
Tenant deposits	2,695	2,543	2,495	3,293	3,993	2,095
Due to (from) related parties	60,468	6,920	5,458	(1,163)	1,546	10,830
Net cash provided by (used in) operating activities	67,571	4,485	5,494	602	6,015	7,464
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	(445,636)	-	-	-	-	-
Net proceeds from the issuance of membership units	414,717	-	(1,000)	(100)	(200)	-
Distributions	(11,285)	(2,798)	(3,770)	(3,785)	(2,813)	(1,702)
Net cash provided by (used in) financing activities	(42,204)	(2,798)	(4,770)	(3,885)	(3,013)	(1,702)
Net change in cash	25,367	1,688	725	(3,283)	3,002	5,761
Cash at beginning of the period	2,672	1,258	6,086	8,965	11,665	3,987
Cash at end of of the period	$28,039	$2,945	$6,811	$5,682	$14,667	$9,748

Cash paid for income taxes	$-	$69	$-	$84	$957	$50
Cash paid for interest expenses	$-	$3,283	$-	$4,017	$-	$5,063

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$-	$138,461	$-	$170,412	$-	$256,547
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Roseberry	Rosewood	Roxy	Saddlebred	Saint	Sajni

Cash Flows from Operating Activities:
Net income (loss)	$(2,613)	$(3,514)	$(4,959)	$(6,711)	$(67)	$(141)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,513	3,719	4,479	7,639	3,791	5,539
Amortization	39	36	40	54	39	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	(1,377)	-	-
Deposits	(3,443)	(2,768)	(1,995)	(4,168)	(2,495)	(2,745)
Prepaid expenses	(2,178)	(1,337)	(2,151)	(2,670)	(2,335)	(10)
Due from (to) third party property managers	(873)	(3,251)	(2,262)	(4,607)	(2,185)	(2,337)
Increase (decrease) in liabilities
Accrued expenses	2,351	1,621	1,630	(22)	1,970	3,607
Tenant deposits	3,443	2,768	1,995	4,168	2,495	2,745
Due to (from) related parties	2,220	2,826	7,871	13,882	(5,112)	(5,189)
Net cash provided by (used in) operating activities	3,458	99	4,649	6,187	(3,899)	1,468
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	(100)	-	-
Distributions	(3,129)	(1,557)	(1,747)	(2,136)	(3,710)	(8,158)
Net cash provided by (used in) financing activities	(3,129)	(1,557)	(1,747)	(2,236)	(3,710)	(8,158)
Net change in cash	329	(1,458)	2,901	3,951	(7,609)	(6,690)
Cash at beginning of the period	2,190	2,222	4,069	9,534	21,695	6,958
Cash at end of of the period	$2,519	$764	$6,970	$13,484	$14,086	$268

Cash paid for income taxes	$100	$-	$786	$-	$50	$250
Cash paid for interest expenses	$4,924	$4,525	$5,277	$6,496	$4,146	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$209,142	$186,989	$218,270	$329,554	$209,840	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Salem	Salinas	Saturn	Scepter	Sequoyah	Shallowford

Cash Flows from Operating Activities:
Net income (loss)	$(3,845)	$2,303	$(1,911)	$(1,350)	$(17,973)	$(10,066)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,387	4,039	3,632	3,238	3,401	4,958
Amortization	68	-	30	36	310	255
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,195)	(1,945)	(1,806)	(1,795)	(2,295)	-
Prepaid expenses	(2,092)	-	(1,451)	(2,373)	(257)	(2,817)
Due from (to) third party property managers	(1,241)	(1,643)	(1,336)	(1,380)	-	-
Increase (decrease) in liabilities
Accrued expenses	1,884	3,489	1,413	1,787	6,938	1,633
Tenant deposits	2,195	1,945	1,806	1,795	2,295	-
Due to (from) related parties	(220)	(9,279)	5,767	(644)	6,440	3,673
Net cash provided by (used in) operating activities	(1,059)	(1,092)	6,144	(686)	(1,142)	(2,364)
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(200)	-	-	(100)	-	-
Distributions	(3,580)	(4,376)	(1,748)	(1,836)	(858)	(1,971)
Net cash provided by (used in) financing activities	(3,780)	(4,376)	(1,748)	(1,936)	(858)	(1,971)
Net change in cash	(4,839)	(5,468)	4,396	(2,622)	(2,000)	(4,335)
Cash at beginning of the period	10,972	14,381	4,379	4,796	2,000	4,335
Cash at end of of the period	$6,133	$8,913	$8,775	$2,173	$-	$-

Cash paid for income taxes	$-	$50	$-	$50	$-	$875
Cash paid for interest expenses	$4,983	$-	$3,262	$3,698	$4,613	$6,251

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$208,862	$-	$138,122	$187,025	$121,882	$176,885
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Shoreline	Sigma	Simon	Sims	Soapstone	Sodalis

Cash Flows from Operating Activities:
Net income (loss)	$(3,581)	$(5,352)	$3,917	$1,394	$2,148	$(1,861)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,260	5,240	3,976	3,749	3,000	3,980
Amortization	(23)	46	-	-	96	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	(17,919)	-
Deposits	(2,295)	(2,869)	(2,095)	(2,768)	(2,350)	(2,000)
Prepaid expenses	(1,569)	(2,328)	(470)	(478)	-	(52)
Due from (to) third party property managers	(3,057)	(690)	(2,003)	(1,671)	(2,294)	(2,971)
Increase (decrease) in liabilities
Accrued expenses	1,835	2,061	4,887	4,496	6,743	9,061
Tenant deposits	2,295	2,869	2,095	2,768	2,350	2,000
Due to (from) related parties	5,742	(3,748)	(18,220)	(17,789)	(3,931)	(5,636)
Net cash provided by (used in) operating activities	3,607	(4,773)	(7,913)	(10,298)	(12,157)	2,520
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	(2,100)
Distributions	(2,139)	(2,749)	(7,978)	(6,750)	(3,601)	(4,490)
Net cash provided by (used in) financing activities	(2,139)	(2,749)	(7,978)	(6,750)	(3,601)	(6,590)
Net change in cash	1,468	(7,522)	(15,891)	(17,048)	(15,758)	(4,070)
Cash at beginning of the period	(0)	7,893	18,491	17,985	16,910	5,917
Cash at end of of the period	$1,468	$371	$2,600	$937	$1,152	$1,846

Cash paid for income taxes	$92	$-	$-	$-	$-	$-
Cash paid for interest expenses	$4,877	$5,268	$-	$-	$2,704	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$209,965	$266,960	$-	$-	$126,994	$-
Offering expenses	$2,498	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Spencer	Splash	Spring	Stonebriar	Sugar	Summerset

Cash Flows from Operating Activities:
Net income (loss)	$(2,934)	$(990)	$(4,452)	$(4,068)	$(5,388)	$(3,755)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,157	2,978	3,401	2,787	4,279	5,058
Amortization	45	159	-	29	46	40
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,349)	(1,550)	(1,695)	(1,395)	(3,590)	(2,843)
Prepaid expenses	(1,406)	(150)	(139)	(1,392)	(2,303)	(1,165)
Due from (to) third party property managers	(3,214)	(243)	(2,656)	(1,928)	(2,882)	(4,638)
Increase (decrease) in liabilities
Accrued expenses	3,283	5,885	3,667	1,364	1,816	1,454
Tenant deposits	2,349	1,550	1,695	1,395	3,590	2,843
Due to (from) related parties	4,536	(15,985)	(1,920)	(570)	5,861	5,988
Net cash provided by (used in) operating activities	4,468	(8,346)	(2,098)	(3,779)	1,430	2,981
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(200)	-	-	-	-	-
Distributions	(3,428)	(4,003)	(5,043)	(975)	(2,159)	(828)
Net cash provided by (used in) financing activities	(3,628)	(4,003)	(5,043)	(975)	(2,159)	(828)
Net change in cash	839	(12,349)	(7,141)	(4,754)	(729)	2,153
Cash at beginning of the period	597	13,815	9,230	14,993	2,820	2,097
Cash at end of of the period	$1,436	$1,467	$2,089	$10,239	$2,090	$4,249

Cash paid for income taxes	$94	$-	$240	$-	$114	$25
Cash paid for interest expenses	$4,554	$2,637	$-	$3,221	$4,706	$3,873

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$192,578	$122,029	$-	$132,769	$199,011	$163,590
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Sundance	Sunnyside	Swift	Taylor	Terracotta	Theodore

Cash Flows from Operating Activities:
Net income (loss)	$(5,345)	$239	$695	$(7,549)	$(6,262)	$884
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	5,102	3,039	5,287	3,689	3,787	3,947
Amortization	394	-	-	178	40	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,695)	-	-	(1,645)	-	(2,245)
Prepaid expenses	(178)	(219)	-	(1,308)	(2,245)	(470)
Due from (to) third party property managers	(9,619)	(453)	(1,837)	(1,598)	(2,121)	(1,104)
Increase (decrease) in liabilities
Accrued expenses	13,214	3,582	5,441	1,747	1,208	4,830
Tenant deposits	2,695	-	-	1,645	-	2,245
Due to (from) related parties	(1,800)	(786)	(18,361)	8,580	6,520	(3,593)
Net cash provided by (used in) operating activities	1,768	5,403	(8,774)	3,738	927	4,494
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(3,169)	(6,165)	(5,608)	(2,055)	(2,206)	(7,291)
Net cash provided by (used in) financing activities	(3,169)	(6,165)	(5,608)	(2,055)	(2,206)	(7,291)
Net change in cash	(1,401)	(762)	(14,382)	1,683	(1,279)	(2,797)
Cash at beginning of the period	7,408	21,022	33,205	1,314	6,476	20,437
Cash at end of of the period	$6,006	$20,260	$18,822	$2,997	$5,197	$17,640

Cash paid for income taxes	$50	$-	$-	$-	$-	$437
Cash paid for interest expenses	$6,480	$-	$-	$3,987	$4,353	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$154,875	$-	$-	$112,128	$220,369	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Tulip	Tuscan	Tuscarora	Tuxford	Vernon	Walton

Cash Flows from Operating Activities:
Net income (loss)	$(1,835)	$(4,107)	$3,757	$(11,423)	$(4,614)	$3,496
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,363	4,439	4,591	3,601	3,619	4,123
Amortization	40	169	-	35	34	-
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(2,195)	(2,295)	(3,145)	(1,895)	(2,843)	(2,095)
Prepaid expenses	(1,609)	(454)	(110)	(2,360)	(1,781)	(81)
Due from (to) third party property managers	(3,639)	-	(8,722)	-	(2,918)	(1,927)
Increase (decrease) in liabilities
Accrued expenses	2,018	8,575	5,017	1,509	1,623	7,089
Tenant deposits	2,195	2,295	3,145	1,895	2,843	2,095
Due to (from) related parties	8,001	652	1,552	15,279	9,147	625
Net cash provided by (used in) operating activities	7,340	9,274	6,085	6,641	5,110	13,325
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(300)	-	-	-	-	(1,500)
Distributions	(1,846)	(3,685)	(9,144)	(952)	(1,833)	(3,613)
Net cash provided by (used in) financing activities	(2,146)	(3,685)	(9,144)	(952)	(1,833)	(5,113)
Net change in cash	5,194	5,589	(3,058)	5,689	3,277	8,213
Cash at beginning of the period	664	17,299	18,305	360	1,136	4,598
Cash at end of of the period	$5,858	$22,889	$15,247	$6,048	$4,413	$12,810

Cash paid for income taxes	$-	$-	$50	$84	$79	$-
Cash paid for interest expenses	$5,310	$3,839	$-	$3,493	$3,557	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-
Mortgage payable, net of capitalized loan costs for acquisition of property	$219,667	$180,884	$-	$176,574	$179,904	$-
Offering expenses	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Wave	Weldon	Wellington	Wentworth	Wescott	Westchester

Cash Flows from Operating Activities:
Net income (loss)	$(27,053)	$(1,386)	$(463)	$(314)	$(12,163)	$(8,166)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	4,596	2,906	6,241	3,417	3,765	4,687
Amortization	41	30	-	57	58	46
Credit loss expense (recovery)	-	-	-	-	-	-
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-
Deposits	(3,293)	(2,168)	(2,395)	(1,595)	(3,440)	(3,119)
Prepaid expenses	(2,011)	(1,365)	-	(1,124)	(800)	(1,980)
Due from (to) third party property managers	(2,954)	(2,032)	(2,921)	-	(1,779)	(3,392)
Increase (decrease) in liabilities
Accrued expenses	1,231	1,451	5,522	1,861	1,514	2,026
Tenant deposits	3,293	2,168	2,395	1,595	3,440	3,119
Due to (from) related parties	25,550	612	(6,490)	1,957	7,575	17,744
Net cash provided by (used in) operating activities	(602)	215	1,888	5,853	(1,830)	10,965
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	(700)	-	-	-
Distributions	(418)	(1,470)	(8,483)	(4,049)	(1,563)	(4,001)
Net cash provided by (used in) financing activities	(418)	(1,470)	(9,183)	(4,049)	(1,563)	(4,001)
Net change in cash	(1,020)	(1,255)	(7,295)	1,804	(3,392)	6,964
Cash at beginning of the period	1,332	5,100	21,206	11,461	5,493	-
Cash at end of of the period	$312	$3,845	$13,910	$13,265	$2,101	$6,964

Cash paid for income taxes	$-	$-	$250	$-	$662	$137
Cash paid for interest expenses	$4,380	$2,674	$-	$3,125	$4,145	$4,645

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$340,000
Acquisition of property	$-	$-	$-	$-	$-	$340,000
Mortgage payable, net of capitalized loan costs for acquisition of property	$221,759	$134,889	$-	$155,160	$133,016	$196,435
Offering expenses	$-	$-	$-	$-	$-	$3,640
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Wildwood	Willow	Wilson	Winchester	Windsor	Winston	Wisteria	Consolidated

Cash Flows from Operating Activities:
Net income (loss)	$(1,201)	$2,615	$(53)	$521	$(4,959)	$1,161	$(5,519)	$(859,372)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	3,031	4,020	5,861	4,209	4,809	4,519	4,867	1,088,121
Amortization	49	-	-	-	50	-	38	10,533
Credit loss expense (recovery)	-	-	-	-	-	-	-	(960)
(Increase) Decrease in assets
Other receivables	-	-	-	-	-	-	-	(22,394)
Deposits	(1,945)	-	(2,445)	(1,895)	(4,193)	(1,795)	(3,143)	(506,848)
Prepaid expenses	(1,436)	(222)	(61)	(426)	(3,011)	(213)	(1,579)	(286,870)
Due from (to) third party property managers	(2,221)	(2,277)	(2,528)	(1,426)	(150)	(4,604)	(2,705)	(520,780)
Increase (decrease) in liabilities
Accrued expenses	1,848	7,484	8,900	4,728	3,063	5,935	1,705	917,567
Tenant deposits	1,945	-	2,445	1,895	4,193	1,795	3,143	506,848
Due to (from) related parties	2,687	4,669	(7,274)	(12,280)	5,848	6,810	534	714,590
Net cash provided by (used in) operating activities	2,757	16,289	4,845	(4,673)	5,651	13,608	(2,658)	1,040,436
Net cash flows provided by (used in) from investing activities	-	-	-	-	-	-	-	-
Cash flows from financing activities
Repayments of amounts due to related party	-	-	-	-	-	-	-	(1,373,226)
Net proceeds from the issuance of membership units	-	(1,600)	(100)	-	-	(1,100)	-	1,198,394
Distributions	(2,626)	(6,015)	(7,886)	(8,167)	(4,725)	(7,122)	(1,685)	(990,663)
Net cash provided by (used in) financing activities	(2,626)	(7,615)	(7,986)	(8,167)	(4,725)	(8,222)	(1,685)	(1,165,495)
Net change in cash	131	8,675	(3,141)	(12,840)	926	5,386	(4,344)	(125,059)
Cash at beginning of the period	8,715	5,756	16,705	22,928	4,851	12,303	10,967	2,531,500
Cash at end of of the period	$8,846	$14,430	$13,564	$10,088	$5,776	$17,689	$6,623	$2,406,441

Cash paid for income taxes	$532	$-	$-	$-	$109	$-	$-	$47,538
Cash paid for interest expenses	$3,074	$-	$-	$-	$5,311	$-	$4,966	$578,090

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-	$-	$1,070,000
Acquisition of property	$-	$-	$-	$-	$-	$-	$-	$1,070,000
Mortgage payable, net of capitalized loan costs for acquisition of property	$107,263	$-	$-	$-	$224,777	$-	$205,344	$23,900,670
Offering expenses	$-	$-	$-	$-	$-	$-	$-	$12,724
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-	$-

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	100	101	Abbington	Amber	Apollo	Aster
Cash flows from operating activities:
Net income (loss)	$(2,331)	$(43,759)	$(26,014)	$(24,132)	$(12,006)	$(29,727)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,815	8,719	6,578	4,208	2,691	3,510
Amortization	-	-	-	38	58	-
Changes in assets and liabilities:
Prepaid expenses	(1,469)	(1,513)	(1,400)	(1,228)	(219)	(870)
Accrued expenses	14,224	7,856	7,789	5,351	2,197	3,779
Due from third party property managers	(9,158)	-	-	(6,458)	(4,914)	(3,508)
Due to (from) related party	4,021	34,357	12,841	22,530	14,421	30,159
Net cash provided by operating activities	8,102	5,945	4,341	309	2,230	3,342
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(1,000)	-	-	-	-	-
Distributions	(15,286)	(8,695)	(9,339)	(2,145)	(1,444)	(1,732)
Net cash provided by (used in) financing activities	(16,286)	(8,695)	(9,339)	(2,145)	(1,444)	(1,732)
Net change in cash and cash equivalents	(8,184)	(2,750)	(4,998)	(1,837)	785	1,610
Cash at beginning of period	34,876	15,458	12,352	6,844	24	97
Cash at end of period	$26,693	$12,708	$7,354	$5,007	$809	$1,707

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1,263	$1,023	$792	$510	$60	$153
Cash paid for interest	$-	$-	$-	$(3,929)	$(5,817)	$(4,223)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$600,998	$621,942	$475,904	$295,212	$195,468	$254,289
Acquisition of property	$600,998	$621,942	$475,904	$295,212	$195,468	$254,289
Mortgage payable for acquisition of property	$28,792	$51,083	$16,832	$214,658	$138,395	$136,183
Offering expenses and fees related to issuance of membership units	$(53,151)	$(54,794)	$(41,498)	$(21,345)	$(13,599)	$(19,400)
Deemed contribution from Manager	$-	$8,827	$-	$-	$-	$1,695

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Augusta	Avebury	Avondale	Badminton	Bandelier	Baron
Cash flows from operating activities:
Net income (loss)	$(1,262)	$(16,431)	$(3,975)	$(9,474)	$(16,343)	$(11,935)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	3,995	-	3,505	4,170	8,229
Amortization	-	38	-	42	43	-
Changes in assets and liabilities:
Prepaid expenses	-	(1,258)	(851)	(602)	(1,779)	(1,656)
Accrued expenses	936	3,972	3,343	3,379	3,139	7,920
Due from third party property managers	-	(7,177)	-	(3,734)	(6,107)	(6,090)
Due to (from) related party	30	20,858	1,464	5,356	20,044	14,572
Net cash provided by operating activities	-	3,996	-	(1,529)	3,167	11,039
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	(333,970)	-	-	-
Net proceeds from the issuance of membership units	-	-	359,466	-	-	-
Distributions	-	(2,503)	-	(3,444)	(2,360)	(10,411)
Net cash provided by (used in) financing activities	-	(2,503)	25,496	(3,444)	(2,360)	(10,411)
Net change in cash and cash equivalents	-	1,494	25,496	(4,973)	807	629
Cash at beginning of period	-	1,134	-	15,849	13,098	19,732
Cash at end of period	$-	$2,628	$25,496	$10,875	$13,904	$20,361

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$225	$-	$-	$50	$-
Cash paid for interest	$-	$(3,971)	$-	$(4,070)	$(4,789)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$298,848	$285,263	$331,707	$244,997	$340,510	$566,714
Acquisition of property	$298,848	$285,263	$331,707	$244,997	$340,510	$566,714
Mortgage payable for acquisition of property	$299,784	$211,299	$2,543	$184,338	$254,401	$31,351
Offering expenses and fees related to issuance of membership units	$-	$(19,557)	$(29,554)	$(17,966)	$(21,747)	$(48,882)
Deemed contribution from Manager	$30	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Basil	Bayside	Bazzel	Bedford	Bella	Belle
Cash flows from operating activities:
Net income (loss)	$(5,304)	$(6,157)	$(7,245)	$(2,087)	$(985)	$(23,902)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,784	3,525	3,763	3,847	-	6,042
Amortization	34	40	-	37	-	-
Changes in assets and liabilities:
Prepaid expenses	(943)	(3,082)	(1,035)	(1,299)	-	(1,885)
Accrued expenses	2,775	4,818	5,478	3,593	761	8,479
Due from third party property managers	(1,401)	(6,504)	(3,857)	(9,255)	-	(8,786)
Due to (from) related party	3,170	2,575	7,705	6,495	224	28,638
Net cash provided by operating activities	1,116	(4,784)	4,809	1,331	-	8,587
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(2,836)	(3,815)	(4,360)	(3,421)	-	(6,528)
Net cash provided by (used in) financing activities	(2,836)	(3,815)	(4,360)	(3,421)	-	(6,528)
Net change in cash and cash equivalents	(1,720)	(8,599)	449	(2,090)	-	2,059
Cash at beginning of period	9,670	18,745	14,346	19,399	-	471
Cash at end of period	$7,951	$10,147	$14,795	$17,309	$-	$2,530

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$89	$114	$-	$116	$-	$250
Cash paid for interest	$(2,228)	$(3,873)	$-	$(3,835)	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$194,692	$246,508	$262,450	$274,739	$308,439	$432,007
Acquisition of property	$194,692	$246,508	$262,450	$274,739	$308,439	$432,007
Mortgage payable for acquisition of property	$139,208	$176,635	$29,461	$206,792	$309,424	$14,820
Offering expenses and fees related to issuance of membership units	$(15,082)	$(18,311)	$(22,248)	$(19,315)	$-	$(38,162)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Belvedere	Bergenia	Blossom	Bonneau	Brainerd	Braxton
Cash flows from operating activities:
Net income (loss)	$(8,029)	$(159)	$(5,752)	$(17,885)	$(7,007)	$(19,908)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	-	3,495	5,137	3,998	4,458
Amortization	-	-	-	-	423	493
Changes in assets and liabilities:
Prepaid expenses	(779)	(721)	(953)	(2,034)	(1,085)	(1,323)
Accrued expenses	3,158	879	9,079	8,125	8,978	10,930
Due from third party property managers	-	-	(3,817)	(6,793)	(6,436)	(4,914)
Due to (from) related party	3,895	-	2,727	18,069	3,914	5,736
Net cash provided by operating activities	-	0	4,779	4,618	2,785	(4,527)
Cash flows from financing activities:
Repayments of amounts due to related party	(298,830)	-	-	-	-	-
Net proceeds from the issuance of membership units	322,875	-	-	-	-	(100)
Distributions	-	-	(7,326)	(6,263)	(3,671)	(9,880)
Net cash provided by (used in) financing activities	24,045	-	(7,326)	(6,263)	(3,671)	(9,980)
Net change in cash and cash equivalents	24,045	0	(2,547)	(1,645)	(886)	(14,506)
Cash at beginning of period	-	-	27,514	6,661	8,705	27,902
Cash at end of period	$24,045	$0	$24,967	$5,016	$7,819	$13,396

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$204	$-
Cash paid for interest	$-	$-	$-	$-	$(4,737)	$(493)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$297,105	$-	$250,482	$334,508	$292,032	$318,297
Acquisition of property	$297,105	$-	$250,482	$334,508	$292,032	$318,297
Mortgage payable for acquisition of property	$5,327	$879	$12,913	$16,754	$145,717	$17,831
Offering expenses and fees related to issuance of membership units	$(26,835)	$-	$(22,742)	$(29,826)	$(21,696)	$(28,206)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Brennan	Brooklyn	Burlington	Butter	Camino	Campbell
Cash flows from operating activities:
Net income (loss)	$(21,102)	$(15,211)	$(12,309)	$(17,762)	$(3,011)	$(63,841)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,115	2,802	8,916	5,190	3,644	1,421.54
Amortization	65	242	-	45	-	-
Changes in assets and liabilities:
Prepaid expenses	(1,900)	(820)	(3,523)	(2,911)	(838)	-
Accrued expenses	2,425	5,615	8,271	5,311	8,145	662.50
Due from third party property managers	(2,133)	-	(9,901)	(11,232)	(5,269)	(9,738.36)
Due to (from) related party	19,530	(4,803)	6,825	21,517	3,398	71,044
Net cash provided by operating activities	-	(2,340)	(1,721)	157	6,069	(451)
Cash flows from financing activities:
Repayments of amounts due to related party	(78,448)	-	-	-	-	-
Net proceeds from the issuance of membership units	90,822	99	-	(2,500)	-	-
Distributions	(849)	(2,466)	(11,597)	(3,989)	(7,137)	-
Net cash provided by (used in) financing activities	11,524	(2,367)	(11,597)	(6,489)	(7,137)	-
Net change in cash and cash equivalents	11,524	(4,707)	(13,318)	(6,332)	(1,068)	(451)
Cash at beginning of period	2,706	10,118	17,715	12,333	18,534	451
Cash at end of period	$14,230	$5,411	$4,397	$6,000	$17,466	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$223	$60	$-	$146	$60	$-
Cash paid for interest	$(4,495)	$(2,712)	$-	$(5,130)	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$225,570	$172,195	$636,000	$366,775	$260,564	$-
Acquisition of property	$225,570	$172,195	$636,000	$366,775	$260,564	$-
Mortgage payable for acquisition of property	$176,828	$80,874	$24,259	$279,691	$10,355	$70,419
Offering expenses and fees related to issuance of membership units	$(15,358)	$(12,671)	$(56,149)	$(23,211)	$(23,218)	$-
Deemed contribution from Manager	$(2,443)	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Cawley	Centennial	Chaparral	Chelsea	Chester	Chickamauga
Cash flows from operating activities:
Net income (loss)	$(3,881)	$(11,493)	$2,020	$(10,858)	$(16,415)	$(3,528)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	3,917	2,700	4,234	5,944	5,129
Amortization	-	44	79	39	-	-
Changes in assets and liabilities:
Prepaid expenses	-	(406)	(637)	(2,341)	(897)	(1,535)
Accrued expenses	2,309	3,009	5,774	4,593	3,825	8,864
Due from third party property managers	-	(3,774)	(2,441)	(6,235)	(6,235)	(6,476)
Due to (from) related party	(1,210)	9,642	(3,507)	15,448	16,517	(2,455)
Net cash provided by operating activities	(0)	940	3,988	4,880	2,739	-
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	(368,035)
Net proceeds from the issuance of membership units	-	-	-	-	-	398,181
Distributions	-	(2,839)	(4,192)	(3,299)	(2,732)	(9,478)
Net cash provided by (used in) financing activities	-	(2,839)	(4,192)	(3,299)	(2,732)	20,668
Net change in cash and cash equivalents	(0)	(1,899)	(204)	1,580	7	20,668
Cash at beginning of period	-	13,328	17,171	2,482	4,224	-
Cash at end of period	$(0)	$11,429	$16,968	$4,062	$4,231	$20,668

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$510	$-	$225	$488	$346
Cash paid for interest	$-	$(4,438)	$(2,154)	$(4,215)	$(6,161)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$316,203	$273,657	$185,790	$302,263	$369,193	$370,044
Acquisition of property	$316,203	$273,657	$185,790	$302,263	$369,193	$370,044
Mortgage payable for acquisition of property	$317,302	$198,741	$117,385	$215,768	$179,691	$13,123
Offering expenses and fees related to issuance of membership units	$-	$(11,055)	$(3,144)	$(21,053)	$(27,595)	$(32,599)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Chinook	Chitwood	Clover	Coatbridge	Collier	Collinston
Cash flows from operating activities:
Net income (loss)	$(1,102)	$(8,431)	$(4,156)	$(15,625)	$(18,034)	$(27,649)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	5,255	4,397	3,730	4,879	2,906
Amortization	-	-	-	42	-	30
Changes in assets and liabilities:
Prepaid expenses	-	(980)	(1,210)	(1,395)	(956)	(744)
Accrued expenses	2,219	10,046	9,628	3,482	5,247	1,984
Due from third party property managers	-	(6,740)	(5,895)	(4,948)	(4,813)	(8,010)
Due to (from) related party	(1,219)	8,690	4,250	7,338	24,183	32,505
Net cash provided by operating activities	(0)	7,840	7,014	(7,375)	10,507	1,022
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	(100)	-
Distributions	-	(8,389)	(8,714)	(3,403)	(6,529)	(1,430)
Net cash provided by (used in) financing activities	-	(8,389)	(8,714)	(3,403)	(6,629)	(1,430)
Net change in cash and cash equivalents	(0)	(549)	(1,700)	(10,779)	3,878	(408)
Cash at beginning of period	-	10,706	20,929	16,300	5,567	1,164
Cash at end of period	$(0)	$10,157	$19,229	$5,521	$9,444	$756

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$96	$121	$523	$510
Cash paid for interest	$-	$-	$-	$(4,778)	$-	$(2,674)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$306,915	$375,740	$314,353	$260,852	$348,824	$203,911
Acquisition of property	$306,915	$375,740	$314,353	$260,852	$348,824	$203,911
Mortgage payable for acquisition of property	$307,915	$9,069	$8,102	$185,214	$17,162	$156,208
Offering expenses and fees related to issuance of membership units	$-	$(33,450)	$(28,647)	$(19,270)	$(31,054)	$(15,631)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Conway	Cove	Creekside	Creekwood	Cumberland	Cupcake
Cash flows from operating activities:
Net income (loss)	$(32,853)	$(2,903)	$(2,328)	$(10,173)	$(1,926)	$(563)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	9,454	963	4,260	3,975	4,059	3,275
Amortization	493	-	-	-	-	61
Changes in assets and liabilities:
Prepaid expenses	(2,255)	(927)	(1,057)	(2,405)	(880)	(467)
Accrued expenses	9,195	3,249	10,452	2,911	6,428	3,727
Due from third party property managers	(8,598)	(4,471)	(5,908)	(7,051)	(4,945)	(1,458)
Due to (from) related party	29,583	4,089	3,985	15,951	6,487	120
Net cash provided by operating activities	5,020	-	9,403	3,207	9,222	4,696
Cash flows from financing activities:
Repayments of amounts due to related party	-	(212,288)	-	-	-	-
Net proceeds from the issuance of membership units	-	227,408	(1,200)	-	-	-
Distributions	(11,733)	-	(8,288)	(2,135)	(7,251)	(4,302)
Net cash provided by (used in) financing activities	(11,733)	15,120	(9,488)	(2,135)	(7,251)	(4,302)
Net change in cash and cash equivalents	(6,713)	15,120	(85)	1,071	1,970	394
Cash at beginning of period	18,351	-	18,793	29	17,990	10,468
Cash at end of period	$11,638	$15,120	$18,709	$1,100	$19,960	$10,862

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1,026	$60	$153	$60	$445	$164
Cash paid for interest	$(493)	$-	$-	$(4,795)	$-	$(2,814)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$674,597	$210,970	$305,460	$287,849	$290,897	$220,967
Acquisition of property	$674,597	$210,970	$305,460	$287,849	$290,897	$220,967
Mortgage payable for acquisition of property	$32,255	$6,093	$15,255	$136,912	$9,112	$155,556
Offering expenses and fees related to issuance of membership units	$(59,057)	$(18,922)	$(27,252)	$(21,582)	$(25,734)	$(16,326)
Deemed contribution from Manager	$-	$890	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Cypress	Daisy	Davidson	Dawson	Delta	Dewberry
Cash flows from operating activities:
Net income (loss)	$(19,687)	$(5,640)	$(17,248)	$(19,773)	$(48,719)	$(11,975)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,011	4,138	2,909	3,617	4,749	2,613
Amortization	-	-	31	37	41	33
Changes in assets and liabilities:
Prepaid expenses	(3,945)	(969)	(1,925)	(2,015)	(2,296)	(24)
Accrued expenses	4,644	7,201	2,268	2,896	2,811	2,526
Due from third party property managers	(13,581)	(5,248)	(2,985)	(5,321)	-	(6,479)
Due to (from) related party	30,910	7,424	18,365	19,791	41,024	13,670
Net cash provided by operating activities	3,352	6,906	1,416	(768)	2,321	364
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(2,953)	(6,989)	(1,387)	(2,302)	(2,321)	(2,382)
Net cash provided by (used in) financing activities	(2,953)	(6,989)	(1,387)	(2,302)	(2,321)	(2,382)
Net change in cash and cash equivalents	399	(83)	30	(3,071)	-	(2,019)
Cash at beginning of period	987	16,955	4,997	3,688	329	4,997
Cash at end of period	$1,386	$16,872	$5,026	$617	$329	$2,978

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$200	$153	$-	$614	$125	$92
Cash paid for interest	$(6,045)	$-	$(2,879)	$(3,419)	$(4,435)	$(2,836)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$362,988	$295,867	$204,663	$221,927	$333,609	$182,711
Acquisition of property	$362,988	$295,867	$204,663	$221,927	$333,609	$182,711
Mortgage payable for acquisition of property	$188,287	$11,483	$157,227	$162,867	$260,853	$129,778
Offering expenses and fees related to issuance of membership units	$(27,504)	$(26,245)	$(15,314)	$(16,537)	$(22,611)	$(14,404)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Diablo	Dogwood	Dolittle	Dolly	Dops	Dorchester
Cash flows from operating activities:
Net income (loss)	$(41,923)	$(3,100)	$(10,753)	$(37,501)	$(6,667)	$(21,096)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:					-
Depreciation	2,380	3,320	4,221	9,477	2,341	4,727
Amortization	38	-	38	-	-	-
Changes in assets and liabilities:					-
Prepaid expenses	(1,255)	(1,107)	(1,418)	(1,890)	(861)	(2,548)
Accrued expenses	4,805	6,891	4,374	9,382	5,415	5,913
Due from third party property managers	(4,809)	(5,700)	(8,038)	(8,481)	(2,993)	(6,356)
Due to (from) related party	43,326	2,274	2,446	26,553	(21,568)	22,105
Net cash provided by operating activities	2,562	2,579	(9,128)	(2,461)	-	2,746
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	(205,723)	-
Net proceeds from the issuance of membership units	-	(100)	-	(2,500)	221,871	-
Distributions	(1,806)	(5,577)	(3,075)	(11,092)	(2,647)	(6,012)
Net cash provided by (used in) financing activities	(1,806)	(5,677)	(3,075)	(13,592)	13,501	(6,012)
Net change in cash and cash equivalents	756	(3,099)	(12,203)	(16,054)	13,501	(3,266)
Cash at beginning of period	-	18,140	18,533	23,914	-	10,872
Cash at end of period	$756	$15,041	$6,330	$7,860	$13,501	$7,606

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$50	$73	$143	$964	$60	$-
Cash paid for interest	$(4,067)	$-	$(4,060)	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$291,980	$236,054	$297,215	$677,458	$203,389	$337,973
Acquisition of property	$291,980	$236,054	$297,215	$677,458	$203,389	$337,973
Mortgage payable for acquisition of property	$237,316	$12,878	$218,491	$25,617	$8,025	$16,556
Offering expenses and fees related to issuance of membership units	$(20,790)	$(21,063)	$(20,977)	$(59,958)	$(18,769)	$(30,687)
Deemed contribution from Manager	$-	$-	$-	$-	$(262)	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Dunbar	Eagle	Eastfair	Elevation	Ella	Ellen
Cash flows from operating activities:
Net income (loss)	$(32,292)	$(8,522)	$948	$(23,676)	$(14,977)	$(557)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,430	3,707	2,956	3,657	2,391	-
Amortization	-	57	38	34	25	-
Changes in assets and liabilities:
Prepaid expenses	(578)	(1,781)	(1,630)	(1,417)	(912)	-
Accrued expenses	4,334	3,865	4,018	2,453	7,565	-
Due from third party property managers	(2,658)	(1,501)	(5,695)	(7,847)	(5,052)	-
Due to (from) related party	28,855	11,168	(659)	19,567	10,960	557
Net cash provided by operating activities	2,091	6,993	(24)	(7,230)	-	-
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	(267,751)	-
Net proceeds from the issuance of membership units	(100)	-	-	-	283,479	-
Distributions	(4,449)	(3,894)	(2,881)	(2,011)	(3,374)	-
Net cash provided by (used in) financing activities	(4,549)	(3,894)	(2,881)	(2,011)	12,355	-
Net change in cash and cash equivalents	(2,458)	3,099	(2,905)	(9,241)	12,355	-
Cash at beginning of period	2,823	2,681	16,361	11,215	-	-
Cash at end of period	$365	$5,781	$13,456	$1,974	$12,355	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$496	$153	$83	$121	$-	$-
Cash paid for interest	$-	$(4,529)	$(3,506)	$(4,240)	$(4,049)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$315,999	$269,759	$206,751	$254,980	$262,459	$-
Acquisition of property	$315,999	$269,759	$206,751	$254,980	$262,459	$-
Mortgage payable for acquisition of property	$18,888	$126,483	$160,912	$185,307	$14,728	$-
Offering expenses and fees related to issuance of membership units	$(28,056)	$(20,184)	$(10,926)	$(18,777)	$(23,221)	$-
Deemed contribution from Manager	$-	$-	$-	$-	$896	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Elm	Emporia	Ensenada	Falcon	Felix	Fenwick
Cash flows from operating activities:
Net income (loss)	$(8,177)	$(27,044)	$(22,908)	$(7,614)	$(841)	$(2,304)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,300	4,918	6,666	3,723	-	-
Amortization	26	43	62	57	-	-
Changes in assets and liabilities:
Prepaid expenses	(2,012)	(1,552)	(2,005)	(1,875)	-	-
Accrued expenses	2,264	2,909	5,774	4,853	786	2,122
Due from third party property managers	(6,956)	(4,547)	(10,081)	(5,828)	-	(1,116)
Due to (from) related party	11,025	21,556	23,253	10,421	55	1,299
Net cash provided by operating activities	(1,530)	(3,716)	762	3,737	-	-
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(100)	-	-	-	-
Distributions	(2,053)	(2,288)	(5,087)	(3,688)	-	-
Net cash provided by (used in) financing activities	(2,053)	(2,388)	(5,087)	(3,688)	-	-
Net change in cash and cash equivalents	(3,582)	(6,104)	(4,325)	49	-	-
Cash at beginning of period	7,318	7,584	24,616	8,945	-	-
Cash at end of period	$3,735	$1,479	$20,290	$8,994	$-	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$81	$125	$-	$153	$-	$-
Cash paid for interest	$(1,887)	$(4,790)	$(7,656)	$(4,529)	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$159,547	$344,114	$543,683	$270,595	$249,528	$302,140
Acquisition of property	$159,547	$344,114	$543,683	$270,595	$249,528	$302,140
Mortgage payable for acquisition of property	$116,010	$252,368	$407,087	$135,762	$250,257	$305,173
Offering expenses and fees related to issuance of membership units	$(12,901)	$(23,875)	$(33,007)	$(20,618)	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$388

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Folly	Forest	Foster	Franklin	Gardens	General
Cash flows from operating activities:
Net income (loss)	$(18,557)	$(37,196)	$(1,275)	$(1,371)	$(6,481)	$(780)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,126	4,823	-	-	3,031	-
Amortization	-	41	-	-	30	-
Changes in assets and liabilities:
Prepaid expenses	(2,208)	(3,741)	(817)	-	(1,875)	-
Accrued expenses	11,015	5,011	3,687	2,099	2,929	543
Due from third party property managers	(7,083)	(11,098)	-	-	(10,301)	-
Due to (from) related party	19,267	40,985	(1,595)	(728)	17,648	237
Net cash provided by operating activities	7,559	(1,176)	-	-	4,981	-
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(5,799)	(3,733)	-	-	(2,645)	-
Net cash provided by (used in) financing activities	(5,799)	(3,733)	-	-	(2,645)	-
Net change in cash and cash equivalents	1,760	(4,909)	-	-	2,336	-
Cash at beginning of period	8,390	5,242	-	-	3,979	-
Cash at end of period	$10,150	$333	$-	$-	$6,315	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$157	$-	$-	$60	$-
Cash paid for interest	$-	$(5,302)	$-	$-	$(3,271)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$313,243	$335,921	$315,843	$300,987	$216,984	$318,419
Acquisition of property	$313,243	$335,921	$315,843	$300,987	$216,984	$318,419
Mortgage payable for acquisition of property	$27,748	$249,896	$317,712	$302,245	$147,903	$319,175
Offering expenses and fees related to issuance of membership units	$(27,742)	$(21,312)	$-	$-	$(15,259)	$-
Deemed contribution from Manager	$-	$-	$82	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Goose	Grant	Greenhill	Gretal	Grove	Hadden
Cash flows from operating activities:
Net income (loss)	$(8,556)	$(21,050)	$(5,482)	$(21,527)	$(11,272)	$(7,613)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,455	4,451	4,444	6,213	4,401	2,981
Amortization	54	45	41	-	32	30
Changes in assets and liabilities:
Prepaid expenses	(2,028)	(2,435)	(2,251)	(1,337)	(1,493)	(1,768)
Accrued expenses	4,239	3,606	3,745	8,393	2,306	3,042
Due from third party property managers	(1,953)	(4,832)	(10,420)	(4,178)	(4,944)	(4,914)
Due to (from) related party	10,422	17,647	8,129	6,021	12,217	10,715
Net cash provided by operating activities	5,634	(2,567)	(1,795)	(6,414)	1,248	2,473
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(250)	-	(4,000)	-	-	-
Distributions	(4,327)	(3,723)	(3,601)	(9,416)	(1,634)	(3,179)
Net cash provided by (used in) financing activities	(4,577)	(3,723)	(7,601)	(9,416)	(1,634)	(3,179)
Net change in cash and cash equivalents	1,057	(6,289)	(9,396)	(15,830)	(386)	(706)
Cash at beginning of period	9,998	16,831	17,898	35,493	1,780	10,521
Cash at end of period	$11,055	$10,542	$8,502	$19,662	$1,394	$9,814

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$153	$125	$131	$717	$60	$108
Cash paid for interest	$(4,220)	$(5,063)	$(4,454)	$-	$(3,773)	$(2,811)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$251,412	$362,173	$319,358	$445,531	$232,750	$215,702
Acquisition of property	$251,412	$362,173	$319,358	$445,531	$232,750	$215,702
Mortgage payable for acquisition of property	$125,891	$267,012	$237,740	$13,958	$167,598	$149,696
Offering expenses and fees related to issuance of membership units	$(18,948)	$(23,146)	$(21,805)	$(39,215)	$(15,333)	$(15,415)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Hansard	Hansel	Harrison	Henry	Heritage	Heron
Cash flows from operating activities:
Net income (loss)	$(6,153)	$(30,397)	$(16,844)	$(19,279)	$(20,795)	$(11,489)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,475	5,564	6,278	5,912	4,506	4,474
Amortization	-	80	-	-	38	38
Changes in assets and liabilities:
Prepaid expenses	(1,046)	(2,158)	(1,915)	(1,112)	(2,790)	(2,322)
Accrued expenses	7,302	4,145	5,767	9,858	2,472	4,658
Due from third party property managers	(6,671)	(5,611)	(8,696)	(9,570)	(18,591)	(6,314)
Due to (from) related party	3,094	20,256	20,382	12,286	28,855	13,493
Net cash provided by operating activities	-	(8,120)	4,971	(1,905)	(6,305)	2,537
Cash flows from financing activities:
Repayments of amounts due to related party	(304,256)	-	-	-	-	-
Net proceeds from the issuance of membership units	325,432	-	(100)	-	-	-
Distributions	(3,879)	(4,274)	(4,281)	(7,130)	(1,999)	(2,285)
Net cash provided by (used in) financing activities	17,297	(4,274)	(4,381)	(7,130)	(1,999)	(2,285)
Net change in cash and cash equivalents	17,297	(12,394)	590	(9,035)	(8,304)	251
Cash at beginning of period	-	26,990	3,443	19,176	12,257	561
Cash at end of period	$17,297	$14,596	$4,033	$10,141	$3,953	$813

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$100	$608	$604	$250	$-	$-
Cash paid for interest	$-	$(6,771)	$(7,619)	$-	$(4,859)	$(7,195)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$301,561	$404,439	$456,122	$422,678	$291,006	$287,119
Acquisition of property	$301,561	$404,439	$456,122	$422,678	$291,006	$287,119
Mortgage payable for acquisition of property	$8,823	$223,615	$225,966	$35,314	$232,966	$204,797
Offering expenses and fees related to issuance of membership units	$(27,188)	$(28,926)	$(34,504)	$(35,965)	$(19,767)	$(19,789)
Deemed contribution from Manager	$1,926	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Highland	Hines	Holcomb	Holland	Hollandaise	Holloway
Cash flows from operating activities:
Net income (loss)	$(10,775)	$(9,138)	$(13,245)	$(22,777)	$(24,031)	$(15,047)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,942	3,510	4,880	2,909	5,028	4,672
Amortization	-	-	-	31	44	49
Changes in assets and liabilities:
Prepaid expenses	(718)	(675)	-	(2,022)	(1,936)	(1,919)
Accrued expenses	9,130	5,034	8,164	2,079	3,428	4,149
Due from third party property managers	(6,713)	-	(17,660)	(5,475)	(13,553)	(8,757)
Due to (from) related party	13,753	7,507	17,859	26,699	35,482	12,756
Net cash provided by operating activities	8,620	6,239	(2)	1,443	4,463	(4,097)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(5,177)	(5,320)	(6,546)	(1,516)	(3,288)	(4,574)
Net cash provided by (used in) financing activities	(5,177)	(5,320)	(6,546)	(1,516)	(3,288)	(4,574)
Net change in cash and cash equivalents	3,442	919	(6,548)	(73)	1,175	(8,670)
Cash at beginning of period	-	10,080	19,039	2,472	2,675	18,012
Cash at end of period	$3,442	$10,999	$12,491	$2,399	$3,850	$9,342

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$404	$250	$510	$856	$148
Cash paid for interest	$-	$-	$-	$(2,879)	$(4,303)	$(5,160)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$281,854	$259,330	$347,896	$204,178	$358,832	$326,223
Acquisition of property	$281,854	$259,330	$347,896	$204,178	$358,832	$326,223
Mortgage payable for acquisition of property	$14,605	$11,557	$25,579	$150,835	$260,658	$232,783
Offering expenses and fees related to issuance of membership units	$(24,774)	$(22,366)	$(30,935)	$(15,642)	$(24,036)	$(14,853)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Inglewood	Jack	Jake	Jefferson	Jill	Johnny
Cash flows from operating activities:
Net income (loss)	$(36,601)	$(18,926)	$(19,045)	$(8,441)	$(16,453)	$(49,223)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	9,377	6,377	8,093	3,148	5,461	8,049
Amortization	493	49	-	-	-	492
Changes in assets and liabilities:
Prepaid expenses	(2,642)	(1,920)	(2,292)	(1,602)	(3,923)	(1,582)
Accrued expenses	7,763	3,383	8,364	6,585	4,016	7,561
Due from third party property managers	(10,489)	(6,603)	(9,673)	(5,712)	(5,936)	(10,844)
Due to (from) related party	13,576	19,150	28,588	6,022	24,876	45,525
Net cash provided by operating activities	(18,522)	1,510	14,035	-	8,041	(22)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	(277,992)	-	-
Net proceeds from the issuance of membership units	(100)	-	(1,000)	294,864	-	-
Distributions	(10,932)	(3,119)	(10,781)	(3,515)	(4,290)	(9,981)
Net cash provided by (used in) financing activities	(11,032)	(3,119)	(11,781)	13,357	(4,290)	(9,981)
Net change in cash and cash equivalents	(29,554)	(1,609)	2,254	13,357	3,751	(10,003)
Cash at beginning of period	32,769	7,161	17,446	-	648	34,856
Cash at end of period	$3,215	$5,552	$19,700	$13,357	$4,399	$24,853

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$905	$891	$-	$100	$644	$939
Cash paid for interest	$(493)	$(6,384)	$-	$-	$(6,669)	$(15,288)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$668,980	$420,391	$577,299	$273,048	$399,496	$575,336
Acquisition of property	$668,980	$420,391	$577,299	$273,048	$399,496	$575,336
Mortgage payable for acquisition of property	$16,529	$303,930	$25,201	$7,493	$196,995	$68,034
Offering expenses and fees related to issuance of membership units	$(58,640)	$(28,009)	$(51,028)	$(24,636)	$(29,571)	$(50,527)
Deemed contribution from Manager	$-	$-	$-	$2,893	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	June	Jupiter	Kawana	Kennesaw	Kenny	KerriAnn
Cash flows from operating activities:
Net income (loss)	$(45,850)	$(18,922)	$(10,137)	$(13,224)	$(26,272)	$(32,276)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	8,049	2,906	3,786	5,836	9,477	4,686
Amortization	492	30	37	-	-	44
Changes in assets and liabilities:
Prepaid expenses	(1,583)	(1,047)	(1,969)	(1,365)	(1,890)	(860)
Accrued expenses	13,064	2,118	3,274	8,374	9,400	2,820
Due from third party property managers	(10,210)	(4,909)	(6,047)	(21,876)	(8,725)	(7,801)
Due to (from) related party	52,522	21,252	14,042	21,761	18,697	33,012
Net cash provided by operating activities	16,483	1,427	2,985	(493)	688	(375)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(10,641)	(1,680)	(3,046)	(7,286)	(11,108)	(2,045)
Net cash provided by (used in) financing activities	(10,641)	(1,680)	(3,046)	(7,286)	(11,108)	(2,045)
Net change in cash and cash equivalents	5,842	(253)	(61)	(7,779)	(10,420)	(2,420)
Cash at beginning of period	5,677	6,229	836	17,930	24,406	14,504
Cash at end of period	$11,519	$5,976	$775	$10,151	$13,986	$12,084

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$939	$500	$174	$250	$970	$510
Cash paid for interest	$(15,288)	$(3,262)	$(3,766)	$-	$-	$(4,655)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$575,336	$203,931	$270,350	$417,307	$677,458	$329,731
Acquisition of property	$575,336	$203,931	$270,350	$417,307	$677,458	$329,731
Mortgage payable for acquisition of property	$51,552	$149,416	$189,483	$28,917	$18,219	$258,970
Offering expenses and fees related to issuance of membership units	$(50,527)	$(15,942)	$(19,114)	$(36,935)	$(59,955)	$(21,331)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Kessler	Kingsley	Kirkwood	Korin	Lallie	Lanier
Cash flows from operating activities:
Net income (loss)	$(16,294)	$(10,714)	$(15,657)	$(5,511)	$(18,291)	$(10,491)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,111	4,290	3,592	3,823	5,115	5,194
Amortization	-	48	35	-	53	45
Changes in assets and liabilities:
Prepaid expenses	(978)	(946)	(2,277)	(818)	(1,007)	(2,881)
Accrued expenses	2,427	3,974	3,237	7,881	4,565	3,467
Due from third party property managers	(4,317)	(6,686)	(5,626)	(6,075)	(4,513)	(8,996)
Due to (from) related party	16,973	5,416	18,528	701	14,445	5,119
Net cash provided by operating activities	1,923	(4,618)	1,832	-	367	(8,543)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	(276,604)	-	-
Net proceeds from the issuance of membership units	-	-	-	298,785	-	(100)
Distributions	(1,732)	(3,912)	(1,702)	(3,893)	(3,171)	(2,970)
Net cash provided by (used in) financing activities	(1,732)	(3,912)	(1,702)	18,288	(3,171)	(3,070)
Net change in cash and cash equivalents	192	(8,530)	130	18,288	(2,804)	(11,613)
Cash at beginning of period	2,740	17,910	1,921	-	4,816	24,791
Cash at end of period	$2,932	$9,380	$2,050	$18,288	$2,013	$13,178

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$123	$501	$-	$143	$125
Cash paid for interest	$(6,385)	$(5,020)	$(4,358)	$-	$(5,614)	$(6,313)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$261,890	$302,556	$257,751	$276,149	$355,918	$372,351
Acquisition of property	$261,890	$302,556	$257,751	$276,149	$355,918	$372,351
Mortgage payable for acquisition of property	$132,538	$226,032	$190,434	$12,464	$256,808	$272,818
Offering expenses and fees related to issuance of membership units	$(19,181)	$(13,559)	$(17,616)	$(25,655)	$(25,108)	$(24,832)
Deemed contribution from Manager	$-	$-	$-	$(939)	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lannister	Latte	Lennox	Lierly	Lily	Limestone
Cash flows from operating activities:
Net income (loss)	$(17,811)	$(2,378)	$(4,098)	$1,106	$(60,999)	$(10,638)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,027	5,011	2,978	2,932	7,493	4,023
Amortization	51	-	36	96	51	38
Changes in assets and liabilities:
Prepaid expenses	(2,234)	(1,375)	(848)	(686)	(4,503)	(945)
Accrued expenses	2,079	6,989	3,196	8,156	3,981	4,300
Due from third party property managers	(5,362)	(8,178)	(5,085)	(1,685)	(7,488)	(7,938)
Due to (from) related party	18,479	6,234	(2,311)	(8,436)	60,699	10,883
Net cash provided by operating activities	(1,773)	6,303	(6,132)	1,483	(767)	(277)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(100)	-	-	-	-	-
Distributions	(1,520)	(6,661)	(3,390)	(4,066)	(3,607)	(4,524)
Net cash provided by (used in) financing activities	(1,620)	(6,661)	(3,390)	(4,066)	(3,607)	(4,524)
Net change in cash and cash equivalents	(3,392)	(357)	(9,522)	(2,583)	(4,374)	(4,800)
Cash at beginning of period	4,232	17,864	21,323	21,568	41,852	14,859
Cash at end of period	$839	$17,506	$11,801	$18,985	$37,478	$10,059

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$60	$105	$461	$153	$-	$128
Cash paid for interest	$(3,588)	$-	$(3,267)	$(2,645)	$(6,087)	$(4,533)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$179,626	$358,276	$208,265	$202,590	$515,122	$281,950
Acquisition of property	$179,626	$358,276	$208,265	$202,590	$515,122	$281,950
Mortgage payable for acquisition of property	$125,792	$15,429	$147,754	$144,890	$411,412	$203,015
Offering expenses and fees related to issuance of membership units	$(12,585)	$(31,699)	$(15,959)	$(2,837)	$(31,566)	$(18,243)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Litton	Longwoods	Lookout	Loretta	Louis	Louise
Cash flows from operating activities:
Net income (loss)	$(6,102)	$(1,546)	$(7,842)	$(16,930)	$(2,018)	$(6,067)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,413	-	4,741	9,445	-	3,789
Amortization	467	-	-	-	-	35
Changes in assets and liabilities:
Prepaid expenses	(1,059)	-	(973)	(2,255)	(104)	(2,257)
Accrued expenses	9,072	2,783	5,073	9,272	1,844	3,573
Due from third party property managers	(6,119)	-	(5,675)	(9,511)	-	(6,879)
Due to (from) related party	1,874	(1,237)	372	9,454	277	(1,446)
Net cash provided by operating activities	2,546	(0)	(4,304)	(524)	(0)	(9,251)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(100)	-	-	(100)	-	-
Distributions	(4,497)	-	(5,805)	(11,670)	-	(3,705)
Net cash provided by (used in) financing activities	(4,597)	-	(5,805)	(11,770)	-	(3,705)
Net change in cash and cash equivalents	(2,050)	(0)	(10,109)	(12,293)	(0)	(12,956)
Cash at beginning of period	10,902	-	15,181	23,875	-	22,275
Cash at end of period	$8,852	$(0)	$5,073	$11,582	$(0)	$9,318

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$236	$-	$531	$1,044	$-	$60
Cash paid for interest	$(5,226)	$-	$-	$-	$-	$(4,017)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$322,302	$271,468	$338,224	$674,211	$271,384	$271,130
Acquisition of property	$322,302	$271,468	$338,224	$674,211	$271,384	$271,130
Mortgage payable for acquisition of property	$157,966	$272,644	$12,320	$18,539	$272,398	$190,599
Offering expenses and fees related to issuance of membership units	$(23,986)	$-	$(29,839)	$(59,065)	$-	$(18,860)
Deemed contribution from Manager	$-	$370	$-	$-	$106	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lovejoy	Luna	Lurleen	Madison	Mae	Magnolia
Cash flows from operating activities:
Net income (loss)	$(17,660)	$(5,049)	$(8,164)	$(26,284)	$(8,652)	$(18,528)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,096	2,956	4,240	2,828	4,864	4,154
Amortization	38	38	275	47	-	71
Changes in assets and liabilities:
Prepaid expenses	(1,736)	(781)	(888)	(702)	(1,313)	(1,175)
Accrued expenses	3,200	3,480	8,206	2,326	11,843	2,270
Due from third party property managers	(324)	(3,655)	-	-	(8,852)	(17,611)
Due to (from) related party	12,997	1,866	(3,669)	20,649	6,398	29,403
Net cash provided by operating activities	611	(1,146)	-	(1,137)	4,286	(1,416)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	(124,795)	-	-	-
Net proceeds from the issuance of membership units	-	-	136,159	-	(100)	-
Distributions	(2,950)	(3,052)	(3,995)	(1,905)	(8,263)	(1,795)
Net cash provided by (used in) financing activities	(2,950)	(3,052)	7,369	(1,905)	(8,363)	(1,795)
Net change in cash and cash equivalents	(2,339)	(4,198)	7,369	(3,042)	(4,076)	(3,211)
Cash at beginning of period	5,439	15,413	-	8,751	29,828	3,512
Cash at end of period	$3,100	$11,216	$7,369	$5,709	$25,752	$301

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$87	$60	$60	$-	$-
Cash paid for interest	$(2,854)	$(3,506)	$(4,159)	$(4,038)	$-	$(4,993)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$288,761	$206,751	$229,336	$204,505	$347,771	$255,337
Acquisition of property	$288,761	$206,751	$229,336	$204,505	$347,771	$255,337
Mortgage payable for acquisition of property	$207,672	$158,609	$109,975	$114,921	$18,518	$199,786
Offering expenses and fees related to issuance of membership units	$(20,093)	$(15,516)	$(17,501)	$(15,721)	$(31,237)	$(17,286)
Deemed contribution from Manager	$-	$-	$-	$3,887	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Malbec	Mammoth	Marcelo	Marie	Marietta	Marion
Cash flows from operating activities:
Net income (loss)	$(7,962)	$(12,854)	$(14,239)	$(6,465)	$(15,880)	$(1,749)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,388	4,686	3,911	3,664	4,131	-
Amortization	67	42	-	-	-	-
Changes in assets and liabilities:
Prepaid expenses	(511)	(2,301)	(752)	(939)	(1,727)	-
Accrued expenses	4,262	2,904	7,499	7,902	4,932	1,888
Due from third party property managers	-	(14,624)	(5,330)	(7,471)	(6,370)	-
Due to (from) related party	509	19,730	8,021	3,309	17,333	(139)
Net cash provided by operating activities	753	(2,417)	(891)	-	2,420	(0)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	(320,608)	-	-
Net proceeds from the issuance of membership units	-	-	(100)	341,882	-	-
Distributions	(4,963)	(2,342)	(7,430)	(4,447)	(3,663)	-
Net cash provided by (used in) financing activities	(4,963)	(2,342)	(7,530)	16,827	(3,663)	-
Net change in cash and cash equivalents	(4,210)	(4,759)	(8,422)	16,827	(1,243)	(0)
Cash at beginning of period	19,049	12,991	23,489	-	1,248	-
Cash at end of period	$14,839	$8,233	$15,067	$16,827	$5	$(0)

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$153	$125	$-	$100	$-	$-
Cash paid for interest	$(4,891)	$(5,695)	$-	$-	$(5,039)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$306,842	$335,210	$280,303	$317,808	$301,655	$256,645
Acquisition of property	$306,842	$335,210	$280,303	$317,808	$301,655	$256,645
Mortgage payable for acquisition of property	$219,382	$252,506	$13,412	$8,213	$146,986	$257,489
Offering expenses and fees related to issuance of membership units	$(12,207)	$(22,296)	$(25,117)	$(28,717)	$(23,300)	$-
Deemed contribution from Manager	$-	$-	$-	$3,438	$-	$333

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Marple	Martell	Mary	Matchingham	McGregor	McLovin
Cash flows from operating activities:
Net income (loss)	$(3,957)	$(9,195)	$(4,619)	$(1,528)	$(13,352)	$(28,365)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	-	-	2,913	4,132	6,219
Amortization	-	-	-	31	-	58
Changes in assets and liabilities:
Prepaid expenses	(556)	(1,406)	-	(762)	(616)	(1,711)
Accrued expenses	1,531	3,682	992	3,578	7,085	5,412
Due from third party property managers	-	-	-	(6,257)	(5,903)	(8,341)
Due to (from) related party	2,982	6,920	3,627	(2,154)	11,090	23,184
Net cash provided by operating activities	-	-	0	(4,180)	2,436	(3,543)
Cash flows from financing activities:
Repayments of amounts due to related party	(179,370)	(263,700)	-	-	-	-
Net proceeds from the issuance of membership units	196,682	286,198	-	-	-	-
Distributions	-	-	-	(3,110)	(6,600)	(4,618)
Net cash provided by (used in) financing activities	17,312	22,498	-	(3,110)	(6,600)	(4,618)
Net change in cash and cash equivalents	17,312	22,498	0	(7,290)	(4,164)	(8,161)
Cash at beginning of period	-	-	-	20,963	11,409	16,279
Cash at end of period	$17,312	$22,498	$0	$13,673	$7,246	$8,118

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$91	$577	$-
Cash paid for interest	$-	$-	$-	$(2,867)	$-	$(7,179)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$176,869	$261,963	$273,703	$204,602	$294,052	$511,644
Acquisition of property	$176,869	$261,963	$273,703	$204,602	$294,052	$511,644
Mortgage payable for acquisition of property	$1,216	$3,878	$274,614	$154,272	$14,876	$381,714
Offering expenses and fees related to issuance of membership units	$(16,138)	$(23,662)	$-	$(15,382)	$(26,551)	$(31,239)
Deemed contribution from Manager	$376	$-	$675	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Meadow	Mimosa	Mojave	Murphy	Mycroft	Nugget
Cash flows from operating activities:
Net income (loss)	$(29,680)	$(10,243)	$(4,336)	$(8,147)	$(3,886)	$(7,786)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,410	2,956	3,525	4,085	-	7,694
Amortization	39	403	66	38	-	-
Changes in assets and liabilities:
Prepaid expenses	(1,041)	(798)	(448)	(1,315)	(565)	(1,684)
Accrued expenses	2,873	8,165	3,069	5,117	1,576	2,732
Due from third party property managers	(3,576)	(6,026)	(1,691)	(6,910)	-	(8,089)
Due to (from) related party	28,366	17,049	4,908	5,677	2,874	10,052
Net cash provided by operating activities	1,391	11,506	5,092	(1,454)	-	2,919
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	(183,370)	-
Net proceeds from the issuance of membership units	-	(3,510)	-	-	200,772	-
Distributions	(2,303)	(3,448)	(3,425)	(3,917)	-	(10,051)
Net cash provided by (used in) financing activities	(2,303)	(6,958)	(3,425)	(3,917)	17,402	(10,051)
Net change in cash and cash equivalents	(912)	4,549	1,667	(5,371)	17,402	(7,132)
Cash at beginning of period	4,686	-	5,449	20,675	-	18,287
Cash at end of period	$3,774	$4,549	$7,116	$15,304	$17,402	$11,154

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$510	$60	$153	$120	$-	$-
Cash paid for interest	$(4,203)	$(3,964)	$(3,731)	$(4,054)	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$309,475	$212,468	$236,016	$287,622	$180,876	$548,801
Acquisition of property	$309,475	$212,468	$236,016	$287,622	$180,876	$548,801
Mortgage payable for acquisition of property	$215,357	$106,890	$174,195	$217,806	$1,369	$18,074
Offering expenses and fees related to issuance of membership units	$(20,029)	$(19,957)	$(17,249)	$(20,496)	$(16,448)	$(48,217)
Deemed contribution from Manager	$-	$-	$-	$-	$252	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Odessa	Olive	Oly	Onyx	Oscar	Osceola
Cash flows from operating activities:
Net income (loss)	$(54,990)	$(13,935)	$(21,109)	$(1,410)	$(725)	$(7,603)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	7,332	3,689	6,265	-	-	-
Amortization	59	34	59	-	-	-
Changes in assets and liabilities:
Prepaid expenses	(1,900)	(1,395)	(1,705)	-	-	-
Accrued expenses	4,062	3,319	5,150	2,159	789	2,406
Due from third party property managers	(6,280)	(6,785)	(8,699)	-	-	-
Due to (from) related party	50,566	12,451	18,869	(742)	(64)	5,197
Net cash provided by operating activities	(1,150)	(2,622)	(1,171)	7	(0)	(0)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(3,282)	(3,686)	(4,587)	-	-	-
Net cash provided by (used in) financing activities	(3,282)	(3,686)	(4,587)	-	-	-
Net change in cash and cash equivalents	(4,432)	(6,308)	(5,757)	7	(0)	(0)
Cash at beginning of period	8,131	10,245	20,613	-	-	-
Cash at end of period	$3,699	$3,937	$14,856	$7	$(0)	$(0)

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$135	$-	$-	$-	$-
Cash paid for interest	$(7,315)	$(2,950)	$(7,192)	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$514,908	$226,563	$512,231	$327,464	$251,638	$282,359
Acquisition of property	$514,908	$226,563	$512,231	$327,464	$251,638	$282,359
Mortgage payable for acquisition of property	$394,438	$136,504	$383,573	$328,425	$252,363	$283,271
Offering expenses and fees related to issuance of membership units	$(31,604)	$(17,601)	$(31,214)	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$283	$-	$7

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Osprey	Otoro	Palmer	Patrick	Peanut	Pearl
Cash flows from operating activities:
Net income (loss)	$(7,911)	$(48,002)	$(1,327)	$(3,975)	$(8,860)	$(11,486)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,490	5,243	-	3,096	2,964	7,498
Amortization	-	47	-	33	31	-
Changes in assets and liabilities:
Prepaid expenses	(2,192)	(994)	-	(691)	(833)	(1,548)
Accrued expenses	13,816	2,760	2,083	5,621	2,610	9,280
Due from third party property managers	(9,295)	(1,920)	-	(1,382)	(3,488)	(2,654)
Due to (from) related party	5,523	44,951	(756)	(7,614)	7,836	(1,395)
Net cash provided by operating activities	5,431	2,086	0	(4,911)	261	(305)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(6,448)	(2,557)	-	(3,053)	(2,065)	(11,075)
Net cash provided by (used in) financing activities	(6,448)	(2,557)	-	(3,053)	(2,065)	(11,075)
Net change in cash and cash equivalents	(1,016)	(471)	0	(7,965)	(1,804)	(11,380)
Cash at beginning of period	15,951	2,223	-	14,028	5,669	34,369
Cash at end of period	$14,934	$1,752	$0	$6,064	$3,865	$22,990

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$125	$-	$153	$60	$929
Cash paid for interest	$-	$(5,363)	$-	$(2,139)	$(4,911)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$348,723	$385,986	$294,574	$203,777	$212,320	$534,885
Acquisition of property	$348,723	$385,986	$294,574	$203,777	$212,320	$534,885
Mortgage payable for acquisition of property	$23,386	$301,370	$295,714	$119,822	$149,277	$20,952
Offering expenses and fees related to issuance of membership units	$(30,838)	$(27,121)	$-	$(3,417)	$(14,658)	$(47,112)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$7,527

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Pecan	Piedmont	Pinot	Pioneer	Plumtree	Point
Cash flows from operating activities:
Net income (loss)	$(671)	$(19,697)	$(5,163)	$(17,719)	$3,721	$(15,246)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,863	5,255	4,429	7,845	2,768	5,250
Amortization	34	-	71	-	82	46
Changes in assets and liabilities:
Prepaid expenses	(667)	(1,059)	(927)	(1,907)	(653)	(2,972)
Accrued expenses	6,864	3,571	4,290	5,981	7,049	3,516
Due from third party property managers	(4,743)	(6,780)	-	(9,647)	(3,041)	(7,307)
Due to (from) related party	(4,444)	21,543	(1,836)	24,260	(4,282)	15,116
Net cash provided by operating activities	(765)	2,833	864	8,812	5,645	(1,598)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	(400)
Distributions	(4,169)	(2,835)	(5,000)	(8,482)	(5,005)	(3,343)
Net cash provided by (used in) financing activities	(4,169)	(2,835)	(5,000)	(8,482)	(5,005)	(3,743)
Net change in cash and cash equivalents	(4,935)	(2)	(4,136)	330	639	(5,341)
Cash at beginning of period	21,146	3,075	20,217	16,528	22,430	17,871
Cash at end of period	$16,212	$3,072	$16,081	$16,858	$23,069	$12,530

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$153	$200	$153	$-	$153	$773
Cash paid for interest	$(2,228)	$(6,377)	$(4,945)	$-	$(2,243)	$(6,405)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$196,048	$381,910	$309,812	$575,882	$190,351	$376,380
Acquisition of property	$196,048	$381,910	$309,812	$575,882	$190,351	$376,380
Mortgage payable for acquisition of property	$129,235	$183,535	$221,745	$35,554	$125,668	$277,816
Offering expenses and fees related to issuance of membership units	$(3,207)	$(28,603)	$(12,303)	$(49,596)	$(3,267)	$(25,242)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Porthos	Quincy	Redondo	Regency	Reginald	Reynolds
Cash flows from operating activities:
Net income (loss)	$(1,902)	$(38,337)	$(20,180)	$(5,370)	$(32,032)	$(6,348)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	7,515	4,309	3,161	6,826	5,905
Amortization	-	8	525	344	493	-
Changes in assets and liabilities:
Prepaid expenses	(2,371)	(1,684)	(1,025)	(1,480)	(1,384)	(1,553)
Accrued expenses	5,926	6,655	9,770	12,999	9,358	9,897
Due from third party property managers	(1,915)	(5,045)	(7,186)	(7,997)	(10,990)	(23,683)
Due to (from) related party	263	35,959	18,553	(1,657)	41,308	15,779
Net cash provided by operating activities	(0)	5,071	4,766	-	13,578	(2)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	(150,382)	-	-
Net proceeds from the issuance of membership units	-	(200)	(100)	165,047	(200)	-
Distributions	-	(8,816)	(3,383)	(4,114)	(7,530)	(7,865)
Net cash provided by (used in) financing activities	-	(9,016)	(3,483)	10,552	(7,730)	(7,865)
Net change in cash and cash equivalents	(0)	(3,946)	1,283	10,552	5,849	(7,867)
Cash at beginning of period	-	27,074	1,721	-	2,299	17,087
Cash at end of period	$(0)	$23,128	$3,004	$10,552	$8,148	$9,220

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$50	$-	$-	$-
Cash paid for interest	$-	$(4,225)	$(5,742)	$(5,150)	$(493)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$304,152	$537,794	$314,603	$277,644	$435,477	$422,207
Acquisition of property	$304,152	$537,794	$314,603	$277,644	$435,477	$422,207
Mortgage payable for acquisition of property	$310,104	$34,030	$162,433	$141,340	$35,511	$23,759
Offering expenses and fees related to issuance of membership units	$-	$(47,405)	$(23,879)	$(21,933)	$(38,128)	$(37,282)
Deemed contribution from Manager	$237	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Ribbonwalk	Richardson	Ridge	Ritter	River	Riverwalk
Cash flows from operating activities:
Net income (loss)	$(36,391)	$(11,556)	$(4,367)	$(37,983)	$(3,678)	$(11,560)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,395	4,325	2,992	6,932	3,662	5,427
Amortization	41	-	36	-	34	-
Changes in assets and liabilities:
Prepaid expenses	(1,431)	(1,105)	(837)	(1,761)	(963)	(974)
Accrued expenses	2,799	9,644	3,189	6,337	3,932	6,686
Due from third party property managers	(2,272)	(5,010)	(6,208)	-	(7,288)	(6,923)
Due to (from) related party	33,056	11,575	(65)	27,114	1,583	15,996
Net cash provided by operating activities	196	7,875	(5,260)	639	(2,718)	8,653
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(200)	-	-	-	(100)
Distributions	(2,083)	(6,636)	(3,120)	(8,127)	(4,066)	(8,166)
Net cash provided by (used in) financing activities	(2,083)	(6,836)	(3,120)	(8,127)	(4,066)	(8,266)
Net change in cash and cash equivalents	(1,887)	1,039	(8,380)	(7,488)	(6,784)	388
Cash at beginning of period	7,106	16,699	17,882	14,795	21,045	12,003
Cash at end of period	$5,220	$17,738	$9,501	$7,308	$14,261	$12,390

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$510	$153	$99	$-	$118	$604
Cash paid for interest	$(4,380)	$-	$(3,680)	$-	$(4,017)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$309,519	$309,207	$209,222	$494,497	$255,644	$388,055
Acquisition of property	$309,519	$309,207	$209,222	$494,497	$255,644	$388,055
Mortgage payable for acquisition of property	$238,683	$13,248	$149,280	$22,499	$182,701	$15,490
Offering expenses and fees related to issuance of membership units	$(21,868)	$(27,497)	$(15,970)	$(43,974)	$(18,917)	$(34,495)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Rooney	Roseberry	Rosewood	Roxy	Saddlebred	Saint
Cash flows from operating activities:
Net income (loss)	$(31,900)	$(6,966)	$(20,482)	$(24,913)	$(46,214)	$(4,136)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,422	4,513	3,719	4,479	7,639	3,771
Amortization	45	39	36	40	54	39
Changes in assets and liabilities:
Prepaid expenses	(2,448)	(1,725)	(760)	(718)	(1,514)	(1,119)
Accrued expenses	3,715	4,860	2,553	2,541	3,635	3,609
Due from third party property managers	(5,905)	(7,796)	(8,261)	(6,226)	(11,315)	(6,515)
Due to (from) related party	34,648	5,467	23,443	27,333	47,541	3,188
Net cash provided by operating activities	2,577	(1,608)	248	2,537	(174)	(1,164)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	(400)	-	-
Distributions	(2,499)	(3,656)	(1,811)	(2,008)	(2,967)	(3,695)
Net cash provided by (used in) financing activities	(2,499)	(3,656)	(1,811)	(2,408)	(2,967)	(3,695)
Net change in cash and cash equivalents	78	(5,264)	(1,563)	129	(3,141)	(4,859)
Cash at beginning of period	3,150	11,158	1,800	2,685	21,247	26,429
Cash at end of period	$3,228	$5,894	$237	$2,814	$18,105	$21,570

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$50	$50	$60	$640	$-	$50
Cash paid for interest	$(5,591)	$(4,924)	$(4,525)	$(5,277)	$(6,496)	$(4,146)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$360,670	$315,241	$266,831	$321,168	$470,712	$313,014
Acquisition of property	$360,670	$315,241	$266,831	$321,168	$470,712	$313,014
Mortgage payable for acquisition of property	$272,946	$223,675	$198,052	$237,426	$374,360	$228,686
Offering expenses and fees related to issuance of membership units	$(22,854)	$(19,062)	$(18,740)	$(21,459)	$(28,493)	$(21,267)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Sajni	Salem	Salinas	Saturn	Scepter	Sequoyah
Cash flows from operating activities:
Net income (loss)	$(12,870)	$(4,559)	$(16,992)	$(20,119)	$(23,977)	$(17,959)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,457	4,387	2,093	2,984	3,238	3,401
Amortization	-	68	-	30	36	362
Changes in assets and liabilities:
Prepaid expenses	(2,359)	(1,288)	(627)	(913)	(1,146)	(993)
Accrued expenses	9,730	4,043	5,732	2,003	2,376	8,283
Due from third party property managers	(3,392)	(4,832)	(1,121)	(3,762)	(5,027)	(4,830)
Due to (from) related party	5,433	470	10,916	19,993	21,745	6,741
Net cash provided by operating activities	-	(1,709)	-	217	(2,755)	(4,995)
Cash flows from financing activities:
Repayments of amounts due to related party	(316,004)	-	(239,574)	-	-	-
Net proceeds from the issuance of membership units	323,300	-	251,086	-	-	-
Distributions	(4,204)	(4,526)	(2,990)	(1,448)	(1,743)	(3,365)
Net cash provided by (used in) financing activities	3,092	(4,526)	8,523	(1,448)	(1,743)	(3,365)
Net change in cash and cash equivalents	3,092	(6,234)	8,523	(1,231)	(4,499)	(8,360)
Cash at beginning of period	-	16,872	-	6,596	7,959	10,446
Cash at end of period	$3,092	$10,638	$8,523	$5,365	$3,460	$2,086

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$160	$50	$510	$50	$-
Cash paid for interest	$-	$(4,983)	$-	$(3,262)	$(3,698)	$(4,050)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$313,136	$306,884	$228,134	$214,435	$263,944	$248,738
Acquisition of property	$313,136	$306,884	$228,134	$214,435	$263,944	$248,738
Mortgage payable for acquisition of property	$14,328	$223,075	$6,353	$154,576	$199,641	$127,718
Offering expenses and fees related to issuance of membership units	$(27,030)	$(12,085)	$(20,694)	$(15,940)	$(18,886)	$(18,777)
Deemed contribution from Manager	$1,424	$-	$948	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Shallowford	Shoreline	Sigma	Simon	Sims	Soapstone
Cash flows from operating activities:
Net income (loss)	$(24,899)	$(12,009)	$(16,732)	$(4,607)	$(4,861)	$(41)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,970	4,260	5,327	-	-	3,000
Amortization	-	48	46	-	-	96
Changes in assets and liabilities:
Prepaid expenses	(1,504)	(813)	(1,353)	-	-	(666)
Accrued expenses	6,877	3,692	3,838	1,603	2,162	7,979
Due from third party property managers	(6,823)	(6,100)	(5,431)	-	-	(1,936)
Due to (from) related party	26,855	8,833	(220)	3,004	2,699	(6,912)
Net cash provided by operating activities	5,474	(2,090)	(14,524)	0	-	1,519
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	(276,650)	-
Net proceeds from the issuance of membership units	-	-	-	-	289,893	-
Distributions	(3,898)	(3,544)	(3,396)	-	-	(3,601)
Net cash provided by (used in) financing activities	(3,898)	(3,544)	(3,396)	-	13,243	(3,601)
Net change in cash and cash equivalents	1,577	(5,633)	(17,920)	0	13,243	(2,081)
Cash at beginning of period	1,845	12,274	28,918	-	-	18,435
Cash at end of period	$3,422	$6,640	$10,998	$0	$13,243	$16,354

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$476	$124	$510	$-	$-	$153
Cash paid for interest	$(5,996)	$(4,948)	$(5,268)	$-	$-	$(2,561)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$359,292	$297,629	$376,029	$291,597	$274,929	$207,249
Acquisition of property	$359,292	$297,629	$376,029	$291,597	$274,929	$207,249
Mortgage payable for acquisition of property	$184,938	$218,470	$280,373	$293,075	$1,828	$141,892
Offering expenses and fees related to issuance of membership units	$(27,151)	$(13,668)	$(23,700)	$-	$(24,558)	$(3,001)
Deemed contribution from Manager	$-	$-	$-	$-	$1,053	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Sodalis	Spencer	Splash	Spring	Stonebriar	Sugar
Cash flows from operating activities:
Net income (loss)	$(16,029)	$(10,124)	$(853)	$(5,960)	$(19,328)	$(19,614)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,980	4,157	2,978	3,401	2,787	4,279
Amortization	-	45	12	-	29	46
Changes in assets and liabilities:
Prepaid expenses	(809)	(1,571)	(798)	(838)	(683)	(1,992)
Accrued expenses	4,436	5,994	5,033	7,857	2,349	3,891
Due from third party property managers	(5,495)	(7,602)	(4,704)	(5,185)	(8,726)	(7,180)
Due to (from) related party	17,212	4,520	(2,359)	6,219	24,520	14,735
Net cash provided by operating activities	3,295	(4,581)	(692)	5,494	948	(5,834)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-
Distributions	(5,042)	(4,425)	(4,249)	(5,463)	(1,514)	(2,497)
Net cash provided by (used in) financing activities	(5,042)	(4,425)	(4,249)	(5,463)	(1,514)	(2,497)
Net change in cash and cash equivalents	(1,747)	(9,006)	(4,940)	31	(567)	(8,331)
Cash at beginning of period	6,342	16,586	17,449	11,480	1,421	20,024
Cash at end of period	$4,595	$7,580	$12,509	$11,512	$855	$11,694

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$127	$3	$-	$60	$144
Cash paid for interest	$-	$(4,554)	$(2,366)	$-	$(3,221)	$(5,354)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$284,546	$288,758	$205,306	$243,200	$200,104	$299,096
Acquisition of property	$284,546	$288,758	$205,306	$243,200	$200,104	$299,096
Mortgage payable for acquisition of property	$10,930	$207,653	$135,917	$10,777	$152,133	$212,761
Offering expenses and fees related to issuance of membership units	$(25,554)	$(20,918)	$(9,672)	$(21,942)	$(14,028)	$(19,281)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Summerset	Sundance	Sunnyside	Swift	Taylor	Terracotta
Cash flows from operating activities:
Net income (loss)	$(13,242)	$(14,389)	$1,439	$(2,530)	$(8,727)	$(15,455)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,505	5,104	2,533	5,287	3,680	3,787
Amortization	40	525	-	-	-	40
Changes in assets and liabilities:
Prepaid expenses	(1,370)	(1,025)	(1,004)	(397)	(751)	(1,021)
Accrued expenses	3,016	15,334	5,922	9,421	2,689	3,501
Due from third party property managers	(5,798)	(17,656)	(8,461)	(23,725)	(3,277)	(6,406)
Due to (from) related party	19,825	12,123	(428)	15,493	8,336	13,997
Net cash provided by operating activities	5,976	16	-	3,549	1,948	(1,558)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	(222,141)	-	-	-
Net proceeds from the issuance of membership units	-	-	243,594	-	-	-
Distributions	(1,867)	(3,592)	(3,162)	(7,504)	(2,071)	(3,630)
Net cash provided by (used in) financing activities	(1,867)	(3,592)	18,290	(7,504)	(2,071)	(3,630)
Net change in cash and cash equivalents	4,109	(3,576)	18,290	(3,954)	(123)	(5,188)
Cash at beginning of period	1,043	10,726	-	11,245	2,567	13,875
Cash at end of period	$5,152	$7,151	$18,290	$7,291	$2,444	$8,687

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$111	$50	$60	$250	$60	$50
Cash paid for interest	$(3,873)	$(5,742)	$-	$-	$(3,095)	$(4,353)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$244,913	$323,148	$220,349	$340,653	$233,173	$313,982
Acquisition of property	$244,913	$323,148	$220,349	$340,653	$233,173	$313,982
Mortgage payable for acquisition of property	$175,872	$180,112	$6,365	$26,444	$106,589	$228,639
Offering expenses and fees related to issuance of membership units	$(18,225)	$(23,877)	$(19,946)	$(30,389)	$(17,420)	$(21,182)
Deemed contribution from Manager	$-	$-	$(556)	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Theodore	Tulip	Tuscan	Tuscarora	Tuxford	Vernon
Cash flows from operating activities:
Net income (loss)	$(1,828)	$(32,286)	$(3,483)	$(10,969)	$(24,548)	$(17,210)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	4,363	4,439	3,826	3,601	6,031
Amortization	-	40	14	-	35	35
Changes in assets and liabilities:
Prepaid expenses	-	(937)	(1,374)	(976)	(1,689)	(1,000)
Accrued expenses	1,603	2,565	8,578	9,700	2,490	2,939
Due from third party property managers	-	(6,528)	(4,599)	(7,389)	(5,685)	(21,533)
Due to (from) related party	225	35,358	(6,103)	5,808	30,917	30,582
Net cash provided by operating activities	0	2,576	(2,528)	-	5,122	(156)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	(334,565)	-	-
Net proceeds from the issuance of membership units	-	-	-	360,177	-	-
Distributions	-	(2,242)	(5,923)	(3,511)	(2,290)	(2,438)
Net cash provided by (used in) financing activities	-	(2,242)	(5,923)	22,101	(2,290)	(2,438)
Net change in cash and cash equivalents	0	333	(8,450)	22,101	2,831	(2,594)
Cash at beginning of period	-	771	18,855	-	746	6,224
Cash at end of period	$0	$1,104	$10,405	$22,101	$3,577	$3,630

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$60	$153	$50	$-	$109
Cash paid for interest	$-	$(5,310)	$(3,503)	$-	$(3,493)	$(3,558)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$289,427	$312,193	$306,284	$332,679	$257,191	$252,162
Acquisition of property	$289,427	$312,193	$306,284	$332,679	$257,191	$252,162
Mortgage payable for acquisition of property	$290,905	$241,327	$195,370	$15,052	$196,977	$203,974
Offering expenses and fees related to issuance of membership units	$-	$(21,680)	$(13,037)	$(29,923)	$(18,176)	$(18,381)
Deemed contribution from Manager	$-	$-	$-	$1,971	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Walton	Wave	Weldon	Wellington	Wentworth	Wescott
Cash flows from operating activities:
Net income (loss)	$(50,169)	$(36,020)	$(16,735)	$(10,632)	$(3,855)	$(20,461)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,123	4,569	2,906	6,139	3,417	3,765
Amortization	492	41	30	-	61	58
Changes in assets and liabilities:
Prepaid expenses	(940)	(983)	(816)	(1,007)	(679)	(721)
Accrued expenses	12,496	2,409	2,086	10,314	3,695	2,791
Due from third party property managers	-	(4,609)	(5,013)	(13,756)	(773)	(5,423)
Due to (from) related party	40,127	38,979	17,907	3,054	2,811	25,683
Net cash provided by operating activities	6,130	4,385	365	(5,889)	4,677	5,693
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(2,500)	-	(200)	-	-
Distributions	(4,850)	(2,118)	(1,531)	(8,021)	(4,303)	(2,664)
Net cash provided by (used in) financing activities	(4,850)	(4,618)	(1,531)	(8,221)	(4,303)	(2,664)
Net change in cash and cash equivalents	1,280	(233)	(1,166)	(14,109)	374	3,029
Cash at beginning of period	483	1,737	10,131	27,539	8,400	1,739
Cash at end of period	$1,763	$1,504	$8,964	$13,430	$8,775	$4,768

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$153	$125	$510	$250	$153	$481
Cash paid for interest	$(10,173)	$(4,380)	$(2,674)	$-	$(3,129)	$(4,145)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$296,353	$328,302	$203,911	$404,722	$227,944	$272,062
Acquisition of property	$296,353	$328,302	$203,911	$404,722	$227,944	$272,062
Mortgage payable for acquisition of property	$36,286	$257,515	$149,929	$15,771	$161,325	$151,530
Offering expenses and fees related to issuance of membership units	$(26,286)	$(22,188)	$(15,631)	$(35,430)	$(16,782)	$(20,365)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Westchester	Wildwood	Willow	Wilson	Windsor	Winston	Wisteria	Consolidated
Cash flows from operating activities:
Net income (loss)	$(13,005)	$(8,053)	$(5,368)	$(7,999)	$5,560	$(3,896)	$(6,005)	$(3,246,171)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,687	3,031	4,025	5,861	4,809	4,519	4,076	901,791
Amortization	46	49	-	-	50	-	38	11,947
Changes in assets and liabilities:
Prepaid expenses	(878)	(600)	(1,058)	(1,126)	(3,224)	(1,204)	(981)	(290,607)
Accrued expenses	4,749	2,568	8,569	11,275	9,907	7,805	3,098	1,175,118
Due from third party property managers	(9,403)	(8,493)	(4,767)	(6,417)	(20,729)	(7,341)	(1,765)	(1,318,012)
Due to (from) related party	10,633	11,545	9,480	7,966	5,242	4,875	5,005	2,975,613
Net cash provided by operating activities	(3,170)	48	10,881	9,561	1,615	4,759	3,467	258,348
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-	(5,235,057)
Net proceeds from the issuance of membership units	-	-	(1,200)	(100)	-	(100)	(100)	5,595,011
Distributions	(5,069)	(2,494)	(6,116)	(8,485)	(4,957)	(7,243)	(2,554)	(910,997)
Net cash provided by (used in) financing activities	(5,069)	(2,494)	(7,316)	(8,585)	(4,957)	(7,343)	(2,654)	(551,044)
Net change in cash and cash equivalents	(8,239)	(2,446)	3,565	976	(3,342)	(2,585)	813	(292,696)
Cash at beginning of period	20,902	8,765	965	18,254	19,324	20,935	15,575	2,322,195
Cash at end of period	$12,663	$6,319	$4,530	$19,230	$15,982	$18,351	$16,388	$2,029,499

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$172	$423	$153	$153	$144	$98	$60	$42,994
Cash paid for interest	$(5,055)	$(3,074)	$-	$-	$(5,311)	$-	$(4,966)	$(628,272)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$327,563	$218,685	$287,668	$381,455	$336,590	$323,888	$291,713	$71,997,973
Acquisition of property	$327,563	$218,685	$287,668	$381,455	$336,590	$323,888	$291,713	$71,997,973
Mortgage payable for acquisition of property	$211,106	$114,854	$1,251	$16,785	$246,822	$9,097	$212,802	$32,931,465
Offering expenses and fees related to issuance of membership units	$(21,491)	$(16,342)	$(25,515)	$(33,590)	$(20,300)	$(28,479)	$(20,097)	$(5,032,021)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-	$36,312

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

NOTES TO THE UNAUDITED CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Arrived Homes, LLC (“Arrived Homes”) is a Delaware Series limited liability company formed on July 13, 2020 under the laws of Delaware. Arrived Homes, LLC was formed to permit public investment in individual single family rental homes, each of which will be held by a separate property-owning subsidiary owned by a separate Series of limited liability interests, or “Series,” that Arrived Holdings, Inc. (the “Manager”) established. As a Delaware Series limited liability company, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

The following list represents each Arrived Homes, LLC’s Series and each Series’ wholly-owned limited liability company (“LLC”), which was used to acquire the Series’ single family rental property, along with the date the Series was formed and the date that the Series’ LLC acquired the single family rental as of June 30, 2024.

SERIES OFFERING TABLE

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series 100	Arrived TN 100, LLC	4/11/2022	4/29/2022
Arrived Homes Series 101	Arrived TN 101, LLC	5/10/2022	5/31/2022
Arrived Homes Series Abbington	Arrived TN Abbington, LLC	5/4/2022	5/12/2022
Arrived Homes Series Abernant	Arrived Homes Series Abernant, a series of Arrived Homes, LLC	7/24/2023	8/16/2023
Arrived Homes Series Alvin	Arrived TN Alvin, LLC	7/25/2023	8/30/2023
Arrived Homes Series Amber	Arrived NC Amber, LLC	9/3/2021	9/30/2021
Arrived Homes Series Apollo	Arrived Homes Series Apollo, a series of Arrived Homes, LLC	5/3/2022	5/6/2022
Arrived Homes Series Aster	Arrived AR Aster, LLC	6/15/2022	7/11/2022
Arrived Homes Series Augusta	Arrived GA Augusta, LLC	5/10/2023	5/25/2023
Arrived Homes Series Avebury	Arrived AL Avebury, LLC	2/4/2022	2/23/2022
Arrived Homes Series Avondale	Arrived GA Avondale, LLC	5/3/2023	5/23/2023
Arrived Homes Series Badminton	Arrived SC Badminton, LLC	5/21/2021	6/18/2021
Arrived Homes Series Ballinger	Arrived TN Ballinger, LLC	7/25/2023	11/15/2023
Arrived Homes Series Bandelier	Arrived AZ Bandelier, LLC	9/16/2021	10/27/2021
Arrived Homes Series Baron	Arrived CO Baron, LLC	4/29/2022	5/10/2022
Arrived Homes Series Basil	Arrived SC Basil, LLC	6/1/2021	6/25/2021
Arrived Homes Series Bayside	Arrived SC Bayside, LLC	6/15/2021	7/16/2021
Arrived Homes Series Bazzel	Arrived SC Bazzel, LLC	5/12/2022	6/10/2022
Arrived Homes Series Bedford	Arrived SC Bedford, LLC	12/28/2021	2/28/2022
Arrived Homes Series Bella	Arrived VA Bella, LLC	5/15/2023	6/7/2023

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Belle	Arrived Homes Series Belle, a series of Arrived Homes, LLC	5/31/2022	6/10/2022
Arrived Homes Series Belvedere	Arrived GA Belvedere, LLC	5/4/2023	5/16/2023
Arrived Homes Series Bergenia	Arrived Homes Series Bergenia, a series of Arrived Homes, LLC	7/5/2023	7/12/2023
Arrived Homes Series Blossom	Arrived AR Blossom, LLC	6/15/2022	7/25/2022
Arrived Homes Series Bonneau	Arrived SC Bonneau, LLC	6/6/2022	7/21/2022
Arrived Homes Series Brainerd	Arrived TN Brainerd, LLC	10/27/2022	11/9/2022
Arrived Homes Series Braxton	Arrived KY Braxton, LLC	6/17/2022	7/8/2022
Arrived Homes Series Brennan	Arrived AL Brennan, LLC	4/14/2022	4/25/2022
Arrived Homes Series Briarwood	Arrived AR Briarwood, LLC	7/5/2023	8/10/2023
Arrived Homes Series Brooklyn	Arrived Homes Series Brooklyn, a series of Arrived Homes, LLC	10/27/2022	11/15/2022
Arrived Homes Series Burlington	Arrived CO Burlington, LLC	5/3/2022	5/12/2022
Arrived Homes Series Butter	Arrived SC Butter, LLC	9/1/2021	11/18/2021
Arrived Homes Series Calvin	Arrived VA Calvin, LLC	7/7/2023	7/27/2023
Arrived Homes Series Camino	Arrived Homes Series Camino, a series of Arrived Homes, LLC	6/22/2022	7/8/2022
Arrived Homes Series Cawley	Arrived GA Cawley, LLC	5/23/2023	6/7/2023
Arrived Homes Series Centennial	Arrived NC Centennial LLC	5/28/2021	6/4/2021
Arrived Homes Series Chaparral	Arrived AR Chaparral, LLC	1/4/2021	1/14/2021
Arrived Homes Series Chelsea	Arrived AL Chelsea, LLC	2/7/2022	2/24/2022
Arrived Homes Series Chester	Arrived TN Chester, LLC	6/22/2022	7/11/2022
Arrived Homes Series Chickamauga	Arrived TN Chickamauga, LLC	10/27/2022	11/14/2022
Arrived Homes Series Chinook	Arrived GA Chinook, LLC	5/23/2023	6/7/2023
Arrived Homes Series Chitwood	Arrived OH Chitwood, LLC	5/26/2022	6/9/2022
Arrived Homes Series Clover	Arrived Homes Series Clover, a series of Arrived Homes, LLC	5/24/2022	6/6/2022
Arrived Homes Series Coatbridge	Arrived SC Coatbridge, LLC	6/15/2021	7/1/2021
Arrived Homes Series Collier	Arrived TN Collier, LLC	5/31/2022	6/17/2022
Arrived Homes Series Collinston	Arrived NC Collinston, LLC	8/11/2021	9/17/2021
Arrived Homes Series Conway	Arrived TN Conway, LLC	5/31/2022	7/14/2022
Arrived Homes Series Cove	Arrived Homes Series Cove, a series of Arrived Homes, LLC	12/8/2022	3/23/2023
Arrived Homes Series Creekside	Arrived AR Creekside, LLC	6/15/2022	6/22/2022
Arrived Homes Series Creekwood	Arrived Homes Series Creekwood, a series of Arrived Homes, LLC	6/22/2022	7/11/2022

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Cumberland	Arrived TN Cumberland, LLC	6/7/2022	7/6/2022
Arrived Homes Series Cupcake	Arrived AR Cupcake LLC	5/23/2021	9/24/2021
Arrived Homes Series Cypress	Arrived GA Cypress, LLC	6/22/2022	7/15/2022
Arrived Homes Series Daisy	Arrived AR Daisy, LLC	6/15/2022	6/20/2022
Arrived Homes Series Davidson	Arrived NC Davidson LLC	7/22/2021	10/1/2021
Arrived Homes Series Dawson	Arrived SC Dawson, LLC	6/15/2021	7/6/2021
Arrived Homes Series Delta	Arrived GA Delta, LLC	12/29/2021	1/26/2022
Arrived Homes Series Dewberry	Arrived SC Dewberry, LLC	5/21/2021	6/29/2021
Arrived Homes Series Diablo	Arrived AZ Diablo, LLC	11/29/2021	12/27/2021
Arrived Homes Series Dogwood	Arrived Homes Series Dogwood, a series of Arrived Homes, LLC	5/31/2022	6/6/2022
Arrived Homes Series Dolittle	Arrived SC Dolittle, LLC	9/1/2021	11/10/2021
Arrived Homes Series Dolly	Arrived TN Dolly, LLC	6/13/2022	6/24/2022
Arrived Homes Series Dops	Arrived Homes Series Dops, a Series of Arrived Homes, LLC	11/29/2022	12/15/2022
Arrived Homes Series Dorchester	Arrived SC Dorchester, LLC	5/31/2022	6/10/2022
Arrived Homes Series Dunbar	Arrived TN Dunbar, LLC	5/19/2022	5/31/2022
Arrived Homes Series Eagle	Arrived AR Eagle, LLC	6/24/2022	8/5/2022
Arrived Homes Series Eastfair	Arrived SC Eastfair, LLC	5/21/2021	6/9/2021
Arrived Homes Series Eastwood	Arrived TN Eastwood, LLC	7/25/2023	8/30/2023
Arrived Homes Series Elevation	Arrived SC Elevation, LLC	7/7/2021	7/21/2021
Arrived Homes Series Ella	Arrived TN Ella, LLC	1/10/2023	1/31/2023
Arrived Homes Series Ellen	Arrived IN Ellen, LLC	5/24/2023	7/12/2023
Arrived Homes Series Elm	Arrived SC Elm, LLC	6/15/2021	8/16/2021
Arrived Homes Series Emporia	Arrived GA Emporia, LLC	1/7/2022	1/27/2022
Arrived Homes Series Ensenada	Arrived CO Ensenada, LLC	9/28/2021	10/15/2021
Arrived Homes Series Falcon	Arrived AR Falcon, LLC	6/24/2022	9/9/2022
Arrived Homes Series Felix	Arrived NC Felix, LLC	5/24/2023	6/7/2023
Arrived Homes Series Fenwick	Arrived GA Fenwick, LLC	5/8/2023	5/31/2023
Arrived Homes Series Fletcher	Arrived AR Fletcher, LLC	7/5/2023	7/26/2023
Arrived Homes Series Folly	Arrived SC Folly, LLC	5/31/2022	6/8/2022
Arrived Homes Series Forest	Arrived SC Forest, LLC	6/28/2021	7/26/2021
Arrived Homes Series Foster	Arrived OH Foster, LLC	5/19/2023	5/31/2023
Arrived Homes Series Franklin	Arrived IN Franklin, LLC	5/24/2023	6/14/2023
Arrived Homes Series Gardens	Arrived Homes Series Gardens, a series of Arrived Homes, LLC	3/17/2022	3/23/2022
Arrived Homes Series General	Arrived VA General, LLC	5/25/2023	6/7/2023

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Goose	Arrived AR Goose, LLC	6/24/2022	8/5/2022
Arrived Homes Series Grant	Arrived GA Grant, LLC	10/1/2021	10/29/2021
Arrived Homes Series Greenhill	Arrived SC Greenhill, LLC	11/17/2021	1/11/2022
Arrived Homes Series Gretal	Arrived TN Gretal, LLC	7/20/2022	9/29/2022
Arrived Homes Series Grove	Arrived Homes Series Grove, a series of Arrived Homes, LLC	4/20/2022	3/29/2022
Arrived Homes Series Hadden	Arrived SC Hadden, LLC	12/29/2021	1/31/2022
Arrived Homes Series Hansard	Arrived TN Hansard, LLC	12/9/2022	12/28/2022
Arrived Homes Series Hansel	Arrived TN Hansel, LLC	7/20/2022	8/26/2022
Arrived Homes Series Hargrave	Arrived VA Hargrave, LLC	7/7/2023	7/27/2023
Arrived Homes Series Harrison	Arrived TN Harrison, LLC	6/22/2022	7/8/2022
Arrived Homes Series Henry	Arrived GA Henry, LLC	6/6/2022	6/16/2022
Arrived Homes Series Heritage	Arrived Homes Series Heritage, a series of Arrived Homes, LLC	4/12/2022	4/13/2022
Arrived Homes Series Heron	Arrived SC Heron, LLC	6/30/2022	4/22/2022
Arrived Homes Series Highland	Arrived SC Highland, LLC	6/14/2022	6/24/2022
Arrived Homes Series Hines	Arrived TN Hines, LLC	5/18/2022	5/27/2022
Arrived Homes Series Hobbes	Arrived VA Hobbes, LLC	7/7/2023	7/27/2023
Arrived Homes Series Holcomb	Arrived Homes Series Holcomb, a series of Arrived Homes, LLC	5/3/2022	5/27/2022
Arrived Homes Series Holland	Arrived NC Holland LLC	7/22/2021	9/29/2021
Arrived Homes Series Hollandaise	Arrived TN Hollandaise, LLC	1/20/2022	2/3/2022
Arrived Homes Series Holloway	Arrived SC Holloway, LLC	5/21/2021	6/16/2021
Arrived Homes Series Inglewood	Arrived TN Inglewood, LLC	6/22/2022	7/12/2022
Arrived Homes Series Irene	Arrived AR Irene, LLC	7/5/2023	7/26/2023
Arrived Homes Series Jack	Arrived TN Jack, LLC	4/26/2022	3/22/2022
Arrived Homes Series Jake	Arrived CO Jake, LLC	5/10/2022	5/24/2022
Arrived Homes Series Jefferson	Arrived TN Jefferson, LLC	12/9/2022	12/28/2022
Arrived Homes Series Jill	Arrived TN Jill, LLC	5/12/2022	7/27/2022
Arrived Homes Series Johnny	Arrived TN Johnny, LLC	5/10/2022	6/15/2022
Arrived Homes Series June	Arrived TN June, LLC	5/10/2022	6/15/2022
Arrived Homes Series Jupiter	Arrived NC Jupiter LLC	7/21/2021	9/14/2021
Arrived Homes Series Kawana	Arrived AL Kawana, LLC	1/20/2022	2/11/2022
Arrived Homes Series Kennesaw	Arrived Homes Series Kennesaw, a series of Arrived Homes, LLC	5/18/2022	6/9/2022
Arrived Homes Series Kenny	Arrived TN Kenny, LLC	6/21/2022	6/24/2022
Arrived Homes Series KerriAnn	Arrived NC KerriAnn, LLC	10/4/2021	10/28/2021

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Kessler	Arrived AR Kessler, LLC	6/15/2022	6/22/2022
Arrived Homes Series Kingsley	Arrived SC Kingsley, LLC	5/21/2021	6/1/2021
Arrived Homes Series Kirkwood	Arrived TN Kirkwood, LLC	4/10/2022	4/22/2022
Arrived Homes Series Korin	Arrived AR Korin, LLC	11/8/2022	11/29/2022
Arrived Homes Series Lallie	Arrived SC Lallie, LLC	6/1/2021	6/18/2021
Arrived Homes Series Lanier	Arrived Homes Series Lanier, a series of Arrived Homes, LLC	4/12/2022	4/8/2022
Arrived Homes Series Lannister	Arrived Homes Series Lannister, a series of Arrived Homes, LLC	5/3/2022	5/19/2022
Arrived Homes Series Latte	Arrived Homes Series Latte, a series of Arrived Homes, LLC	5/18/2022	6/1/2022
Arrived Homes Series Lennox	Arrived SC Lennox, LLC	6/15/2021	7/1/2021
Arrived Homes Series Lierly	Arrived AR Lierly, LLC	12/15/2020	1/21/2021
Arrived Homes Series Lily	Arrived CO Lily, LLC	9/2/2021	10/1/2021
Arrived Homes Series Limestone	Arrived SC Limestone LLC	7/21/2021	9/23/2021
Arrived Homes Series Litton	Arrived TN Litton, LLC	10/27/2022	11/14/2022
Arrived Homes Series Longwoods	Arrived GA Longwoods, LLC	5/5/2023	5/24/2023
Arrived Homes Series Lookout	Arrived TN Lookout, LLC	5/19/2022	5/31/2022
Arrived Homes Series Loretta	Arrived TN Loretta, LLC	5/31/2022	7/15/2022
Arrived Homes Series Louis	Arrived MO Louis, LLC	5/8/2023	5/10/2023
Arrived Homes Series Louise	Arrived Homes Series Louise, a series of Arrived Homes, LLC	3/8/2022	3/17/2022
Arrived Homes Series Lovejoy	Arrived GA Lovejoy, LLC	1/7/2022	2/3/2022
Arrived Homes Series Luna	Arrived SC Luna, LLC	5/21/2021	6/14/2021
Arrived Homes Series Lurleen	Arrived Homes Series Lurleen, a series of Arrived Homes, LLC	10/27/2022	12/5/2022
Arrived Homes Series Madison	Arrived Homes Series Madison, a series of Arrived Homes, LLC	12/29/2022	5/6/2022
Arrived Homes Series Mae	Arrived SC Mae, LLC	6/6/2022	6/22/2022
Arrived Homes Series Magnolia	Arrived GA Magnolia, LLC	4/12/2022	4/26/2022
Arrived Homes Series Malbec	Arrived AR Malbec, LLC	4/26/2021	5/13/2021
Arrived Homes Series Mammoth	Arrived Homes Series Mammoth, a series of Arrived Homes, LLC	4/12/2022	3/31/2022
Arrived Homes Series Marcelo	Arrived KY Marcelo, LLC	6/17/2022	7/29/2022
Arrived Homes Series Marie	Arrived TN Marie, LLC	12/9/2022	12/28/2022
Arrived Homes Series Marietta	Arrived SC Marietta, LLC	6/28/2022	6/30/2022
Arrived Homes Series Marion	Arrived GA Marion, LLC	4/21/2023	5/25/2023
Arrived Homes Series Marple	Arrived AR Marple, LLC	5/5/2023	5/31/2023
Arrived Homes Series Martell	Arrived GA Martell, LLC	4/27/2023	5/17/2023

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Mary	Arrived TN Mary, LLC	3/1/2023	5/31/2023
Arrived Homes Series Matchingham	Arrived SC Matchingham, LLC	8/10/2021	10/22/2021
Arrived Homes Series McGregor	Arrived TN McGregor, LLC	4/10/2022	4/14/2022
Arrived Homes Series McLovin	Arrived CO McLovin, LLC	11/12/2021	12/3/2021
Arrived Homes Series Meadow	Arrived NC Meadow, LLC	8/27/2021	9/28/2021
Arrived Homes Series Mimosa	Arrived Homes Series Mimosa, a series of Arrived Homes, LLC	9/2/2022	9/23/2022
Arrived Homes Series Mojave	Arrived AR Mojave LLC	5/23/2021	9/24/2021
Arrived Homes Series Murphy	Arrived SC Murphy, LLC	9/1/2021	11/10/2021
Arrived Homes Series Mycroft	Arrived AR Mycroft, LLC	4/27/2023	5/31/2023
Arrived Homes Series Nugget	Arrived CO Nugget, LLC	4/29/2022	5/20/2022
Arrived Homes Series Odessa	Arrived CO Odessa, LLC	9/2/2021	9/30/2021
Arrived Homes Series Olive	Arrived SC Olive, LLC	6/15/2021	7/27/2021
Arrived Homes Series Oly	Arrived CO Oly, LLC	11/12/2021	11/30/2021
Arrived Homes Series Onyx	Arrived TN Onyx, LLC	5/22/2023	5/31/2023
Arrived Homes Series Oscar	Arrived NC Oscar, LLC	5/24/2023	6/28/2023
Arrived Homes Series Osceola	Arrived FL Osceola, LLC	5/4/2023	5/23/2023
Arrived Homes Series Osprey	Arrived SC Osprey, LLC	4/29/2022	6/3/2022
Arrived Homes Series Otoro	Arrived GA Otoro, LLC	2/2/2022	3/21/2022
Arrived Homes Series Palmer	Arrived GA Palmer, LLC	5/23/2023	6/7/2023
Arrived Homes Series Patrick	Arrived AR Patrick, LLC	1/4/2021	2/1/2021
Arrived Homes Series Peanut	Arrived Homes Series Peanut, a series of Arrived Homes, LLC	3/8/2022	3/22/2022
Arrived Homes Series Pearl	Arrived TN Pearl, LLC	5/2/2022	5/13/2022
Arrived Homes Series Pecan	Arrived AR Pecan, LLC	1/4/2021	2/1/2021
Arrived Homes Series Peterson	Arrived Homes Series Peterson, a series of Arrived Homes, LLC	7/24/2023	8/3/2023
Arrived Homes Series Piedmont	Arrived GA Piedmont, LLC	6/22/2022	6/29/2022
Arrived Homes Series Pinot	Arrived AR Pinot, LLC	4/26/2021	5/13/2021
Arrived Homes Series Pioneer	Arrived CO Pioneer, LLC	5/16/2022	6/7/2022
Arrived Homes Series Plumtree	Arrived AR Plumtree, LLC	12/15/2020	1/4/2021
Arrived Homes Series Point	Arrived TN Point, LLC	4/26/2022	4/5/2022
Arrived Homes Series Porthos	Arrived GA Porthos, LLC	5/8/2023	6/14/2023
Arrived Homes Series Quincy	Arrived CO Quincy, LLC	6/6/2022	6/28/2022
Arrived Homes Series Redondo	Arrived NM Redondo, LLC	9/22/2022	10/31/2022
Arrived Homes Series Regency	Arrived OH Regency, LLC	12/1/2022	12/21/2022
Arrived Homes Series Reginald	Arrived GA Reginald, LLC	6/22/2022	7/5/2022
Arrived Homes Series Reynolds	Arrived Homes Series Reynolds, a series of Arrived Homes, LLC	5/18/2022	6/2/2022

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Ribbonwalk	Arrived NC Ribbonwalk, LLC	9/30/2021	10/28/2021
Arrived Homes Series Richardson	Arrived AR Richardson, LLC	6/23/2022	7/8/2022
Arrived Homes Series Richmond	Arrived VA Richmond, LLC	7/20/2023	8/2/2023
Arrived Homes Series Ridge	Arrived SC Ridge, LLC	6/15/2021	7/9/2021
Arrived Homes Series Ritter	Arrived CO Ritter, LLC	5/11/2022	5/27/2022
Arrived Homes Series River	Arrived SC River, LLC	6/15/2021	7/30/2021
Arrived Homes Series Riverwalk	Arrived TN Riverwalk, LLC	5/27/2022	6/13/2022
Arrived Homes Series Rooney	Arrived AZ Rooney, LLC	9/13/2021	10/13/2021
Arrived Homes Series Roseberry	Arrived SC Roseberry, LLC	6/15/2021	8/2/2021
Arrived Homes Series Rosewood	Arrived Homes Series Rosewood, a series of Arrived Homes, LLC	4/20/2022	4/18/2022
Arrived Homes Series Roxy	Arrived TN Roxy, LLC	4/26/2022	4/7/2022
Arrived Homes Series Saddlebred	Arrived CO Saddlebred, LLC	9/16/2021	10/1/2021
Arrived Homes Series Saint	Arrived AZ Saint, LLC	9/27/2021	1/13/2022
Arrived Homes Series Sajni	Arrived GA Sajni, LLC	12/15/2022	1/24/2023
Arrived Homes Series Salem	Arrived AR Salem, LLC	4/26/2021	5/13/2021
Arrived Homes Series Salinas	Arrived NM Salinas, LLC	12/9/2022	1/13/2023
Arrived Homes Series Saturn	Arrived NC Saturn, LLC	8/11/2021	8/31/2021
Arrived Homes Series Scepter	Arrived AZ Scepter, LLC	9/20/2021	10/13/2021
Arrived Homes Series Sequoyah	Arrived AR Sequoyah, LLC	10/27/2022	11/9/2022
Arrived Homes Series Shallowford	Arrived TN Shallowford, LLC	6/22/2022	7/12/2022
Arrived Homes Series Shoreline	Arrived SC Shoreline, LLC	5/21/2021	6/18/2021
Arrived Homes Series Sigma	Arrived NC Sigma, LLC	11/24/2021	12/17/2021
Arrived Homes Series Simon	Arrived TN Simon, LLC	6/1/2023	6/14/2023
Arrived Homes Series Sims	Arrived GA Sims, LLC	5/17/2023	5/31/2023
Arrived Homes Series Soapstone	Arrived AR Soapstone, LLC	12/15/2020	10/11/2019
Arrived Homes Series Sodalis	Arrived IN Sodalis, LLC	6/7/2022	6/27/2022
Arrived Homes Series Spencer	Arrived SC Spencer, LLC	6/1/2021	6/22/2021
Arrived Homes Series Splash	Arrived AR Splash, LLC	4/26/2021	5/3/2021
Arrived Homes Series Spring	Arrived SC Spring, LLC	5/23/2022	6/30/2022
Arrived Homes Series Stonebriar	Arrived Homes Series Stonebriar, a series of Arrived Homes, LLC	4/20/2022	4/18/2022
Arrived Homes Series Sugar	Arrived SC Sugar, LLC	6/15/2021	7/7/2021
Arrived Homes Series Summerset	Arrived SC Summerset, LLC	6/1/2021	6/21/2021
Arrived Homes Series Sundance	Arrived NM Sundance, LLC	9/26/2022	10/14/2022
Arrived Homes Series Sunnyside	Arrived Homes Series Sunnyside, a series of Arrived Homes, LLC	11/16/2022	12/20/2022
Arrived Homes Series Swift	Arrived GA Swift, LLC	4/13/2022	4/20/2022
Arrived Homes Series Taylor	Arrived Homes Series Taylor, a series of Arrived Homes, LLC	6/14/2022	6/29/2022
Arrived Homes Series Terracotta	Arrived AZ Terracotta, LLC	1/20/2022	2/4/2022

Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Arrived Homes Series Theodore	Arrived TN Theodore, LLC	6/1/2023	6/14/2023
Arrived Homes Series Tulip	Arrived Homes Series Tulip, a series of Arrived Homes, LLC	3/8/2022	3/25/2022
Arrived Homes Series Tuscan	Arrived AR Tuscan, LLC	4/26/2021	5/13/2021
Arrived Homes Series Tuscarora	Arrived NM Tuscarora, LLC	9/26/2022	12/22/2022
Arrived Homes Series Tuxford	Arrived SC Tuxford, LLC	1/20/2022	2/9/2022
Arrived Homes Series Vernon	Arrived SC Vernon, LLC	8/10/2021	11/24/2021
Arrived Homes Series Walton	Arrived AR Walton, LLC	6/8/2022	6/24/2022
Arrived Homes Series Wave	Arrived GA Wave, LLC	12/29/2021	2/11/2022
Arrived Homes Series Weldon	Arrived NC Weldon LLC	7/23/2021	9/17/2021
Arrived Homes Series Wellington	Arrived GA Wellington, LLC	6/16/2022	7/7/2022
Arrived Homes Series Wentworth	Arrived AR Wentworth, LLC	4/26/2021	9/24/2021
Arrived Homes Series Wescott	Arrived TN Wescott, LLC	4/18/2022	5/12/2022
Arrived Homes Series Westchester	Arrived SC Westchester, LLC	6/28/2021	7/15/2021
Arrived Homes Series Wildwood	Arrived TN Wildwood, LLC	4/13/2022	4/25/2022
Arrived Homes Series Willow	Arrived AR Willow, LLC	6/15/2022	7/13/2022
Arrived Homes Series Wilson	Arrived AR Wilson, LLC	6/15/2022	7/1/2022
Arrived Homes Series Winchester	Arrived Homes Series Winchester, a series of Arrived Homes, LLC	7/5/2023	7/14/2023
Arrived Homes Series Windsor	Arrived SC Windsor, LLC	6/15/2021	7/22/2021
Arrived Homes Series Winston	Arrived Homes Series Winston, a series of Arrived Homes, LLC	6/22/2022	7/8/2022
Arrived Homes Series Wisteria	Arrived Homes Series Wisteria, a series of Arrived Homes, LLC	3/8/2022	3/29/2022

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Series conform to accounting principles generally accepted in the United States of America (GAAP). The Series has adopted a calendar year as its fiscal year.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, however, the Company may adopt accounting standards based on the effective dates for public entities.

In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included.

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of Arrived Homes, LLC (the “Company”) and each Series listed in Note 1 (collectively the “Series”). All inter-company transactions and balances have been eliminated on consolidation.

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Deferred Offering Costs

The Company and Series complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs include offering expense reimbursements and sourcing fees as noted below.

Per the operating agreement, the Manager is eligible to receive up to a maximum of 2% of the gross offering proceeds per the Series offering, as reimbursement for offering expenses including legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering.

Upon completion of an offering, the Series may also be required to pay the Manager sourcing fees as defined in the offering documents. The Manager is responsible for sourcing and analyzing the Series’ property.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts of the Company’s financial instruments, such as cash and other current liabilities approximate fair values due to the short-term nature of these instruments. The estimated fair value of the Company’s long-term debt approximates the carrying value due to the interest rates on this debt approximating current market interest rates.

Management Fee

For all Series qualified prior to July 12, 2022, the Manager received and continues to receive from each such Series an annual asset management fee equal to one percent (1%) of the capital contributions to such Series. For all Series qualified after July 12, 2022, the Manager has received and will continue to receive from such Series an annual asset management fee equal to six tenths of a percent (0.6%) of the purchase price of the series property for such series, paid out of the series’ net operating rental income on a quarterly basis. Additionally, pursuant to the operating agreement, the Manager will receive reimbursements for out-of-pocket expenses in connection with the organization and offerings (up to a maximum of 2% of the gross offering proceeds per series offering), the operations and the acquisition of properties and in connection with third parties providing services to the series. The Manager may also receive a portion of the property management fee, and the property disposition fee as described below. With respect to the operating accounts for each series that the Manager maintains with a third-party bank, the Manager will be entitled to receive any interest earned on the cash balances in such accounts. The Manager reserves the right to waive any fees or reimbursements it is due in its sole discretion.

Property Management Fee

The company will appoint an affiliate of the manager or a third-party property management company to serve as property manager to manage the property of each series pursuant to a property management agreement. The fee arrangements for each property management company are set forth below:

Blue Canopy Realty

As compensation for the services provided by the property manager, each series will be charged a property management fee equal to seven percent (7%) of all rents and fees as remitted to the series and paid to the property manager pursuant to the property management agreement.

Marketplace Homes

As compensation for the services provided by the property manager, each series will be charged a property management fee of $70 on a monthly basis and paid to the property manager pursuant to the property management agreement.

Streetlane (formerly Great Jones)

As compensation for the services provided by the property manager, each series will be charged a property management fee equal to eight percent (8%) of all rents and fees as remitted to the series or a minimum property management fee of $99 on a monthly basis and paid to the property manager pursuant to the property management agreement. As of October 2023, all properties formerly managed by Great Jones are now managed by Streetlane as a result of a merger between Streetlane and Great Jones. All property management agreements between the relevant series and Great Jones remain in full force and effect.

Mynd Property Management

As compensation for the services provided by the property manager, each series will be charged a property management fee equal to six percent (6%) of all rents and fees as remitted to the series or a minimum property management fee of $84 on a monthly basis and paid to the property manager pursuant to the property management agreement.

The property manager for each Series is specified in the latest Offering Circular under "The Series Properties Being Offered.”

Property Disposition Fee

Upon the disposition and sale of the Series’ property, the Manager will charge the Series a market rate property disposition fee that will cover property sale expenses such as brokerage commissions, and title, escrow and closing costs. It is expected that the disposition fee charged to the Series will range from six to seven percent of the property sale price. To the extent that the actual property disposition fees are less than the amount charged to the Series, the Manager will receive the difference.

Prepaid and Accrued Expenses

Prepaid expenses consist of prepaid insurance. Accrued expenses includes accrued property taxes, dividends, audit and tax fees, and interest payable on the Series’ mortgage.

Deposits

Deposits classified as assets represent security deposits paid or incurred by the Series. Tenant deposit liabilities represent security deposits received by tenant customers. This encompasses deposits administered by property management entities and liabilities associated with tenant deposits.

Due From (To) Third-party Property Managers

Due from (to) third-party property managers are uncollateralized obligations due under normal trade terms generally requiring payment within 30 days from the approved prior month financial statements. Due from (to) property managers are presented net of receipts and expenses for the reported month. The Company uses a loss-rate approach based on historical loss information, adjusted for management’s expectations about current and future economic conditions, as the basis to determine expected cash receipts and distributions. Management exercises significant judgment in determining expected credit losses. Key inputs include macroeconomic factors, industry trends, and the creditworthiness of counterparties. Management believes that the composition of receivables at year-end is consistent with historical conditions as credit terms and practices and the property managers have not changed significantly.

The Company and Series determined it was not necessary to record an allowance for credit losses as of June 30, 2024.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The Series’ property and equipment includes the cost of the purchased property, including the building and related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the capitalized costs of the building. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5 years. Additions and property improvements in excess of $5,000 are capitalized and depreciated using the straight-line method over the estimated useful lives of 5-7 years, while routine repairs and maintenance are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of comprehensive income.

Impairment of Long-Lived Assets

The Company and Series continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Series assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Series recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Series did not record any impairment losses on long-lived assets for the period ended June 30, 2024.

Operating Expenses

The Series is responsible for the costs and expenses attributable to the activities of the Series. The Manager will bear its own expenses of an ordinary nature. If the operating expenses exceed the amount of revenues generated from a Series property and cannot be covered by any operating expense reserves on the balance sheet of the Series, the Manager may (a) pay such operating expenses and not seek reimbursement, in which case the expenses would be recognized by the Series with a credit to contributed capital. (b) loan the amount of the operating expenses to the Series, on which the Manager and its affiliates may impose a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by Series’ property, and/or (c) cause additional interests to be issued in the Series in order to cover such additional amounts.

Revenue Recognition

The Company and Series adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at inception using the modified retrospective transition approach applied to all contracts. There were no cumulative impacts that were made. The Company and Series determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Series expects to be entitled to in exchange for those goods or services. As a practical expedient, the Series does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company and Series recognizes rental revenue on a monthly basis when earned.

Comprehensive Income (Loss)

The Company and Series follows FASB ASC 220 in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income (loss), comprehensive income (loss) is equal to net income (loss).

Organizational Costs

In accordance with FASB ASC 720, Organizational Costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company follows FASB ASC 740 when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Each Arrived Homes series is organized as an LLC for legal purposes and makes a subsequent election with the IRS to be treated as a C corporation for tax purposes, pursuant to subchapter C or the Internal Revenue Code.

Furthermore, each series complies with the requirements to be a Real Estate Investment Trust (“REIT”), a special type of C corporation that files tax form 1120-REIT.  A REIT may not be required to pay income tax at the corporate level because this form of corporation is permitted to deduct dividends paid to members’ as an expense.  Therefore, if a REIT paid out all profit and capital gains to its members it could potentially report no taxable income.  Tax losses of REITs are not allocated directly to members but, under current law, losses may be accumulated and carried forward indefinitely and be used to offset up to 80% of taxable income in any future year, thereby reducing the reported taxable income of the REIT.

Most states give REIT’s a deduction for dividends paid.  Since our series generally pay dividends in excess of the taxable income generated, there would be no state tax liability in these states.  In states that do not give a deduction for dividends paid, there may be a state income tax due that is assessed based on the tax table for that particular state.    There is no state tax liability for members based on the locations of properties held in the REIT’s.  The rules for state tax loss carryforwards vary by state as some conform to the Federal rules while others have restrictions on timeframes and/or the percentage of loss that can be carried forward.

Recently issued and not yet adopted and adopted accounting pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company and Series adopted this standard upon inception and it did not have a material impact on their consolidated and consolidating financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company and Series adopted this standard upon inception and it did not have a material impact on their consolidated and consolidating financial statements.

In June 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as modified by FASB ASU No. 2019-10 and other subsequently issued related ASUs. The amendments in this Update affect loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company and Series adopted this new guidance upon inception utilizing the modified retrospective transition method. The adoption of this standard did not have a material impact on the Company’s and Series’ consolidated and consolidating financial statements, but did change how the allowance for credit losses is determined.

Management does not believe that any other recently issued, but not yet adopted, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a lack of liquidity, nominal cash, and has limited operations since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months from the filing of this Semi-Annual Report is dependent upon their ability to continue to generate cash flow from their rental properties and/or obtain financing from the Manager. However, there are assurances that the Company can continue to generate cash flow from their rental properties or that the Manager will always be in the position to provide funding when needed. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

June 30, 2024
Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
100	$464,472	$154,824	$-	$619,296	$35,187	$584,108
101	479,535	159,845	-	639,380	34,876	604,504
Abbington	361,773	120,591	6,695	489,059	27,650	461,409
Abernant	171,814	57,271	-	229,086	4,686	224,400
Alvin	240,221	80,074	-	320,294	6,551	313,743
Amber	231,434	76,250	-	307,684	23,143	284,541
Apollo	148,028	49,343	-	197,371	10,766	186,606
Aster	192,736	64,093	-	256,829	12,849	243,980
Augusta	224,136	74,712	-	298,848	8,150	290,698
Avebury	219,734	73,245	-	292,978	17,978	275,000
Avondale	248,780	82,927	-	331,707	9,047	322,660
Badminton	192,775	63,750	7,254	263,779	21,997	241,781
Ballinger	225,915	75,305	-	301,220	4,108	297,113
Bandelier	227,358	122,465	-	349,823	22,047	327,776
Baron	440,147	142,573	-	582,719	32,011	550,708
Basil	153,138	50,625	-	203,763	16,706	187,057
Bayside	193,863	63,750	-	257,613	20,561	237,051
Bazzel	187,453	62,484	19,530	269,468	14,544	254,923
Bedford	211,603	70,534	-	282,138	16,672	265,466
Bella	231,329	77,110	-	308,439	7,711	300,728
Belle	332,313	110,771	-	443,084	23,161	419,923
Belvedere	222,829	74,276	-	297,105	8,103	289,002
Bergenia	164,244	54,748	-	218,993	4,977	214,015
Blossom	192,230	64,077	-	256,307	12,815	243,491
Bonneau	253,239	84,413	5,330	342,982	18,748	324,234
Brainerd	219,905	72,500	-	292,405	11,995	280,410
Braxton	244,842	80,875	-	325,717	16,323	309,394
Brennan	171,314	57,105	-	228,419	12,978	215,440
Briarwood	157,646	52,549	-	210,195	4,299	205,895
Brooklyn	125,094	41,500	6,328	172,922	8,616	164,306
Burlington	490,374	163,458	-	653,831	35,664	618,168
Butter	286,835	93,724	-	380,558	26,813	353,746
Calvin	178,500	59,500	-	238,000	5,409	232,591
Camino	200,434	66,811	-	267,245	13,970	253,275
Cawley	237,152	79,051	-	316,203	7,905	308,298
Centennial	215,425	71,250	-	286,675	23,502	263,173
Chaparral	148,009	49,491	-	197,500	18,687	178,813
Chelsea	232,861	77,620	-	310,481	19,052	291,429
Chester	280,215	93,000	-	373,215	18,681	354,534
Chickamauga	282,098	93,075	-	375,173	15,387	359,786
Chinook	230,186	76,729	7,665	314,580	9,078	305,502
Chitwood	289,031	96,344	-	385,375	20,145	365,230
Clover	249,340	83,113	-	332,453	16,853	315,600
Coatbridge	205,145	67,500	7,962	280,607	23,085	257,522
Collier	268,326	89,442	-	357,769	18,702	339,067
Collinston	159,806	52,500	-	212,306	15,981	196,326
Conway	519,077	171,250	-	690,327	34,605	655,722
Cove	158,950	52,983	-	211,933	6,743	205,190
Creekside	234,815	78,472	-	313,287	16,366	296,921
Creekwood	218,448	72,375	-	290,823	14,563	276,260
Cumberland	223,247	74,416	-	297,662	14,883	282,779
Cupcake	166,444	54,639	8,000	229,083	17,828	211,254
Cypress	275,692	91,250	-	366,942	17,544	349,399
Daisy	227,590	75,863	-	303,453	15,862	287,591
Davidson	160,008	52,500	-	212,508	15,516	196,992
Dawson	171,298	56,250	5,028	232,575	20,095	212,480
Delta	257,741	85,914	8,400	352,054	22,149	329,905
Dewberry	143,700	47,500	-	191,200	15,676	175,524
Diablo	195,243	103,950	-	299,193	17,853	281,340
Dogwood	182,125	60,000	-	242,125	12,693	229,432

June 30, 2024

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Dolittle	232,183	76,093	-	308,276	21,811	286,465
Dolly	521,147	173,682	-	694,829	36,322	658,507
Dops	154,480	51,250	-	205,730	7,958	197,772
Dorchester	259,980	86,660	-	346,640	18,120	328,520
Dunbar	243,644	81,215	13,811	338,670	19,791	318,879
Eagle	203,903	67,968	7,150	279,021	13,929	265,092
Eastfair	162,575	53,750	-	216,325	17,735	198,590
Eastwood	240,809	80,270	-	321,079	6,568	314,512
Elevation	201,118	65,837	13,996	280,951	23,430	257,521
Ella	197,272	65,757	-	263,030	9,565	253,465
Ellen	187,200	62,400	-	249,600	5,673	243,927
Elm	125,176	41,250	-	166,426	13,033	153,393
Emporia	265,811	88,604	-	354,415	22,554	331,861
Ensenada	365,214	196,000	-	561,214	35,553	525,661
Falcon	204,606	67,500	7,000	279,106	13,334	265,772
Felix	187,146	62,382	6,979	256,507	7,285	249,222
Fenwick	226,605	75,535	-	302,140	8,240	293,900
Fletcher	132,652	44,217	-	176,869	4,020	172,849
Folly	235,178	78,393	8,504	322,074	19,084	302,990
Forest	265,264	87,500	12,474	365,238	30,185	335,052
Foster	236,883	78,961	-	315,843	8,614	307,230
Franklin	225,740	75,247	5,186	306,173	8,475	297,697
Gardens	166,712	55,571	5,548	227,830	13,690	214,141
General	238,814	79,605	-	318,419	7,960	310,459
Goose	189,997	63,332	6,700	260,029	12,984	247,045
Grant	244,818	129,500	-	374,318	23,740	350,578
Greenhill	246,644	82,215	-	328,858	20,927	307,931
Gretal	341,305	112,500	-	453,805	20,685	433,120
Grove	170,579	56,860	13,000	240,439	18,423	222,016
Hadden	166,460	55,487	-	221,947	14,124	207,823
Hansard	229,327	75,709	-	305,035	11,814	293,222
Hansel	305,996	101,999	-	407,994	19,472	388,522
Hargrave	176,640	58,880	-	235,520	5,353	230,167
Harrison	346,265	115,000	-	461,265	23,084	438,181
Henry	325,137	108,379	-	433,516	22,661	410,855
Heritage	220,017	73,339	5,056	298,412	18,690	279,722
Heron	216,890	72,297	5,305	294,492	18,553	275,939
Highland	216,811	72,270	-	289,081	15,111	273,970
Hines	193,050	64,350	8,950	266,350	15,830	250,520
Hobbes	176,871	58,957	-	235,828	5,360	230,468
Holcomb	268,238	89,413	-	357,651	19,508	338,142
Holland	160,008	52,500	-	212,508	16,001	196,507
Hollandaise	276,552	92,184	-	368,736	22,627	346,109
Holloway	256,950	85,000	-	341,950	28,031	313,919
Inglewood	514,831	169,750	-	684,581	34,322	650,259
Irene	132,652	44,217	-	176,869	4,020	172,849
Jack	313,439	104,480	6,782	424,700	26,767	397,933
Jake	445,114	148,371	-	593,485	32,372	561,113
Jefferson	207,755	68,441	-	276,196	10,703	265,493
Jill	302,035	101,838	-	403,872	20,136	383,737
Johnny	442,591	147,497	-	590,089	30,847	559,241
June	442,591	147,497	-	590,089	30,847	559,241
Jupiter	159,802	52,500	-	212,302	15,980	196,322
Kawana	208,216	69,405	-	277,621	17,036	260,585
Kennesaw	321,006	107,002	-	428,008	22,373	405,634
Kenny	521,147	173,682	-	694,829	36,322	658,507
KerriAnn	257,713	85,000	-	342,713	24,990	317,722
Kessler	195,429	65,143	5,526	266,098	15,739	250,359
Kingsley	238,075	78,750	-	316,825	25,741	291,084
Kirkwood	197,564	65,855	-	263,419	14,967	248,452

June 30, 2024

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Korin	210,256	69,716	-	279,972	11,469	268,503
Lallie	280,725	92,500	10,869	384,094	32,323	351,771
Lanier	285,656	95,219	5,121	385,996	22,409	363,587
Lannister	132,923	44,308	6,100	183,331	12,819	170,512
Latte	275,597	91,866	-	367,463	19,208	348,255
Lennox	163,783	53,750	-	217,533	17,371	200,162
Lierly	161,250	53,750	-	215,000	20,197	194,803
Lily	380,574	126,250	31,533	538,356	41,306	497,050
Limestone	221,258	72,500	-	293,758	22,126	271,632
Litton	242,715	80,000	-	322,715	13,239	309,476
Longwoods	203,601	67,867	-	271,468	7,404	264,064
Lookout	260,780	86,927	-	347,707	18,966	328,741
Loretta	518,678	171,250	-	689,928	34,579	655,350
Louis	203,538	67,846	-	271,384	7,401	263,982
Louise	208,392	69,464	-	277,856	16,419	261,437
Lovejoy	222,438	74,146	-	296,584	18,199	278,385
Luna	162,575	53,750	-	216,325	17,735	198,590
Lurleen	165,449	55,150	10,401	230,999	11,643	219,356
Madison	155,520	51,840	-	207,360	11,310	196,050
Mae	267,516	89,172	-	356,688	18,645	338,043
Magnolia	189,690	63,230	7,050	259,970	17,191	242,780
Malbec	241,344	80,225	-	321,568	27,522	294,046
Mammoth	257,706	85,902	-	343,608	20,304	323,304
Marcelo	215,116	71,705	-	286,822	14,341	272,481
Marie	241,848	79,625	-	321,473	12,459	309,014
Marietta	228,678	76,807	-	305,485	15,938	289,547
Marion	192,484	64,161	11,128	267,773	8,390	259,383
Marple	132,652	44,217	-	176,869	4,824	172,045
Martell	196,472	65,491	-	261,963	7,144	254,819
Mary	205,277	68,426	-	273,703	7,465	266,239
Matchingham	160,191	52,273	-	212,463	15,534	196,930
McGregor	227,254	75,751	-	303,005	17,216	285,788
McLovin	343,044	183,750	-	526,794	31,094	495,700
Meadow	242,548	80,000	-	322,548	24,255	298,294
Mimosa	159,969	53,750	-	213,719	9,847	203,872
Mojave	178,180	58,500	8,000	244,680	19,691	224,989
Murphy	224,701	73,612	-	298,312	21,108	277,204
Mycroft	135,657	45,219	-	180,876	4,933	175,943
Nugget	423,141	141,047	-	564,188	30,774	533,414
Odessa	403,261	133,750	-	537,011	40,326	496,685
Olive	175,139	57,500	5,044	237,683	20,509	217,174
Oly	344,549	184,100	-	528,649	32,371	496,278
Onyx	245,598	81,866	15,427	342,891	11,502	331,389
Oscar	188,729	62,910	5,865	257,503	7,073	250,430
Osceola	211,769	70,590	-	282,359	7,701	274,658
Osprey	264,002	88,001	6,901	358,903	21,160	337,743
Otoro	296,828	98,943	6,875	402,646	24,418	378,228
Palmer	220,930	73,643	5,690	300,264	8,408	291,856
Patrick	158,368	52,551	6,319	217,239	21,162	196,076
Peanut	163,038	54,346	-	217,385	12,846	204,539
Pearl	412,412	137,471	-	549,882	29,994	519,889
Pecan	157,052	52,124	-	209,176	19,529	189,647
Peterson	170,723	56,908	-	227,631	4,656	222,975
Piedmont	289,947	97,027	-	386,974	20,208	366,766
Pinot	243,611	81,054	-	324,665	27,781	296,883
Pioneer	431,448	143,816	15,000	590,263	30,889	559,375
Plumtree	151,745	50,738	-	202,483	19,311	183,172
Point	288,748	96,249	-	384,997	21,875	363,122
Porthos	228,114	76,038	-	304,152	7,604	296,549
Quincy	413,303	137,768	-	551,071	28,806	522,265

June 30, 2024

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Redondo	236,941	78,750	-	315,691	13,642	302,049
Regency	208,617	68,750	-	277,367	10,747	266,620
Reginald	329,750	108,750	8,200	446,700	24,853	421,846
Reynolds	324,775	108,258	-	433,033	22,636	410,397
Ribbonwalk	241,740	80,000	-	321,740	23,442	298,298
Richardson	237,659	78,750	-	316,409	15,844	300,565
Richmond	287,745	95,915	-	383,659	7,848	375,812
Ridge	164,536	54,000	-	218,536	17,451	201,085
Ritter	381,271	127,090	-	508,362	27,729	480,633
River	201,388	66,250	-	267,638	21,359	246,279
Riverwalk	298,504	99,501	-	398,005	20,805	377,200
Rooney	242,468	129,500	-	371,968	23,585	348,383
Roseberry	248,204	81,250	-	329,454	25,572	303,881
Rosewood	204,541	68,180	-	272,722	15,496	257,226
Roxy	246,352	82,117	-	328,469	18,663	309,806
Saddlebred	357,856	118,750	17,602	494,208	42,017	452,190
Saint	208,509	112,274	-	320,783	17,692	303,092
Sajni	226,838	75,613	14,142	316,592	14,534	302,059
Salem	241,306	80,225	-	321,531	27,518	294,012
Salinas	172,670	57,557	8,994	239,220	9,721	229,499
Saturn	163,562	53,750	6,480	223,792	20,363	203,429
Scepter	177,069	94,500	-	271,569	17,267	254,302
Sequoyah	187,039	62,000	5,041	254,080	10,202	243,878
Shallowford	272,709	90,500	-	363,209	18,203	345,006
Shoreline	234,300	77,500	-	311,800	24,850	286,950
Sigma	289,989	96,250	-	386,239	26,286	359,953
Simon	218,698	72,899	-	291,597	7,290	284,307
Sims	206,196	68,732	-	274,929	7,498	267,430
Soapstone	165,000	55,000	-	220,000	20,667	199,333
Sodalis	218,882	72,961	-	291,842	15,255	276,587
Spencer	227,685	75,000	-	302,685	24,940	277,745
Splash	163,770	53,750	-	217,520	18,858	198,662
Spring	187,077	62,359	-	249,436	13,039	236,397
Stonebriar	153,288	51,096	-	204,385	11,613	192,772
Sugar	235,235	77,500	-	312,735	24,963	287,772
Summerset	192,776	63,750	15,526	272,051	23,100	248,951
Sundance	238,965	78,750	7,575	325,290	16,284	309,006
Sunnyside	167,162	55,721	-	222,882	8,611	214,271
Swift	259,781	86,594	5,641	352,015	21,937	330,079
Taylor	173,433	58,010	5,354	236,796	14,051	222,746
Terracotta	208,259	112,139	-	320,398	16,408	303,989
Theodore	217,070	72,357	-	289,427	7,236	282,191
Tulip	239,969	79,990	-	319,959	18,907	301,052
Tuscan	244,164	80,225	-	324,389	27,820	296,569
Tuscarora	252,508	83,998	-	336,505	13,008	323,497
Tuxford	198,079	66,026	-	264,106	16,206	247,899
Vernon	199,031	64,942	-	263,973	21,110	242,864
Walton	226,775	75,592	-	302,367	15,806	286,561
Wave	252,771	84,590	-	337,362	20,681	316,680
Weldon	159,806	52,500	-	212,306	15,981	196,326
Wellington	306,669	101,250	6,650	414,569	22,329	392,240
Wentworth	172,251	56,550	8,000	236,801	19,091	217,711
Wescott	207,088	69,029	-	276,118	15,061	261,057
Westchester	257,791	85,000	-	342,791	27,341	315,450
Wildwood	166,727	55,576	-	222,303	12,631	209,672
Willow	221,118	73,250	-	294,368	14,741	279,627
Wilson	289,478	96,830	5,795	392,103	22,371	369,732
Winchester	200,150	66,717	5,698	272,564	7,015	265,549
Windsor	264,500	87,500	-	352,000	28,053	323,947
Winston	248,565	82,855	-	331,420	16,571	314,849
Wisteria	224,188	74,729	7,912	306,830	18,718	288,112

	$57,656,362	$19,667,892	$500,089	$77,824,342	$4,316,053	$73,508,289

June 30, 2023

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
100	$464,472	$154,824	$-	$619,296	$18,297	$600,998
101	479,535	159,845	-	639,380	17,438	621,942
Abbington	361,773	120,591	6,695	489,059	13,155	475,904
Amber	231,434	76,250	-	307,684	14,728	292,956
Apollo	148,028	49,343	-	197,371	5,383	191,988
Aster	192,736	64,093	-	256,829	5,841	250,989
Augusta	224,136	74,712	-	298,848	-	298,848
Avebury	219,734	73,245	-	292,978	9,988	282,990
Avondale	248,780	82,927	-	331,707	-	331,707
Badminton	192,775	63,750	-	256,525	14,020	242,505
Bandelier	229,358	122,465	-	351,823	13,900	337,923
Baron	440,147	142,573	-	582,719	16,005	566,714
Basil	153,138	50,625	-	203,763	11,137	192,626
Bayside	193,863	63,750	-	257,613	13,512	244,101
Bazzel	187,453	62,484	19,530	269,468	7,018	262,450
Bedford	211,603	70,534	-	282,138	8,977	273,160
Bella	231,329	77,110	-	308,439	-	308,439
Belle	332,313	110,771	-	443,084	11,077	432,007
Belvedere	222,829	74,276	-	297,105	-	297,105
Bergenia	-	-	-	-	-	-
Blossom	192,230	64,077	-	256,307	5,825	250,482
Bonneau	253,239	84,413	5,330	342,982	8,473	334,508
Brainerd	219,905	72,500	-	292,405	3,998	288,407
Braxton	244,842	80,875	-	325,717	7,419	318,297
Brennan	171,314	57,105	-	228,419	6,749	221,670
Brooklyn	125,094	41,500	6,328	172,922	2,802	170,120
Burlington	490,374	163,458	-	653,831	17,832	636,000
Butter	286,835	93,724	-	380,558	16,433	364,125
Camino	200,434	66,811	-	267,245	6,681	260,564
Campbell	-	-	-	-	-	-
Cawley	237,152	79,051	-	316,203	-	316,203
Centennial	215,425	71,250	-	286,675	15,668	271,007
Chaparral	148,009	49,491	-	197,500	13,288	184,212
Chelsea	232,861	77,620	-	310,481	10,585	299,897
Chester	280,215	93,000	-	373,215	8,491	364,723
Chickamauga	282,098	93,075	-	375,173	5,129	370,044
Chinook	230,186	76,729	-	306,915	-	306,915
Chitwood	289,031	96,344	-	385,375	9,634	375,740
Clover	241,810	80,603	-	322,413	8,060	314,353
Coatbridge	205,145	67,500	-	272,645	14,298	258,347
Collier	268,326	89,442	-	357,769	8,944	348,824
Collinston	159,806	52,500	-	212,306	10,169	202,137
Conway	519,077	171,250	-	690,327	15,730	674,597
Cove	158,950	52,983	-	211,933	963	210,970
Creekside	234,815	78,472	-	313,287	7,827	305,460
Creekwood	218,448	72,375	-	290,823	6,620	284,204
Cumberland	223,247	74,416	-	297,662	6,765	290,897
Cupcake	166,444	54,639	8,000	229,083	11,278	217,804
Cypress	275,692	91,250	-	366,942	7,518	359,424
Daisy	227,590	75,863	-	303,453	7,586	295,867
Davidson	160,008	52,500	-	212,508	9,697	202,810
Dawson	171,298	56,250	5,028	232,575	12,861	219,715
Delta	257,741	85,914	-	343,654	12,496	331,158
Dewberry	143,700	47,500	-	191,200	10,451	180,749
Diablo	195,243	103,950	-	299,193	9,521	289,671
Dogwood	182,125	60,000	-	242,125	6,071	236,054
Dolittle	232,183	76,093	-	308,276	13,368	294,908
Dolly	521,147	173,682	-	694,829	17,372	677,458
Dops	154,480	51,250	-	205,730	2,341	203,389
Dorchester	259,980	86,660	-	346,640	8,666	337,973

June 30, 2023

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Dunbar	243,644	81,215	-	324,859	8,860	315,999
Eagle	203,903	67,968	-	271,871	5,561	266,309
Eastfair	162,575	53,750	-	216,325	11,824	204,501
Elevation	201,118	65,837	-	266,955	14,017	252,938
Ella	197,272	65,757	-	263,030	2,391	260,639
Ellen	-	-	-	-	-	-
Elm	125,176	41,250	-	166,426	8,433	157,993
Emporia	265,811	88,604	-	354,415	12,888	341,527
Ensenada	366,214	196,000	-	562,214	22,221	539,993
Falcon	204,606	67,500	-	272,106	4,960	267,145
Felix	187,146	62,382	-	249,528	-	249,528
Fenwick	226,605	75,535	-	302,140	-	302,140
Folly	235,178	78,393	8,504	322,074	8,831	313,243
Forest	265,264	87,500	-	352,764	19,292	333,472
Foster	236,883	78,961	-	315,843	-	315,843
Franklin	225,740	75,247	-	300,987	-	300,987
Gardens	166,712	55,571	-	222,283	7,073	215,210
General	238,814	79,605	-	318,419	-	318,419
Goose	189,997	63,332	-	253,329	5,182	248,147
Grant	244,818	129,500	-	374,318	14,837	359,480
Greenhill	246,644	82,215	-	328,858	11,959	316,900
Gretal	341,305	112,500	-	453,805	8,274	445,531
Grove	170,579	56,860	13,000	240,439	9,620	230,819
Hadden	166,460	55,487	-	221,947	8,071	213,876
Hansard	229,327	75,709	-	305,035	3,475	301,561
Hansel	305,996	101,999	-	407,994	8,345	399,649
Harrison	346,265	115,000	-	461,265	10,493	450,772
Henry	325,137	108,379	-	433,516	10,838	422,678
Heritage	220,017	73,339	5,056	298,412	9,679	288,733
Heron	216,890	72,297	5,305	294,492	9,605	284,887
Highland	216,811	72,270	-	289,081	7,227	281,854
Hines	193,050	64,350	8,950	266,350	7,020	259,330
Holcomb	268,238	89,413	-	357,651	9,754	347,896
Holland	160,008	52,500	-	212,508	10,182	202,325
Hollandaise	276,552	92,184	-	368,736	12,571	356,165
Holloway	256,950	85,000	-	341,950	18,687	323,263
Inglewood	514,831	169,750	-	684,581	15,601	668,980
Jack	313,439	104,480	13,564	431,482	14,013	417,469
Jake	445,114	148,371	-	593,485	16,186	577,299
Jefferson	207,755	68,441	-	276,196	3,148	273,048
Jill	302,035	101,838	-	403,872	9,153	394,720
Johnny	442,591	147,497	-	590,089	14,753	575,336
June	442,591	147,497	-	590,089	14,753	575,336
Jupiter	159,802	52,500	-	212,302	10,169	202,133
Kawana	208,216	69,405	-	277,621	9,464	268,156
Kennesaw	321,006	107,002	-	428,008	10,700	417,307
Kenny	521,147	173,682	-	694,829	17,372	677,458
KerriAnn	257,713	85,000	-	342,713	15,619	327,094
Kessler	195,429	65,143	5,526	266,098	7,527	258,570
Kingsley	238,075	78,750	-	316,825	17,161	299,664
Kirkwood	197,564	65,855	-	263,419	7,783	255,636
Korin	210,256	69,716	-	279,972	3,823	276,149
Lallie	280,725	92,500	-	373,225	20,462	352,763
Lanier	285,656	95,219	-	380,875	11,253	369,622
Lannister	132,923	44,308	6,100	183,331	6,765	176,566
Latte	275,597	91,866	-	367,463	9,187	358,276
Lennox	163,783	53,750	-	217,533	11,415	206,118
Lierly	161,250	53,750	-	215,000	14,333	200,667
Lily	380,574	126,250	31,533	538,356	26,320	512,036
Limestone	221,258	72,500	-	293,758	14,080	279,677

June 30, 2023

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Litton	242,715	80,000	-	322,715	4,413	318,302
Longwoods	203,601	67,867	-	271,468	-	271,468
Lookout	260,780	86,927	-	347,707	9,483	338,224
Loretta	518,678	171,250	-	689,928	15,718	674,211
Louis	203,538	67,846	-	271,384	-	271,384
Louise	208,392	69,464	-	277,856	8,841	269,015
Lovejoy	222,438	74,146	-	296,584	10,111	286,473
Luna	162,575	53,750	-	216,325	11,824	204,501
Lurleen	165,449	55,150	10,401	230,999	4,414	226,586
Madison	155,520	51,840	-	207,360	5,655	201,705
Mae	267,516	89,172	-	356,688	8,917	347,771
Magnolia	189,690	63,230	7,050	259,970	8,883	251,087
Malbec	241,344	80,225	-	321,568	18,746	302,822
Mammoth	257,706	85,902	-	343,608	10,933	332,675
Marcelo	215,116	71,705	-	286,822	6,519	280,303
Marie	241,848	79,625	-	321,473	3,664	317,808
Marietta	228,678	76,807	-	305,485	7,623	297,862
Marion	192,484	64,161	-	256,645	-	256,645
Marple	132,652	44,217	-	176,869	-	176,869
Martell	196,472	65,491	-	261,963	-	261,963
Mary	205,277	68,426	-	273,703	-	273,703
Matchingham	160,191	52,273	-	212,463	9,709	202,755
McGregor	227,254	75,751	-	303,005	8,952	294,052
McLovin	343,044	183,750	-	526,794	18,656	508,137
Meadow	242,548	80,000	-	322,548	15,435	307,113
Mimosa	159,969	53,750	-	213,719	3,939	209,780
Mojave	178,180	58,500	8,000	244,680	12,641	232,039
Murphy	224,701	73,612	-	298,312	12,937	285,375
Mycroft	135,657	45,219	-	180,876	-	180,876
Nugget	423,141	141,047	-	564,188	15,387	548,801
Odessa	403,261	133,750	-	537,011	25,662	511,349
Olive	175,139	57,500	5,044	237,683	13,131	224,552
Oly	344,549	184,100	-	528,649	19,842	508,807
Onyx	245,598	81,866	-	327,464	-	327,464
Oscar	188,729	62,910	-	251,638	-	251,638
Osceola	211,769	70,590	-	282,359	-	282,359
Osprey	264,002	88,001	6,901	358,903	10,180	348,723
Otoro	296,828	98,943	-	395,771	12,593	383,178
Palmer	220,930	73,643	-	294,574	-	294,574
Patrick	158,368	52,551	6,319	217,239	14,127	203,112
Peanut	163,038	54,346	-	217,385	6,917	210,468
Pearl	412,412	137,471	-	549,882	14,997	534,885
Pecan	157,052	52,124	-	209,176	13,804	195,372
Piedmont	289,947	97,027	-	386,974	9,665	377,310
Pinot	243,611	81,054	-	324,665	18,923	305,742
Pioneer	431,448	143,816	15,000	590,263	14,382	575,882
Plumtree	151,745	50,738	-	202,483	13,776	188,707
Point	288,748	96,249	-	384,997	11,375	373,622
Porthos	228,114	76,038	-	304,152	-	304,152
Quincy	413,303	137,768	-	551,071	13,777	537,294
Redondo	236,941	78,750	-	315,691	5,026	310,665
Regency	208,617	68,750	-	277,367	3,161	274,206
Reginald	329,750	108,750	8,200	446,700	11,222	435,477
Reynolds	324,775	108,258	-	433,033	10,826	422,207
Ribbonwalk	241,740	80,000	-	321,740	14,651	307,089
Richardson	237,659	78,750	-	316,409	7,202	309,207
Ridge	164,536	54,000	-	218,536	11,468	207,068
Ritter	381,271	127,090	-	508,362	13,864	494,497
River	201,388	66,250	-	267,638	14,036	253,602
Riverwalk	298,504	99,501	-	398,005	9,950	388,055

June 30, 2023

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Rooney	243,218	129,500	-	372,718	14,740	357,977
Roseberry	248,204	81,250	-	329,454	16,547	312,907
Rosewood	204,541	68,180	-	272,722	8,058	264,664
Roxy	246,352	82,117	-	328,469	9,705	318,764
Saddlebred	357,856	118,750	17,602	494,208	26,740	467,468
Saint	208,509	112,274	-	320,783	10,110	310,674
Sajni	226,838	75,613	14,142	316,592	3,457	313,136
Salem	241,306	80,225	-	321,531	18,744	302,787
Salinas	172,670	57,557	-	230,227	2,093	228,134
Saturn	163,562	53,750	6,480	223,792	11,155	212,637
Scepter	178,069	94,500	-	272,569	10,792	261,777
Sequoyah	187,039	62,000	-	249,039	3,401	245,638
Shallowford	272,709	90,500	-	363,209	8,287	354,922
Shoreline	234,300	77,500	-	311,800	16,330	295,470
Sigma	292,989	96,250	-	389,239	15,981	373,258
Simon	218,698	72,899	-	291,597	-	291,597
Sims	206,196	68,732	-	274,929	-	274,929
Soapstone	165,000	55,000	-	220,000	14,667	205,333
Sodalis	218,882	72,961	-	291,842	7,296	284,546
Spencer	227,685	75,000	-	302,685	16,627	286,058
Splash	163,770	53,750	-	217,520	12,903	204,617
Spring	187,077	62,359	-	249,436	6,236	243,200
Stonebriar	153,288	51,096	-	204,385	6,039	198,346
Sugar	235,235	77,500	-	312,735	16,404	296,331
Summerset	192,776	63,750	-	256,526	14,020	242,505
Sundance	238,965	78,750	7,575	325,290	6,079	319,211
Sunnyside	167,162	55,721	-	222,882	2,533	220,349
Swift	259,781	86,594	5,641	352,015	11,362	340,653
Taylor	173,433	58,010	5,354	236,796	6,673	230,123
Terracotta	208,259	112,139	-	320,398	8,835	311,562
Theodore	217,070	72,357	-	289,427	-	289,427
Tulip	239,969	79,990	-	319,959	10,181	309,778
Tuscan	244,164	80,225	-	324,389	18,941	305,447
Tuscarora	252,508	83,998	-	336,505	3,826	332,679
Tuxford	198,079	66,026	-	264,106	9,004	255,102
Vernon	199,031	64,942	-	263,973	13,872	250,101
Walton	226,775	75,592	-	302,367	7,559	294,808
Wave	252,771	84,590	-	337,362	11,490	325,872
Weldon	159,806	52,500	-	212,306	10,169	202,137
Wellington	306,669	101,250	6,650	414,569	9,847	404,722
Wentworth	172,251	56,550	8,000	236,801	12,257	224,544
Wescott	207,088	69,029	-	276,118	7,530	268,587
Westchester	257,791	85,000	-	342,791	17,967	324,824
Wildwood	166,727	55,576	-	222,303	6,568	215,735
Willow	221,118	73,250	-	294,368	6,701	287,668
Wilson	289,478	96,830	5,795	392,103	10,649	381,455
Windsor	264,500	87,500	-	352,000	18,435	333,565
Winston	248,565	82,855	-	331,420	7,532	323,888
Wisteria	224,188	74,729	-	298,918	9,511	289,407

Consolidated	$54,812,800	$18,717,454	$292,602	$73,822,856	$2,177,102	$71,645,754

Depreciation expense was $1,088,121 and $901,791 for the six months ended June 30, 2024 and 2023.

NOTE 5: MORTGAGE PAYABLE, NET

The Company has mortgages with Arvest Bank, Certain Lending, and Arrived Holdings, Inc. (a related party and the Manager of the Company). The following is a summary of the mortgages by each Series. In cases where the loan was assigned from Arrived Holdings, Inc. to a related party, Arrived Short Term Notes, LLC (also a related party of the Manager), with no changes to the terms or conditions of the loan for the Series, the assignment does not impact the Series' obligations under the original loan agreement.

JUNE 30, 2024

Series	Lender	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Amber	Certain Lending	200,830	Term	30	7	3.875%
Apollo	Certain Lending	136,500	Term	30	7	5.625%
Aster	Certain Lending	127,500	Term	30	7	6.625%
Avebury	Certain Lending	203,000	Term	30	7	3.875%
Badminton	Certain Lending	174,200	Term	30	5	4.625%
Bandelier	Certain Lending	244,930	Term	30	7	3.875%
Basil	Certain Lending	131,625	Term	30	5	4.625%
Bayside	Certain Lending	165,750	Term	30	7	4.625%
Bedford	Certain Lending	196,000	Term	30	7	3.875%
Brainerd	Arrived Holdings, Inc.	145,000	Term	30	5	5.950%
Brennan	Certain Lending	157,500	Term	30	7	5.625%
Brooklyn	Arrived Short Term Notes, LLC	83,000	Term	30	5	5.950%
Butter	Certain Lending	262,426	Term	30	7	3.875%
Centennial	Certain Lending	190,000	Term	30	5	4.625%
Chaparral	Arvest Bank	104,310	Term	10	5	4.00%
Chelsea	Certain Lending	215,492	Term	30	7	3.875%
Chester	Certain Lending	186,000	Term	30	7	6.625%
Coatbridge	Certain Lending	175,500	Term	30	5	4.625%
Collinston	Certain Lending	136,500	Term	30	5	3.875%
Creekwood	Certain Lending	144,750	Term	30	7	6.625%
Cupcake	Certain Lending	152,989	Term	30	7	3.875%
Cypress	Certain Lending	182,500	Term	30	7	6.625%
Davidson	Certain Lending	147,000	Term	30	7	3.875%
Dawson	Certain Lending	146,250	Term	30	5	4.625%
Delta	Certain Lending	226,800	Term	30	7	3.875%
Dewberry	Certain Lending	121,225	Term	30	5	4.625%
Diablo	Certain Lending	207,900	Term	30	7	3.875%
Dolittle	Certain Lending	207,577	Term	30	7	3.875%
Eagle	Certain Lending	135,000	Term	30	7	6.625%
Eastfair	Certain Lending	150,000	Term	30	5	4.625%
Elevation	Certain Lending	172,250	Term	30	5	4.625%
Elm	Certain Lending	107,250	Term	30	5	4.625%
Emporia	Certain Lending	245,000	Term	30	7	3.875%
Ensenada	Certain Lending	392,000	Term	30	7	3.875%
Falcon	Certain Lending	135,000	Term	30	7	6.625%
Forest	Certain Lending	227,500	Term	30	5	4.625%
Gardens	Certain Lending	136,500	Term	30	7	4.750%
Goose	Certain Lending	125,750	Term	30	7	6.625%
Grant	Certain Lending	259,000	Term	30	7	3.875%
Greenhill	Certain Lending	227,784	Term	30	7	3.875%
Grove	Certain Lending	157,500	Term	30	7	4.750%
Hadden	Certain Lending	143,500	Term	30	7	3.875%
Hansel	Certain Lending	201,995	Term	30	7	6.625%
Harrison	Certain Lending	230,000	Term	30	7	6.625%
Heritage	Certain Lending	203,000	Term	30	7	4.750%
Heron	Certain Lending	200,900	Term	30	7	4.750%
Holland	Certain Lending	147,000	Term	30	5	4.625%
Hollandaise	Certain Lending	255,500	Term	30	7	3.875%
Holloway	Certain Lending	221,000	Term	30	5	4.625%
Jack	Certain Lending	289,629	Term	30	7	4.375%
Jill	Certain Lending	201,320	Term	30	7	6.625%
Jupiter	Certain Lending	139,750	Term	30	5	4.625%
Kawana	Certain Lending	192,500	Term	30	7	3.875%
KerriAnn	Certain Lending	238,000	Term	30	7	3.875%
Kessler	Certain Lending	128,500	Term	30	7	6.625%
Kingsley	Certain Lending	215,000	Term	30	5	4.625%
Kirkwood	Certain Lending	182,000	Term	30	7	4.750%
Lallie	Certain Lending	240,500	Term	30	5	4.625%
Lanier	Certain Lending	263,900	Term	30	7	4.750%
Lannister	Certain Lending	115,500	Term	30	7	6.125%
Lennox	Certain Lending	139,750	Term	30	5	4.625%
Lierly	Arvest Bank	131,100	Term	10	5	4.00%
Lily	Certain Lending	311,500	Term	30	7	3.875%
Limestone	Certain Lending	203,000	Term	30	5	3.875%
Litton	Arrived Short Term Notes, LLC	160,000	Term	30	5	5.95%

JUNE 30, 2024

Series	Lender	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Louise	Certain Lending	182,000	Term	30	7	4.375%
Lovejoy	Certain Lending	205,100	Term	30	7	3.875%
Luna	Certain Lending	150,000	Term	30	5	4.625%
Lurleen	Arrived Short Term Notes, LLC	110,000	Term	30	5	6.990%
Madison	Certain Lending	102,500	Term	30	7	6.00%
Magnolia	Certain Lending	175,000	Term	30	7	5.625%
Malbec	Certain Lending	208,585	Term	30	5	4.625%
Mammoth	Certain Lending	238,000	Term	30	7	4.750%
Marietta	Certain Lending	152,113	Term	30	7	6.625%
Matchingham	Certain Lending	146,364	Term	30	7	3.875%
McLovin	Certain Lending	367,500	Term	30	7	3.875%
Meadow	Certain Lending	214,900	Term	30	7	3.875%
Mimosa	Arrived Holdings, Inc.	107,500	Term	30	5	6.625%
Mojave	Certain Lending	163,800	Term	30	7	3.875%
Murphy	Certain Lending	207,270	Term	30	7	3.875%
Odessa	Certain Lending	374,500	Term	30	7	3.875%
Olive	Certain Lending	126,100	Term	30	5	4.625%
Oly	Certain Lending	368,200	Term	30	7	3.875%
Otoro	Certain Lending	274,400	Term	30	7	3.875%
Patrick	Arvest Bank	108,300	Term	10	5	4.00%
Peanut	Certain Lending	147,000	Term	30	7	4.750%
Pecan	Arvest Bank	112,860	Term	10	5	4.00%
Piedmont	Certain Lending	192,500	Term	30	7	6.625%
Pinot	Certain Lending	210,740	Term	30	5	4.625%
Plumtree	Arvest Bank	111,150	Term	10	5	4.00%
Point	Certain Lending	267,750	Term	30	7	4.750%
Redondo	Arrived Holdings, Inc.	157,500	Term	30	5	6.625%
Regency	Arrived Short Term Notes, LLC	137,500	Term	30	5	6.990%
Ribbonwalk	Certain Lending	224,000	Term	30	7	3.875%
Ridge	Certain Lending	140,400	Term	30	5	4.625%
River	Certain Lending	172,250	Term	30	5	4.625%
Rooney	Certain Lending	259,000	Term	30	7	3.875%
Roseberry	Certain Lending	211,250	Term	30	5	4.625%
Rosewood	Certain Lending	189,000	Term	30	7	4.750%
Roxy	Certain Lending	220,500	Term	30	7	4.750%
Saddlebred	Certain Lending	332,500	Term	30	5	3.875%
Saint	Certain Lending	211,992	Term	30	7	3.875%
Salem	Certain Lending	212,550	Term	30	5	4.625%
Saturn	Certain Lending	139,750	Term	30	5	4.625%
Scepter	Certain Lending	189,000	Term	30	5	3.875%
Sequoyah	Arrived Short Term Notes, LLC	124,000	Term	30	5	6.490%
Shallowford	Certain Lending	181,000	Term	30	7	6.625%
Shoreline	Certain Lending	211,900	Term	30	5	4.625%
Sigma	Certain Lending	269,500	Term	30	7	3.875%
Soapstone	Arvest Bank	128,250	Term	10	5	4.00%
Spencer	Certain Lending	195,000	Term	30	5	4.625%
Splash	Arvest Bank	122,500	Term	10	5	4.00%
Stonebriar	Certain Lending	134,400	Term	30	7	4.750%
Sugar	Certain Lending	201,500	Term	30	5	4.625%
Summerset	Certain Lending	165,750	Term	30	5	4.625%
Sundance	Arrived Holdings, Inc.	157,500	Term	30	5	6.625%
Taylor	Certain Lending	115,000	Term	30	7	6.625%
Terracotta	Certain Lending	222,600	Term	30	7	3.875%
Tulip	Certain Lending	221,900	Term	30	7	4.750%
Tuscan	Arvest Bank	181,480	Term	10	5	4.00%
Tuxford	Certain Lending	178,500	Term	30	7	3.875%
Vernon	Certain Lending	181,837	Term	30	7	3.875%
Wave	Certain Lending	224,000	Term	30	7	3.875%
Weldon	Certain Lending	136,500	Term	30	5	3.875%
Wentworth	Certain Lending	158,340	Term	30	7	3.875%
Wescott	Certain Lending	136,250	Term	30	7	6.125%
Westchester	Certain Lending	198,900	Term	30	5	4.625%
Wildwood	Certain Lending	110,000	Term	30	7	5.50%
Windsor	Certain Lending	227,500	Term	30	5	4.625%
Wisteria	Certain Lending	207,477	Term	30	7	4.750%

		$24,211,338

JUNE 30, 2023

Series	Lender	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Amber	Certain Lending	$200,830	Term	30	7	3.875%
Apollo	Certain Lending	136,500	Term	30	7	5.625%
Aster	Certain Lending	127,500	Term	30	7	6.625%
Avebury	Certain Lending	203,000	Term	30	7	3.875%
Badminton	Certain Lending	174,200	Term	30	5	4.625%
Bandelier	Certain Lending	244,930	Term	30	7	3.875%
Basil	Certain Lending	131,625	Term	30	5	4.625%
Bayside	Certain Lending	165,750	Term	30	7	4.625%
Bedford	Certain Lending	196,000	Term	30	7	3.875%
Brainerd	Arrived Holdings	145,000	Term	30	5	5.950%
Brennan	Certain Lending	157,500	Term	30	7	5.625%
Brooklyn	Arrived Holdings	83,000	Term	30	5	5.950%
Butter	Certain Lending	262,426	Term	30	7	3.875%
Centennial	Certain Lending	190,000	Term	30	5	4.625%
Chaparral	Arvest Bank	104,310	Term	10	5	4.000%
Chelsea	Certain Lending	215,492	Term	30	7	3.875%
Chester	Certain Lending	186,000	Term	30	7	6.625%
Coatbridge	Certain Lending	175,500	Term	30	5	4.625%
Collinston	Certain Lending	136,500	Term	30	5	3.875%
Creekwood	Certain Lending	144,750	Term	30	7	6.625%
Cupcake	Certain Lending	152,989	Term	30	7	3.875%
Cypress	Certain Lending	182,500	Term	30	7	6.625%
Davidson	Certain Lending	147,000	Term	30	7	3.875%
Dawson	Certain Lending	146,250	Term	30	5	4.625%
Delta	Certain Lending	226,800	Term	30	7	3.875%
Dewberry	Certain Lending	121,225	Term	30	5	4.625%
Diablo	Certain Lending	207,900	Term	30	7	3.875%
Dolittle	Certain Lending	207,577	Term	30	7	3.875%
Eagle	Certain Lending	135,000	Term	30	7	6.625%
Eastfair	Certain Lending	150,000	Term	30	5	4.625%
Elevation	Certain Lending	172,250	Term	30	5	4.625%
Elm	Certain Lending	107,250	Term	30	5	4.625%
Emporia	Certain Lending	245,000	Term	30	7	3.875%
Ensenada	Certain Lending	392,000	Term	30	7	3.875%
Falcon	Certain Lending	135,000	Term	30	7	6.625%
Forest	Certain Lending	227,500	Term	30	5	4.625%
Gardens	Certain Lending	136,500	Term	30	7	4.750%
Goose	Certain Lending	125,750	Term	30	7	6.625%
Grant	Certain Lending	259,000	Term	30	7	3.875%
Greenhill	Certain Lending	227,784	Term	30	7	3.875%
Grove	Certain Lending	157,500	Term	30	7	4.750%
Hadden	Certain Lending	143,500	Term	30	7	3.875%
Hansel	Certain Lending	201,995	Term	30	7	6.625%
Harrison	Certain Lending	230,000	Term	30	7	6.625%
Heritage	Certain Lending	203,000	Term	30	7	4.750%
Heron	Certain Lending	200,900	Term	30	7	4.750%
Holland	Certain Lending	147,000	Term	30	5	4.625%
Hollandaise	Certain Lending	255,500	Term	30	7	3.875%
Holloway	Certain Lending	221,000	Term	30	5	4.625%
Jack	Certain Lending	289,629	Term	30	7	4.375%
Jill	Certain Lending	201,320	Term	30	7	6.625%
Jupiter	Certain Lending	139,750	Term	30	5	4.625%
Kawana	Certain Lending	192,500	Term	30	7	3.875%
KerriAnn	Certain Lending	238,000	Term	30	7	3.875%
Kessler	Certain Lending	128,500	Term	30	7	6.625%
Kingsley	Certain Lending	215,000	Term	30	5	4.625%
Kirkwood	Certain Lending	182,000	Term	30	7	4.750%
Lallie	Certain Lending	240,500	Term	30	5	4.625%
Lanier	Certain Lending	263,900	Term	30	7	4.750%
Lannister	Certain Lending	115,500	Term	30	7	6.125%
Lennox	Certain Lending	139,750	Term	30	5	4.625%
Lierly	Arvest Bank	131,100	Term	10	5	4.000%
Lily	Certain Lending	311,500	Term	30	7	3.875%

JUNE 30, 2023

Series	Lender	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Limestone	Certain Lending	203,000	Term	30	5	3.875%
Litton	Arrived Holdings	160,000	Term	30	5	5.950%
Louise	Certain Lending	182,000	Term	30	7	4.375%
Lovejoy	Certain Lending	205,100	Term	30	7	3.875%
Luna	Certain Lending	150,000	Term	30	5	4.625%
Lurleen	Arrived Holdings	110,000	Term	30	5	6.990%
Madison	Certain Lending	102,500	Term	30	7	6.000%
Magnolia	Certain Lending	175,000	Term	30	7	5.625%
Malbec	Certain Lending	208,585	Term	30	5	4.625%
Mammoth	Certain Lending	238,000	Term	30	7	4.750%
Marietta	Certain Lending	152,113	Term	30	7	6.625%
Matchingham	Certain Lending	146,364	Term	30	7	3.875%
McLovin	Certain Lending	367,500	Term	30	7	3.875%
Meadow	Certain Lending	214,900	Term	30	7	3.875%
Mimosa	Arrived Holdings	107,500	Term	30	5	6.625%
Mojave	Certain Lending	163,800	Term	30	7	3.875%
Murphy	Certain Lending	207,270	Term	30	7	3.875%
Odessa	Certain Lending	374,500	Term	30	7	3.875%
Olive	Certain Lending	126,100	Term	30	5	4.625%
Oly	Certain Lending	368,200	Term	30	7	3.875%
Otoro	Certain Lending	274,400	Term	30	7	3.875%
Patrick	Arvest Bank	108,300	Term	10	5	4.000%
Peanut	Certain Lending	147,000	Term	30	7	4.750%
Pecan	Arvest Bank	112,860	Term	10	5	4.000%
Piedmont	Certain Lending	192,500	Term	30	7	6.625%
Pinot	Certain Lending	210,740	Term	30	5	4.625%
Plumtree	Arvest Bank	111,150	Term	10	5	4.000%
Point	Certain Lending	267,750	Term	30	7	4.750%
Redondo	Arrived Holdings	157,500	Term	30	5	6.625%
Regency	Arrived Holdings	137,500	Term	30	5	6.990%
Ribbonwalk	Certain Lending	224,000	Term	30	7	3.875%
Ridge	Certain Lending	140,400	Term	30	5	4.625%
River	Certain Lending	172,250	Term	30	5	4.625%
Rooney	Certain Lending	259,000	Term	30	7	3.875%
Roseberry	Certain Lending	211,250	Term	30	5	4.625%
Rosewood	Certain Lending	189,000	Term	30	7	4.750%
Roxy	Certain Lending	220,500	Term	30	7	4.750%
Saddlebred	Certain Lending	332,500	Term	30	5	3.875%
Saint	Certain Lending	211,992	Term	30	7	3.875%
Salem	Certain Lending	212,550	Term	30	5	4.625%
Saturn	Certain Lending	139,750	Term	30	5	4.625%
Scepter	Certain Lending	189,000	Term	30	5	3.875%
Sequoyah	Arrived Holdings	124,000	Term	30	5	6.490%
Shallowford	Certain Lending	181,000	Term	30	7	6.625%
Shoreline	Certain Lending	211,900	Term	30	5	4.625%
Sigma	Certain Lending	269,500	Term	30	7	3.875%
Soapstone	Arvest Bank	128,250	Term	10	5	4.000%
Spencer	Certain Lending	195,000	Term	30	5	4.625%
Splash	Arvest Bank	122,500	Term	10	5	4.000%
Stonebriar	Certain Lending	134,400	Term	30	7	4.750%
Sugar	Certain Lending	201,500	Term	30	5	4.625%
Summerset	Certain Lending	165,750	Term	30	5	4.625%
Sundance	Arrived Holdings	157,500	Term	30	5	6.625%
Taylor	Certain Lending	115,000	Term	30	7	6.625%
Terracotta	Certain Lending	222,600	Term	30	7	3.875%
Tulip	Certain Lending	221,900	Term	30	7	4.750%
Tuscan	Arvest Bank	181,480	Term	10	5	4.000%
Tuxford	Certain Lending	178,500	Term	30	7	3.875%
Vernon	Certain Lending	181,837	Term	30	7	3.875%
Wave	Certain Lending	224,000	Term	30	7	3.875%
Weldon	Certain Lending	136,500	Term	30	5	3.875%
Wentworth	Certain Lending	158,340	Term	30	7	3.875%
Wescott	Certain Lending	136,250	Term	30	7	6.125%
Westchester	Certain Lending	198,900	Term	30	5	4.625%
Wildwood	Certain Lending	110,000	Term	30	7	5.500%
Windsor	Certain Lending	227,500	Term	30	5	4.625%
Wisteria	Certain Lending	207,477	Term	30	7	4.750%

		$24,211,338

The mortgages are secured by each Series’ property. As of June 30, 2024 and 2023 the entire principal of the mortgage loans remained outstanding, with maturities dates in excess of one year and thus reflected as non-current liabilities on the consolidated and consolidating balance sheets.

Loan fees incurred in connection with the mortgages were capitalized as a debt discount and are being amortized to interest expenses over the life of the loan. For the periods ending June 30, 2024 and 2023, the Company recorded amortization of loan fees of $10,533 and $11,947. For the period ending June 30, 2024, mortgage payable, net of unamortized loan fees of $310,668 was $23,900,670. For the period ending June 30, 2023, mortgage payable, net of unamortized loan fees of $331,335 was $23,880,003.

NOTE 6: MEMBERS’ EQUITY

Each Series is managed by Arrived Holdings, Inc., a Delaware corporation and managing member of the Company (the “Manager”). Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Series.

The Manager will be responsible for directing the management of Series’ business and affairs, managing the day-to-day affairs, and implementing the Series’ investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Series.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Series expects the Manager to make distributions on a monthly basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

Membership Interests

As of June 30, 2024 and 2023, the Series closed on its public offerings for net proceeds of $57,762,493 and $44,653,221, respectively. The following is a summary of the public offerings by each Series.

June 30, 2024
Series	# of Units Issued	Net cumulative proceeds from the issuance of membership units	Issuance expense (1%)	Offering expense (2%)
100	63,785	$637,849	$7,055	$14,116
101	66,117	661,166	7,198	14,596
Abbington	50,715	507,153	5,537	11,081
Abernant	25,203	252,032	2,721	5,457
Alvin	34,579	345,786	3,737	7,477
Amber	12,168	121,685	1,455	2,930
Apollo	7,637	76,371	912	2,147
Aster	15,319	153,193	1,715	3,885
Augusta	32,522	325,223	3,520	7,057
Avebury	10,507	105,073	1,262	3,005
Avondale	35,947	359,466	3,890	7,784
Badminton	8,967	89,674	1,102	2,205
Ballinger	32,607	326,071	3,523	7,046
Bandelier	12,576	125,763	1,477	2,950
Baron	60,124	601,238	6,530	13,062
Basil	7,946	79,458	956	1,913
Bayside	10,464	104,640	1,231	2,460
Bazzel	26,781	267,812	2,913	5,825
Bedford	10,286	102,855	1,232	2,463
Bella	33,506	335,062	3,627	7,271
Belle	46,109	461,088	4,990	10,082
Belvedere	32,287	322,875	3,497	6,998
Bergenia	23,942	239,423	2,589	5,178
Blossom	28,199	281,987	3,037	6,135
Bonneau	35,923	359,235	3,875	7,841
Brainerd	17,149	171,485	1,913	4,163
Braxton	35,070	350,696	3,763	7,603
Brennan	9,062	90,622	1,062	2,136
Briarwood	23,506	235,059	2,537	5,074
Brooklyn	10,473	104,727	1,162	2,519
Burlington	66,597	665,971	7,438	14,881
Butter	13,496	134,959	1,611	3,220
Calvin	26,235	262,352	2,832	5,666
Camino	28,486	284,861	3,072	6,206
Cawley	34,275	342,749	3,709	7,422
Centennial	10,705	107,045	1,183	2,366
Chaparral	10,165	101,646	1,048	2,096
Chelsea	11,592	115,917	1,376	3,267
Chester	22,033	220,331	2,459	5,596
Chickamauga	39,798	397,981	4,309	8,620

F-351

June 30, 2024
Series	# of Units Issued	Net cumulative proceeds from the issuance of membership units	Issuance expense (1%)	Offering expense (2%)
Chinook	33,333	333,328	3,609	7,223
Chitwood	40,730	407,296	4,377	8,843
Clover	34,987	349,874	3,778	7,639
Coatbridge	11,163	111,630	1,310	2,620
Collier	36,660	366,595	4,066	8,218
Collinston	8,654	86,539	1,031	2,060
Conway	71,747	717,475	7,745	15,662
Cove	22,741	227,408	2,463	4,939
Creekside	32,934	329,342	3,583	7,239
Creekwood	17,253	172,529	1,922	4,360
Cumberland	31,643	316,431	3,418	6,906
Cupcake	9,122	91,225	1,092	2,183
Cypress	21,853	218,531	2,437	5,527
Daisy	32,056	320,560	3,484	7,041
Davidson	7,713	77,126	924	1,850
Dawson	9,310	93,103	1,097	2,200
Delta	12,247	122,469	1,451	2,910
Dewberry	7,723	77,226	924	1,849
Diablo	10,811	108,110	1,290	2,890
Dogwood	25,673	256,729	2,771	5,612
Dolittle	11,271	112,713	1,337	2,680
Dolly	72,674	726,743	7,863	15,885
Dops	22,187	221,871	2,406	4,813
Dorchester	36,954	369,542	3,982	8,045
Dunbar	33,888	338,881	3,719	7,467
Eagle	16,422	164,218	1,836	3,708
Eastfair	7,370	73,704	860	1,721
Eastwood	34,681	346,808	3,747	7,495
Elevation	10,683	106,833	1,257	2,520
Ella	28,318	283,179	3,067	6,134
Ellen	27,466	274,662	2,972	5,956
Elm	6,920	69,199	821	1,640
Emporia	12,861	128,605	1,526	3,629
Ensenada	19,813	198,133	2,317	4,640
Falcon	16,318	163,183	1,830	4,148
Felix	27,385	273,851	2,960	5,929
Fenwick	32,811	328,106	3,550	7,104
Fletcher	19,977	199,773	2,155	4,312
Folly	33,427	334,272	3,593	7,259
Forest	14,099	140,988	1,632	3,260
Foster	34,494	344,939	3,733	7,468
Franklin	32,786	327,859	3,549	7,102
Gardens	9,964	99,641	1,162	2,327
General	34,609	346,088	3,745	7,497
Goose	15,350	153,504	1,717	3,471

F-352

June 30, 2024
Series	# of Units Issued	Net cumulative proceeds from the issuance of membership units	Issuance expense (1%)	Offering expense (2%)
Grant	13,870	138,704	1,631	3,285
Greenhill	11,470	114,705	1,405	2,810
Gretal	48,386	483,863	5,180	10,465
Grove	8,677	86,767	1,051	2,102
Hadden	9,371	93,715	1,106	2,219
Hansard	32,513	325,132	3,526	7,052
Hansel	23,815	238,147	2,644	5,342
Hargrave	25,963	259,629	2,765	5,609
Harrison	26,578	265,775	3,028	6,876
Henry	43,409	434,088	4,710	9,515
Heritage	10,518	105,184	1,275	3,022
Heron	10,718	107,181	1,322	3,097
Highland	29,703	297,033	3,208	6,486
Hines	27,208	272,084	2,953	5,943
Hobbes	25,983	259,827	2,804	5,609
Holcomb	37,778	377,785	4,095	8,190
Holland	8,542	85,418	1,032	2,070
Hollandaise	13,997	139,974	1,644	3,292
Holloway	13,269	132,687	1,478	2,957
Inglewood	71,900	719,002	7,732	15,628
Irene	19,969	199,694	2,154	4,312
Jack	15,548	155,481	1,835	4,354
Jake	61,528	615,282	6,638	13,650
Jefferson	29,466	294,664	3,195	6,391
Jill	23,852	238,522	2,654	6,027
Johnny	61,084	610,843	6,074	13,963
June	61,286	612,863	6,660	13,377
Jupiter	8,909	89,088	1,052	2,110
Kawana	10,782	107,816	1,270	2,994
Kennesaw	44,772	447,715	4,842	9,804
Kenny	72,415	724,145	7,861	15,885
KerriAnn	12,222	122,220	1,461	2,930
Kessler	15,138	151,381	1,717	3,894
Kingsley	11,264	112,642	1,269	2,537
Kirkwood	9,585	95,854	1,165	2,761
Korin	29,848	298,485	3,244	6,491
Lallie	13,343	133,432	1,697	3,395
Lanier	14,014	140,138	1,681	3,361
Lannister	8,204	82,045	958	2,067
Latte	37,949	379,491	4,167	8,352
Lennox	8,997	89,971	1,059	2,120
Lierly	9,172	91,723	946	1,891
Lily	20,889	208,894	2,436	4,880
Limestone	11,884	118,837	1,383	2,770
Litton	18,997	189,972	2,120	4,616
Longwoods	29,695	296,948	3,214	6,428
Lookout	35,594	355,935	3,975	7,984
Loretta	70,257	702,567	7,753	15,662
Louis	29,992	299,924	3,242	6,484
Louise	11,347	113,471	1,322	2,748

F-353

June 30, 2024
Series	# of Units Issued	Net cumulative proceeds from the issuance of membership units	Issuance expense (1%)	Offering expense (2%)
Lovejoy	10,767	107,667	1,283	3,050
Luna	7,424	74,244	907	1,814
Lurleen	13,616	136,159	1,537	3,304
Madison	12,038	120,379	1,467	2,934
Mae	37,141	371,412	4,091	8,266
Magnolia	9,388	93,884	1,148	2,708
Malbec	12,555	125,553	1,379	2,757
Mammoth	12,406	124,064	1,489	2,977
Marcelo	31,255	312,549	3,345	6,762
Marie	34,148	341,482	3,705	7,412
Marietta	17,817	178,169	2,024	4,596
Marion	28,117	281,169	3,043	6,088
Marple	19,668	196,682	2,128	4,260
Martell	28,590	285,898	3,099	6,203
Mary	29,320	293,203	3,175	6,352
Matchingham	7,885	78,848	952	1,900
McGregor	31,823	318,229	3,537	7,075
McLovin	18,825	188,251	2,199	4,400
Meadow	13,352	133,521	1,589	3,180
Mimosa	12,993	129,928	1,484	6,863
Mojave	8,654	86,541	1,160	2,320
Murphy	10,998	109,984	1,306	2,610
Mycroft	20,057	200,572	2,172	4,346
Nugget	57,599	575,993	6,385	12,782
Odessa	18,708	187,076	2,194	4,410
Olive	11,892	118,919	1,371	2,750
Oly	18,720	187,196	2,184	4,380
Onyx	35,512	355,119	3,843	7,698
Oscar	27,632	276,320	2,986	5,974
Osceola	30,974	309,740	3,350	6,700
Osprey	37,205	372,052	4,028	8,110
Otoro	14,266	142,659	1,717	4,084
Palmer	32,098	320,984	3,472	6,944
Patrick	10,967	109,673	1,139	2,278
Peanut	8,318	83,182	992	2,266
Pearl	56,516	565,158	6,248	12,514
Pecan	10,370	103,703	1,069	2,138
Peterson	25,121	251,214	2,712	5,424
Piedmont	22,904	229,041	2,552	5,791
Pinot	12,658	126,577	1,392	2,785
Pioneer	60,173	601,734	6,550	13,116
Plumtree	10,554	105,543	1,089	2,178
Point	14,072	140,718	1,701	3,401
Porthos	33,000	330,000	3,574	7,156
Quincy	56,332	563,320	6,254	12,601
Redondo	18,749	187,490	2,096	4,753
Regency	16,405	164,047	1,870	4,023
Reginald	46,103	461,031	4,981	10,077

F-354

June 30, 2024
Series	# of Units Issued	Net cumulative proceeds from the issuance of membership units	Issuance expense (1%)	Offering expense (2%)
Reynolds	45,377	453,769	4,908	9,874
Ribbonwalk	11,697	116,972	1,388	2,780
Richardson	33,958	339,576	3,661	7,376
Richmond	41,472	414,717	4,481	8,962
Ridge	8,803	88,030	1,050	2,110
Ritter	53,541	535,406	5,808	11,616
River	10,803	108,034	1,277	2,550
Riverwalk	41,185	411,849	4,511	9,144
Rooney	13,332	133,316	1,564	3,130
Roseberry	12,716	127,158	1,464	2,928
Rosewood	10,199	101,990	1,232	2,908
Roxy	12,177	121,771	1,436	2,873
Saddlebred	16,924	169,237	1,983	3,970
Saint	12,654	126,543	1,479	2,958
Sajni	32,310	323,100	3,503	7,007
Salem	12,082	120,825	1,338	2,676
Salinas	25,109	251,086	2,718	5,436
Saturn	8,750	87,500	1,050	2,110
Scepter	9,723	97,234	1,176	2,360
Sequoyah	14,947	149,466	1,666	3,621
Shallowford	21,613	216,125	2,412	5,479
Shoreline	10,853	108,532	1,249	2,498
Sigma	13,801	138,010	1,640	3,280
Simon	31,518	315,180	3,412	6,838
Sims	29,987	299,872	3,245	6,493
Soapstone	9,702	97,019	1,000	2,000
Sodalis	30,804	308,042	3,334	6,740
Spencer	11,715	117,152	1,388	2,775
Splash	10,214	102,138	1,119	2,238
Spring	26,455	264,550	2,852	5,769
Stonebriar	8,062	80,622	997	2,182
Sugar	12,758	127,579	1,471	2,940
Summerset	9,844	98,435	1,189	2,377
Sundance	18,739	187,392	2,094	4,753
Sunnyside	24,359	243,594	2,635	5,271
Swift	36,454	364,541	3,956	7,913
Taylor	14,185	141,854	1,583	3,577
Terracotta	11,844	118,438	1,396	2,796
Theodore	31,339	313,394	3,392	6,784
Tulip	11,817	118,171	1,402	3,328
Tuscan	15,148	151,483	1,655	3,310
Tuscarora	35,918	359,177	3,901	7,802
Tuxford	10,236	102,364	1,206	2,750
Vernon	9,771	97,709	1,161	2,330
Walton	31,661	316,610	3,436	6,940
Wave	11,734	117,342	1,431	2,867

F-355

June 30, 2024
Series	# of Units Issued	Net cumulative proceeds from the issuance of membership units	Issuance expense (1%)	Offering expense (2%)
Weldon	8,644	86,439	1,031	2,060
Wellington	43,523	435,233	4,672	9,438
Wentworth	9,355	93,548	1,124	2,251
Wescott	15,722	157,215	1,792	4,033
Westchester	15,954	159,539	1,821	3,640
Wildwood	13,035	130,348	1,504	3,008
Willow	30,912	309,121	3,376	6,819
Wilson	40,932	409,315	4,449	8,991
Winchester	29,206	292,056	3,154	6,310
Windsor	13,461	134,610	1,572	3,144
Winston	35,159	351,588	3,794	7,635
Wisteria	10,756	107,563	1,306	2,611

	5,776,249	$57,762,493	$638,605	$1,306,455

June 30, 2023
Series Name	# of Units Issued	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance Exp	Net cumulative, offering Expense (2%)
100	61,990	$619,899	$7,055	$14,116
101	63,291	632,909	7,198	14,596
Abbington	47,242	472,424	5,537	11,081
Amber	10,387	103,869	1,455	2,930
Apollo	6,861	68,607	912	2,147
Aster	14,076	140,762	1,715	3,885
Augusta	-	-	-	-
Avebury	9,257	92,573	1,262	3,005
Avondale	35,947	359,466	3,890	7,784
Badminton	8,405	84,054	1,102	2,205
Bandelier	11,013	110,135	1,477	2,950
Baron	57,411	574,107	6,530	13,062
Basil	7,029	70,288	956	1,913
Bayside	9,981	99,814	1,231	2,460
Bazzel	25,645	256,450	2,913	5,825
Bedford	9,887	98,872	1,232	2,463
Bella	-	-	-	-
Belle	44,629	446,293	4,990	10,082
Belvedere	32,287	322,875	3,497	6,998
Bergenia	-	-	-	-
Blossom	27,553	275,525	3,037	6,135
Bonneau	34,041	340,414	3,875	7,841
Brainerd	17,296	172,962	1,913	4,163
Braxton	33,459	334,593	3,763	7,603
Brennan	8,050	80,500	1,062	2,136
Brooklyn	10,287	102,867	1,162	2,519
Burlington	64,012	640,125	7,438	14,881
Butter	11,372	113,716	1,611	3,220
Camino	28,025	280,251	3,072	6,206
Campbell	-	-	-	-
Cawley	-	-	-	-
Centennial	9,504	95,037	1,183	2,366
Chaparral	8,919	89,185	1,048	2,096
Chelsea	10,263	102,632	1,376	3,267
Chester	21,067	210,665	2,459	5,596
Chickamauga	40,123	401,230	4,309	8,620
Chinook	-	-	-	-
Chitwood	39,124	391,243	4,377	8,843
Clover	34,064	340,644	3,778	7,639
Coatbridge	10,461	104,608	1,310	2,620
Collier	35,690	356,896	4,066	8,218
Collinston	6,558	65,580	1,031	2,060

June 30, 2023
Series Name	# of Units Issued	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance Exp	Net cumulative, offering Expense (2%)
Conway	68,176	681,755	7,745	15,662
Cove	22,741	227,408	2,463	4,939
Creekside	32,341	323,414	3,583	7,239
Creekwood	16,817	168,173	1,922	4,360
Cumberland	31,373	313,735	3,418	6,906
Cupcake	8,285	82,851	1,092	2,183
Cypress	20,474	204,742	2,437	5,527
Daisy	31,511	315,110	3,484	7,041
Davidson	6,100	60,995	924	1,850
Dawson	7,394	73,939	1,097	2,200
Delta	10,012	100,118	1,451	2,910
Dewberry	6,921	69,213	924	1,849
Diablo	7,696	76,957	1,290	2,890
Dogwood	25,089	250,891	2,771	5,612
Dolittle	10,306	103,056	1,337	2,680
Dolly	69,451	694,506	7,863	15,885
Dops	22,097	220,971	2,406	4,813
Dorchester	35,039	350,394	3,982	8,045
Dunbar	31,837	318,373	3,719	7,467
Eagle	15,705	157,055	1,836	3,708
Eastfair	6,996	69,956	860	1,721
Elevation	9,905	99,050	1,257	2,520
Ella	28,348	283,479	3,067	6,134
Ellen	-	-	-	-
Elm	6,166	61,659	821	1,640
Emporia	11,352	113,523	1,526	3,629
Ensenada	17,799	177,988	2,317	4,640
Falcon	15,472	154,723	1,830	4,148
Felix	-	-	-	-
Fenwick	-	-	-	-
Folly	32,267	322,669	3,593	7,259
Forest	11,279	112,792	1,632	3,260
Foster	-	-	-	-
Franklin	-	-	-	-
Gardens	9,049	90,486	1,162	2,327
General	-	-	-	-
Goose	14,505	145,051	1,717	3,471
Grant	11,917	119,168	1,631	3,285
Greenhill	10,915	109,152	1,405	2,810
Gretal	47,807	478,067	5,180	10,465

June 30, 2023
Series Name	# of Units Issued	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance Exp	Net cumulative, offering Expense (2%)
Grove	7,598	75,984	1,051	2,102
Hadden	8,451	84,506	1,106	2,219
Hansard	32,453	324,532	3,526	7,052
Hansel	22,230	222,297	2,644	5,342
Harrison	25,434	254,340	3,028	6,876
Henry	41,793	417,931	4,710	9,515
Heritage	8,873	88,728	1,275	3,022
Heron	9,818	98,180	1,322	3,097
Highland	28,278	282,783	3,208	6,486
Hines	25,992	259,919	2,953	5,943
Holcomb	35,907	359,072	4,095	8,190
Holland	6,801	68,008	1,032	2,070
Hollandaise	12,563	125,632	1,644	3,292
Holloway	12,158	121,577	1,478	2,957
Inglewood	68,453	684,530	7,732	15,628
Jack	14,324	143,237	1,835	4,354
Jake	59,645	596,448	6,638	13,650
Jefferson	29,396	293,964	3,195	6,391
Jill	22,902	229,017	2,654	6,027
Johnny	56,832	568,318	6,074	13,963
June	57,046	570,463	6,660	13,377
Jupiter	7,173	71,731	1,052	2,110
Kawana	9,354	93,538	1,270	2,994
Kennesaw	42,690	426,903	4,842	9,804
Kenny	70,084	700,843	7,861	15,885
KerriAnn	9,566	95,660	1,461	2,930
Kessler	14,650	146,499	1,717	3,894
Kingsley	10,190	101,900	1,269	2,537
Kirkwood	8,243	82,431	1,165	2,761
Korin	29,748	297,477	3,244	6,491
Lallie	12,385	123,846	1,697	3,395
Lanier	13,146	131,458	1,681	3,361
Lannister	6,540	65,402	958	2,067
Latte	37,513	375,130	4,167	8,352
Lennox	8,508	85,080	1,059	2,120
Lierly	8,170	81,700	946	1,891
Lily	16,202	162,022	2,436	4,880
Limestone	10,646	106,459	1,383	2,770
Litton	19,182	191,820	2,120	4,616
Longwoods	-	-	-	-
Lookout	34,334	343,336	3,975	7,984
Loretta	69,624	696,240	7,753	15,662
Louis	-	-	-	-
Louise	10,487	104,866	1,322	2,748
Lovejoy	9,369	93,689	1,283	3,050
Luna	6,844	68,442	907	1,814

June 30, 2023
Series Name	# of Units Issued	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance Exp	Net cumulative, offering Expense (2%)
Lurleen	13,456	134,563	1,537	3,304
Madison	10,511	105,115	1,467	2,934
Mae	37,401	374,007	4,091	8,266
Magnolia	7,942	79,416	1,148	2,708
Malbec	11,333	113,333	1,379	2,757
Mammoth	11,137	111,366	1,489	2,977
Marcelo	29,972	299,725	3,345	6,762
Marie	34,098	340,982	3,705	7,412
Marietta	17,091	170,915	2,024	4,596
Marion	-	-	-	-
Marple	19,668	196,682	2,128	4,260
Martell	28,620	286,198	3,099	6,203
Mary	-	-	-	-
Matchingham	7,654	76,536	952	1,900
McGregor	29,884	298,839	3,537	7,075
McLovin	16,184	161,841	2,199	4,400
Meadow	11,190	111,898	1,589	3,180
Mimosa	12,510	125,096	1,484	3,353
Mojave	7,625	76,249	1,160	2,320
Murphy	10,108	101,077	1,306	2,610
Mycroft	20,077	200,772	2,172	4,346
Nugget	55,598	555,985	6,385	12,782
Odessa	15,031	150,309	2,194	4,410
Olive	11,169	111,685	1,371	2,750
Oly	16,891	168,914	2,184	4,380
Onyx	-	-	-	-
Oscar	-	-	-	-
Osceola	-	-	-	-
Osprey	35,969	359,692	4,028	8,110
Otoro	12,284	122,842	1,717	4,084
Palmer	-	-	-	-
Patrick	9,166	91,661	1,139	2,278
Peanut	8,074	80,736	992	2,266
Pearl	55,587	555,868	6,248	12,514
Pecan	9,230	92,297	1,069	2,138
Piedmont	21,955	219,551	2,552	5,791
Pinot	11,156	111,561	1,392	2,785
Pioneer	57,417	574,168	6,550	13,116
Plumtree	9,128	91,278	1,089	2,178
Point	13,017	130,172	1,701	3,401
Porthos	-	-	-	-
Quincy	55,338	553,375	6,254	12,601
Redondo	18,077	180,768	2,096	4,753
Regency	16,388	163,880	1,870	4,023
Reginald	42,604	426,037	4,981	10,077
Reynolds	43,655	436,550	4,908	9,874
Ribbonwalk	9,088	90,883	1,388	2,780
Richardson	32,828	328,283	3,661	7,376

June 30, 2023
Series Name	# of Units Issued	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance Exp	Net cumulative, offering Expense (2%)
Ridge	8,355	83,550	1,050	2,110
Ritter	50,668	506,679	5,808	11,616
River	10,094	100,942	1,277	2,550
Riverwalk	40,255	402,548	4,511	9,144
Rooney	10,734	107,342	1,564	3,130
Roseberry	10,904	109,042	1,464	2,928
Rosewood	8,372	83,715	1,232	2,908
Roxy	10,133	101,334	1,436	2,873
Saddlebred	14,360	143,605	1,983	3,970
Saint	12,033	120,330	1,479	2,958
Sajni	32,330	323,300	3,503	7,007
Salem	10,963	109,633	1,338	2,676
Salinas	25,109	251,086	2,718	5,436
Saturn	7,613	76,128	1,050	2,110
Scepter	8,324	83,236	1,176	2,360
Sequoyah	14,690	146,901	1,666	3,621
Shallowford	20,045	200,450	2,412	5,479
Shoreline	9,722	97,216	1,249	2,498
Sigma	12,237	122,373	1,640	3,280
Simon	-	-	-	-
Sims	28,989	289,893	3,145	6,493
Soapstone	8,481	84,806	1,000	2,000
Sodalis	29,160	291,596	3,334	6,740
Spencer	10,675	106,749	1,388	2,775
Splash	9,183	91,827	1,119	2,238
Spring	25,385	253,852	2,852	5,769
Stonebriar	6,644	66,437	997	2,182
Sugar	11,505	115,048	1,471	2,940
Summerset	8,471	84,713	1,189	2,377
Sundance	18,410	184,096	2,094	4,753
Sunnyside	24,269	242,694	2,635	5,271
Swift	35,009	350,095	3,956	7,913
Taylor	13,871	138,711	1,583	3,577
Terracotta	11,309	113,091	1,396	2,796
Theodore	-	-	-	-
Tulip	9,744	97,441	1,402	3,328
Tuscan	13,186	131,864	1,655	3,310
Tuscarora	35,789	357,891	3,887	7,802
Tuxford	7,894	78,935	1,206	2,750
Vernon	8,273	82,726	1,161	2,330

June 30, 2023
Series Name	# of Units Issued	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance Exp	Net cumulative, offering Expense (2%)
Walton	29,007	290,069	3,436	6,940
Wave	9,661	96,605	1,431	2,867
Weldon	7,261	72,614	1,031	2,060
Wellington	42,574	425,744	4,672	9,438
Wentworth	8,399	83,990	1,124	2,251
Wescott	13,876	138,760	1,792	4,033
Westchester	15,104	151,038	1,821	3,640
Wildwood	12,013	120,130	1,504	3,008
Willow	30,299	302,987	3,376	6,819
Wilson	40,044	400,441	4,449	8,991
Windsor	12,469	124,688	1,572	3,144
Winston	35,157	351,570	3,794	7,635
Wisteria	10,217	102,174	1,306	2,611
	4,465,322	$44,653,221	$524,902	$1,075,539

In connection with the public offering, each Series incurred brokerage fees of 1% of gross proceeds, which is paid directly to the broker as a deduction from gross proceeds. Additionally, pursuant to the operating agreement, the manager will receive reimbursements for out-of-pocket expenses in connection with the offering of up to a maximum of 2% of the gross proceeds from the issuance of membership interests, which amounted to the net cumulative amount of $1,306,455 and $1,075,539 during the six months ended June 30, 2024 and 2023.

Distributions

During the six months ended June 30, 2024, and 2023, 241 and 199 Series, respectively, recorded distributions to the investors of the respective Series totaling $990,663 and $910,997, respectively, which were recorded as a reduction to members’ capital.

The following table reflects total distributions by Series during the six months ended June 30, 2024 and 2023.

Series	June 30, 2024	June 30, 2023
100	$7,823	$15,286
101	5,602	8,695
Abbington	5,322	9,339
Abernant	6,257	-
Alvin	8,966	-
Amber	1,430	2,145
Apollo	975	1,444
Aster	1,589	1,732
Augusta	7,495	-
Avebury	1,126	2,503
Avondale	5,132	-
Badminton	1,798	3,444
Ballinger	7,993	-
Bandelier	1,357	2,360
Baron	4,620	10,411
Basil	2,042	2,836
Bayside	3,224	3,815
Bazzel	3,078	4,360
Bedford	2,297	3,421
Bella	7,327	-
Belle	4,443	6,528
Belvedere	8,848	-
Bergenia	6,446	-
Blossom	6,002	7,326
Bonneau	5,548	6,263
Brainerd	4,501	3,671
Braxton	8,829	9,880
Brennan	805	849
Briarwood	6,467	-
Brooklyn	2,067	2,466
Burlington	5,134	11,597
Butter	2,215	3,989
Calvin	6,766	-
Camino	6,383	7,137
Cawley	8,640	-
Centennial	2,803	2,839
Chaparral	2,693	4,192
Chelsea	3,172	3,299
Chester	2,484	2,732
Chickamauga	8,913	9,478
Chinook	7,469	-
Chitwood	8,162	8,389
Clover	4,659	8,714
Coatbridge	1,558	3,403
Collier	5,332	6,529
Collinston	204	1,430
Conway	4,662	11,733
Cove	1,971	-
Creekside	7,300	8,288
Creekwood	2,349	2,135
Cumberland	6,157	7,251
Cupcake	4,044	4,302
Cypress	2,805	2,953
Daisy	6,421	6,989
Davidson	1,340	1,387
Dawson	1,403	2,302
Delta	434	2,321
Dewberry	1,924	2,382
Diablo	1,225	1,806
Dogwood	4,723	5,577
Dolittle	2,861	3,075
Dolly	3,384	11,092
Dops	5,896	2,647
Dorchester	5,249	6,012

Series	June 30, 2024	June 30, 2023
Dunbar	3,157	4,449
Eagle	4,835	3,894
Eastfair	2,160	2,881
Eastwood	2,772	-
Elevation	1,470	2,011
Ella	7,078	3,374
Ellen	6,300	-
Elm	1,511	2,053
Emporia	2,256	2,288
Ensenada	1,525	5,087
Falcon	4,571	3,688
Felix	6,630	-
Fenwick	8,057	-
Fletcher	5,602	-
Folly	4,349	5,799
Forest	649	3,733
Foster	10,152	-
Franklin	6,281	-
Gardens	2,229	2,645
General	8,539	-
Goose	4,778	4,327
Grant	3,526	3,723
Greenhill	3,276	3,601
Gretal	8,789	9,416
Grove	1,113	1,634
Hadden	2,695	3,179
Hansard	8,663	3,879
Hansel	2,164	4,274
Hargrave	4,230	-
Harrison	3,895	4,281
Henry	1,413	7,130
Heritage	1,699	1,999
Heron	1,714	2,285
Highland	4,865	5,177
Hines	3,716	5,320
Hobbes	4,177	-
Holcomb	6,049	6,546
Holland	1,101	1,516
Hollandaise	1,462	3,288
Holloway	3,689	4,574
Inglewood	7,629	10,932
Irene	5,880	-
Jack	1,688	3,119
Jake	6,403	10,781
Jefferson	7,976	3,515
Jill	4,103	4,290
Johnny	5,307	9,981
June	4,713	10,641
Jupiter	735	1,680
Kawana	2,818	3,046
Kennesaw	5,194	7,286
Kenny	787	11,108
KerriAnn	728	2,045
Kessler	1,161	1,732
Kingsley	2,688	3,912
Kirkwood	1,612	1,702
Korin	7,877	3,893
Lallie	1,363	3,171
Lanier	1,848	2,970
Lannister	975	1,520
Latte	5,674	6,661
Lennox	2,818	3,390
Lierly	4,255	4,066
Lily	1,611	3,607
Limestone	1,014	4,524
Litton	3,190	4,497
Longwoods	6,844	-
Lookout	5,481	5,805
Loretta	5,749	11,670
Louis	7,032	-

Series	June 30, 2024	June 30, 2023
Louise	2,276	3,705
Lovejoy	2,420	2,950
Luna	1,041	3,052
Lurleen	3,549	3,995
Madison	1,279	1,905
Mae	7,335	8,263
Magnolia	1,290	1,795
Malbec	3,556	4,963
Mammoth	366	2,342
Marcelo	7,429	7,430
Marie	10,032	4,447
Marietta	1,612	3,663
Marion	5,871	-
Marple	5,491	-
Martell	4,647	-
Mary	7,715	-
Matchingham	3,439	3,110
McGregor	5,137	6,600
McLovin	3,995	4,618
Meadow	2,319	2,303
Mimosa	3,583	3,448
Mojave	3,176	3,425
Murphy	1,135	3,917
Mycroft	5,451	-
Nugget	7,451	10,051
Odessa	2,406	3,282
Olive	2,594	3,686
Oly	2,336	4,587
Onyx	6,341	-
Oscar	6,179	-
Osceola	6,196	-
Osprey	4,433	6,448
Otoro	782	2,557
Palmer	6,526	-
Patrick	1,866	3,053
Peanut	2,030	2,065
Pearl	7,909	11,075
Pecan	4,298	4,169
Peterson	6,967	-
Piedmont	2,783	2,835
Pinot	3,375	5,000
Pioneer	5,016	8,482
Plumtree	4,929	5,005
Point	1,261	3,343
Porthos	8,754	-
Quincy	3,678	8,816
Redondo	2,854	3,383
Regency	5,208	4,114
Reginald	5,362	7,530
Reynolds	7,273	7,865
Ribbonwalk	1,596	2,083
Richardson	6,808	6,636
Richmond	11,285	-
Ridge	2,798	3,120
Ritter	3,770	8,127
River	3,785	4,066
Riverwalk	2,813	8,166
Rooney	1,702	2,499
Roseberry	3,129	3,656
Rosewood	1,557	1,811
Roxy	1,747	2,008
Saddlebred	2,136	2,967
Saint	3,710	3,695
Sajni	8,158	4,204
Salem	3,580	4,526
Salinas	4,376	2,990
Saturn	1,748	1,448
Scepter	1,836	1,743
Sequoyah	858	3,365
Shallowford	1,971	3,898
Shoreline	2,139	3,544

Series	June 30, 2024	June 30, 2023
Sigma	2,749	3,396
Simon	7,978	-
Sims	6,750	-
Soapstone	3,601	3,601
Sodalis	4,490	5,042
Spencer	3,428	4,425
Splash	4,003	4,249
Spring	5,043	5,463
Stonebriar	975	1,514
Sugar	2,159	2,497
Summerset	828	1,867
Sundance	3,169	3,592
Sunnyside	6,165	3,162
Swift	5,608	7,504
Taylor	2,055	2,071
Terracotta	2,206	3,630
Theodore	7,291	-
Tulip	1,846	2,242
Tuscan	3,685	5,923
Tuscarora	9,144	3,511
Tuxford	952	2,290
Vernon	1,833	2,438
Walton	3,613	4,850
Wave	418	2,118
Weldon	1,470	1,531
Wellington	8,483	8,021
Wentworth	4,049	4,303
Wescott	1,563	2,664
Westchester	4,001	5,069
Wildwood	2,626	2,494
Willow	6,015	6,116
Wilson	7,886	8,485
Winchester	8,167	-
Windsor	4,725	4,957
Winston	7,122	7,243
Wisteria	1,685	2,554

	$990,663	$910,997

NOTE 7: RELATED PARTY TRANSACATIONS

The Series’ Manager, Arrived Holdings, Inc., is a managing member with common management of the Series.

Mortgage Payable

The Manager may assign the mortgages related to certain Series to its related parties. These mortgages, including any assignments to related parties, are referenced in Note 5.

Due from (to) Related Party

The Series enters into various transactions with the Manager and affiliates of the Manager in the normal course of operating and financing activities. As of June 30, 2024, certain Series owed an aggregate of $2,872,933 including the initial funding for the certain properties’ purchases. As of June 30, 2024, certain Series were owed an aggregate of $52,279 from the Manager. These advances are interest-free and do not have defined repayment terms.

Deemed Contributions

During the six months ended June 30, 2024 and 2023, certain Series received deemed contributions from the Manager, amounting to $0 and $36,312, respectively, in exchange for forgiveness of previously due amounts.

Management Compensation

The following table reflects the total management compensations paid by Series during the six months ended June 30, 2024 and 2023.

June 30, 2024							June 30, 2023
Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party	Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party
100	$31,980	$-	$14,116	$3,529	$-	$984	100	$31,980	$-	$14,116	$3,529	$-	$1,216
101	33,000	-	14,596	3,632	-	1,065	101	33,000	-	14,596	3,632	-	-
Abbington	24,880	-	11,081	2,770	-	818	Abbington	24,880	-	11,081	2,770	-	687
Abernant	7,950	3,970	5,457	682	2,500	170	Amber	16,960	-	2,930	732	-	303
Alvin	11,110	5,550	7,477	953	2,500	638	Apollo	10,540	-	2,147	537	-	223
Amber	16,960	-	2,930	732	-	-	Aster	13,800	-	3,885	765	-	97
Apollo	10,540	-	2,147	537	-	-	Augusta	-	-	-	-	-	-
Aster	13,800	-	3,885	765	-	334	Avebury	15,290	-	3,005	751	-	299
Augusta	10,420	5,740	7,057	894	-	504	Avondale	11,550	6,330	7,784	165	2,500	-
Avebury	15,290	-	3,005	751	-	-	Badminton	14,659	-	2,205	551	-	319
Avondale	11,550	6,330	7,784	990	-	635	Bandelier	17,320	-	2,950	739	-	634
Badminton	14,659	-	2,205	551	-	-	Baron	29,290	-	13,062	3,265	-	970
Ballinger	10,440	5,220	7,046	896	-	302	Basil	12,213	-	1,913	478	-	120
Bandelier	17,320	-	2,950	739	-	600	Bayside	14,620	-	2,460	615	-	335
Baron	29,290	-	13,062	3,265	-	808	Bazzel	13,510	-	5,825	1,456	-	152
Basil	12,213	-	1,913	478	-	-	Bedford	15,620	-	2,463	616	-	367
Bayside	14,620	-	2,460	615	-	-	Bella	-	-	-	-	-	-
Bazzel	13,510	-	5,825	1,456	-	-	Belle	23,090	-	10,082	1,320	-	966
Bedford	15,620	-	2,463	616	-	-	Belvedere	10,320	6,020	6,998	148	2,500	-
Bella	10,670	6,110	7,271	915	-	505	Bergenia	-	-	-	-	-	-
Belle	23,090	-	10,082	1,320	-	265	Blossom	13,570	-	6,135	765	-	266
Belvedere	10,320	6,020	6,998	885	-	642	Bonneau	18,110	-	7,841	1,008	-	652
Bergenia	7,590	4,110	5,178	651	-	358	Brainerd	10,150	5,470	4,163	870	-	402
Blossom	13,570	-	6,135	765	-	212	Braxton	16,840	-	7,603	971	-	384
Bonneau	18,110	-	7,841	1,008	-	634	Brennan	7,870	4,290	2,136	338	-	102
Brainerd	10,150	5,470	4,163	870	-	610	Brooklyn	5,810	3,180	2,519	498	-	164
Braxton	16,840	-	7,603	971	-	454	Burlington	33,830	-	14,881	3,720	-	1,210
Brennan	7,870	4,290	2,136	675	-	-	Butter	18,380	-	3,220	805	-	448
Briarwood	7,340	3,670	5,074	630	-	239	Camino	13,940	-	6,206	795	-	192
Brooklyn	5,810	3,180	2,519	498	-	-	Campbell	-	-	-	-	-	-
Burlington	33,830	-	14,881	3,720	-	1,209	Cawley	-	-	-	-	-	-
Butter	18,380	-	3,220	805	-	-	Centennial	7,506	-	2,366	592	-	152
Calvin	8,220	4,110	5,666	705	-	442	Chaparral	-	-	2,096	524	-	250
Camino	13,940	-	6,206	795	-	-	Chelsea	16,410	-	3,267	817	-	319
Cawley	10,990	6,040	7,422	942	-	580	Chester	13,020	6,520	5,596	1,116	-	642
Centennial	7,506	-	2,366	591	-	-	Chickamauga	13,030	6,640	8,620	1,117	-	464
Chaparral	-	-	2,096	524	-	259	Chinook	-	-	-	-	-	-
Chelsea	16,410	-	3,267	817	-	-	Chitwood	20,230	-	8,843	1,925	-	526
Chester	13,020	6,520	5,596	1,116	-	595	Clover	17,230	-	7,639	1,910	-	303
Chickamauga	13,030	6,640	8,620	1,117	-	621	Coatbridge	15,340	-	2,620	656	-	-
Chinook	10,670	6,110	7,223	915	-	456	Collier	18,770	-	8,218	2,054	-	472
Chitwood	20,230	-	8,843	1,155	-	598	Collinston	12,540	-	2,060	515	-	393
Clover	17,230	-	7,639	1,910	-	-	Conway	35,650	-	15,662	2,055	-	985
Coatbridge	15,340	-	2,620	897	-	-	Cove	7,350	4,170	4,939	105	2,500	260
Collier	18,770	-	8,218	2,054	-	599	Creekside	16,430	-	7,239	1,558	-	518
Collinston	12,540	-	2,060	515	-	-	Creekwood	10,130	5,170	4,360	869	-	158
Conway	35,650	-	15,662	2,055	-	866	Cumberland	15,410	-	6,906	885	-	394
Cove	7,350	4,170	4,939	630	-	-	Cupcake	13,051	-	2,183	546	-	121
Creekside	16,430	-	7,239	935	-	459	Cypress	12,770	6,770	5,527	1,095	-	289
Creekwood	10,130	5,170	4,360	869	-	-	Daisy	15,720	-	7,041	906	-	394
Cumberland	15,410	-	6,906	885	-	394	Davidson	12,540	-	1,850	463	-	54
Cupcake	13,051	-	2,183	546	-	135	Dawson	13,240	-	2,200	550	-	247
Cypress	12,770	6,770	5,527	1,095	-	247	Delta	18,250	-	2,910	727	-	-
Daisy	15,720	-	7,041	906	-	394	Dewberry	11,631	-	1,849	462	-	85
Davidson	12,540	-	1,850	463	-	-	Diablo	16,610	-	2,890	723	-	-
Dawson	13,240	-	2,200	550	-	-	Dogwood	12,680	-	5,612	1,403	-	239
Delta	18,250	-	2,910	727	-	-	Dolittle	16,960	-	2,680	669	-	290
Dewberry	11,631	-	1,849	462	-	-	Dolly	36,210	-	15,885	3,450	-	445
Diablo	16,610	-	2,890	723	-	409	Dops	7,170	4,380	4,813	410	-	223
Dogwood	12,680	-	5,612	1,403	-	-	Dorchester	18,660	-	8,045	2,011	-	517
Dolittle	16,960	-	2,680	669	-	-	Dunbar	16,870	-	7,467	1,867	-	-
Dolly	36,210	-	15,885	2,070	-	823	Eagle	9,450	5,190	3,708	810	-	132
Dops	7,170	4,380	4,813	615	-	-	Eastfair	8,345	-	1,721	430	-	287
Dorchester	18,660	-	8,045	2,011	-	704	Elevation	15,000	-	2,520	629	-	-
Dunbar	16,870	-	7,467	1,867	-	840	Ella	9,100	4,920	6,134	520	2,500	169
Eagle	9,450	5,190	3,708	810	-	116	Ellen	-	-	-	-	-	-
Eastfair	8,345	-	1,721	430	-	-	Elm	10,440	-	1,640	411	-	346
Eastwood	11,130	5,560	7,495	955	-	-	Emporia	18,720	-	3,629	907	-	490
Elevation	15,000	-	2,520	629	-	-	Ensenada	26,050	-	4,640	1,160	-	1,162
Ella	9,100	4,920	6,134	780	-	364	Falcon	9,450	5,190	4,148	810	-	478
Ellen	8,730	4,860	5,956	749	-	749	Felix	-	-	-	-	-	-
Elm	10,440	-	1,640	411	-	-	Fenwick	-	-	-	-	-	-
Emporia	18,720	-	3,629	907	-	-	Folly	16,890	-	7,259	1,815	-	586
Ensenada	26,050	-	4,640	1,160	-	541	Forest	16,420	-	3,260	816	-	-
Falcon	9,450	5,190	4,148	810	-	153	Foster	-	-	-	-	-	-
Felix	8,680	4,550	5,929	744	-	346	Franklin	-	-	-	-	-	-
Fenwick	10,500	5,760	7,104	900	-	815	Gardens	11,770	-	2,327	582	-	250
Fletcher	6,160	3,080	4,312	528	-	355	General	-	-	-	-	-	-
Folly	16,890	-	7,259	1,815	-	596	Goose	8,800	4,960	3,471	755	-	129

June 30, 2024							June 30, 2023
Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party	Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party
Forest	16,420	-	3,260	816	-	-	Grant	18,230	-	3,285	816	-	359
Foster	10,950	6,200	7,468	939	-	689	Greenhill	17,590	-	2,810	703	-	399
Franklin	10,500	5,910	7,102	900	-	558	Gretal	15,750	7,820	10,465	1,350	-	175
Gardens	11,770	-	2,327	582	-	-	Grove	12,180	-	2,102	526	-	239
General	11,020	6,190	7,497	945	-	1,058	Hadden	12,090	-	2,219	555	-	267
Goose	8,800	4,960	3,471	755	-	136	Hansard	10,590	6,020	7,052	606	-	473
Grant	18,230	-	3,285	816	-	-	Hansel	14,130	6,810	5,342	1,212	-	385
Greenhill	17,590	-	2,810	703	-	-	Harrison	16,100	8,500	6,876	1,380	-	914
Gretal	15,750	7,820	10,465	1,350	-	676	Henry	21,740	-	9,515	2,060	-	124
Grove	12,180	-	2,102	525	-	-	Heritage	15,470	-	3,022	756	-	225
Hadden	12,090	-	2,219	555	-	-	Heron	15,370	-	3,097	774	-	303
Hansard	10,590	6,020	7,052	909	-	594	Highland	15,080	-	6,486	819	-	253
Hansel	14,130	6,810	5,342	1,212	-	403	Hines	13,470	-	5,943	1,483	-	360
Hargrave	8,130	4,060	5,609	698	2,500	195	Holcomb	18,650	-	8,190	2,048	-	107
Harrison	16,100	8,500	6,876	1,380	-	913	Holland	12,540	-	2,070	517	-	184
Henry	21,740	-	9,515	1,236	-	354	Hollandaise	19,100	-	3,292	823	-	576
Heritage	15,470	-	3,022	756	-	201	Holloway	10,418	-	2,957	739	-	368
Heron	15,370	-	3,097	774	-	-	Inglewood	35,280	-	15,628	2,037	-	797
Highland	15,080	-	6,486	819	-	-	Jack	21,820	-	4,354	1,089	-	806
Hines	13,470	-	5,943	1,483	-	298	Jake	30,740	-	13,650	3,382	-	898
Hobbes	8,130	4,060	5,609	698	-	115	Jefferson	9,580	5,470	6,391	548	-	190
Holcomb	18,650	-	8,190	2,048	-	210	Jill	20,890	-	6,027	1,208	-	505
Holland	12,540	-	2,070	517	-	-	Johnny	30,490	-	13,963	3,339	-	1,094
Hollandaise	19,100	-	3,292	823	-	407	June	30,490	-	13,377	3,339	-	1,176
Holloway	10,418	-	2,957	739	-	-	Jupiter	12,780	-	2,110	527	-	243
Inglewood	35,280	-	15,628	2,037	-	943	Kawana	14,850	-	2,994	749	-	136
Irene	6,160	3,080	4,312	528	-	250	Kennesaw	22,290	-	9,804	2,441	-	299
Jack	21,820	-	4,354	1,089	-	714	Kenny	36,210	-	15,885	3,450	-	802
Jake	30,740	-	13,650	3,382	-	971	KerriAnn	16,940	-	2,930	732	-	303
Jefferson	9,580	5,470	6,391	821	-	568	Kessler	8,990	4,580	3,894	771	-	346
Jill	20,890	-	6,027	1,208	-	580	Kingsley	9,753	-	2,537	634	-	424
Johnny	30,490	-	13,963	3,339	-	988	Kirkwood	13,690	-	2,761	690	-	346
June	30,490	-	13,377	3,339	-	1,174	Korin	9,760	6,160	6,491	558	-	388
Jupiter	12,780	-	2,110	527	-	-	Lallie	20,016	-	3,395	849	-	405
Kawana	14,850	-	2,994	749	-	-	Lanier	19,790	-	3,361	840	-	367
Kennesaw	22,290	-	9,804	2,441	-	382	Lannister	9,560	-	2,067	517	-	308
Kenny	36,210	-	15,885	2,070	-	309	Latte	19,180	-	8,352	2,087	-	273
KerriAnn	16,940	-	2,930	732	-	-	Lennox	12,780	-	2,120	530	-	271
Kessler	8,990	4,580	3,894	771	-	277	Lierly	-	-	1,891	473	-	12
Kingsley	9,753	-	2,537	634	-	-	Lily	24,250	-	4,880	1,219	-	813
Kirkwood	13,690	-	2,761	690	-	346	Limestone	14,090	-	2,770	692	-	220
Korin	9,760	6,160	6,491	837	-	506	Litton	11,200	6,050	4,616	960	-	466
Lallie	20,016	-	3,395	849	-	-	Longwoods	-	-	-	-	-	-
Lanier	19,790	-	3,361	840	-	-	Lookout	17,880	-	7,984	1,996	-	668
Lannister	9,560	-	2,067	517	-	-	Loretta	35,650	-	15,662	2,055	-	993
Latte	19,180	-	8,352	2,087	-	-	Louis	-	-	-	-	-	-
Lennox	12,780	-	2,120	530	-	-	Louise	14,790	-	2,748	662	-	311
Lierly	-	-	1,891	473	-	171	Lovejoy	15,760	-	3,050	763	-	160
Lily	24,250	-	4,880	1,219	-	672	Luna	12,795	-	1,814	454	-	280
Limestone	14,090	-	2,770	692	-	-	Lurleen	7,700	4,960	3,304	550	-	343
Litton	11,200	6,050	4,616	960	-	686	Madison	11,320	-	2,934	734	-	152
Longwoods	9,450	5,340	6,428	810	-	507	Mae	12,370	6,510	8,266	1,061	-	191
Lookout	17,880	-	7,984	1,996	-	418	Magnolia	13,430	-	2,708	677	-	194
Loretta	35,650	-	15,662	2,055	-	1,115	Malbec	8,071	-	2,757	689	-	-
Louis	9,460	5,070	6,484	811	-	490	Mammoth	17,830	-	2,977	744	-	688
Louise	14,790	-	2,748	662	-	-	Marcelo	15,010	-	6,762	855	-	223
Lovejoy	15,760	-	3,050	763	-	-	Marie	11,140	6,460	7,412	159	-	402
Luna	12,795	-	1,814	454	-	-	Marietta	16,680	-	4,596	913	-	168
Lurleen	7,700	4,960	3,304	660	-	-	Marion	-	-	-	-	-	-
Madison	11,320	-	2,934	734	-	-	Marple	6,160	3,590	4,260	88	2,500	-
Mae	12,370	6,510	8,266	1,061	-	-	Martell	9,100	5,260	6,203	130	2,500	-
Magnolia	13,430	-	2,708	677	-	159	Mary	-	-	-	-	-	-
Malbec	8,071	-	2,757	689	-	138	Matchingham	12,530	-	1,900	476	-	337
Mammoth	17,830	-	2,977	744	-	-	McGregor	15,940	-	7,075	1,769	-	490
Marcelo	15,010	-	6,762	855	-	406	McLovin	24,640	-	4,400	1,100	-	1,046
Marie	11,140	6,460	7,412	1,433	-	744	Meadow	15,260	-	3,180	795	-	138
Marietta	16,680	-	4,596	913	-	-	Mimosa	7,520	4,090	3,353	645	-	193
Marion	8,920	5,060	6,088	765	-	371	Mojave	13,770	-	2,320	580	-	103
Marple	6,160	3,590	4,260	528	-	290	Murphy	16,580	-	2,610	653	-	367
Martell	9,100	5,260	6,203	780	-	322	Mycroft	6,300	3,630	4,346	90	2,500	-
Mary	9,490	5,300	6,352	814	-	570	Nugget	29,050	-	12,782	3,196	-	950
Matchingham	12,530	-	1,900	476	-	-	Odessa	25,000	-	4,410	1,102	-	698
McGregor	15,940	-	7,075	2,574	-	408	Olive	13,480	-	2,750	687	-	348
McLovin	24,640	-	4,400	1,100	-	1,011	Oly	24,650	-	4,380	1,096	-	501
Meadow	15,260	-	3,180	795	-	-	Onyx	-	-	-	-	-	-
Mimosa	7,520	4,090	6,863	645	-	-	Oscar	-	-	-	-	-	-
Mojave	13,770	-	2,320	580	-	262	Osceola	-	-	-	-	-	-
Murphy	16,580	-	2,610	653	-	-	Osprey	18,700	-	8,110	2,023	-	367
Mycroft	6,300	3,630	4,346	540	-	262	Otoro	21,320	-	4,084	1,021	-	-
Nugget	29,050	-	12,782	3,196	-	938	Palmer	-	-	-	-	-	-

June 30, 2024							June 30, 2023
Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party	Series	Sourcing fees	Financing and holding fees	Offering expenses	Asset management fee	Reimbursements of acquisition expenses	Property management fee, related party
Odessa	25,000	-	4,410	1,102	-	904	Patrick	-	-	2,278	565	-	107
Olive	13,480	-	2,750	687	-	-	Peanut	11,400	-	2,266	567	-	113
Oly	24,650	-	4,380	1,096	-	816	Pearl	28,350	-	12,514	3,129	-	472
Onyx	11,370	6,280	7,698	975	-	234	Pecan	-	-	2,138	534	-	-
Oscar	8,750	4,570	5,974	750	-	181	Piedmont	13,470	6,790	5,791	1,155	-	682
Osceola	9,800	5,430	6,700	840	-	170	Pinot	8,126	-	2,785	696	-	176
Osprey	18,700	-	8,110	2,023	-	-	Pioneer	29,930	-	13,116	3,279	-	726
Otoro	21,320	-	4,084	1,021	-	-	Plumtree	-	-	2,178	544	-	312
Palmer	10,250	5,550	6,944	879	-	375	Point	20,140	-	3,401	850	-	795
Patrick	-	-	2,278	565	-	193	Porthos	-	-	-	-	-	-
Peanut	11,400	-	2,266	567	-	-	Quincy	28,550	-	12,601	1,650	-	541
Pearl	28,350	-	12,514	3,129	-	800	Redondo	11,020	6,010	4,753	945	-	600
Pecan	-	-	2,138	534	-	98	Regency	9,620	6,420	4,023	550	-	548
Peterson	7,900	3,950	5,424	677	-	346	Reginald	23,070	-	10,077	1,305	-	877
Piedmont	13,470	6,790	5,791	1,155	-	630	Reynolds	22,500	-	9,874	2,464	-	299
Pinot	8,126	-	2,785	696	-	324	Ribbonwalk	17,700	-	2,780	695	-	-
Pioneer	29,930	-	13,116	3,279	-	781	Richardson	16,460	-	7,376	945	-	252
Plumtree	-	-	2,178	544	-	105	Ridge	12,810	-	2,110	527	-	319
Point	20,140	-	3,401	850	-	170	Ritter	26,550	-	11,616	2,904	-	298
Porthos	10,570	6,080	7,156	906	-	647	River	15,090	-	2,550	638	-	341
Quincy	28,550	-	12,601	1,650	-	896	Riverwalk	20,840	-	9,144	2,286	-	538
Redondo	11,020	6,010	4,753	945	-	600	Rooney	18,160	-	3,130	782	-	586
Regency	9,620	6,420	4,023	825	-	557	Roseberry	14,669	-	2,928	732	-	-
Reginald	23,070	-	10,077	1,305	-	1,051	Rosewood	14,600	-	2,908	727	-	355
Reynolds	22,500	-	9,874	2,464	-	250	Roxy	17,150	-	2,873	718	-	538
Ribbonwalk	17,700	-	2,780	695	-	-	Saddlebred	22,540	-	3,970	992	-	538
Richardson	16,460	-	7,376	945	-	403	Saint	16,830	-	2,958	740	-	406
Richmond	13,290	6,640	8,962	1,140	2,500	850	Sajni	10,500	6,020	7,007	600	2,500	396
Ridge	12,810	-	2,110	527	-	-	Salem	8,071	-	2,676	669	-	-
Ritter	26,550	-	11,616	2,904	-	441	Salinas	8,050	4,490	5,436	460	2,500	205
River	15,090	-	2,550	638	-	-	Saturn	12,780	-	2,110	527	-	135
Riverwalk	20,840	-	9,144	2,286	-	557	Scepter	15,350	-	2,360	589	-	386
Rooney	18,160	-	3,130	782	-	428	Sequoyah	8,680	4,810	3,621	744	-	188
Roseberry	14,669	-	2,928	732	-	-	Shallowford	12,670	6,590	5,479	1,086	-	660
Rosewood	14,600	-	2,908	727	-	-	Shoreline	9,921	-	2,498	625	-	623
Roxy	17,150	-	2,873	718	-	538	Sigma	18,780	-	3,280	820	-	371
Saddlebred	22,540	-	3,970	992	-	769	Simon	-	-	-	-	-	-
Saint	16,830	-	2,958	740	-	593	Sims	9,550	5,370	6,493	136	2,500	-
Sajni	10,500	6,020	7,007	900	-	750	Soapstone	-	-	2,000	500	-	99
Salem	8,071	-	2,676	669	-	315	Sodalis	15,480	-	6,740	1,450	-	319
Salinas	8,050	4,490	5,436	690	-	406	Spencer	16,755	-	2,775	694	-	442
Saturn	12,780	-	2,110	527	-	-	Splash	6,315	-	2,238	560	-	216
Scepter	15,350	-	2,360	589	-	374	Spring	13,320	-	5,769	744	-	271
Sequoyah	8,680	4,810	3,621	744	-	121	Stonebriar	10,850	-	2,182	545	-	56
Shallowford	12,670	6,590	5,479	1,086	-	463	Sugar	14,870	-	2,940	735	-	287
Shoreline	9,921	-	2,498	624	-	-	Summerset	14,659	-	2,377	594	-	-
Sigma	18,780	-	3,280	820	-	-	Sundance	11,020	6,010	4,753	945	-	399
Simon	10,110	5,650	6,838	867	-	530	Sunnyside	7,900	4,140	5,271	452	-	564
Sims	9,550	5,370	6,493	819	-	334	Swift	18,520	-	7,913	1,978	-	275
Soapstone	-	-	2,000	500	-	225	Taylor	12,260	-	3,577	690	-	11
Sodalis	15,480	-	6,740	870	-	329	Terracotta	16,990	-	2,796	699	-	411
Spencer	16,755	-	2,775	694	-	-	Theodore	-	-	-	-	-	-
Splash	6,315	-	2,238	560	-	105	Tulip	16,950	-	3,328	832	-	-
Spring	13,320	-	5,769	744	-	-	Tuscan	8,071	-	3,310	828	-	-
Stonebriar	10,850	-	2,182	545	-	218	Tuscarora	11,750	6,470	7,802	672	-	371
Sugar	14,870	-	2,940	735	-	-	Tuxford	14,220	-	2,750	688	-	303
Summerset	14,659	-	2,377	594	-	-	Vernon	14,890	-	2,330	581	-	303
Sundance	11,020	6,010	4,753	945	-	658	Walton	15,910	-	6,940	1,735	-	159
Sunnyside	7,900	4,140	5,271	677	-	224	Wave	17,890	-	2,867	717	-	-
Swift	18,520	-	7,913	1,978	-	261	Weldon	12,540	-	2,060	515	-	231
Taylor	12,260	-	3,577	690	-	-	Wellington	21,320	-	9,438	1,215	-	287
Terracotta	16,990	-	2,796	699	-	456	Wentworth	13,407	-	2,251	563	-	-
Theodore	10,030	5,620	6,784	860	-	402	Wescott	14,540	-	4,033	1,008	-	442
Tulip	16,950	-	3,328	832	-	-	Westchester	16,030	-	3,640	911	-	503
Tuscan	8,071	-	3,310	828	-	115	Wildwood	11,830	-	3,008	752	-	624
Tuscarora	11,750	6,470	7,802	1,008	-	636	Willow	15,320	-	6,819	879	-	422
Tuxford	14,220	-	2,750	688	-	-	Wilson	20,150	-	8,991	1,155	-	648
Vernon	14,890	-	2,330	581	-	-	Windsor	15,584	-	3,144	786	-	1,205
Walton	15,910	-	6,940	1,735	-	398	Winston	17,050	-	7,635	987	-	59
Wave	17,890	-	2,867	717	-	-	Wisteria	16,180	-	2,611	653	-	2
Weldon	12,540	-	2,060	515	-	-		$3,199,826	$228,230	$1,075,539	$215,284	$25,000	$73,469
Wellington	21,320	-	9,438	1,215	-	232
Wentworth	13,407	-	2,251	563	-	245
Wescott	14,540	-	4,033	1,008	-	298
Westchester	16,030	-	3,640	911	-	-
Wildwood	11,830	-	3,008	752	-	406
Willow	15,320	-	6,819	879	-	368
Wilson	20,150	-	8,991	1,155	-	538
Winchester	9,270	4,630	6,310	795	-	394
Windsor	15,584	-	3,144	786	-	-
Winston	17,050	-	7,635	987	-	-
Wisteria	16,180	-	2,611	653	-	-
	$3,533,976	$407,340	$1,306,455	$248,144	$10,000	$74,693

NOTE 8: SUBSEQUENT EVENTS

Following June 30, 2024, the following Series’ mortgages were transferred from Arrived Holdings, Inc. to Arrived Short Term Notes, LLC, an affiliate of the Manager and Arrived Holdings, Inc. No changes to the terms and conditions of such mortgages were made as a result of the transfers and the transfers have no impact on the Series' obligations under the original loan agreement.

Arrived Homes Series Brainerd, initially held by Arrived Holdings, Inc., with a loan amount of $145,000 and an interest rate of 5.950%.

Arrived Homes Series Mimosa, initially held by Arrived Holdings, Inc., with a loan amount of $107,500 and an interest rate of 6.625%.

Arrived Homes Series Redondo, initially held by Arrived Holdings, Inc., with a loan amount of $157,500 and an interest rate of 6.625%.

Arrived Homes Series Sundance, initially held by Arrived Holdings, Inc., with a loan amount of $157,500 and an interest rate of 6.625%.

Following June 30, 2024, the Manager has no intention of seeking qualification for offerings on the below series and intends to sell the series properties to an affiliated entity:

Arrived Homes Series Bellvue, located at 6138 1st Street, Greeley, CO, with a contract date of January 11, 2024, and a close date of February 7, 2024.

Arrived Homes Series Hualapai, located at 3832 E. Suffock Avenue, Kingman, AZ, with a contract date of January 11, 2024, and a close date of February 7, 2024.

Arrived Homes Series Arlo, LLC, located at 7335 Wilburton Lane, Northport, AL, with a contract date of December 22, 2023, and a close date of February 14, 2024.

Arrived Homes Series Brentwood, located at 314 Macer Ave, Bowling Green, KY, with a contract date of December 6, 2023, and a close date of February 16, 2024.

Arrived Homes Series Lexie, located at 8410 Lexie Lane, Ooltewah, TN, with a contract date of January 26, 2024, and a close date of February 28, 2024.

Arrived Homes Series Hartsfield, located at 12605 Hartsfield Lane, Knoxville, TN, with a contract date of February 9, 2024, and a close date of March 6, 2024.

Arrived Homes Series Lorenz, located at 9936 Brawley Lane, Charlotte, NC, with a contract date of February 8, 2024, and a close date of March 13, 2024.

ITEM 4. EXHIBITS

Exhibit No.	Description
2.1*	Certificate of Formation of Arrived Homes, LLC
2.2*	Operating Agreement of Arrived Homes, LLC
3.1*	Form of Series Designation of Arrived Homes Series [*] LLC, a series of Arrived Homes, LLC
4.1*	Form of subscription agreement of Arrived Homes Series [*] LLC, a Series of Arrived Homes, LLC
6.1*	Broker Dealer Agreement, dated September 23, 2020, between Arrived Homes LLC and Dalmore Group, LLC
6.2*	Form of Purchase and Sale Agreement dated October 26, 2020, between Arrived Holdings, Inc. and Arrived Homes Series Lierly LLC, a series of Arrived Homes, LLC
6.3*	Form of Promissory Note between Arrived Homes Series Lierly LLC, a series of Arrived Holdings, LLC, and Arrived Holdings, Inc.
6.4*	Form of Property Management Agreement dated [*], 202[*], between Blue Canopy Realty and Arrived Homes Series [*] LLC, a series of Arrived Homes, LLC
6.5*	Form of Purchase and Sale Agreement dated October 26, 2020, between Arrived Holdings, Inc. and Arrived Homes Series Soapstone LLC, a series of Arrived Homes, LLC
6.6*	Promissory Note between Arrived Homes Series Soapstone LLC, a series of Arrived Holdings, LLC, and Arrived Holdings, Inc.
6.7*	Form of Purchase and Sale Agreement dated January 4, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Patrick LLC, a series of Arrived Homes, LLC
6.8*	Form of Software and Services License Agreement dated [*], 2020 by and between North Capital Investment Technology, Inc. and Arrived Holdings, Inc.
6.9*	Promissory Note between Arrived Homes Series Patrick LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 4, 2021
6.10*	Form of Purchase and Sale Agreement dated January 1, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Pecan LLC, a series of Arrived Homes, LLC
6.11*	Promissory Note between Arrived Homes Series Pecan LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 1, 2021
6.12*	Form of Membership Interest Purchase Agreement dated January 4, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Plumtree LLC, a series of Arrived Homes, LLC
6.13*	Promissory Note between Arrived Homes Series Plumtree LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 4, 2021
6.14*	Form of Membership Interest Purchase Agreement dated January 14, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Chaparral LLC, a series of Arrived Homes, LLC
6.15*	Promissory Note between Arrived Homes Series Chaparral LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 14, 2021
6.16*	Membership Interest Purchase Agreement dated April 30, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Splash LLC, a series of Arrived Homes, LLC
6.17*	Promissory Note between Arrived Homes Series Splash LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated April 30, 2021
6.18*	Membership Interest Purchase Agreement dated May 12, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Tuscan LLC, a series of Arrived Homes, LLC
6.19*	Promissory Note between Arrived Homes Series Tuscan LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated May 12, 2021

6.20*	Contract of Sale Residential dated May 11, 2021 by and between the seller and Arrived SC Kingsley, LLC
6.21*	Promissory Note between Arrived Homes Series Kingsley LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated June 1, 2021
6.22*	Offer to Purchase and Contract dated May 14, 2021 by and between certain sellers and Arrived NC Centennial, LLC
6.23*	Promissory Note between Arrived Homes Series Centennial LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated June 7, 2021
6.24*	Contract of Sale Residential dated May 14, 2021 by and between the seller named therein and Arrived SC Eastfair, LLC
6.25*	Promissory Note between Arrived Homes Series Eastfair LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated June 4, 2021
6.26*	Purchase and Sale Agreement dated May 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Badminton Property
6.27*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Basil Property
6.28*	Purchase and Sale Agreement dated May 15, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Eastfair Property
6.29*	Purchase and Sale Agreement dated May 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Holloway Property
6.30*	Purchase and Sale Agreement dated May 11, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Kingsley Property
6.31*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lallie Property
6.32*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Pinot Property
6.32.1*	Counteroffer to Offer dated March 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Pinot Property
6.33*	Purchase and Sale Agreement dated March 26, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Salem Property
6.33.1*	Counteroffer to Offer dated March 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Salem Property
6.34*	Purchase and Sale Agreement dated May 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Shoreline Property
6.35*	Purchase and Sale Agreement dated May 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Spencer Property
6.36*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Splash Property
6.36.1*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Splash Property
6.37*	Purchase and Sale Agreement dated May 14, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Centennial Property
6.38*	Purchase and Sale Agreement dated May 25, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Dewberry Property
6.39*	Purchase and Sale Agreement dated May 11, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Luna Property

6.40*	Purchase and Sale Agreement dated March 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Malbec Property
6.41*	Purchase and Sale Agreement dated June 2, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Roseberry Property
6.42*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Summerset Property
6.43*	Purchase and Sale Agreement dated March 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Tuscan Property
6.43.1*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Tuscan Property
6.44*	Purchase and Sale Agreement dated June 3, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Windsor Property
6.45*	Form of Property Management Agreement dated [*], 20[*], between Great Jones and Arrived Homes Series [*], a series of Arrived Homes, LLC
6.46*	Form of Promissory Note between Arrived Holdings, Inc. and Arrived Homes Series [*], a Series of Arrived Homes, LLC
6.47*	Form of Lease Agreement between Tenant and Arrived Homes Series [*], a Series of Arrived Homes, LLC through its Authorized Agent, Blue Canopy Realty LLC
6.48*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Amber Property
6.49*	Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Bayside Property
6.49.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bayside dated June 22, 2021 for Series Bayside Property
6.50*	Purchase and Sale Agreement dated June 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Coatbridge Property
6.50.1*	Addendum to Purchase and Sale Agreement dated June 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Coatbridge Property
6.51*	Purchase and Sale Agreement dated July 19, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Collinston Property
6.52*	Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Dawson Property
6.53*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Elevation Property
6.53.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Elevation dated July 15, 2021 for Series Elevation Property
6.54*	Purchase and Sale Agreement dated May 20, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Elm Property
6.54.1*	Addendum to Purchase and Sale Agreement dated May 20, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Elm Property
6.55*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Forest Property
6.55.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Forest dated July 15, 2021 for Series Forest Property
6.56*	Purchase and Sale Agreement dated June 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Holland Property

6.57*	Purchase and Sale Agreement dated June 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Jupiter Property
6.58*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lennox Property
6.58.1*	Addendum to Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lennox Property
6.59*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lily Property
6.60*	Purchase and Sale Agreement dated June 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Limestone Property
6.60.1*	Addendum to Purchase and Sale Agreement dated June 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Limestone Property
6.60.2*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Limestone dated August 5, 2021 for Series Limestone Property
6.61*	Purchase and Sale Agreement dated August 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Meadow Property
6.62*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Odessa Property
6.62.1*	Counteroffer to Offer Dated September 1, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Odessa Property
6.63*	Purchase and Sale Agreement dated June 10, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Olive Property
6.63.1*	Addendum to Purchase and Sale Agreement dated June 10, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Olive Property
6.64*	Purchase and Sale Agreement dated June 9, 2021 between Ar rived Holdings, Inc./Assignee and Seller for Series Ridge Property
6.64.1*	Addendum to Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Ridge Property
6.65*	Purchase and Sale Agreement dated June 7, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series River Property
6.66*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saddlebred Property
6.66.1*	Counteroffer to Offer Dated September 7, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saddlebred Property
6.67*	Purchase and Sale Agreement dated July 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saturn Property
6.68*	Purchase and Sale Agreement dated June 11, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Sugar Property
6.68.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sugar dated June 17, 2021 for Series Sugar Property
6.69*	Purchase and Sale Agreement dated June 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Weldon Property
6.70*	Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Westchester Property

6.70.1*	Addendum to Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Westchester Property
6.71*	Form of Lease Agreement between Tenant and Arrived Homes Series [*], a Series of Arrived Homes, LLC holding a series property located in North Carolina through its Authorized Agent, Great Jones North Carolina, LLC
6.72*	Form of Lease Agreement between Tenant and Arrived Homes Series [*], a Series of Arrived Homes, LLC holding a series property located in South Carolina through its Authorized Agent, Great Jones South Carolina, LLC
6.73*	Form of Mortgage Agreement between Arrived Homes Series [*], a Series of Arrived Homes, LLC and Certain Lending, Inc. for series property in the state of South Carolina
6.74*	Form of Deed of Trust Agreement between Arrived Homes Series [*], a Series of Arrived Homes, LLC and Certain Lending, Inc. for series property in the state of North Carolina
6.75*	Form of Deed of Trust Agreement between Arrived Homes Series [*], a Series of Arrived Homes, LLC and Certain Lending, Inc. for series property in the state of Colorado
6.76*	Purchase and Sale Agreement dated September 8, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Bandelier Property
6.76.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bandelier dated September 29, 2021 for Series Bandelier Property
6.76.2*	Addendum to Purchase and Sale Agreement dated September 8, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Bandelier Property
6.77*	Purchase and Sale Agreement dated June 13, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Butter Property
6.77.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Butter dated September 7, 2021 for Series Butter Property
6.78*	Purchase and Sale Agreement dated June 12, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Davidson Property
6.79*	Purchase and Sale Agreement dated November 18, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Diablo Property
6.79.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Diablo dated December 1, 2021 for Series Diablo Property
6.79.2*	Addendum to Purchase and Sale Agreement dated November 19, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Diablo Property
6.79.3*	Counteroffer to Offer dated November 19, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Diablo Property
6.80*	Purchase and Sale Agreement dated June 6, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Dolittle Property
6.81*	Purchase and Sale Agreement dated September 22, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Ensenada Property
6.81.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ensenada dated September 23, 2021 for Series Ensenada Property
6.81.2*	Counteroffer to Offer dated September 23, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Ensenada Property
6.82*	Purchase and Sale Agreement dated September 26, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Grant Property
6.82.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ensenada dated October 12, 2021 for Series Grant Property

6.82.2*	Addendum to Purchase and Sale Agreement dated October 13, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Grant Property
6.83*	Purchase and Sale Agreement dated September 26, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Kerriann Property
6.83.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ensenada dated October 20, 2021 for Series Kerriann Property
6.83.2*	Addendum to Purchase and Sale Agreement dated September 26, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Kerriann Property
6.84*	Purchase and Sale Agreement dated May 25, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Matchingham Property
6.84.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Matchingham dated September 17, 2021 for Series Matchingham Property
6.85*	Purchase and Sale Agreement dated November 6, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series McLovin Property
6.85.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series McLovin dated November 19, 2021 for Series McLovin Property
6.85.2*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series McLovin dated November 29, 2021 for Series McLovin Property
6.85.3*	Addendum to Purchase and Sale Agreement dated November 24, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series McLovin Property
6.86*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Murphy Property
6.87*	Purchase and Sale Agreement dated October 28, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Oly Property
6.87.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Oly dated November 10, 2021 for Series Oly Property
6.88*	Purchase and Sale Agreement dated September 18, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Ribbonwalk Property
6.88.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ribbonwalk dated September 18, 2021 for Series Ribbonwalk Property
6.89*	Purchase and Sale Agreement dated September 3, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Rooney Property
6.89.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Rooney dated October 2, 2021 for Series Rooney Property
6.90*	Purchase and Sale Agreement dated September 18, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Scepter Property
6.90.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Scepter dated September 29, 2021 for Series Scepter Property
6.91*	Purchase and Sale Agreement dated November 17, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Sigma Property
6.91.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sigma dated November 24, 2021 for Series Sigma Property
6.91.2*	Addendum to Purchase and Sale Agreement dated December 3, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Sigma Property
6.91.3*	Addendum to Purchase and Sale Agreement dated November 24, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Sigma Property

6.92*	Purchase and Sale Agreement dated June 6, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Vernon Property
6.92.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Vernon dated July 15, 2021 for Series Vernon Property
6.92.2*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Vernon dated August 31, 2021 for Series Vernon Property
6.93*	Transfer Agent Agreement dated November 30, 2020, between Arrived Homes, LLC and Colonial Stock Transfer Company, Inc.
6.94*	Purchase and Sale Agreement dated December 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Delta Property
6.94.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Delta dated December 31, 2021 for Series Delta Property
6.94.2*	Addendum to Purchase and Sale Agreement dated January 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Delta Property
6.95*	Purchase and Sale Agreement dated January 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Emporia Property
6.95.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Emporia dated January 11, 2022 for Series Emporia Property
6.96*	Purchase and Sale Agreement dated June 7, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Greenhill Property
6.96.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Greenhill dated January 4, 2022 for Series Greenhill Property
6.97*	Purchase and Sale Agreement dated January 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kawana Property
6.97.1*	Counteroffer to Offer Dated January 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kawana Property
6.98*	Purchase and Sale Agreement dated January 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lovejoy Property
6.98.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lovejoy dated January 11, 2022 for Series Lovejoy Property
6.99*	Purchase and Sale Agreement dated December 16, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saint Property
6.99.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Saint dated December 22, 2021 for Series Saint Property
6.100*	Purchase and Sale Agreement dated January 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Tuxford Property
6.101*	Purchase and Sale Agreement dated December 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Wave Property
6.101.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Saint dated December 31, 2021 for Series Wave Property
6.102*	Form of Property Management Agreement dated December 30, 2021, between Marketplace Homes and Arrived Homes Series [*], a series of Arrived Homes, LLC
6.103*	Purchase and Sale Agreement dated January 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Avebury Property
6.103.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Avebury dated February 4, 2022 for Series Avebury Property

6.103.2*	Addendum to Purchase and Sale Agreement dated January 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Avebury Property
6.104*	Purchase and Sale Agreement dated January 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chelsea Property
6.104.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chelsea dated February 7, 2022 for Series Chelsea Property
6.105*	Purchase and Sale Agreement dated December 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Hadden Property
6.105.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hadden dated January 3, 2022 for Series Hadden Property
6.105.2*	Addendum to Purchase and Sale Agreement dated January 24, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hadden Property
6.106*	Purchase and Sale Agreement dated January 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hollandaise Property
6.106.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hollandaise dated January 20, 2022 for Series Hollandaise Property
6.106.2*	Counteroffer to Offer dated January 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hollandaise Property
6.107*	Purchase and Sale Agreement dated January 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Otoro Property
6.107.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Otoro dated February 4, 2022 for Series Otoro Property
6.108*	Purchase and Sale Agreement dated January 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Terracotta Property
6.108.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Terracotta dated January 21, 2022 for Series Terracotta Property
6.109*	Purchase and Sale Agreement dated December 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Bedford Property
6.109.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bedford dated January 3, 2022 for Series Bedford Property
6.109.2*	Addendum to Purchase and Sale Agreement dated February 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bedford Property
6.110*	Purchase and Sale Agreement dated December 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Gardens Property
6.110.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Gardens dated March 11, 2022 for Series Gardens Property
6.111*	Purchase and Sale Agreement dated Janaury 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jack Property
6.111.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Jack dated March 18, 2022 for Series Jack Property
6.112*	Purchase and Sale Agreement dated February 24, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Louise Property
6.112.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Louise dated March 11, 2022 for Series Louise Property
6.113*	Purchase and Sale Agreement dated March 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Peanut Property

6.113.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Peanut dated March 11, 2022 for Series Peanut Property
6.114*	Purchase and Sale Agreement dated March 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Tulip Property
6.114.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Tulip dated March 11, 2022 for Series Tulip Property
6.115*	Purchase and Sale Agreement dated April 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 100 Property
6.115.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series 100 dated April 12, 2022 for Series 100 Property
6.116*	Purchase and Sale Agreement dated March 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Grove Property
6.116.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Grove dated March 11, 2022 for Series Grove Property
6.117.*	Purchase and Sale Agreement dated March 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Heritage Property
6.117.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Heritage dated March 21, 2022 for Series Heritage Property
6.118*	Purchase and Sale Agreement dated March 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Heron Property
6.118.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Heron dated March 23, 2022 for Series Heron Property
6.119*	Purchase and Sale Agreement dated March 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kirkwood Property
6.119.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kirkwood dated March 23, 2022 for Series Kirkwood Property
6.120*	Purchase and Sale Agreement dated March 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lanier Property
6.120.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lanier dated March 21, 2022 for Series Lanier Property
6.121*	Purchase and Sale Agreement dated April 4, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Magnolia Property
6.121.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Magnolia dated April 5, 2022 for Series Magnolia Property
6.122*	Purchase and Sale Agreement dated March 12, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mammoth Property
6.122.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mammoth dated March 14, 2022 for Series Mammoth Property
6.123*	Purchase and Sale Agreement dated March 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series McGregor Property
6.123.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series McGregor dated April 12, 2022 for Series McGregor Property
6.123.2*	Counteroffer to Offer dated March 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series McGregor Property
6.124*	Purchase and Sale Agreement dated March 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Point Property

6.124.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Point dated March 22, 2022 for Series Point Property
6.124.2*	Counteroffer to Offer dated March 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Point Property
6.124.3*	Addendum to Purchase and Sale Agreement dated March 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Point Property
6.125*	Purchase and Sale Agreement dated March 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Rosewood Property
6.125.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Rosewood dated March 15, 2022 for Series Rosewood Property
6.126*	Purchase and Sale Agreement dated March 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Roxy Property
6.126.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Roxy dated March 16, 2022 for Series Roxy Property
6.126.2*	Counteroffer to Offer dated March 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Roxy Property
6.127*	Purchase and Sale Agreement dated March 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Stonebriar Property
6.127.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Stonebriar dated March 23, 2022 for Series Stonebriar Property
6.127.2*	Addendum to Purchase and Sale Agreement dated April 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Stonebriar Property
6.128*	Purchase and Sale Agreement dated February 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wisteria Property
6.128.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wisteria dated March 11, 2022 for Series Wisteria Property
6.129*	Purchase and Sale Agreement dated April 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Apollo Property
6.129.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Apollo dated April 14, 2022 for Series Apollo Property
6.130*	Purchase and Sale Agreement dated April 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Baron Property
6.131*	Purchase and Sale Agreement dated March 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Madison Property
6.131.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Madison dated March 30, 2022 for Series Madison Property
6.132*	Purchase and Sale Agreement dated April 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Swift Property
6.132.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Swift dated April 13, 2022 for Series Swift Property
6.133*	Purchase and Sale Agreement dated April 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wescott Property
6.133.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wescott dated April 18, 2022 for Series Wescott Property
6.134*	Purchase and Sale Agreement dated March 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wildwood Property

6.134.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wildwood dated April 13, 2022 for Series Wildwood Property
6.135*	Purchase and Sale Agreement dated May 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Abbington Property
6.135.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Abbington dated May 4, 2022 for Series Abbington Property
6.136*	Purchase and Sale Agreement dated April 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Burlington Property
6.137*	Purchase and Sale Agreement dated April 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lannister Property
6.137.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lannister dated May 2, 2022 for Series Lannister Property
6.138*	Purchase and Sale Agreement dated April 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Nugget Property
6.138.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Nugget dated April 28, 2022 for Series Nugget Property
6.138.2*	Counteroffer to Offer dated April 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Nugget Property
6.139*	Purchase and Sale Agreement dated April 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pearl Property
6.139.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Pearl dated May 2, 2022 for Series Pearl Property
6.140*	Purchase and Sale Agreement dated May 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 101 Property
6.140.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series 101 dated May 10, 2022 for Series 101 Property
6.140.2*	Addendum to Purchase and Sale Agreement dated May 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 101 Property
6.140.3*	Counteroffer to Offer dated May 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 101 Property
6.141*	Purchase and Sale Agreement dated May 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hines Property
6.141.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hines dated May 18, 2022 for Series Hines Property
6.141.2*	Addendum to Purchase and Sale Agreement dated May 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hines Property
6.142*	Purchase and Sale Agreement dated May 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Holcomb Property
6.142.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Holcomb dated May 11, 2022 for Series Holcomb Property
6.143*	Purchase and Sale Agreement dated May 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jake Property
6.143.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Jake dated May 10, 2022 for Series Jake Property
6.144*	Purchase and Sale Agreement dated May 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Latte Property

6.144.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Latte dated May 17, 2022 for Series Latte Property
6.145*	Purchase and Sale Agreement dated May 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Ritter Property
6.145.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ritter dated May 20, 2022 for Series Ritter Property
6.146*	Purchase and Sale Agreement dated May 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bazzel Property
6.146.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bazzel dated May 12, 2022 for Series Bazzel Property
6.146.2*	Addendum to Purchase and Sale Agreement dated May 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bazzel Property
6.147*	Purchase and Sale Agreement dated May 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dunbar Property
6.147.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dunbar dated May 19, 2022 for Series Dunbar Property
6.147.2*	Addendum to Purchase and Sale Agreement dated May 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dunbar Property
6.148*	Purchase and Sale Agreement dated May 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Johnny Property
6.148.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Johnny dated May 10, 2022 for Series Johnny Property
6.149*	Purchase and Sale Agreement dated May 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series June Property
6.149.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series June dated May 10, 2022 for Series June Property
6.150*	Purchase and Sale Agreement dated May 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kennesaw Property
6.150.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kennesaw dated May 17, 2022 for Series Kennesaw Property
6.151*	Purchase and Sale Agreement dated May 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lookout Property
6.151.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lookout dated May 19, 2022 for Series Lookout Property
6.152*	Purchase and Sale Agreement dated April 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Osprey Property
6.152.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Osprey dated April 14, 2022 for Series Osprey Property
6.153*	Purchase and Sale Agreement dated May 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pioneer Property
6.153.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Pioneer dated May 14, 2022 for Series Pioneer Property
6.153.2*	Counteroffer to Offer dated May 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pioneer Property
6.154*	Purchase and Sale Agreement dated May 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Reynolds Property

6.154.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Reynolds dated May 18, 2022 for Series Reynolds Property
6.155*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Clover Property
6.155.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Clover dated May 24, 2022 for Series Clover Property
6.155.2*	Addendum to Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Clover Property
6.155.3*	Counteroffer to Offer dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Clover Property
6.156*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Collier Property
6.156.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Collier dated June 7, 2022 for Series Collier Property
6.157*	Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dogwood Property
6.157.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dogwood dated May 27, 2022 for Series Dogwood Property
6.157.2*	Counteroffer to Offer dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dogwood Property
6.158*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dorchester Property
6.158.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dorchester dated May 31, 2022 for Series Dorchester Property
6.159*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Folly Property
6.159.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Folly dated May 31, 2022 for Series Folly Property
6.160*	Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Riverwalk Property
6.160.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Riverwalk dated June 1, 2022 for Series Riverwalk Property
6.161*	Purchase and Sale Agreement dated May 30, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Walton Property
6.161.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Walton dated June 1, 2022 for Series Walton Property
6.161.2*	Counteroffer to Offer dated May 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Walton Property
6.162*	Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Belle Property
6.162.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Belle dated May 27, 2022 for Series Belle Property
6.162.2*	Addendum to Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Belle Property
6.163*	Purchase and Sale Agreement dated May 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chitwood Property

6.163.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chitwood dated May 26, 2022 for Series Chitwood Property
6.164*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Conway Property
6.164.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Conway dated May 31, 2022 for Series Conway Property
6.164.2*	Addendum to Purchase and Sale Agreement dated May 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Conway Property
6.165*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekside Property
6.165.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Creekside dated June 9, 2022 for Series Creekside Property
6.165.2*	Counteroffer to Offer dated June 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekside Property
6.166*	Purchase and Sale Agreement dated June 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Daisy Property
6.166.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Daisy dated June 7, 2022 for Series Daisy Property
6.167*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dolly Property
6.167.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dolly dated June 13, 2022 for Series Dolly Property
6.168*	Purchase and Sale Agreement dated June 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Henry Property
6.168.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Henry dated June 6, 2022 for Series Henry Property
6.169*	Purchase and Sale Agreement dated February 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Highland Property
6.169.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Highland dated June 20, 2022 for Series Highland Property
6.169.2*	Addendum to Purchase and Sale Agreement dated March 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Highland Property
6.170*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kenny Property
6.170.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kenny dated June 13, 2022 for Series Kenny Property
6.171*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Loretta Property
6.171.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Loretta dated May 31, 2022 for Series Loretta Property
6.172*	Purchase and Sale Agreement dated May 27, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sodalis Property
6.172.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sodalis dated June 24, 2022 for Series Sodalis Property
6.173*	Purchase and Sale Agreement dated May 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Spring Property

6.173.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Spring dated May 19, 2022 for Series Spring Property
6.174*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Willow Property
6.174.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Willow dated June 28, 2022 for Series Willow Property
6.175*	Purchase and Sale Agreement dated June 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wilson Property
6.175.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wilson dated June 16, 2022 for Series Wilson Property
6.176*	Purchase and Sale Agreement dated May 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Blossom Property
6.176.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Blossom dated June 16, 2022 for Series Blossom Property
6.176.2*	Addendum to Purchase and Sale Agreement dated May 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Blossom Property
6.177*	Purchase and Sale Agreement dated June 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bonneau Property
6.177.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bonneau dated June 16, 2022 for Series Bonneau Property
6.178*	Purchase and Sale Agreement dated June 12, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Braxton Property
6.178.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Braxton dated June 27, 2022 for Series Braxton Property
6.178.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Braxton Property
6.179*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Camino Property
6.179.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Camino dated June 21, 2022 for Series Camino Property
6.179.2*	Addendum to Purchase and Sale Agreement dated June 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Camino Property
6.180*	Purchase and Sale Agreement dated June 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cumberland Property
6.180.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cumberland dated June 7, 2022 for Series Cumberland Property
6.180.2*	Addendum to Purchase and Sale Agreement dated June 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cumberland Property
6.181*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Inglewood Property
6.181.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Inglewood dated June 21, 2022 for Series Inglewood Property
6.181.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Inglewood Property
6.181.3*	Counteroffer to Offer dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Inglewood Property

6.182*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Reginald Property
6.182.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Reginald dated June 21, 2022 for Series Reginald Property
6.182.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Reginald Property
6.183*	Purchase and Sale Agreement dated June 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Richardson Property
6.183.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Richardson dated June 16, 2022 for Series Richardson Property
6.183.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Richardson Property
6.183.3*	Counteroffer to Offer dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Richardson Property
6.184*	Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wellington Property
6.184.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wellington dated June 21, 2022 for Series Wellington Property
6.184.2*	Addendum to Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wellington Property
6.185*	Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Winston Property
6.185.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Winston dated June 21, 2022 for Series Winston Property
6.185.2*	Addendum to Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Winston Property
6.186*	Purchase and Sale Agreement dated June 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Aster Property
6.186.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Aster dated June 28, 2022 for Series Aster Property
6.187*	Purchase and Sale Agreement dated May 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jill Property
6.188*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Marcelo Property
6.188.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marcelo dated June 28, 2022 for Series Marcelo Property
6.189*	Purchase and Sale Agreement dated December 23, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Marietta Property
6.189.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marietta dated June 28, 2022 for Series Marietta Property
6.190*	Purchase and Sale Agreement dated June 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Quincy Property
6.190.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Quincy dated June 5, 2022 for Series Quincy Property
6.191*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Taylor Property

6.191.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Taylor dated June 28, 2022 for Series Taylor Property
6.191.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Taylor Property
6.192*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chester Property
6.192.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chester dated June 21, 2022 for Series Chester Property
6.192.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chester Property
6.193*	Purchase and Sale Agreement dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekwood Property
6.193.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Creekwood dated June 23, 2022 for Series Creekwood Property
6.193.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekwood Property
6.194*	Purchase and Sale Agreement dated June 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cypress Property
6.194.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cypress dated June 22, 2022 for Series Cypress Property
6.195*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Harrison Property
6.195.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Harrison dated June 22, 2022 for Series Harrison Property
6.195.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Harrison Property
6.196*	Purchase and Sale Agreement dated June 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kessler Property
6.196.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kessler dated June 16, 2022 for Series Kessler Property
6.197*	Purchase and Sale Agreement dated March 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mae Property
6.197.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mae dated June 20, 2022 for Series Mae Property
6.198*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Piedmont Property
6.198.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Piedmont dated June 22, 2022 for Series Piedmont Property
6.199*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Shallowford Property
6.199.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Shallowford dated June 23, 2022 for Series Shallowford Property
6.199.2*	Addendum to Purchase and Sale Agreement dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Shallowford Property
6.200*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Eagle Property

6.200.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Eagle dated March 29, 2021 for Series Eagle Property
6.200.2*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Eagle Property
6.201*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Goose Property
6.201.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Goose dated March 29, 2021 for Series Goose Property
6.201.2*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Goose Property
6.202*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Falcon Property
6.202.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Falcon dated March 29, 2021 for Series Falcon Property
6.202.2*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Falcon Property
6.203*	Purchase and Sale Agreement dated May 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hansel Property
6.203.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hanseel dated July 20, 2022 for Series Hansel Property
6.204*	Purchase and Sale Agreement dated May 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Gretal Property
6.204.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Gretal dated July 20, 2022 for Series Gretal Property
6.204.2*	Addendum to Purchase and Sale Agreement dated September 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Gretal Property
6.205*	Purchase and Sale Agreement dated September 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mimosa Property
6.205.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mimosa dated September 2, 2022 for Series Mimosa Property
6.205.2*	Addendum to Purchase and Sale Agreement dated September 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mimosa Property
6.206*	Purchase and Sale Agreement dated September 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Redondo Property
6.206.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Redondo dated September 19, 2022 for Series Redondo Property
6.207*	Purchase and Sale Agreement dated September 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sundance Property
6.207.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sundance dated September 19, 2022 for Series Sundance Property
6.208*	Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings,Inc./Assignee and Seller for Series Brainerd Property
6.208.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Brainerd dated October 24, 2022 for Series Brainerd Property.
6.208.2*	Counteroffer to Offer dated October 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brainerd Property.

6.208.3*	Counteroffer to Offer dated October 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brainerd Property
6.209*	Purchase and Sale Agreement dated October 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brooklyn Property
6.209.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Brooklyn dated October24,2022 for Series Brooklyn Property
6.209.2*	Addendum to Purchase and Sale Agreement dated October 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brooklyn Property
6.210*	Purchase and Sale Agreement dated October 24,2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chickamauga Property
6.210.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chickamauga dated October24, 2022 for Series Chickamauga Property
6.210.2*	Addendum to Purchase and Sale Agreement Agreement dated October 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chickamauga Property
6.211*	Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Litton Property
6.211.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Litton dated October24, 2022 for Series Litton Property
6.212*	Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sequoyah Property
6.213*	Purchase and Sale Agreement dated November 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lurleen Property
6.213.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lurleen dated December 1, 2022 for Series Lurleen Property
6.214*	Purchase and Sale Agreement dated November 28, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Regency Property
6.214.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Regency dated December 1, 2022 for Series Regency Property
6.215*	Purchase and Sale Agreement dated November 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dops Property
6.215.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dops dated November 29,2022 for Series Dops Property
6.215.1*	Addendum to Purchase and Sale Agreement Agreement dated November 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dops Property
6.216*	Purchase and Sale Agreement dated November 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Korin Property
6.216.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Korin dated November 8, 2022 for Series Korin Property
6.217*	Purchase and Sale Agreement dated November 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sunnyside Property
6.217.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sunnyside dated November 29, 2022 for Series Sunnyside Property
6.218*	Purchase and Sale Agreement dated April 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brennan Property
6.218.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Brennan dated April 8, 2022 for Series Brennan Property
6.219*	Purchase and Sale Agreement dated January 6, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ella Property
6.219.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ella dated January 10, 2023 for Series Ella Property

6.219.2*	Counteroffer to Offer dated January 8, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ella Property
6.220*	Purchase and Sale Agreement dated December 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hansard Property
6.220.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hansard dated November 29, 2022 for Series Hansard Property
6.221*	Purchase and Sale Agreement dated December 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jefferson Property
6.221.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Jefferson dated December 9, 2022 for Series Jefferson Property
6.222*	Purchase and Sale Agreement dated December 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Marie Property
6.222.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marie dated December 9, 2022 for Series Marie Property
6.223*	Purchase and Sale Agreement dated December 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sajni Property
6.223.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sajni dated December 15, 2022 for Series Sajni Property
6.223.2*	Counteroffer to Offer dated December 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sajni Property
6.224*	Purchase and Sale Agreement dated November 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Salinas Property
6.224.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Salinas dated November 29, 2022 for Series Salinas Property
6.224.2*	Counteroffer to Offer dated October 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Salinas Property
6.225*	Purchase and Sale Agreement dated November 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Tuscarora Property
6.225.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Tuscarora dated November 29, 2022 for Series Tuscarora Property
6.226*	Purchase and Sale Agreement dated April 23,202 between Arrived Holdings, Inc./Assignee and Seller for Series Avondale Property
6.226.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Avondale dated May 3,2023 for Series Avondale Property
6.226.2*	Addendum to Purchase and Sale Agreement Agreement dated April 23, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Avondale Property
6.227*	Purchase and Sale Agreement dated April 23,202 between Arrived Holdings, Inc./Assignee and Seller for Series Belvedere Property
6.227.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Belvedere dated April 21,2023 for Series Belvedere Property
6.228*	Purchase and Sale Agreement dated December 6,2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cove Property
6.228.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cove dated December 8,2022 for Series Cove Property
6.229*	[Reserved.]
6.229.1*	[Reserved.]
6.230*	Purchase and Sale Agreement dated April 13,202 between Arrived Holdings, Inc./Assignee and Seller for Series Martell Property
6.230.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Martell dated April 27,2023 for Series Martell Property
6.230.2*	Counteroffer to Offer dated April 14, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Martell Property

6.231*	Purchase and Sale Agreement dated April 29, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Fenwick Property
6.231.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Fenwick dated May 8,2023 for Series Fenwick Property
6.231.2*	Addendum to Purchase and Sale Agreement Agreement dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Fenwick Property
6.232*	Purchase and Sale Agreement dated April 21, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Longwoods Property
6.232.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Longwoods dated May 5,2023 for Series Longwoods Property
6.232.2*	Counteroffer to Offer dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Longwoods Property
6.233*	Purchase and Sale Agreement dated April 29, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Louis Property
6.233.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Louis dated May 8,2023 for Series Louis Property
6.234*	Purchase and Sale Agreement dated April 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Mycroft Property
6.234.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mycroft dated April 13,2023 for Series Mycroft Property
6.235*	Purchase and Sale Agreement dated April 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Osceola Property
6.235.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Osceola dated May 4,2023 for Series Osceola Property
6.235.2*	Addendum to Purchase and Sale Agreement Agreement dated April 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Osceola Property
6.236*	Purchase and Sale Agreement dated May 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Sims Property
6.236.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sims dated May 17,2023 for Series Sims Property
6.236.2*	Addendum to Purchase and Sale Agreement Agreement dated May 1, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Sims Property
6.236.3*	Counteroffer to Offer dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Sims Property
6.237*	Purchase and Sale Agreement dated May 9, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Augusta Property
6.237.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Augusta dated May 11,2023 for Series Augusta Property
6.238*	Purchase and Sale Agreement dated April 28, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Bella Property
6.238.18	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bella dated May 15,2023 for Series Bella Property
6.239*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Cawley Property
6.239.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cawley dated May 24,2023 for Series Cawley Property
6.240*	Purchase and Sale Agreement dated May 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Foster Property
6.240.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Foster dated May 30,2023 for Series Foster Property
6.241*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Franklin Property

6.241.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Franklin dated May 30,2023 for Series Franklin Property
6.241.2*	Counteroffer to Offer dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Franklin Property
6.242*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series General Property
6.242.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series General dated May 30,2023 for Series General Property
6.243*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Marion Property
6.243.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marion dated May 22,2023 for Series Marion Property
6.243.2*	Counteroffer to Offer dated April 14, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Marion Property
6.244*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Marple Property
6.244.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marple dated April 27,2023 for Series Marple Property
6.245*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Mary Property
6.245.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mary dated May 22,2023 for Series Mary Property
6.246*	Purchase and Sale Agreement dated May 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Onyx Property
6.246.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Onyx dated May 22,2023 for Series Onyx Property
6.247*	Purchase and Sale Agreement dated May 20, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Palmer Property
6.247.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Palmer dated May 24,2023 for Series Palmer Property
6.248*	Purchase and Sale Agreement dated May 20, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Porthos Property
6.248.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Porthos dated May 24,2023 for Series Porthos Property
6.248.2*	Addendum to Purchase and Sale Agreement Agreement dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Porthos Property
6.248.3*	Counteroffer to Offer dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Porthos Property
6.249*	Purchase and Sale Agreement dated May 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Simon Property
6.249.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Simon dated May 24,2023 for Series Simon Property
6.250*	Purchase and Sale Agreement dated May 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Theodore Property
6.250.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Theodore dated May 24,2023 for Series Theodore Property
6.251*	Purchase and Sale Agreement dated April 7, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Bergenia Property
6.251.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bergenia dated July 5, 2023 for Series Bergenia Property
6.252*	Purchase and Sale Agreement dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Chinook Property

6.252.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chinook dated May 23, 2023 for Series Chinook Property
6.252.2*	Addendum to Purchase and Sale Agreement Agreement dated May 2, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Chinook Property
6.252.3*	Counteroffer to Offer dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Chinook Property
6.253*	Purchase and Sale Agreement dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ellen Property
6.253.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ellen dated May 24, 2023 for Series Ellen Property
6.253.2*	Addendum to Purchase and Sale Agreement Agreement dated May 2, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ellen Property
6.254*	Purchase and Sale Agreement dated May 8, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Felix Property
6.254.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Felix dated May 24, 2023 for Series Felix Property
6.255*	Purchase and Sale Agreement dated May 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Oscar Property
6.255.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Oscar dated May 24, 2023 for Series Oscar Property
6.256*	Purchase and Sale Agreement dated March 30, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Abernant Property
6.256.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Abernant dated July 24, 2023 for Series Abernant Property
6.257*	Purchase and Sale Agreement dated June 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Alvin Property
6.257.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Alvin dated July 25, 2023 for Series Alvin Property
6.258*	Purchase and Sale Agreement dated June 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ballinger Property
6.258.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ballinger dated July 25, 2023 for Series Ballinger Property
6.259*	Purchase and Sale Agreement dated March 29, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Briarwood Property
6.259.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Briarwood dated July 5, 2023 for Series Briarwood Property
6.260*	Purchase and Sale Agreement dated April18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Calvin Property
6.260.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Calvin dated July 20, 2023 for Series Calvin Property
6.260.2*	Addendum to Purchase and Sale Agreement Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Calvin Property
6.261*	Purchase and Sale Agreement dated June 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Eastwood Property
6.261.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Eastwood dated July 25], 2023 for Series Eastwood Property
6.262*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Fletcher Property
6.262.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Fletcher dated July 5, 2023 for Series Fletcher Property
6.263*	Purchase and Sale Agreement dated April 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hargrave Property

6.263.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hargrave dated July 20, 2023 for Series Hargrave Property
6.263.2*	Addendum to Purchase and Sale Agreement Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hargrave Property
6.264*	Purchase and Sale Agreement dated April 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hobbes Property
6.264.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hobbes dated July 20, 2023 for Series Hobbes Property
6.264.2*	Addendum to Purchase and Sale Agreement Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hobbes Property
6.265*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Irene Property
6.265.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Irene dated July 5, 2023 for Series Irene Property
6.266*	Purchase and Sale Agreement dated March 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Peterson Property
6.266.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Peterson dated July 24, 2023 for Series Peterson Property
6.267*	Purchase and Sale Agreement dated May 9, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Richmond Property
6.267.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Richmond dated July 20, 2023 for Series Richmond Property
6.268*	Purchase and Sale Agreement dated May 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Winchester Property
6.268.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Winchester dated July 5, 2023 for Series Winchester Property
6.268.2*	Addendum to Purchase and Sale Agreement Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Winchester Property
6.269*	Form of Property Management Agreement dated [*], between Mynd Property Management and Arrived Homes Series [*], a series of Arrived Homes, LLC
6.270*	Purchase and Sale Agreement dated January 2, 2024 between Arrived Holdings, Inc./Assignee and Seller for Series Arlo Property
6.270.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Arlo dated February 5, 2024 for Series Arlo Property
6.271*	Purchase and Sale Agreement dated January 12, 2024 between Arrived Holdings, Inc./Assignee and Seller for Series Bellvue Property
6.271.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bellvue dated January 30, 2024 for Series Bellvue Property
6.272*	Purchase and Sale Agreement dated January 11, 2024 between Arrived Holdings, Inc./Assignee and Seller for Series Hualapai Property

*	Previously Filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARRIVED HOMES, LLC

By:	Arrived Holdings, Inc., its managing member

By:	/s/ Ryan Frazier
	Name:	Ryan Frazier
	Title:	Chief Executive Officer September 30, 2024

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ Ryan Frazier		Chief Executive Officer of Arrived Holdings, Inc.	September 30, 2024
Ryan Frazier		(principal executive officer) Chief Executive Officer and Director of Arrived Homes, LLC

/s/ Sue Korn		Principal Financial and	September 30, 2024
Sue Korn		Accounting Officer of Arrived Holdings, Inc. Principal Financial and Accounting Officer of Arrived Homes, LLC

Arrived Holdings, Inc.		Managing Member	September 30, 2024

By:	/s/ Ryan Frazier
Name:	Ryan Frazier
Title:	Chief Executive Officer